EXHIBIT 4.1

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

Depositor

COUNTRYWIDE HOME LOANS SERVICING LP

Servicer

and

U.S. BANK NATIONAL ASSOCIATION

Trustee

POOLING AND SERVICING AGREEMENT

Dated as of August 1, 2005

First Franklin Mortgage Loan Trust

Mortgage Loan Asset-Backed Certificates,

Series 2005-FF7

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

SECTION 1.01.	Defined Terms.
SECTION 1.02.	Allocation of Certain Interest Shortfalls.
SECTION 1.03.	Rights of the NIMS Insurer.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES

SECTION 2.01.	Conveyance of the Mortgage Loans.
SECTION 2.02.	Acceptance of REMIC I by Trustee.
SECTION 2.03.	Repurchase or Substitution of Mortgage Loans by the Seller.
SECTION 2.04.	[Reserved]
SECTION 2.05.	Representations, Warranties and Covenants of the Servicer.
SECTION 2.06.	Conveyance of REMIC Regular Interests and Acceptance of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V and REMIC VI by the Trustee; Issuance of Certificates.
SECTION 2.07.	Issuance of Class R Certificates and Class R-X Certificates.

ARTICLE III

ADMINISTRATION AND SERVICING OF THE MORTGAGE LOANS

SECTION 3.01.	Servicer to Act as Servicer.
SECTION 3.02.	Sub-Servicing Agreements Between Servicer and Sub-Servicers.
SECTION 3.03.	Successor Sub-Servicers.
SECTION 3.04.	Liability of the Servicer.
SECTION 3.05.	No Contractual Relationship Between Sub-Servicers and the Trustee, the NIMS Insurer or Certificateholders.
SECTION 3.06.	Assumption or Termination of Sub-Servicing Agreements by Trustee.
SECTION 3.07.	Collection of Certain Mortgage Loan Payments.
SECTION 3.08.	Sub-Servicing Accounts.
SECTION 3.09.	Collection of Taxes, Assessments and Similar Items; Servicing Accounts.
SECTION 3.10.	Collection Account and Distribution Account.
SECTION 3.11.	Withdrawals from the Collection Account and Distribution Account.
SECTION 3.12.	Investment of Funds in the Collection Account and the Distribution Account.
SECTION 3.13.	[Reserved].
SECTION 3.14.	Maintenance of Hazard Insurance and Errors and Omissions and Fidelity Coverage.

SECTION 3.15.	Enforcement of Due-On-Sale Clauses; Assumption Agreements.
SECTION 3.16.	Realization Upon Defaulted Mortgage Loans.
SECTION 3.17.	Trustee to Cooperate; Release of Mortgage Files.
SECTION 3.18.	Servicing Compensation.
SECTION 3.19.	Reports to the Trustee; Collection Account Statements.
SECTION 3.20.	Statement as to Compliance.
SECTION 3.21.	Independent Public Accountants’ Servicing Report.
SECTION 3.22.	Access to Certain Documentation.
SECTION 3.23.	Title, Management and Disposition of REO Property.
SECTION 3.24.	Obligations of the Servicer in Respect of Prepayment Interest Shortfalls.
SECTION 3.25.	Obligations of the Servicer in Respect of Mortgage Rates and Monthly Payments.
SECTION 3.26.	Advance Facility
SECTION 3.27.	Solicitations.

ARTICLE IV

PAYMENTS TO CERTIFICATEHOLDERS

SECTION 4.01.	Distributions.
SECTION 4.02.	Statements to Certificateholders.
SECTION 4.03.	Remittance Reports; Advances.
SECTION 4.04.	Allocation of Realized Losses.
SECTION 4.05.	Compliance with Withholding Requirements
SECTION 4.06.	Exchange Commission; Additional Information.
SECTION 4.07.	Net WAC Rate Carryover Reserve Account.
SECTION 4.08.	Swap Account.
SECTION 4.09.	Tax Treatment of Swap Payments and Swap Termination Payments.

ARTICLE V

THE CERTIFICATES

SECTION 5.01.	The Certificates.
SECTION 5.02.	Registration of Transfer and Exchange of Certificates.
SECTION 5.03.	Mutilated, Destroyed, Lost or Stolen Certificates.
SECTION 5.04.	Persons Deemed Owners.
SECTION 5.05.	Certain Available Information.

ARTICLE VI

THE DEPOSITOR AND THE SERVICER

SECTION 6.01.	Liability of the Depositor and the Servicer.
SECTION 6.02.	Merger or Consolidation of the Depositor or the Servicer.
SECTION 6.03.	Limitation on Liability of the Depositor, the Servicer and Others.
SECTION 6.04.	Limitation on Resignation of the Servicer.
SECTION 6.05.	Rights of the Depositor in Respect of the Servicer.

ARTICLE VII

DEFAULT

SECTION 7.01.	Servicer Events of Default.
SECTION 7.02.	Trustee to Act; Appointment of Successor.
SECTION 7.03.	Notification to Certificateholders.
SECTION 7.04.	Waiver of Servicer Events of Default.
SECTION 7.05.	Survivability of Servicer Liabilities.

ARTICLE VIII

CONCERNING THE TRUSTEE

SECTION 8.01.	Duties of Trustee
SECTION 8.02.	Certain Matters Affecting the Trustee
SECTION 8.03.	Trustee not Liable for Certificates or Mortgage Loans.
SECTION 8.04.	Trustee May Own Certificates.
SECTION 8.05.	Trustee’s Fees and Expenses.
SECTION 8.06.	Eligibility Requirements for Trustee
SECTION 8.07.	Resignation and Removal of the Trustee
SECTION 8.08.	Successor Trustee
SECTION 8.09.	Merger or Consolidation of Trustee.
SECTION 8.10.	Appointment of Co-Trustee or Separate Trustee.
SECTION 8.11.	Appointment of Office or Agency.
SECTION 8.12.	Representations and Warranties.

ARTICLE IX

TERMINATION

SECTION 9.01.	Termination Upon Repurchase or Liquidation of All Mortgage Loans.
SECTION 9.02.	Additional Termination Requirements.

ARTICLE X

REMIC PROVISIONS

SECTION 10.01.	REMIC Administration.
SECTION 10.02.	Prohibited Transactions and Activities.
SECTION 10.03.	Servicer and Trustee Indemnification.

ARTICLE XI

MISCELLANEOUS PROVISIONS

SECTION 11.01.	Amendment.
SECTION 11.02.	Recordation of Agreement; Counterparts.
SECTION 11.03.	Limitation on Rights of Certificateholders.
SECTION 11.04.	Governing Law.
SECTION 11.05.	Notices.

SECTION 11.06.	Severability of Provisions.
SECTION 11.07.	Notice to Rating Agencies and the NIMS Insurer.
SECTION 11.08.	Article and Section References.
SECTION 11.09.	Grant of Security Interest.
SECTION 11.10.	Third Party Rights.

Exhibits

Exhibit A-1	Form of Class A-1 Certificate
Exhibit A-2	Form of Class A-2 Certificate
Exhibit A-3	Form of Class A-3 Certificate
Exhibit A-4	Form of Class A-4 Certificate
Exhibit A-5	Form of Class A-5 Certificate
Exhibit A-6	Form of Class M-1 Certificate
Exhibit A-7	Form of Class M-2 Certificate
Exhibit A-8	Form of Class M-3 Certificate
Exhibit A-9	Form of Class M-4 Certificate
Exhibit A-10	Form of Class M-5 Certificate
Exhibit A-11	Form of Class M-6 Certificate
Exhibit A-12	Form of Class M-7 Certificate
Exhibit A-13	Form of Class M-8 Certificate
Exhibit A-14	Form of Class M-9 Certificate
Exhibit A-15	Form of Class M-10 Certificate
Exhibit A-16	Form of Class M-11 Certificate
Exhibit A-17	Form of Class M-12 Certificate
Exhibit A-18	Form of Class CE Certificate
Exhibit A-19	Form of Class P Certificate
Exhibit A-20	Form of Class R Certificate
Exhibit A-21	Form of Class R-X Certificate
Exhibit B	[Reserved]
Exhibit C-1	Form of Trustee’s Initial Certification
Exhibit C-2	Form of Trustee’s Final Certification

Exhibit C-3	Form of Trustee’s Receipt of Mortgage Notes
Exhibit D	Form of Mortgage Loan Purchase Agreement
Exhibit E	Request for Release of Documents
Exhibit F-1	Form of Transferor Representation Letter and Form of Transferee Representation

Letter in Connection with Transfer of the Private Certificates Pursuant to Rule 144A Under the 1933 Act

Exhibit F-2	Form of Transfer Affidavit and Agreement and Form of Transferor Affidavit in Connection with Transfer of Residual Certificates
Exhibit G	Form of Certification with respect to ERISA and the Code
Exhibit H	Form of Report Pursuant to Section 4.06
Exhibit I	Form of Lost Note Affidavit
Exhibit J-1	Form of Certification to Be Provided by the Trustee with Form 10-K
Exhibit J-2	Form of Backup Certification to Be Provided by the Servicer with respect to the Form 10-K
Exhibit K	[RESERVED]
Exhibit L	Annual Statement of Compliance pursuant to Section 3.20
Exhibit M	Form of Interest Rate Swap Agreement
Exhibit N	Form of Swap Administration Agreement
Schedule 1	Mortgage Loan Schedule
Schedule 2	Prepayment Charge Schedule

This Pooling and Servicing Agreement, is dated and effective as of August 1, 2005 among MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC. as Depositor, COUNTRYWIDE HOME LOANS SERVICING LP as Servicer and U.S. BANK NATIONAL ASSOCIATION as Trustee.

PRELIMINARY STATEMENT:

The Depositor intends to sell pass-through certificates to be issued hereunder in multiple classes, which in the aggregate will evidence the entire beneficial ownership interest in each REMIC (as defined herein) created hereunder. The Trust Fund will consist of a segregated pool of assets comprised of the Mortgage Loans and certain other related assets subject to this Agreement.

REMIC I

As provided herein, the Trustee will elect to treat the segregated pool of assets consisting of the Mortgage Loans and certain other related assets (other than the Net WAC Rate Carryover Reserve Account, the Servicer Prepayment Charge Payment Amount, the Swap Account and the Interest Rate Swap Agreement) subject to this Agreement as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC I.” The Class R-I Interest will be the sole class of “residual interests” in REMIC I for purposes of the REMIC Provisions (as defined herein). The following table irrevocably sets forth the designation, the REMIC I Remittance Rate, the initial Uncertificated Balance and, for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC I Regular Interests (as defined herein). None of the REMIC I Regular Interests will be certificated.

Designation	REMIC I Remittance Rate	Initial Uncertificated Balance	Latest Possible Maturity Date(1)
I	Variable(2)	$6,224,178.65	June 25, 2035
I-1-A	Variable(2)	$1,755,791.53	June 25, 2035
I-1-B	Variable(2)	$1,755,791.53	June 25, 2035
I-2-A	Variable(2)	$2,190,275.54	June 25, 2035
I-2-B	Variable(2)	$2,190,275.54	June 25, 2035
I-3-A	Variable(2)	$2,624,254.20	June 25, 2035
I-3-B	Variable(2)	$2,624,254.20	June 25, 2035
I-4-A	Variable(2)	$3,051,887.99	June 25, 2035
I-4-B	Variable(2)	$3,051,887.99	June 25, 2035
I-5-A	Variable(2)	$3,473,401.48	June 25, 2035
I-5-B	Variable(2)	$3,473,401.48	June 25, 2035
I-6-A	Variable(2)	$3,882,674.41	June 25, 2035
I-6-B	Variable(2)	$3,882,674.41	June 25, 2035
I-7-A	Variable(2)	$4,280,099.82	June 25, 2035
I-7-B	Variable(2)	$4,280,099.82	June 25, 2035
I-8-A	Variable(2)	$4,659,445.12	June 25, 2035
I-8-B	Variable(2)	$4,659,445.12	June 25, 2035
I-9-A	Variable(2)	$5,016,892.16	June 25, 2035
I-9-B	Variable(2)	$5,016,892.16	June 25, 2035
I-10-A	Variable(2)	$4,872,251.32	June 25, 2035
I-10-B	Variable(2)	$4,872,251.32	June 25, 2035
I-11-A	Variable(2)	$4,731,990.14	June 25, 2035
I-11-B	Variable(2)	$4,731,990.14	June 25, 2035
I-12-A	Variable(2)	$4,595,659.41	June 25, 2035
I-12-B	Variable(2)	$4,595,659.41	June 25, 2035
I-13-A	Variable(2)	$4,463,371.44	June 25, 2035
I-13-B	Variable(2)	$4,463,371.44	June 25, 2035
I-14-A	Variable(2)	$4,334,901.63	June 25, 2035
I-14-B	Variable(2)	$4,334,901.63	June 25, 2035
I-15-A	Variable(2)	$4,210,081.52	June 25, 2035
I-15-B	Variable(2)	$4,210,081.52	June 25, 2035

I-16-A	Variable(2)	$4,088,854.98	June 25, 2035
I-16-B	Variable(2)	$4,088,854.98	June 25, 2035
I-17-A	Variable(2)	$3,971,165.86	June 25, 2035
I-17-B	Variable(2)	$3,971,165.86	June 25, 2035
I-18-A	Variable(2)	$3,856,901.84	June 25, 2035
I-18-B	Variable(2)	$3,856,901.84	June 25, 2035
I-19-A	Variable(2)	$3,771,835.51	June 25, 2035
I-19-B	Variable(2)	$3,771,835.51	June 25, 2035
I-20-A	Variable(2)	$6,608,278.27	June 25, 2035
I-20-B	Variable(2)	$6,608,278.27	June 25, 2035
I-21-A	Variable(2)	$6,248,304.51	June 25, 2035
I-21-B	Variable(2)	$6,248,304.51	June 25, 2035
I-22-A	Variable(2)	$5,899,953.67	June 25, 2035
I-22-B	Variable(2)	$5,899,953.67	June 25, 2035
I-23-A	Variable(2)	$5,579,733.68	June 25, 2035
I-23-B	Variable(2)	$5,579,733.68	June 25, 2035
I-24-A	Variable(2)	$5,262,321.16	June 25, 2035
I-24-B	Variable(2)	$5,262,321.16	June 25, 2035
I-25-A	Variable(2)	$3,263,964.24	June 25, 2035
I-25-B	Variable(2)	$3,263,964.24	June 25, 2035
I-26-A	Variable(2)	$3,152,676.15	June 25, 2035
I-26-B	Variable(2)	$3,152,676.15	June 25, 2035
I-27-A	Variable(2)	$3,771,891.66	June 25, 2035
I-27-B	Variable(2)	$3,771,891.66	June 25, 2035
I-28-A	Variable(2)	$2,913,367.43	June 25, 2035
I-28-B	Variable(2)	$2,913,367.43	June 25, 2035
I-29-A	Variable(2)	$2,814,263.75	June 25, 2035
I-29-B	Variable(2)	$2,814,263.75	June 25, 2035
I-30-A	Variable(2)	$2,718,585.19	June 25, 2035
I-30-B	Variable(2)	$2,718,585.19	June 25, 2035
I-31-A	Variable(2)	$45,835,816.76	June 25, 2035
I-31-B	Variable(2)	$45,835,816.76	June 25, 2035
I-32-A	Variable(2)	$946,173.43	June 25, 2035
I-32-B	Variable(2)	$946,173.43	June 25, 2035
I-33-A	Variable(2)	$916,470.40	June 25, 2035
I-33-B	Variable(2)	$916,470.40	June 25, 2035
I-34-A	Variable(2)	$886,149.73	June 25, 2035
I-34-B	Variable(2)	$886,149.73	June 25, 2035
I-35-A	Variable(2)	$858,468.08	June 25, 2035
I-35-B	Variable(2)	$858,468.08	June 25, 2035
I-36-A	Variable(2)	$831,684.82	June 25, 2035
I-36-B	Variable(2)	$831,684.82	June 25, 2035
I-37-A	Variable(2)	$323,027.46	June 25, 2035
I-37-B	Variable(2)	$323,027.46	June 25, 2035
I-38-A	Variable(2)	$752,458.02	June 25, 2035

I-38-B	Variable(2)	$752,458.02	June 25, 2035
I-39-A	Variable(2)	$728,931.43	June 25, 2035
I-39-B	Variable(2)	$728,931.43	June 25, 2035
I-40-A	Variable(2)	$23,533,277.66	June 25, 2035
I-40-B	Variable(2)	$23,533,277.66	June 25, 2035
II	Variable(2)	$7,632,234.89	June 25, 2035
II-1-A	Variable(2)	$2,152,958.47	June 25, 2035
II-1-B	Variable(2)	$2,152,958.47	June 25, 2035
II-2-A	Variable(2)	$2,685,724.46	June 25, 2035
II-2-B	Variable(2)	$2,685,724.46	June 25, 2035
II-3-A	Variable(2)	$3,217,870.80	June 25, 2035
II-3-B	Variable(2)	$3,217,870.80	June 25, 2035
II-4-A	Variable(2)	$3,742,237.01	June 25, 2035
II-4-B	Variable(2)	$3,742,237.01	June 25, 2035
II-5-A	Variable(2)	$4,259,098.52	June 25, 2035
II-5-B	Variable(2)	$4,259,098.52	June 25, 2035
II-6-A	Variable(2)	$4,760,950.59	June 25, 2035
II-6-B	Variable(2)	$4,760,950.59	June 25, 2035
II-7-A	Variable(2)	$5,248,275.18	June 25, 2035
II-7-B	Variable(2)	$5,248,275.18	June 25, 2035
II-8-A	Variable(2)	$5,713,429.88	June 25, 2035
II-8-B	Variable(2)	$5,713,429.88	June 25, 2035
II-9-A	Variable(2)	$6,151,732.84	June 25, 2035
II-9-B	Variable(2)	$6,151,732.84	June 25, 2035
II-10-A	Variable(2)	$5,974,373.68	June 25, 2035
II-10-B	Variable(2)	$5,974,373.68	June 25, 2035
II-11-A	Variable(2)	$5,802,384.86	June 25, 2035
II-11-B	Variable(2)	$5,802,384.86	June 25, 2035
II-12-A	Variable(2)	$5,635,215.59	June 25, 2035
II-12-B	Variable(2)	$5,635,215.59	June 25, 2035
II-13-A	Variable(2)	$5,473,003.56	June 25, 2035
II-13-B	Variable(2)	$5,473,003.56	June 25, 2035
II-14-A	Variable(2)	$5,315,473.37	June 25, 2035
II-14-B	Variable(2)	$5,315,473.37	June 25, 2035
II-15-A	Variable(2)	$5,162,418.48	June 25, 2035
II-15-B	Variable(2)	$5,162,418.48	June 25, 2035
II-16-A	Variable(2)	$5,013,770.02	June 25, 2035
II-16-B	Variable(2)	$5,013,770.02	June 25, 2035
II-17-A	Variable(2)	$4,869,459.14	June 25, 2035
II-17-B	Variable(2)	$4,869,459.14	June 25, 2035
II-18-A	Variable(2)	$4,729,348.16	June 25, 2035
II-18-B	Variable(2)	$4,729,348.16	June 25, 2035
II-19-A	Variable(2)	$4,625,039.49	June 25, 2035
II-19-B	Variable(2)	$4,625,039.49	June 25, 2035
II-20-A	Variable(2)	$8,103,096.73	June 25, 2035

II-20-B	Variable(2)	$8,103,096.73	June 25, 2035
II-21-A	Variable(2)	$7,661,695.49	June 25, 2035
II-21-B	Variable(2)	$7,661,695.49	June 25, 2035
II-22-A	Variable(2)	$7,234,546.33	June 25, 2035
II-22-B	Variable(2)	$7,234,546.33	June 25, 2035
II-23-A	Variable(2)	$6,841,891.32	June 25, 2035
II-23-B	Variable(2)	$6,841,891.32	June 25, 2035
II-24-A	Variable(2)	$6,452,678.84	June 25, 2035
II-24-B	Variable(2)	$6,452,678.84	June 25, 2035
II-25-A	Variable(2)	$4,002,285.76	June 25, 2035
II-25-B	Variable(2)	$4,002,285.76	June 25, 2035
II-26-A	Variable(2)	$3,865,823.85	June 25, 2035
II-26-B	Variable(2)	$3,865,823.85	June 25, 2035
II-27-A	Variable(2)	$4,625,108.34	June 25, 2035
II-27-B	Variable(2)	$4,625,108.34	June 25, 2035
II-28-A	Variable(2)	$3,572,382.57	June 25, 2035
II-28-B	Variable(2)	$3,572,382.57	June 25, 2035
II-29-A	Variable(2)	$3,450,861.25	June 25, 2035
II-29-B	Variable(2)	$3,450,861.25	June 25, 2035
II-30-A	Variable(2)	$3,333,539.81	June 25, 2035
II-30-B	Variable(2)	$3,333,539.81	June 25, 2035
II-31-A	Variable(2)	$56,204,058.24	June 25, 2035
II-31-B	Variable(2)	$56,204,058.24	June 25, 2035
II-32-A	Variable(2)	$1,160,201.57	June 25, 2035
II-32-B	Variable(2)	$1,160,201.57	June 25, 2035
II-33-A	Variable(2)	$1,123,779.60	June 25, 2035
II-33-B	Variable(2)	$1,123,779.60	June 25, 2035
II-34-A	Variable(2)	$1,086,600.27	June 25, 2035
II-34-B	Variable(2)	$1,086,600.27	June 25, 2035
II-35-A	Variable(2)	$1,052,656.92	June 25, 2035
II-35-B	Variable(2)	$1,052,656.92	June 25, 2035
II-36-A	Variable(2)	$1,019,815.18	June 25, 2035
II-36-B	Variable(2)	$1,019,815.18	June 25, 2035
II-37-A	Variable(2)	$396,097.54	June 25, 2035
II-37-B	Variable(2)	$396,097.54	June 25, 2035
II-38-A	Variable(2)	$922,666.98	June 25, 2035
II-38-B	Variable(2)	$922,666.98	June 25, 2035
II-39-A	Variable(2)	$893,818.57	June 25, 2035
II-39-B	Variable(2)	$893,818.57	June 25, 2035
II-40-A	Variable(2)	$28,856,597.34	June 25, 2035
II-40-B	Variable(2)	$28,856,597.34	June 25, 2035
I-LTP	Variable(2)	$100.00	June 25, 2035

________________

(1)

For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date immediately following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for each REMIC I Regular Interest.

(2)	Calculated in accordance with the definition of “REMIC I Remittance Rate” herein.

REMIC II

As provided herein, the Trustee will elect to treat the segregated pool of assets consisting of the REMIC I Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC II.” The Class R-II Interest will evidence the sole class of “residual interests” in REMIC II for purposes of the REMIC Provisions under federal income tax law. The Class R-II Interest will be the sole class of “residual interests” in REMIC II for purposes of the REMIC Provisions. The following table irrevocably sets forth the designation, the REMIC II Remittance Rate, the initial Uncertificated Balance and, for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC II Regular Interests (as defined herein). None of the REMIC II Regular Interests will be certificated.

Designation	REMIC I Remittance Rate	Initial Uncertificated Balance		Latest Possible Maturity Date(1)
II-LTAA	Variable(2)		$438,058,732.63	June 25, 2035
II-LTA1	Variable(2)		$1,586,240.00	June 25, 2035
II-LTA2	Variable(2)		$1,049,700.00	June 25, 2035
II-LTA3	Variable(2)		$355,000.00	June 25, 2035
II-LTA4	Variable(2)		$412,500.00	June 25, 2035
II-LTA5	Variable(2)		$127,850.00	June 25, 2035
II-LTM1	Variable(2)		$163,155.00	June 25, 2035
II-LTM2	Variable(2)		$149,745.00	June 25, 2035
II-LTM3	Variable(2)		$91,635.00	June 25, 2035
II-LTM4	Variable(2)		$80,460.00	June 25, 2035
II-LTM5	Variable(2)		$73,755.00	June 25, 2035
II-LTM6	Variable(2)		$67,050.00	June 25, 2035
II-LTM7	Variable(2)		$60,345.00	June 25, 2035
II-LTM8	Variable(2)		$53,640.00	June 25, 2035
II-LTM9	Variable(2)		$46,935.00	June 25, 2035
II-LTM10	Variable(2)		$33,525.00	June 25, 2035
II-LTM11	Variable(2)		$33,525.00	June 25, 2035
II-LTM12	Variable(2)		$15,645.00	June 25, 2035
II-LTZZ	Variable(2)		$4,539,269.14	June 25, 2035
II-LTP	Variable(2)		$100.00	June 25, 2035
II-LT1SUB	Variable(2)		$8,433.13	June 25, 2035
II-LT1GRP	Variable(2)		$40,157.93	June 25, 2035
II-LT2SUB	Variable(2)		$10,340.82	June 25, 2035
II-LT2GRP	Variable(2)		$49,241.82	June 25, 2035
II-LTXX	Variable(2)		$446,890,533.07	June 25, 2035
II-LT2GRP	Variable(2)		$8,433.13	June 25, 2035
II-LTIO	Variable(2)	$	N/A	June 25, 2035

________________

(1)

For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury Regulations, the Distribution Date immediately following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for each REMIC II Regular Interest.

(2)	Calculated in accordance with the definition of “REMIC II Remittance Rate” herein.

(3)	REMIC II Regular Interest II-LTIO will not have an Uncertificated Balance, but will accrue interest on its Uncertificated Notional Amount.

REMIC III

As provided herein, the Trustee will elect to treat the segregated pool of assets consisting of the REMIC II Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC III.” The Class R-III Interest will evidence the sole class of “residual interests” in REMIC III for purposes of the REMIC Provisions under federal income tax law. The following table irrevocably sets forth the designation, the Pass-Through Rate, the initial aggregate Certificate Principal Balance and, for purposes of satisfying Treasury regulation section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for the indicated Classes of Certificates.

Each Certificate, other than the Class P Certificate, the Class CE Certificate and the Class R Certificates, represents ownership of a Regular Interest in REMIC III and also represents (i) the right to receive payments with respect to the Net WAC Rate Carryover Amount (as defined herein) and (ii) the obligation to pay Class IO Distribution Amounts (as defined herein). The entitlement to principal of the Regular Interest which corresponds to each Certificate shall be equal in amount and timing to the entitlement to principal of such Certificate.

Designation	Pass-Through Rate	Initial Aggregate Certificate Principal Balance	Latest Possible Maturity Date(1)
Class A-1	Variable(2)	$317,248,000.00	June 25, 2035
Class A-2	Variable(2)	$209,940,000.00	June 25, 2035
Class A-3	Variable(2)	$71,000,000.00	June 25, 2035
Class A-4	Variable(2)	$82,500,000.00	June 25, 2035
Class A-5	Variable(2)	$25,570,000.00	June 25, 2035
Class M-1	Variable(2)	$32,631,000.00	June 25, 2035
Class M-2	Variable(2)	$29,949,000.00	June 25, 2035
Class M-3	Variable(2)	$18,327,000.00	June 25, 2035
Class M-4	Variable(2)	$16,092,000.00	June 25, 2035
Class M-5	Variable(2)	$14,751,000.00	June 25, 2035
Class M-6	Variable(2)	$13,410,000.00	June 25, 2035
Class M-7	Variable(2)	$12,069,000.00	June 25, 2035
Class M-8	Variable(2)	$10,728,000.00	June 25, 2035
Class M-9	Variable(2)	$9,387,000.00	June 25, 2035
Class M-10	Variable(2)	$6,705,000.00	June 25, 2035
Class M-11	Variable(2)	$6,705,000.00	June 25, 2035
Class M-12	Variable(2)	$3,129,000.00	June 25, 2035
Class CE Interest	Variable(3)	$13,856,413.54	June 25, 2035
Class P Interest	N/A(4)	$100.00	June 25, 2035
Class Swap-IO Interest	N/A(5)	N/A	June 25, 2035

_______________

(1)

For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date immediately following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for each Class of Certificates.

(2)	Calculated in accordance with the definition of “Pass-Through Rate” herein.

(3)

The Class CE Interest will accrue interest at its variable Pass-Through Rate on the Notional Amount of the Class CE Interest outstanding from time to time; which shall equal the Uncertificated Balance of the REMIC I Regular Interests (other than REMIC I Regular Interest I-LTP). The Class CE Interest will not accrue interest on its Uncertificated Balance.

(4)	The Class P Interest will not accrue interest.

(5)	The Class SWAP-IO Interest will not have a Pass-Through Rate or a Certificate Principal Balance, but will be entitled to 100% of amounts distributed on REMIC II Regular Interest II-LTIO.

REMIC IV

As provided herein, the Trustee shall make an election to treat the segregated pool of assets consisting of the Class CE Interest as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC IV.” The Class R-IV Interest represents the sole class of “residual interests” in REMIC IV for purposes of the REMIC Provisions.

The following table irrevocably sets forth the Class designation, Pass-Through Rate and Original Class Certificate Principal Balance for the indicated Class of Certificates that represents a “regular interest” in REMIC IV created hereunder:

Class Designation	Pass-Through Rate	Initial Aggregate Certificate Principal Balance	Latest Possible Maturity Date(1)
Class CE Certificates	Variable(2)	$ 13,856,413.54	June 25, 2035

_______________

(1)

For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury Regulations, the Distribution Date immediately following the maturity date for the Mortgage Loans with the latest maturity date has been designated as the “latest possible maturity date” for the Class CE Certificates.

(2)	The Class CE Certificates will receive 100% of amounts received in respect of the Class CE Interest.

REMIC V

As provided herein, the Trustee shall make an election to treat the segregated pool of assets consisting of the Class P Interest as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC V.” The Class R-V Interest represents the sole class of “residual interests” in REMIC V for purposes of the REMIC Provisions.

The following table irrevocably sets forth the Class designation, Pass-Through Rate and Original Class Certificate Principal Balance for the indicated Class of Certificates that represents a “regular interest” in REMIC V created hereunder:

Class Designation	Pass-Through Rate	Initial Aggregate Certificate Principal Balance	Latest Possible Maturity Date(1)
Class P Certificates	Variable(2)	$100.00	June 25, 2035

_______________

(1)

For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury Regulations, the Distribution Date immediately following the maturity date for the Mortgage Loans with the latest maturity date has been designated as the “latest possible maturity date” for the Class P Certificates.

(2)	The Class P Certificates will receive 100% of amounts received in respect of the Class P Interest.

REMIC VI

As provided herein, the Trustee shall make an election to treat the segregated pool of assets consisting of the Class SWAP-IO Interest as a REMIC for federal income tax purposes, and such segregated pool of assets shall be designated as “REMIC VI.” The Class R-VI Interest represents the sole class of “residual interests” in REMIC VI for purposes of the REMIC Provisions. The following table irrevocably sets forth the designation, the Pass-Through Rate, the initial aggregate Certificate Principal Balance and, for purposes of satisfying Treasury regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for the indicated REMIC VI Regular Interest, which will be uncertificated.

Designation	Pass-Through Rate	Initial Aggregate Certificate Principal Balance	Latest Possible Maturity Date(1)
SWAP-IO	Variable(2)	N/A	June 25, 2035

________________

(1)

For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date immediately following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for REMIC VI Regular Interest SWAP-IO.

(2)	REMIC VI Regular Interest SWAP-IO shall receive 100% of amounts received in respect of the Class SWAP-IO Interest.

As of the Cut-off Date, the Mortgage Loans had an aggregate Stated Principal Balance equal to $893,997,513.54.

In consideration of the mutual agreements herein contained, the Depositor, the Servicer and the Trustee agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.	Defined Terms.

Whenever used in this Agreement, including, without limitation, in the Preliminary Statement hereto, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article. Unless otherwise specified, all calculations described herein shall be made on the basis of a 360-day year consisting of twelve 30-day months.

“Accrual Period”: With respect to the Class A Certificates and the Mezzanine Certificates and each Distribution Date, the period commencing on the preceding Distribution Date (or in the case of the first such Accrual Period, commencing on the Closing Date) and ending on the day preceding the current Distribution Date. With respect to the Class CE Certificates and the REMIC Regular Interests and each Distribution Date, the calendar month prior to the month of such Distribution Date.

Adjustable-Rate Mortgage Loan”: Each of the Mortgage Loans identified in the Mortgage Loan Schedule as having a Mortgage Rate that is subject to adjustment.

“Adjusted Net Maximum Mortgage Rate”: With respect to any Mortgage Loan (or the related REO Property), as of any date of determination, a per annum rate of interest equal to the applicable Maximum Mortgage Rate for such Mortgage Loan (or the Mortgage Rate in the case of any Fixed-Rate Mortgage Loan) as of the first day of the month preceding the month in which the related Distribution Date occurs minus the sum of (i) the Trustee Fee Rate and (ii) the Servicing Fee Rate.

“Adjusted Net Mortgage Rate”: With respect to any Mortgage Loan (or the related REO Property), as of any date of determination, a per annum rate of interest equal to the applicable Mortgage Rate for such Mortgage Loan as of the first day of the month preceding the month in which the related Distribution Date occurs minus the sum of (i) the Trustee Fee Rate and (ii) the Servicing Fee Rate.

“Adjustment Date”: With respect to each Adjustable-Rate Mortgage Loan, the first day of the month in which the Mortgage Rate of such Mortgage Loan changes pursuant to the related Mortgage Note. The first Adjustment Date following the Cut-off Date as to each Adjustable-Rate Mortgage Loan is set forth in the Mortgage Loan Schedule.

“Advance”: With respect to any Distribution Date, as to any Mortgage Loan or REO Property, any advance made by the Servicer in respect of Monthly Payments due during the related Due Period pursuant to Section 4.03.

“Advance Facility”: As defined in Section 3.26 hereof.

“Advancing Person”: As defined in Section 3.26 hereof.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Loss Severity Percentage”: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the aggregate amount of Realized Losses incurred on any Mortgage Loans from the Cut-off Date to the last day of the preceding calendar month and the denominator of which is the aggregate Stated Principal Balance of such Mortgage Loans immediately prior to the liquidation of such Mortgage Loans.

“Agreement”: This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

“Allocated Realized Loss Amount”: With respect to any Distribution Date and any Class of Mezzanine Certificates, (i) the sum of (a) any Realized Losses allocated to such Class of Certificates on such Distribution Date and (b) the amount of any Allocated Realized Loss Amount for such Class of Certificates remaining undistributed from the previous Distribution Date reduced by (ii) the amount of any Subsequent Recoveries added to the Certificate Principal Balance of such Class of Certificates.

“Assignment”: An assignment of Mortgage, notice of transfer or equivalent instrument, in recordable form (excepting therefrom, if applicable, the mortgage recordation information which has not been required pursuant to Section 2.01 hereof or returned by the applicable recorder’s office), which is sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the record of sale of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages secured by Mortgaged Properties located in the same county, if permitted by law.

“Available Funds”: With respect to any Distribution Date, an amount equal to the excess of (i) the sum of (a) the aggregate of the related Monthly Payments received on the Mortgage Loans on or prior to the related Determination Date, (b) Net Liquidation Proceeds, Insurance Proceeds, Principal Prepayments, Subsequent Recoveries, proceeds from repurchases of and substitutions for such Mortgage Loans and other unscheduled recoveries of principal and interest in respect of the Mortgage Loans received during the related Prepayment Period, (c) the aggregate of any amounts received in respect of a related REO Property and withdrawn from any REO Account and deposited in the Collection Account for such Distribution Date, (d) the aggregate of any amounts deposited in the Collection Account by the Servicer in respect of related Prepayment Interest Shortfalls for such Distribution Date, (e) the aggregate of any Advances made by the Servicer for such Distribution Date in respect of the Mortgage Loans and (f) the aggregate of any related advances made by the Trustee in respect of the Mortgage Loans for such Distribution Date pursuant to Section 7.02 over (ii) the sum of (a) amounts reimbursable or payable to the Servicer pursuant to Section 3.11(a), (b) Extraordinary Trust Fund Expenses reimbursable to the Trustee pursuant to Section 3.11(b), (c) amounts deposited in the Collection

Account or the Distribution Account pursuant to clauses (a) through (f) above, as the case may be, in error, (d) the amount of any Prepayment Charges collected by the Servicer in connection with the full or partial prepayment of any of the Mortgage Loans and any Servicer Prepayment Charge Payment Amount, (f) the Trustee Fee and any indemnification amounts owed to the Trustee payable from the Distribution Account pursuant to Section 8.05 and (g) any Net Swap Payment or Swap Termination Payment owed to the Swap Provider (other than any Swap Termination Payment owed to the Swap Provider resulting from a Swap Provider Trigger Event).

“Balloon Mortgage Loan”: A Mortgage Loan that provides for the payment of the unamortized principal balance of such Mortgage Loan in a single payment at the maturity of such Mortgage Loan that is substantially greater than the preceding monthly payment.

“Balloon Payment”: A payment of the unamortized principal balance of a Mortgage Loan in a single payment at the maturity of such Mortgage Loan that is substantially greater than the preceding Monthly Payment.

“Bankruptcy Code”: The Bankruptcy Reform Act of 1978 (Title 11 of the United States Code), as amended.

“Book-Entry Certificate”: The Class A Certificates and the Mezzanine Certificates for so long as the Certificates of such Class shall be registered in the name of the Depository or its nominee.

“Book-Entry Custodian”: The custodian appointed pursuant to Section 5.01.

“Business Day”: Any day other than a Saturday, a Sunday or a day on which banking or savings and loan institutions in the State of California, the State of New York, or in the cities in which the Corporate Trust Office of the Trustee is located, are authorized or obligated by law or executive order to be closed.

“Certificate”: Any one of the Mortgage Pass-Through Certificates, Series 2005-FF7, Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9, Class M-10, Class M11, Class M-12, Class CE, Class P, Class R or Class R-X, issued under this Agreement.

“Certificate Factor”: With respect to any Class of Regular Certificates as of any Distribution Date, a fraction, expressed as a decimal carried to at least six places, the numerator of which is the aggregate Certificate Principal Balance (or the Notional Amount, in the case of the Class CE Certificates) of such Class of Certificates on such Distribution Date (after giving effect to any distributions of principal and allocations of Realized Losses in reduction of the Certificate Principal Balance (or the Notional Amount, in the case of the Class CE Certificates) of such Class of Certificates to be made on such Distribution Date), and the denominator of which is the initial aggregate Certificate Principal Balance (or the Notional Amount, in the case of the Class CE Certificates) of such Class of Certificates as of the Closing Date.

“Certificate Margin”: With respect to each Class A Certificate and Mezzanine Certificate and, for purposes of the Marker Rate, the specified REMIC II Regular Interest, as follows:

Class	REMIC II Regular Interest	Certificate Margin
		(1) (%)	(2) (%)
A-1	II-LTA1	0.250	0.500
A-2	II-LTA2	0.100	0.200
A-3	II-LTA3	0.160	0.320
A-4	II-LTA4	0.240	0.480
A-5	II-LTA5	0.370	0.740
M-1	II-LTM1	0.450	0.675
M-2	II-LTM2	0.470	0.705
M-3	II-LTM3	0.490	0.735
M-4	II-LTM4	0.600	0.900
M-5	II-LTM5	0.630	0.945
M-6	II-LTM6	0.680	1.020
M-7	II-LTM7	1.150	1.725
M-8	II-LTM8	1.300	1.950
M-9	II-LTM9	1.750	2.625
M-10	II-LTM10	3.000	4.500
M-11	II-LTM11	3.000	4.500
M-12	II-LTM12	3.000	4.500

__________

(1)	For the Interest Accrual Period for each Distribution Date on or prior to the Optional Termination Date.
(2)	For the Interest Accrual Period for each Distribution Date after the Optional Termination Date.

“Certificateholder” or “Holder”: The Person in whose name a Certificate is registered in the Certificate Register, except that a Disqualified Organization or a Non-United States Person shall not be a Holder of a Residual Certificate for any purposes hereof and, solely for the purposes of giving any consent pursuant to this Agreement, any Certificate registered in the name of the Depositor or the Servicer or any Affiliate thereof shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent has been obtained, except as otherwise provided in Section 11.01. The Trustee and the NIMS Insurer may conclusively rely upon a certificate of the Depositor or the Servicer in determining whether a Certificate is held by an Affiliate thereof. All references herein to “Holders” or “Certificateholders” shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and participating members thereof, except as otherwise specified herein; provided, however, that the Trustee and the NIMS Insurer shall be required to recognize as a “Holder” or “Certificateholder” only the Person in whose name a Certificate is registered in the Certificate Register.

“Certificate Owner”: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

“Certificate Principal Balance”: With respect to each Class A Certificate, Mezzanine Certificate or Class P Certificate as of any date of determination, the Certificate

Principal Balance of such Certificate on the Distribution Date immediately prior to such date of determination plus any Subsequent Recoveries added to the Certificate Principal Balance of such Certificate pursuant to Section 4.01, minus all distributions allocable to principal made thereon and Realized Losses allocated thereto on such immediately prior Distribution Date (or, in the case of any date of determination up to and including the first Distribution Date, the initial Certificate Principal Balance of such Certificate, as stated on the face thereof). With respect to each Class CE Certificate as of any date of determination, an amount equal to the Percentage Interest evidenced by such Certificate times the excess, if any, of (A) the then aggregate Uncertificated Balance of the REMIC II Regular Interests over (B) the then aggregate Certificate Principal Balance of the Class A Certificates, the Mezzanine Certificates and the Class P Certificates then outstanding.

“Certificate Register”: The register maintained pursuant to Section 5.02.

“Class”: Collectively, all of the Certificates bearing the same class designation.

“Class A Certificates”: Any of the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates or Class A-5 Certificates.

“Class A-1 Certificate”: Any one of the Class A-1 Certificates executed, authenticated and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-1 and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class A-2 Certificates”: Any one of the Class A-2 Certificates executed, authenticated and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-2 and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class A-3 Certificate”: Any one of the Class A-3 Certificates executed, authenticated and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-3 and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class A-4 Certificate”: Any one of the Class A-4 Certificates executed, authenticated and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-4 and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class A-5 Certificate”: Any one of the Class A-5 Certificates executed, authenticated and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-5 and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class CE Certificate”: Any one of the Class CE Certificates executed, authenticated and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-18 and evidencing (i) a Regular Interest in REMIC IV, (ii) the obligation to pay Net WAC

Rate Carryover Amounts and Swap Termination Payments and (iii) the right to receive the Class IO Distribution Amount.

“Class CE Interest”: An uncertificated interest in the Trust Fund held by the Trustee on behalf of the Holders of the Class CE Certificates, evidencing a Regular Interest in REMIC III for purposes of the REMIC Provisions.

“Class IO Distribution Amount”: As defined in Section 4.08 hereof. For purposes of clarity, the Class IO Distribution Amount for any Distribution Date shall equal the amount payable to the Swap Administrator on such Distribution Date in excess of the amount payable on the Class SWAP-IO Interest on such Distribution Date, all as further provided in Section 4.08 hereof.

“Class M-1 Certificate”: Any one of the Class M-1 Certificates executed, authenticated and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-6 and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class M-1 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date) and (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 65.30% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over $4,469,987.57.

“Class M-2 Certificate”: Any one of the Class M-2 Certificates executed, authenticated and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-7 and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class M-2 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date) and (iii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 72.00% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over $4,469,987.57.

“Class M-3 Certificate”: Any one of the Class M-3 Certificates executed, authenticated and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-8 and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class M-3 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date) and (iv) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 76.10% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over $4,469,987.57.

“Class M-4 Certificate”: Any one of the Class M-4 Certificates executed, authenticated and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-9 and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class M-4 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date) and (v) the Certificate Principal Balance of the Class M-4 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 79.70% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over $4,469,987.57.

“Class M-5 Certificate”: Any one of the Class M-5 Certificates executed, authenticated and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-10 and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class M-5 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date) and (vi) the Certificate Principal Balance of the Class M-5 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 83.00% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over $4,469,987.57.

“Class M-6 Certificate”: Any one of the Class M-6 Certificates executed, authenticated and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-11 and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class M-6 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3

Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (vi) the Certificate Principal Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date) and (vii) the Certificate Principal Balance of the Class M-6 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 86.00% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over $4,469,987.57.

“Class M-7 Certificate”: Any one of the Class M-7 Certificates executed, authenticated and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-12 and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class M-7 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (vi) the Certificate Principal Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date), (vii) the Certificate Principal Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount on such Distribution Date) and (viii) the Certificate Principal Balance of the Class M-7 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 88.70% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over $4,469,987.57.

“Class M-8 Certificate”: Any one of the Class M-8 Certificates executed, authenticated and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-13 and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class M-8 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (vi) the Certificate Principal Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date), (vii) the Certificate Principal Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount on such Distribution Date), (viii) the Certificate Principal Balance of the Class M-7 Certificates (after taking into account the distribution of the Class M-7 Principal Distribution Amount on such Distribution Date) and (ix) the Certificate Principal Balance of the Class M-8 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 91.10% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over $4,469,987.57.

“Class M-9 Certificate”: Any one of the Class M-9 Certificates executed, authenticated and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-14 and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class M-9 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3

Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (vi) the Certificate Principal Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date), (vii) the Certificate Principal Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount on such Distribution Date), (viii) the Certificate Principal Balance of the Class M-7 Certificates (after taking into account the distribution of the Class M-7 Principal Distribution Amount on such Distribution Date), (ix) the Certificate Principal Balance of the Class M-8 Certificates (after taking into account the distribution of the Class M-8 Principal Distribution Amount on such Distribution Date) and (x) the Certificate Principal Balance of the Class M-9 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 93.20% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over $4,469,987.57.

“Class M-10 Certificate”: Any one of the Class M-10 Certificates executed, authenticated and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-15 and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class M-10 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (vi) the Certificate Principal Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date), (vii) the Certificate Principal Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount on such Distribution Date), (viii) the Certificate Principal Balance of the Class M-7 Certificates (after taking into account the distribution of the Class M-7 Principal Distribution Amount on such Distribution Date), (ix) the Certificate Principal Balance of the Class M-8 Certificates (after taking into account the distribution of the Class M-8 Principal Distribution

Amount on such Distribution Date), (x) the Certificate Principal Balance of the Class M-9 Certificates (after taking into account the distribution of the Class M-9 Principal Distribution Amount on such Distribution Date) and (xi) the Certificate Principal Balance of the Class M-10 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 94.70% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over $4,469,987.57.

“Class M-11 Certificate”: Any one of the Class M-11 Certificates executed, authenticated and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-16 and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class M-11 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (vi) the Certificate Principal Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date), (vii) the Certificate Principal Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount on such Distribution Date), (viii) the Certificate Principal Balance of the Class M-7 Certificates (after taking into account the distribution of the Class M-7 Principal Distribution Amount on such Distribution Date), (ix) the Certificate Principal Balance of the Class M-8 Certificates (after taking into account the distribution of the Class M-8 Principal Distribution Amount on such Distribution Date), (x) the Certificate Principal Balance of the Class M-9 Certificates (after taking into account the distribution of the Class M-9 Principal Distribution Amount on such Distribution Date), (xi) the Certificate Principal Balance of the Class M-10 Certificates (after taking into account the distribution of the Class M-10 Principal Distribution Amount on such Distribution Date) and (xii) the Certificate Principal Balance of the Class M-11 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 96.20% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over $4,469,987.57.

“Class M-12 Certificate”: Any one of the Class M-12 Certificates executed, authenticated and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-17 and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class M-12 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (vi) the Certificate Principal Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date), (vii) the Certificate Principal Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount on such Distribution Date), (viii) the Certificate Principal Balance of the Class M-7 Certificates (after taking into account the distribution of the Class M-7 Principal Distribution Amount on such Distribution Date), (ix) the Certificate Principal Balance of the Class M-8 Certificates (after taking into account the distribution of the Class M-8 Principal Distribution Amount on such Distribution Date), (x) the Certificate Principal Balance of the Class M-9 Certificates (after taking into account the distribution of the Class M-9 Principal Distribution Amount on such Distribution Date), (xi) the Certificate Principal Balance of the Class M-10 Certificates (after taking into account the distribution of the Class M-10 Principal Distribution Amount on such Distribution Date), (xii) the Certificate Principal Balance of the Class M-11 Certificates (after taking into account the distribution of the Class M-11 Principal Distribution Amount on such Distribution Date) and (xiii) the Certificate Principal Balance of the Class M-12 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 96.90% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over $4,469,987.57.

“Class P Certificate”: Any one of the Class P Certificates executed, authenticated and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-19 and evidencing a Regular Interest in REMIC V for purposes of the REMIC Provisions.

“Class P Interest”: An uncertificated interest in the Trust Fund held by the Trustee on behalf of the Holders of the Class P Certificates, evidencing a Regular Interest in REMIC III for purposes of the REMIC Provisions.

“Class R Certificate”: Any one of the Class R Certificates executed, authenticated and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-20 and evidencing the ownership of the Class R-I Interest, the Class R-II Interest and the Class R-III Interest.

“Class R-X Certificate”: The Class R-X Certificate executed, authenticated and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-21 and evidencing the ownership of the Class R-IV Interest, the Class R-V Interest and the Class R-VI Interest.

“Class R-I Interest”: The uncertificated Residual Interest in REMIC I.

“Class R-II Interest”: The uncertificated Residual Interest in REMIC II.

“Class R-III Interest”: The uncertificated Residual Interest in REMIC III.

“Class R-IV Interest”: The uncertificated Residual Interest in REMIC IV.

“Class R-V Interest”: The uncertificated Residual Interest in REMIC V.

“Class R-VI Interest”: The uncertificated Residual Interest in REMIC VI.

“Class SWAP-IO Interest”: An uncertificated interest in the Trust Fund evidencing a Regular Interest in REMIC III.

“Closing Date”: August 26, 2005.

“Code”: The Internal Revenue Code of 1986, as amended.

“Collection Account”: The account or accounts created and maintained, or caused to be created and maintained, by the Servicer pursuant to Section 3.10(a), which shall be entitled “Countrywide Home Loans Servicing LP, as Servicer for U.S. Bank National Association, as Trustee, in trust for the registered holders of First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7.” The Collection Account must be an Eligible Account.

“Commission”: The Securities and Exchange Commission.

“Compensating Interest”: As defined in Section 3.24 hereof.

“Corporate Trust Office”: The principal corporate trust office of the Trustee at which at any particular time its corporate trust business in connection with this Agreement shall be administered, which office, at the date of the execution of this instrument, is located at 60 Livingston Avenue, EP-MN-WS3D, St. Paul, Minnesota 55107, Attention: Structured Finance/MASTR 2005-FF7, or at such other address as the Trustee may designate from time to time by notice to the Certificateholders, the Depositor, the Servicer and the Seller.

“Corresponding Certificate”: With respect to each REMIC II Regular Interest set forth below, the corresponding Regular Certificate set forth in the table below:

REMIC II Regular Interest	Regular Certificate
II-LTA1	Class A-1
II-LTA2	Class A-2
II-LTA3	Class A-3
II-LTA4	Class A-4
II-LTA5	Class A-5
II-LTM1	Class M-1
II-LTM2	Class M-2
II-LTM3	Class M-3
II-LTM4	Class M-4
II-LTM5	Class M-5
II-LTM6	Class M-6
II-LTM7	Class M-7
II-LTM8	Class M-8
II-LTM9	Class M-9
II-LTM10	Class M-10
II-LTM11	Class M-11
II-LTM12	Class M-12
II-LTP	Class P

“Credit Enhancement Percentage”: For any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the sum of the aggregate Certificate Principal Balances of the Mezzanine Certificates and the Class CE Certificates, and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans, calculated prior to taking into account distributions of principal on the Mortgage Loans and distribution of the Group I Principal Distribution Amount and the Group II Principal Distribution Amount to the Certificates then entitled to distributions of principal on such Distribution Date.

“Cumulative Loss Percentage”: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the aggregate amount of Realized Losses incurred from the Cut-off Date to the last day of the preceding calendar month and the denominator of which is the sum of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

“Cut-off Date”: With respect to each Original Mortgage Loan, August 1, 2005. With respect to all Qualified Substitute Mortgage Loans, their respective dates of substitution. References herein to the “Cut-off Date,” when used with respect to more than one Mortgage Loan, shall be to the respective Cut-off Dates for such Mortgage Loans.

“Cut-off Date Principal Balance”: With respect to any Mortgage Loan, the unpaid Stated Principal Balance thereof as of the Cut-off Date of such Mortgage Loan, after giving effect to scheduled payments due on or before the Cut-off Date, whether or not received.

“Debt Service Reduction”: With respect to any Mortgage Loan, a reduction in the scheduled Monthly Payment for such Mortgage Loan by a court of competent jurisdiction in a proceeding under the Bankruptcy Code, except such a reduction resulting from a Deficient Valuation.

“Deficient Valuation”: With respect to any Mortgage Loan, a valuation of the related Mortgaged Property by a court of competent jurisdiction in an amount less than the then outstanding principal balance of the Mortgage Loan, which valuation results from a proceeding initiated under the Bankruptcy Code.

“Definitive Certificates”: As defined in Section 5.01(b).

“Deleted Mortgage Loan”: A Mortgage Loan replaced or to be replaced by a Qualified Substitute Mortgage Loan.

“Delinquency Percentage”: As of the last day of the related Due Period, the percentage equivalent of a fraction, the numerator of which is the aggregate Stated Principal Balance of all Mortgage Loans that, as of the last day of the previous calendar month, are 60 or more days delinquent, are in foreclosure, have been converted to REO Properties or have been discharged by reason of bankruptcy and are 60 or more days delinquent, and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans and REO Properties as of the last day of the previous calendar month.

“Depositor”: Mortgage Asset Securitization Transactions, Inc., a Delaware corporation, or its successor in interest.

“Depository”: The Depository Trust Company, or any successor Depository hereafter named. The nominee of the initial Depository, for purposes of registering those Certificates that are to be Book-Entry Certificates, is CEDE & Co. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(3) of the Uniform Commercial Code of the State of New York and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

“Depository Participant”: A broker, dealer, bank or other financial institution or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”: With respect to any Distribution Date, the 18th day of the calendar month in which such Distribution Date occurs or, if such 18th day is not a Business Day, the Business Day immediately succeeding such 18th day.

“Directly Operate”: With respect to any REO Property, the furnishing or rendering of services to the tenants thereof, the management or operation of such REO Property,

the holding of such REO Property primarily for sale to customers, the performance of any construction work thereon or any use of such REO Property in a trade or business conducted by REMIC I other than through an Independent Contractor; provided, however, that the Trustee (or the Servicer on behalf of the Trustee) shall not be considered to Directly Operate an REO Property solely because the Trustee (or the Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property.

“Disqualified Organization”: Any of the following: (i) the United States, any State or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for Freddie Mac, a majority of its board of directors is not selected by such governmental unit), (ii) any foreign government, any international organization, or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers’cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, (v) an “electing large partnership” and (vi) any other Person so designated by the Trustee based upon an Opinion of Counsel that the holding of an Ownership Interest in a Residual Certificate by such Person may cause any Trust REMIC or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Account”: The trust account or accounts created and maintained by the Trustee pursuant to Section 3.10(b), which shall be entitled “U.S. Bank National Association, as Trustee, in trust for the registered holders of First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7.” The Distribution Account must be an Eligible Account.

“Distribution Date”: The 25th day of any month, or if such 25th day is not a Business Day, the Business Day immediately following such 25th day, commencing in September 2005.

“Due Date”: With respect to each Distribution Date, the first day of the calendar month in which such Distribution Date occurs, which is generally the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Period”: With respect to any Distribution Date, the period commencing on the second day of the month immediately preceding the month in which such Distribution Date occurs and ending on the related Due Date.

“Eligible Account”: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company, the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated “P-1” by Moody’s, “A-1+” by S&P or “A-1” by Fitch (or comparable ratings if Moody’s, S&P and Fitch are not the Rating Agencies) at the time any amounts are held on deposit therein, (ii) with respect to any escrow account, an account or accounts the deposits in which are fully insured by the FDIC (to the limits established by such corporation) and any uninsured deposits in which are otherwise secured such that, as evidenced by an Opinion of Counsel delivered to the NIMS Insurer, the Trustee and to each Rating Agency, the Certificateholders will have a claim with respect to the funds in such account or a perfected first priority security interest against such collateral (which shall be limited to Permitted Investments) securing such funds that is superior to claims of any other depositors or creditors of the depository institution with which such account is maintained, (iii) a trust account or accounts maintained with the trust department of a federal or state chartered depository institution, national banking association or trust company acting in its fiduciary capacity or (iv) an account otherwise acceptable to the NIMS Insurer and to each Rating Agency without reduction or withdrawal of their then current ratings of the Certificates as evidenced by a letter from each Rating Agency to the Trustee and the NIMS Insurer. Eligible Accounts may bear interest.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“Escrow Payments”: The amounts constituting ground rents, taxes, assessments, water rates, fire and hazard insurance premiums and other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to any Mortgage Loan.

“Estate in Real Property”: A fee simple estate in a parcel of land.

“Excess Overcollateralized Amount”: With respect to the Class A Certificates and the Mezzanine Certificates and any Distribution Date, the excess, if any, of (i) the Overcollateralized Amount for such Distribution Date, assuming that 100% of the Principal Remittance Amount is applied as a principal distribution on such Distribution Date over (ii) the Overcollateralization Target Amount for such Distribution Date.

“Extra Principal Distribution Amount”: With respect to any Distribution Date, the lesser of (x) the sum of (i) Monthly Interest Distributable Amount payable on the Class CE Certificates on such Distribution Date as reduced by Realized Losses allocated thereto with respect to such Distribution Date pursuant to Section 4.04 and (ii) any amounts received under the Interest Rate Swap Agreement for this purpose and (y) the Overcollateralization Deficiency Amount for such Distribution Date.

“Extraordinary Trust Fund Expense”: Any amounts reimbursable to the Trustee, or any director, officer, employee or agent of the Trustee from the Trust Fund pursuant to Section 8.05 or Section 10.01(c) and any amounts payable from the Distribution Account in respect of taxes pursuant to Section 10.01(g)(iii).

“Fannie Mae”: Fannie Mae, formally known as the Federal National Mortgage Association, or any successor thereto.

“FDIC”: Federal Deposit Insurance Corporation or any successor thereto.

“Final Recovery Determination”: With respect to any defaulted Mortgage Loan or any REO Property (other than a Mortgage Loan or REO Property purchased or repurchased by the Seller, the Depositor, the Servicer or the NIMS Insurer pursuant to or as contemplated by Section 2.03, Section 3.16(c) or Section 9.01), a determination made by the Servicer that all Insurance Proceeds, Liquidation Proceeds and other payments or recoveries which the Servicer, in its reasonable good faith judgment, expects to be finally recoverable in respect thereof have been so recovered. The Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination made thereby.

“Fitch”: Fitch Ratings or its successor in interest.

“Fixed-Rate Mortgage Loan”: Each of the Mortgage Loans identified in the Mortgage Loan Schedule as having a Mortgage Rate that is fixed for the entire term of the Mortgage Loan.

“Fixed Swap Payment”: With respect to any Distribution Date, a fixed amount equal to the related amount set forth in the Interest Rate Swap Agreement.

“Floating Swap Payment”: With respect to any Distribution Date, a floating amount equal to the product of (i) LIBOR (as determined pursuant to the Interest Rate Swap Agreement for such Distribution Date), (ii) the related Base Calculation Amount (as defined in the Interest Rate Swap Agreement), (iii) 250 and (iv) a fraction, the numerator of which is the actual number of days elapsed from and including the previous Distribution Date to but excluding the current Distribution Date (or, for the first Distribution Date, the actual number of days elapsed from the Closing Date to but excluding the first Distribution Date), and the denominator of which is 360.

“Formula Rate”: For any Distribution Date and the Class A Certificates and the Mezzanine Certificates, the lesser of (i) One-Month LIBOR plus the related Certificate Margin and (ii) the Maximum Cap Rate.

“Freddie Mac”: Freddie Mac, formally known as the Federal Home Loan Mortgage Corporation, or any successor thereto.

“Gross Margin”: With respect to each Adjustable-Rate Mortgage Loan, the fixed percentage set forth in the related Mortgage Note that is added to the Index on each Adjustment Date in accordance with the terms of the related Mortgage Note used to determine the Mortgage Rate for such Adjustable-Rate Mortgage Loan.

“Group I Allocation Percentage”: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the Group I Principal Remittance Amount for such Distribution Date, and the denominator of which is the Principal Remittance Amount for such Distribution Date.

“Group I Basic Principal Distribution Amount”: With respect to any Distribution Date, the excess of (i) the Group I Principal Remittance Amount for such Distribution Date over

(ii)(a) the Overcollateralization Release Amount, if any, for such Distribution Date multiplied by (b) the Group I Allocation Percentage.

“Group I Certificates”: The Class A-1 Certificates.

“Group I Interest Remittance Amount”: With respect to any Distribution Date, that portion of the Available Funds for such Distribution Date attributable to interest received or advanced with respect to the Group I Mortgage Loans.

“Group I Mortgage Loan”: A Mortgage Loan assigned to Loan Group I with a principal balance that conforms to Fannie Mae and Freddie Mac loan limits.

“Group I Principal Distribution Amount”: With respect to any Distribution Date, the sum of (i) the Group I Basic Principal Distribution Amount for such Distribution Date and (ii)(a) the Extra Principal Distribution Amount for such Distribution Date multiplied by (b) the Group I Allocation Percentage.

“Group I Principal Remittance Amount”: With respect to any Distribution Date, the sum of (i) each scheduled payment of principal collected or advanced on the Group I Mortgage Loans by the Servicer that was due during the related Due Period, (ii) the principal portion of all partial and full Principal Prepayments of the Group I Mortgage Loans applied by the Servicer during the related Prepayment Period, (iii) the principal portion of all related Net Liquidation Proceeds, Insurance Proceeds and Subsequent Recoveries received during such Prepayment Period with respect to the Group I Mortgage Loans, (iv) that portion of the Purchase Price, representing principal of any repurchased Group I Mortgage Loan, deposited in the Collection Account during such Prepayment Period, (v) the principal portion of any related Substitution Adjustment Amounts deposited in the Collection Account during such Prepayment Period with respect to the Group I Mortgage Loans and (vi) on the Distribution Date on which the Trust Fund is to be terminated pursuant to Section 9.01, that portion of the Termination Price, in respect of principal on the Group I Mortgage Loans.

“Group I Senior Principal Distribution Amount”: The excess of (x) the aggregate Certificate Principal Balance of the Group I Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 58.00% and (ii) the aggregate Stated Principal Balance of the Group I Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess of the aggregate Stated Principal Balance of the Group I Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over $2,007,896.73.

“Group II Allocation Percentage”: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the Group II Principal Remittance Amount for such Distribution Date, and the denominator of which is the Principal Remittance Amount for such Distribution Date.

“Group II Basic Principal Distribution Amount”: With respect to any Distribution Date, the excess of (i) the Group II Principal Remittance Amount for such Distribution Date over (ii)(a) the Overcollateralization Release Amount, if any, for such Distribution Date multiplied by (b) the Group II Allocation Percentage.

“Group II Certificates”: The Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates and the Class A-5 Certificates.

“Group II Interest Remittance Amount”: With respect to any Distribution Date, that portion of the Available Funds for such Distribution Date attributable to interest received or advanced with respect to the Group II Mortgage Loans.

“Group II Mortgage Loan”: A Mortgage Loan assigned to Loan Group II with a principal balance that may or may not conform to Fannie Mae and Freddie Mac loan limits.

“Group II Principal Distribution Amount”: With respect to any Distribution Date, the sum of (i) the Group II Basic Principal Distribution Amount for such Distribution Date and (ii)(a) the Extra Principal Distribution Amount for such Distribution Date multiplied by (b) the Group II Allocation Percentage.

“Group II Principal Remittance Amount”: With respect to any Distribution Date, the sum of (i) each scheduled payment of principal collected or advanced on the Group II Mortgage Loans by the Servicer that was due during the related Due Period, (ii) the principal portion of all partial and full principal prepayments of the Group II Mortgage Loans applied by the Servicer during the related Prepayment Period, (iii) the principal portion of all related Net Liquidation Proceeds, Insurance Proceeds and Subsequent Recoveries received during such Prepayment Period with respect to the Group II Mortgage Loans, (iv) that portion of the Purchase Price, representing principal of any repurchased Group II Mortgage Loan, deposited in the Collection Account during such Prepayment Period, (v) the principal portion of any related Substitution Adjustment Amounts deposited in the Collection Account during such Prepayment Period with respect to the Group II Mortgage Loans and (vi) on the Distribution Date on which the Trust Fund is to be terminated pursuant to Section 9.01, that portion of the Termination Price, in respect of principal on the Group II Mortgage Loans.

“Group II Senior Principal Distribution Amount”: The excess of (x) the aggregate Certificate Principal Balance of the Group II Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 58.00% and (ii) the aggregate Stated Principal Balance of the Group II Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess of the aggregate Stated Principal Balance of the Group II Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over $2,462,090.84.

“Highest Priority”: As of any date of determination, the Class of Mezzanine Certificates then outstanding with a Certificate Principal Balance greater than zero, with the highest priority for payments pursuant to Section 4.01, in the following order: Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9, Class M-10, Class M-11 and Class M-12 Certificates.

“Indenture”: An indenture relating to the issuance of notes secured by the Class CE Certificates, the Class P Certificates and/or the Class R Certificates (or any portion thereof) which may or may not be guaranteed by the NIMS Insurer.

“Independent”: When used with respect to any specified Person, any such Person who (a) is in fact independent of the Servicer, the Depositor, the Trustee, the Seller and their respective Affiliates, (b) does not have any direct financial interest in or any material indirect financial interest in the Servicer, the Depositor, the Trustee, the Seller or any Affiliate thereof, and (c) is not connected with the Servicer, the Depositor, the Trustee, the Seller or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Servicer, the Depositor the Trustee, the Seller or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any class of securities issued by the Servicer, the Depositor, the Trustee, the Seller or any Affiliate thereof, as the case may be.

“Independent Contractor”: Either (i) any Person (other than the Servicer) that would be an “independent contractor” with respect to REMIC I within the meaning of Section 856(d)(3) of the Code if REMIC I were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates), so long as REMIC I does not receive or derive any income from such Person and provided that the relationship between such Person and REMIC I is at arm’s length, all within the meaning of Treasury Regulation Section 1.856-4(b)(5), or (ii) any other Person (including the Servicer) if the Trustee has received an Opinion of Counsel to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code), or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

“Index”: With respect to each Adjustable Rate Mortgage Loan and with respect to each related Adjustment Date, the index as specified in the related Mortgage Note.

“Insurance Proceeds”: Proceeds of any title policy, hazard policy or other insurance policy, covering a Mortgage Loan, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that the Servicer would follow in servicing mortgage loans held for its own account, subject to the terms and conditions of the related Mortgage Note and Mortgage.

“Interest Determination Date”: With respect to the Class A Certificates, the Mezzanine Certificates, REMIC II Regular Interest II-LTA1, REMIC II Regular Interest II-LTA2, REMIC II Regular Interest II-LTA3, REMIC II Regular Interest II-LTA4, REMIC II Regular Interest II-LTA5, REMIC II Regular Interest II-LTM1, REMIC II Regular Interest II-LTM2, REMIC II Regular Interest II-LTM3, REMIC II Regular Interest II-LTM4, REMIC II Regular Interest II-LTM5, REMIC II Regular Interest II-LTM6, REMIC II Regular Interest II-LTM7, REMIC II Regular Interest II-LTM8, REMIC II Regular Interest II-LTM9, REMIC II Regular Interest II-LTM10, REMIC II Regular Interest II-LTM11 and REMIC II Regular Interest II-LTM12 and any Accrual Period therefor, the second London Business Day preceding the commencement of such Accrual Period.

“Interest Rate Swap Agreement”: The 1992 ISDA Master Agreement (Multicurrency-Cross Border) dated as of August 26, 2005 (together with the schedule thereto, the Master Agreement) between Swiss Re Financial Products Corporation and the Trustee, an ISDA Credit Support Annex (Bilateral Form-New York Law) as of the same date, which supplements, forms part of, and is subject to the Master Agreement, and a confirmation of the same date, which supplements and forms part of the Master Agreement.

“Late Collections”: With respect to any Mortgage Loan and any Due Period, all amounts received by the Servicer subsequent to the Determination Date immediately following such Due Period, whether as late payments of Monthly Payments or as Insurance Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal and/or interest due (without regard to any acceleration of payments under the related Mortgage and Mortgage Note) but delinquent for such Due Period and not previously recovered.

“Liquidated Mortgage Loan”: As to any Distribution Date, any Mortgage Loan in respect of which the Servicer has determined, in its reasonable judgment, as of the end of the related Prepayment Period, that all Liquidation Proceeds which it expects to recover with respect to the liquidation of the Mortgage Loan or disposition of the related REO Property have been recovered.

“Liquidation Event”: With respect to any Mortgage Loan, any of the following events: (i) such Mortgage Loan is paid in full; (ii) a Final Recovery Determination is made as to such Mortgage Loan; or (iii) such Mortgage Loan is removed from REMIC I by reason of its being purchased, repurchased or replaced pursuant to or as contemplated by Section 2.03, Section 3.16(c) or Section 9.01. With respect to any REO Property, either of the following events: (i) a Final Recovery Determination is made as to such REO Property; or (ii) such REO Property is removed from REMIC I by reason of its being purchased pursuant to Section 9.01.

“Liquidation Proceeds”: The amount (other than amounts received in respect of the rental of any REO Property prior to REO Disposition) received by the Servicer in connection with (i) the taking of all or a part of a Mortgaged Property by exercise of the power of eminent domain or condemnation, (ii) the liquidation of a defaulted Mortgage Loan through a trustee’s sale, foreclosure sale or otherwise, or (iii) the purchase, repurchase or substitution of a Mortgage Loan or an REO Property pursuant to or as contemplated by Section 2.03, Section 3.16(c), Section 3.23 or Section 9.01.

“Loan-to-Value Ratio”: As of any date of determination, the fraction, expressed as a percentage, the numerator of which is the principal balance of the related Mortgage Loan at such date and the denominator of which is the Value of the related Mortgaged Property.

“Loan Group”: Any of Loan Group I or Loan Group II, as the context requires.

“Loan Group I”: The group of Mortgage Loans identified in the Mortgage Loan Schedule as having been assigned to Loan Group I.

“Loan Group II”: The group of Mortgage Loans identified in the Mortgage Loan Schedule as having been assigned to Loan Group II.

“London Business Day”: Any day on which banks in the City of London and New York are open and conducting transactions in United States dollars.

“Loss Severity Percentage”: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the amount of Realized Losses incurred on a Mortgage Loan and the denominator of which is the principal balance of such Mortgage Loan immediately prior to the liquidation of such Mortgage Loan.

“Marker Rate”: With respect to the Class CE Interest and any Distribution Date, a per annum rate equal to two (2) times the weighted average of the REMIC II Remittance Rate for each of REMIC II Regular Interests II-LTA1, II-LTA2, II-LTA3, II-LTA4, II-LTA5, II-LTM1, II-LTM2, II-LTM3, II-LTM4, II-LTM5, II-LTM6, II-LTM7, II-LTM8, II-LTM9, II-LTM10, II-LTM11, II-LTM12 and II-LTZZ, with the rate on each such REMIC II Regular Interest (other than REMIC II Regular Interest II-LTZZ) subject to a cap equal to the lesser of (a) One-Month LIBOR plus the related Certificate Margin and (b) the related Net WAC Rate for the purpose of this calculation and, with the rate on REMIC II Regular Interest II-LTZZ, subject to a cap of zero for the purpose of this calculation; provided, however, that solely for this purpose, calculations of the REMIC II Remittance Rate and the related caps with respect to such REMIC II Regular Interests (other than REMIC II Regular Interest II-LTZZ) shall be multiplied by a fraction, the numerator of which is the actual number of days elapsed in the related Accrual Period and the denominator of which is 30.

“Maximum Cap Rate”: For any Distribution Date with respect to the Group I Certificates, a per annum rate equal to the sum of (i) the product of (x) the weighted average of the Adjusted Net Maximum Mortgage Rates of the Group I Mortgage Loans, weighted based on their outstanding Principal Balances as of the first day of the calendar month preceding the month in which the Distribution Date occurs and (y) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Accrual Period and (ii) an amount, expressed as a percentage, equal to a fraction, the numerator of which is equal to the Net Swap Payment made by the Swap Provider and the denominator of which is equal to the aggregate Stated Principal Balance of the Mortgage Loans, multiplied by 12.

For any Distribution Date with respect to the Group II Certificates, a per annum rate equal to the sum of (i) the product of (x) the weighted average of the Adjusted Net Maximum Mortgage Rates of the Group II Mortgage Loans, weighted based on their outstanding

Principal Balances as of the first day of the calendar month preceding the month in which the Distribution Date occurs and (y) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Accrual Period and (ii) an amount, expressed as a percentage, equal to a fraction, the numerator of which is equal to the Net Swap Payment made by the Swap Provider and the denominator of which is equal to the aggregate Stated Principal Balance of the Mortgage Loans, multiplied by 12.

For any Distribution Date with respect to the Mezzanine Certificates, a per annum rate equal to the product of (x) the weighted average (weighted on the basis of the results of subtracting from the aggregate Stated Principal Balance of the applicable Loan Group, the current Certificate Principal Balance of the related Class A Certificates) of the Maximum Cap Rate for the Group I Certificates and the Maximum Cap Rate for the Group II Certificates and (y) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Interest Accrual Period.

“Maximum II-LTZZ Uncertificated Interest Deferral Amount”: With respect to any Distribution Date, the excess of (i) accrued interest at the REMIC II Remittance Rate applicable to REMIC II Regular Interest II-LTZZ for such Distribution Date on a balance equal to the Uncertificated Balance of REMIC II Regular Interest II-LTZZ minus the REMIC II Overcollateralized Amount, in each case for such Distribution Date, over (ii) Uncertificated Interest on REMIC II Regular Interest II-LTA1, REMIC II Regular Interest II-LTA2, REMIC II Regular Interest II-LTA3, REMIC II Regular Interest II-LTA4, REMIC II Regular Interest II-LTA5, REMIC II Regular Interest II-LTM1, REMIC II Regular Interest II-LTM2, REMIC II Regular Interest II-LTM3, REMIC II Regular Interest II-LTM4, REMIC II Regular Interest II-LTM5, REMIC II Regular Interest II-LTM6, REMIC II Regular Interest II-LTM7, REMIC II Regular Interest II-LTM8, REMIC II Regular Interest II-LTM9, REMIC II Regular Interest II-LTM10, REMIC II Regular Interest II-LTM11 and REMIC II Regular Interest II-LTM12 for such Distribution Date, with the rate on each such REMIC II Regular Interest subject to a cap equal to the lesser of (a) One-Month LIBOR plus the related Certificate Margin and (b) the related Net WAC Rate; provided, however, each cap shall be multiplied by a fraction, the numerator of which is the actual number of days elapsed in the related Accrual Period and the denominator of which is 30.

“Maximum Mortgage Rate”: With respect to each Adjustable-Rate Mortgage Loan, the percentage set forth in the related Mortgage Note as the maximum Mortgage Rate thereunder.

“MERS”: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS® System”: The system of recording transfers of Mortgages electronically maintained by MERS.

“Mezzanine Certificate”: Any Class M-1 Certificate, Class M-2 Certificate, Class M-3 Certificate, Class M-4 Certificate, Class M-5 Certificate, Class M-6 Certificate, Class M-7 Certificate, Class M-8 Certificate, Class M-9 Certificate, Class M-10 Certificate, Class M-11 Certificate or Class M-12 Certificate.

“MIN”: The Mortgage Identification Number for Mortgage Loans registered with MERS on the MERS® System.

“Minimum Mortgage Rate”: With respect to each Adjustable-Rate Mortgage Loan, the percentage set forth in the related Mortgage Note as the minimum Mortgage Rate thereunder.

“MOM Loan”: With respect to any Mortgage Loan, MERS acting as the mortgagee of such Mortgage Loan, solely as nominee for the originator of such Mortgage Loan and its successors and assigns, at the origination thereof.

“Monthly Interest Distributable Amount”: With respect to the Class A Certificates, the Mezzanine Certificates and the Class CE Certificates and any Distribution Date, the amount of interest accrued during the related Accrual Period at the related Pass-Through Rate on the Certificate Principal Balance (or Notional Amount in the case of the Class CE Certificates) of such Class immediately prior to such Distribution Date, reduced by any Prepayment Interest Shortfalls (to the extent not covered by payments made by the Servicer pursuant to Section 3.24) and Relief Act Interest Shortfalls (allocated to each such Certificate based on its respective entitlements to interest irrespective of any Prepayment Interest Shortfalls and Relief Act Interest Shortfalls for such Distribution Date).

“Monthly Payment”: With respect to any Mortgage Loan, the scheduled monthly payment of principal and interest on such Mortgage Loan, which is payable by the related Mortgagor from time to time under the related Mortgage Note, determined: (a) after giving effect to (i) any Deficient Valuation and/or Debt Service Reduction with respect to such Mortgage Loan and (ii) any reduction in the amount of interest collectible from the related Mortgagor pursuant to the Relief Act; (b) without giving effect to any extension granted or agreed to by the Servicer pursuant to Section 3.07; and (c) on the assumption that all other amounts, if any, due under such Mortgage Loan are paid when due.

“Monthly Statement”: The statement prepared by the Trustee pursuant to Section 4.02.

“Moody’s”: Moody’s Investors Service, Inc. or its successor in interest.

“Mortgage”: The mortgage, deed of trust or other instrument creating a first lien on, or first priority security interest in, a Mortgaged Property securing a Mortgage Note.

“Mortgage File”: The mortgage documents listed in Section 2.01 pertaining to a particular Mortgage Loan and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

“Mortgage Loan”: Each mortgage loan transferred and assigned to the Trustee and delivered to the Trustee pursuant to Section 2.01 or Section 2.03(b) as held from time to time as a part of the Trust, the Mortgage Loans so held being identified in the Mortgage Loan Schedule.

“Mortgage Loan Purchase Agreement”: The agreement between the Seller and the Depositor, regarding the sale of the Mortgage Loans by the Seller to the Depositor, substantially in the form of Exhibit D annexed hereto.

“Mortgage Loan Schedule”: As of any date, the list of Mortgage Loans included in REMIC I on such date, attached hereto as Schedule 1. The Mortgage Loan Schedule shall set forth the following information with respect to each Mortgage Loan:

(1)	the Mortgage Loan identifying number;
(2)	[reserved];
(3)	the state and zip code of the Mortgaged Property;

(4)           a code indicating whether the Mortgaged Property was represented by the borrower, at the time of origination, as being owner-occupied;

(5)	the type of Residential Dwelling constituting the Mortgaged Property;
(6)	the original months to maturity;

(7)           the stated remaining months to maturity from the Cut-off Date, based on the original amortization schedule;

(8)	the Loan-to-Value Ratio at origination;
(9)	the Mortgage Rate in effect immediately following the Cut-off Date;

(10)         the date on which the first Monthly Payment was due on the Mortgage Loan;

(11)	the stated maturity date;
(12)	the amount of the Monthly Payment at origination;

(13)        the amount of the Monthly Payment due on the first Due Date after the Cut-off Date;

(14)        the last Due Date on which a Monthly Payment was actually applied to the unpaid Stated Principal Balance;

(15)	the original principal amount of the Mortgage Loan;

(16)        the Stated Principal Balance of the Mortgage Loan as of the close of business on the Cut-off Date;

(17)        a code indicating the purpose of the Mortgage Loan (i.e., purchase financing, rate/term refinancing, cash-out refinancing);

(18)	the Mortgage Rate at origination;

(19)         a code indicating the documentation program (i.e., full documentation, limited documentation, stated income documentation);

(20)	the risk grade;
(21)	the Value of the Mortgaged Property;
(22)	the sale price of the Mortgaged Property, if applicable;

(23)         the actual unpaid principal balance of the Mortgage Loan as of the Cut-off Date;

(24)	the type and term of the related Prepayment Charge;
(25)	the rounding code;
(26)	the program code;
(27)	a code indicating the lien priority for Mortgage Loans;

(28)         with respect to each Adjustable Rate Mortgage Loan, the Minimum Mortgage Rate, the Maximum Mortgage Rate, the Gross Margin, the next Adjustment Date and the Periodic Rate Cap;

(29)	the credit score (“FICO”) of such Mortgage Loan; and
(30)	the total amount of points and fees charged such Mortgage Loan.

The Mortgage Loan Schedule shall set forth the following information with respect to the Mortgage Loans in the aggregate and for each Loan Group as of the Cut-off Date: (1) the number of Mortgage Loans (separately identifying the number of Fixed-Rate Mortgage Loans and the number of Adjustable-Rate Mortgage Loans); (2) the current Stated Principal Balance of the Mortgage Loans; (3) the weighted average Mortgage Rate of the Mortgage Loans and (4) the weighted average maturity of the Mortgage Loans. The Mortgage Loan Schedule shall be amended from time to time by the Depositor in accordance with the provisions of this Agreement. With respect to any Qualified Substitute Mortgage Loan, the Cut-off Date shall refer to the related Cut-off Date for such Mortgage Loan, determined in accordance with the definition of Cut-off Date herein.

“Mortgage Note”: The original executed note or other evidence of the indebtedness of a Mortgagor under a Mortgage Loan.

“Mortgage Pool”: The pool of Mortgage Loans, identified on Schedule 1 and existing from time to time thereafter, and any REO Properties acquired in respect thereof.

“Mortgage Rate”: With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note, which rate with respect to the Adjustable-Rate Mortgage Loans, (A) as of any date of determination until the first Adjustment Date following the Cut-off Date, shall be the rate set forth in the Mortgage Loan Schedule as the Mortgage Rate in effect immediately following the Cut-off Date and (B) as of any date of determination thereafter shall be the rate as adjusted on the most recent Adjustment Date, equal to the sum, rounded to the nearest or next highest 0.125% as provided in the Mortgage Note, of the Index, as most recently available as of a date prior to the Adjustment Date as set forth in the related Mortgage Note, plus the related Gross Margin; provided that the Mortgage Rate on such Adjustable-Rate Mortgage Loan on any Adjustment Date shall never be more than the lesser of (i) the sum of the Mortgage Rate in effect immediately prior to the Adjustment Date plus the related Periodic Rate Cap, if any, and (ii) the related Maximum Mortgage Rate, and shall never be less than the greater of (i) the Mortgage Rate in effect immediately prior to the Adjustment Date less the Periodic Rate Cap, if any, and (ii) the related Minimum Mortgage Rate. With respect to each Mortgage Loan that becomes an REO Property, as of any date of determination, the annual rate determined in accordance with the immediately preceding sentence as of the date such Mortgage Loan became an REO Property.

“Mortgaged Property”: The underlying property securing a Mortgage Loan, including any REO Property, consisting of an Estate in Real Property improved by a Residential Dwelling.

“Mortgagor”: The obligor on a Mortgage Note.

“Net Liquidation Proceeds”: With respect to any Liquidated Mortgage Loan or any other disposition of the related Mortgaged Property (including REO Property) the related Liquidation Proceeds and Insurance Proceeds net of Advances, Servicing Advances, Servicing Fees and any other accrued and unpaid servicing fees received and retained in connection with the liquidation of such Mortgage Loan or related Mortgaged Property.

“Net Monthly Excess Cashflow”: With respect to each Distribution Date, the sum of (a) any Overcollateralization Release Amount for such Distribution Date and (b) the excess of (x) Available Funds for such Distribution Date over (y) the sum for such Distribution Date of (A) the Monthly Interest Distributable Amounts for the Class A Certificates and the Mezzanine Certificates, (B) the Unpaid Interest Shortfall Amounts for the Class A Certificates and (C) the Principal Remittance Amount.

“Net Mortgage Rate”: With respect to any Mortgage Loan (or the related REO Property) as of any date of determination, a per annum rate of interest equal to the then applicable Mortgage Rate for such Mortgage Loan minus the Servicing Fee Rate.

“Net Swap Payment”: In the case of payments made by the Trust, the excess, if any, of (x) the Fixed Swap Payment over (y) the Floating Swap Payment and in the case of payments made by the Swap Provider, the excess, if any, of (x) the Floating Swap Payment over (y) the Fixed Swap Payment. In each case, the Net Swap Payment shall not be less than zero.

“Net WAC Rate”: For any Distribution Date with respect to the Group I Certificates, a per annum rate equal to the product of (x) the weighted average of the Adjusted Net Mortgage Rates of the Group I Mortgage Loans, weighted based on their outstanding Principal Balances as of the first day of the calendar month preceding the month in which the Distribution Date occurs and (y) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Accrual Period minus (i) an amount, expressed as a percentage, equal to the Net Swap Payment, if any, paid by the Trust for such Distribution Date divided by the aggregate Stated Principal Balance of the Mortgage Loans and (ii) an amount, expressed as a percentage, equal to the Swap Termination Payment, if any, due from the Trust (other than any Swap Termination Payment resulting from a Swap Provider Trigger Event) for such Distribution Date, divided by the aggregate Stated Principal Balance of the Mortgage Loans. With respect to any Distribution Date and the REMIC III Regular Interests the ownership of which is represented by the Group I Certificates, the weighted average (adjusted for the actual number of days elapsed in the related Accrual Period) of the REMIC II Remittance Rate on REMIC II Regular Interest II-LT1GRP, weighted on the basis of the Uncertificated Principal Balance of such REMIC II Regular Interest immediately prior to such Distribution Date.

For any Distribution Date with respect to the Group II Certificates, a per annum rate equal to the product of (x) the weighted average of the Adjusted Net Mortgage Rates of the Group II Mortgage Loans, weighted based on their outstanding Stated Principal Balances as of the first day of the calendar month preceding the month in which the Distribution Date occurs and (y) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Accrual Period minus (i) an amount, expressed as a percentage, equal to the Net Swap Payment, if any, paid by the Trust for such Distribution Date divided by the aggregate Stated Principal Balance of the Mortgage Loans and (ii) an amount, expressed as a percentage, equal to the Swap Termination Payment, if any, due from the Trust (other than any Swap Termination Payment resulting from a Swap Provider Trigger Event) for such Distribution Date, divided by the aggregate Stated Principal Balance of the Mortgage Loans. With respect to any Distribution Date and the REMIC III Regular Interests the ownership of which is represented by the Group II Certificates, the weighted average (adjusted for the actual number of days elapsed in the related Accrual Period) of the REMIC II Remittance Rate on REMIC II Regular Interest II-LT2GRP, weighted on the basis of the Uncertificated Principal Balance of such REMIC II Regular Interest immediately prior to such Distribution Date.

For any Distribution Date with respect to the Mezzanine Certificates, a per annum rate (subject to adjustment based on the actual number of days elapsed in the related Interest Accrual Period) equal to the weighted average (weighted on the basis of the results of subtracting from the aggregate Stated Principal Balance of each Loan Group the current aggregate Certificate Principal Balance of the related Class A Certificates) of the Net WAC Pass-Through Rate for the Group I Certificates and the Net WAC Pass-Through Rate for the Group II Certificates. With respect to any Distribution Date and the REMIC II Regular Interests the ownership of which is represented by the Mezzanine Certificates, a per annum rate equal to the weighted average (adjusted for the actual number of days elapsed in the related Accrual Period) of the REMIC II Remittance Rates on (a) REMIC II Regular Interest II-LT1SUB, subject to a cap and a floor equal to the REMIC II Remittance Rate on REMIC II Regular Interest II-

LT1GRP and (b) REMIC II Regular Interest II-LT2SUB, subject to a cap and a floor equal to the REMIC II Remittance Rate on REMIC II Regular Interest II-LT2GRP, in each case as determined for such Distribution Date, weighted on the basis of the Uncertificated Principal Balance of each such REMIC II Regular Interest immediately prior to such Distribution Date.

“Net WAC Rate Carryover Amount”: With respect to the Class A Certificates and the Mezzanine Certificates and any Distribution Date, the sum of (A) the positive excess of (i) the amount of interest accrued on such Class of Certificates on such Distribution Date calculated at the related Formula Rate, over (ii) the amount of interest accrued on such Class of Certificates at the related Net WAC Rate for such Distribution Date and (B) the Net WAC Rate Carryover Amount for the previous Distribution Date not previously paid, together with interest thereon at a rate equal to the Formula Rate for such Class of Certificates for such Distribution Date and for such Accrual Period.

“Net WAC Rate Carryover Reserve Account”: The account established and maintained pursuant to Section 4.07.

“New Lease”: Any lease of REO Property entered into on behalf of REMIC I, including any lease renewed or extended on behalf of REMIC I, if REMIC I has the right to renegotiate the terms of such lease.

“NIMS Insurer”: Any insurer that is guaranteeing certain payments under notes secured by collateral which includes all or a portion of the Class CE Certificates, the Class P Certificates and/or the Class R Certificates.

“Nonrecoverable Advance”: Any Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the Servicer, will not or, in the case of a proposed Advance, would not, be ultimately recoverable from related Late Collections, Insurance Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein.

“Nonrecoverable Servicing Advance”: Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the Servicer, will not or, in the case of a proposed Servicing Advance, would not, be ultimately recoverable from related Late Collections, Insurance Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein.

“Non-United States Person”: Any Person other than a United States Person.

“Notional Amount”: With respect to the Class CE Interest and any Distribution Date, the aggregate Uncertificated Balance of the REMIC II Regular Interests (other than REMIC II Regular Interest II-LTP) for such Distribution Date.

“Officer’s Certificate”: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a vice president (however denominated), and by the Treasurer, the Secretary, or one of the assistant treasurers or assistant secretaries of the Servicer, the Seller or the Depositor, as applicable.

“One-Month LIBOR”: With respect to the Class A Certificates, the Mezzanine Certificates, REMIC II Regular Interest II-LTA1, REMIC II Regular Interest II-LTA2, REMIC II Regular Interest II-LTA3, REMIC II Regular Interest II-LTA4, REMIC II Regular Interest II-LTA5, REMIC II Regular Interest II-LTM1, REMIC II Regular Interest II-LTM2, REMIC II Regular Interest II-LTM3, REMIC II Regular Interest II-LTM4, REMIC II Regular Interest II-LTM5, REMIC II Regular Interest II-LTM6, REMIC II Regular Interest II-LTM7, REMIC II Regular Interest II-LTM8, REMIC II Regular Interest II-LTM9, REMIC II Regular Interest II-LTM10, REMIC II Regular Interest II-LTM11 and REMIC II Regular Interest II-LTM12 and any Accrual Period therefor, the rate determined by the Trustee on the related Interest Determination Date on the basis of the offered rate for one-month U.S. dollar deposits, as such rate appears on Telerate Page 3750 as of 11:00 a.m. (London time) on such Interest Determination Date; provided that if such rate does not appear on Telerate Page 3750, the rate for such date will be determined on the basis of the offered rates of the Reference Banks for one-month U.S. dollar deposits, as of 11:00 a.m. (London time) on such Interest Determination Date. In such event, the Trustee will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If on such Interest Determination Date, two or more Reference Banks provide such offered quotations, One-Month LIBOR for the related Accrual Period shall be the arithmetic mean of such offered quotations (rounded upwards if necessary to the nearest whole multiple of 1/16%). If on such Interest Determination Date, fewer than two Reference Banks provide such offered quotations, One-Month LIBOR for the related Accrual Period shall be the higher of (i) LIBOR as determined on the previous Interest Determination Date and (ii) the Reserve Interest Rate. Notwithstanding the foregoing, if, under the priorities described above, LIBOR for an Interest Determination Date would be based on LIBOR for the previous Interest Determination Date for the third consecutive Interest Determination Date, the Trustee shall select, after consultation with the NIMS Insurer, an alternative comparable index (over which the Trustee has no control), used for determining one-month Eurodollar lending rates that is calculated and published (or otherwise made available) by an independent party.

“Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be salaried counsel for the Depositor, the Seller or the Servicer, acceptable to the Trustee, except that any opinion of counsel relating to (a) the qualification of any Trust REMIC as a REMIC or (b) compliance with the REMIC Provisions must be an opinion of Independent counsel.

“Original Mortgage Loan”: Any of the Mortgage Loans included in REMIC I as of the Closing Date.

“Originator”: First Franklin Financial Corporation, a Delaware corporation.

“Overcollateralization Deficiency Amount”: With respect to any Distribution Date, the amount, if any, by which the Overcollateralization Target Amount exceeds the Overcollateralized Amount on such Distribution Date (after giving effect to distributions in respect of the Group I Basic Principal Distribution Amount and the Group II Basic Principal Distribution Amount).

“Overcollateralization Release Amount”: With respect to any Distribution Date, the lesser of (x) the Principal Remittance Amount for such Distribution Date and (y) the Excess Overcollateralized Amount.

“Overcollateralization Target Amount”: With respect to any Distribution Date, (i) 1.55% of the Cut-off Date Principal Balance of the Mortgage Loans, (ii) on or after the Stepdown Date, provided that a Trigger Event is not in effect, the greater of (x) 3.10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (y) $4,469,987.57, or (iii) on or after the Stepdown Date if a Trigger Event is in effect, the Overcollateralization Target Amount for the immediately preceding Distribution Date. Notwithstanding the foregoing, on and after any Distribution Date following the reduction of the aggregate Certificate Principal Balance of the Class A Certificates and the Mezzanine Certificates to zero, the Overcollateralization Target Amount shall be zero.

“Overcollateralized Amount”: For any Distribution Date, the amount equal to (i) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) as of the related Determination Date minus (ii) the sum of the aggregate Certificate Principal Balance of the Class A Certificates, the Mezzanine Certificates and the Class P Certificates as of such Distribution Date after giving effect to distributions to be made on such Distribution Date.

“Ownership Interest”: As to any Certificate, any ownership or security interest in such Certificate, including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“Pass-Through Rate”: With respect to the Class A Certificates and the Mezzanine Certificates and any Distribution Date, a rate per annum equal to the lesser of (i) the related Formula Rate for such Distribution Date and (ii) the related Net WAC Rate for such Distribution Date.

With respect to the Class CE Interest and any Distribution Date, a rate per annum equal to the percentage equivalent of a fraction, the numerator of which is (x) the sum of (i) 100% of the interest on REMIC II Regular Interest II-LTP and (ii) interest on the Uncertificated Balance of each REMIC II Regular Interest listed in clause (y) at a rate equal to the related REMIC II Remittance Rate minus the Marker Rate and the denominator of which is (y) the aggregate Uncertificated Balance of REMIC II Regular Interests II-LTAA, II-LTA1, II-LTA2, II-LTA3, II-LTA4, II-LTA5, II-LTM1, II-LTM2, II-LTM3, II-LTM4, II-LTM5, II-LTM6, II-LTM7, II-LTM8, II-LTM9, II-LTM10, II-LTM11, II-LTM12 and II-LTZZ.

With respect to the Class CE Certificates, 100% of the interest distributable to the Class CE Interest, expressed as a per annum rate.

With respect to the Class SWAP-IO Interest, the Class SWAP-IO Interest shall not have a Pass-Through Rate, but interest for such Regular Interest and each Distribution Date shall be an amount equal to 100% of the amounts distributable to REMIC II Regular Interest II-LTIO for such Distribution Date.

“Percentage Interest”: With respect to any Class of Certificates (other than the Residual Certificates), the undivided percentage ownership in such Class evidenced by such Certificate, expressed as a percentage, the numerator of which is the initial Certificate Principal Balance or Notional Amount represented by such Certificate and the denominator of which is the aggregate initial Certificate Principal Balance or Notional Amount of all of the Certificates of such Class. The Class A Certificates and the Mezzanine Certificates are issuable only in minimum Percentage Interests corresponding to minimum initial Certificate Principal Balances of $25,000 and integral multiples of $1.00 in excess thereof. The Class P Certificates are issuable only in Percentage Interests corresponding to initial Certificate Principal Balances of $20 and integral multiples thereof. The Class CE Certificates are issuable only in minimum Percentage Interests corresponding to minimum initial Certificate Principal Balances of $10,000 and integral multiples of $1.00 in excess thereof; provided, however, that a single Certificate of each such Class of Certificates may be issued having a Percentage Interest corresponding to the remainder of the aggregate initial Certificate Principal Balance or Notional Amount of such Class or to an otherwise authorized denomination for such Class plus such remainder. With respect to any Residual Certificate, the undivided percentage ownership in such Class evidenced by such Certificate, as set forth on the face of such Certificate. The Residual Certificates are issuable in Percentage Interests of 20% and multiples thereof.

“Periodic Rate Cap”: With respect to each Adjustable-Rate Mortgage Loan and any Adjustment Date therefor, the fixed percentage set forth in the related Mortgage Note, which is the maximum amount by which the Mortgage Rate for such Mortgage Loan may increase or decrease (without regard to the Maximum Mortgage Rate or the Minimum Mortgage Rate) on such Adjustment Date (other than the first Adjustment Date) from the Mortgage Rate in effect immediately prior to such Adjustment Date.

“Permitted Investments”: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued or managed by the Depositor, the Servicer, the NIMS Insurer, the Trustee or any of their respective Affiliates or for which an Affiliate of the NIMS Insurer or the Trustee serves as an advisor:

(i)           direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

(ii)          (A) demand and time deposits in, certificates of deposit of, bankers’ acceptances issued by or federal funds sold by any depository institution or trust company (including the Trustee or its agent acting in their respective commercial capacities) incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state authorities, so long as, at the time of such investment or contractual commitment providing for such investment, such depository institution or trust company or its ultimate parent has a short-term uninsured debt rating in the highest available rating of Moody’s, S&P and Fitch and provided that each such investment has an original maturity of no more than 365 days; and provided further that, if the only Rating Agency is S&P and if the depository or trust company is a principal subsidiary of a bank holding company and the debt obligations of such subsidiary are not separately rated, the applicable rating shall be that of the bank holding company; and, provided further that, if the original maturity of such short-term obligations of a domestic branch of a foreign depository institution or trust company shall exceed 30 days, the short-term rating of such institution shall be “A-1+” in the case of S&P, if S&P is the Rating Agency; and (B) any other demand or time deposit or deposit which is fully insured by the FDIC;

(iii)        repurchase obligations with a term not to exceed 30 days with respect to any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) rated “A-1+” or higher by S&P and “A2” or higher by Moody’s; provided, however, that collateral transferred pursuant to such repurchase obligation must be of the type described in clause (i) above and must (A) be valued daily at current market prices plus accrued interest, (B) pursuant to such valuation, be equal, at all times, to 105% of the cash transferred by the Trustee in exchange for such collateral and (C) be delivered to the Trustee or, if the Trustee is supplying the collateral, an agent for the Trustee, in such a manner as to accomplish perfection of a security interest in the collateral by possession of certificated securities;

(iv)         securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any State thereof and that are rated by each Rating Agency in its highest long-term unsecured rating category at the time of such investment or contractual commitment providing for such investment;

(v)          commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 30 days after the date of acquisition thereof) that is rated by each Rating Agency that rates such securities in its highest short-term unsecured debt rating available at the time of such investment;

(vi)         units of money market funds, including those managed or advised by the Trustee or its Affiliates, that have been rated “AAA” by S&P and Fitch and “Aaa” by Moody’s; and

(vii)       if previously confirmed in writing to the Trustee and consented to by the NIMS Insurer, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to the Rating Agencies in writing as a permitted investment of funds backing securities having ratings equivalent to its highest initial rating of the Class A Certificates;

provided, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

“Permitted Transferee”: Any Transferee of a Residual Certificate other than a Disqualified Organization or Non-United States Person.

“Person”: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan”: Any employee benefit plan or certain other retirement plans and arrangements, including individual retirement accounts and annuities, Keogh plans and bank collective investment funds and insurance company general or separate accounts in which such plans, accounts or arrangements are invested, that are subject to ERISA or Section 4975 of the Code.

“Prepayment Assumption”: As defined in the Prospectus Supplement.

“Prepayment Charge”: With respect to any Prepayment Period, any prepayment premium, fee, penalty or charge payable by a Mortgagor in connection with any full or partial Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note (other than any Servicer Prepayment Charge Payment Amount).

“Prepayment Charge Schedule”: As of any date, the list of Prepayment Charges on the Mortgage Loans included in REMIC I on such date, attached hereto as Schedule 2 (including the Prepayment Charge Summary attached thereto). The Prepayment Charge Schedule shall set forth the following information with respect to each related Mortgage Loan:

(i)	the Mortgage Loan identifying number;
(ii)	a code indicating the type of Prepayment Charge;
(iii)	the state of origination of the related Mortgage Loan;

(iv)          the date on which the first monthly payment was due on the related Mortgage Loan;

(v)	the term of the related Mortgage Loan; and

(vi)          the Stated Principal Balance of the related Mortgage Loan as of the Cut-off Date.

The Prepayment Charge Schedule shall be amended from time to time by the Depositor in accordance with the provisions of this Agreement and a copy of such amended Prepayment Charge Schedule shall be furnished by the Depositor to the NIMS Insurer.

“Prepayment Interest Excess”: With respect to any Distribution Date, for each Mortgage Loan that was the subject of a Principal Prepayment in full during the portion of the related Prepayment Period occurring between the first day and the fifteenth day of the calendar month in which such Distribution Date occurs, an amount equal to interest (to the extent received) at the applicable Net Mortgage Rate on the amount of such Principal Prepayment for the number of days commencing on the first day of the calendar month in which such Distribution Date occurs and ending on the date on which such prepayment is so applied.

“Prepayment Interest Shortfall”: With respect to any Distribution Date, for each Mortgage Loan that was the subject of a Principal Prepayment in full during the portion of the related Prepayment Period occurring from the first day of the related Prepayment Period through the last day of the calendar month preceding the month in which such Distribution Date occurs, an amount equal to one month’s interest on the Mortgage Loan less any payments in respect of interest for such month made by the related Mortgagor.

“Prepayment Period”: With respect to any Distribution Date and any Principal Prepayment, the period commencing on the 16th day of the calendar month preceding the calendar month in which such Distribution Date occurs (or, in the case of the first Distribution Date, commencing on August 1, 2005) and ending on the 15th day of the calendar month in which such Distribution Date occurs.

“Principal Prepayment”: Any payment of principal made by the Mortgagor on a Mortgage Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any Due Date in any month or months subsequent to the month of prepayment.

“Principal Remittance Amount”: With respect to any Distribution Date, the sum of the Group I Principal Remittance Amount and the Group II Principal Remittance Amount.

“Prospectus Supplement”: That certain Prospectus Supplement dated August 22, 2005 relating to the public offering of the Class A Certificates and the Mezzanine Certificates (other than the Class M-12 Certificates).

“Purchase Price”: With respect to any Mortgage Loan or REO Property to be purchased pursuant to or as contemplated by Section 2.03, Section 3.16(c) or Section 9.01, and as confirmed by an Officer’s Certificate from the Servicer and to the Trustee, an amount equal to the sum of (i) 100% of the Stated Principal Balance thereof as of the date of purchase (or such other price as provided in Section 9.01), (ii) in the case of (x) a Mortgage Loan, accrued interest on such Stated Principal Balance at the applicable Net Mortgage Rate in effect from time to time from the Due Date as to which interest was last covered by a payment by the Mortgagor or an Advance which payment or Advance had as of the date of purchase been distributed pursuant to Section 4.01, through the end of the calendar month in which the purchase is to be effected and (y) an REO Property, the sum of (1) accrued interest on such Stated Principal Balance at the applicable Net Mortgage Rate in effect from time to time from the Due Date as to which interest was last covered by a payment by the Mortgagor or an Advance through the end of the calendar month immediately preceding the calendar month in which such REO Property was acquired, plus (2) REO Imputed Interest for such REO Property for each calendar month commencing with the calendar month in which such REO Property was acquired and ending with the calendar month in which such purchase is to be effected, net of the total of all net rental income, Insurance Proceeds, Liquidation Proceeds and Advances that as of the date of purchase had been distributed as or to cover REO Imputed Interest pursuant to Section 4.01, (iii) any unreimbursed Advances and Servicing Advances (including Nonrecoverable Advances and Nonrecoverable Servicing Advances) and any unpaid Servicing Fees allocable to such Mortgage Loan or REO Property, (iv) any amounts previously withdrawn from the Collection Account in respect of such Mortgage Loan or REO Property pursuant to Section 3.11(a)(ix) and Section 3.16(b), and (v) in

the case of a Mortgage Loan required to be purchased pursuant to Section 2.03, expenses reasonably incurred or to be incurred by the Servicer, the NIMS Insurer or the Trustee in respect of the breach or defect giving rise to the purchase obligation, including any costs and damages incurred by the Trust in connection with any violation by such loan of any predatory or abusive lending law.

“Qualified Substitute Mortgage Loan”: A mortgage loan substituted for a Deleted Mortgage Loan pursuant to the terms of this Agreement which must, on the date of such substitution, (i) have an outstanding Stated Principal Balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, not in excess of, and not more than 5% less than, the Stated Principal Balance of the Deleted Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs, (ii) have a Mortgage Rate not less than (and not more than one percentage point in excess of) the Mortgage Rate of the Deleted Mortgage Loan, (iii) with respect to any Adjustable-Rate Mortgage Loan, have a Maximum Mortgage Rate not less than the Maximum Mortgage Rate of the Deleted Mortgage Loan, (iv) with respect to any Adjustable-Rate Mortgage Loan, have a Minimum Mortgage Rate not less than the Minimum Mortgage Rate of the Deleted Mortgage Loan, (v) with respect to any Adjustable-Rate Mortgage Loan, have a Gross Margin equal to or greater than the Gross Margin of the Deleted Mortgage Loan, (vi) with respect to any Adjustable-Rate Mortgage Loan, have a next Adjustment Date not more than two months later than the next Adjustment Date on the Deleted Mortgage Loan, (vii) have a remaining term to maturity not greater than (and not more than one year less than) that of the Deleted Mortgage Loan, (viii) have the same Due Date as the Due Date on the Deleted Mortgage Loan, (ix) have a Loan-to-Value Ratio as of the date of substitution equal to or lower than the Loan-to-Value Ratio of the Deleted Mortgage Loan as of such date, (x) have a risk grading determined by the Originator at least equal to the risk grading assigned on the Deleted Mortgage Loan, (xi) have a Prepayment Charge provision at least equal to the Prepayment Charge provision in the Deleted Mortgage Loan, (xii) [reserved] and (xiii) conform to each representation and warranty set forth in Section 6 of the Mortgage Loan Purchase Agreement applicable to the Deleted Mortgage Loan. In the event that one or more mortgage loans are substituted for one or more Deleted Mortgage Loans, the amounts described in clause (i) hereof shall be determined on the basis of aggregate Stated Principal Balance, the Mortgage Rates described in clause (ii) hereof shall be determined on the basis of weighted average Mortgage Rates, the terms described in clause (vii) hereof shall be determined on the basis of weighted average remaining term to maturity, the Loan-to-Value Ratios described in clause (ix) hereof shall be satisfied as to each such mortgage loan, the risk gradings described in clause (x) hereof shall be satisfied as to each such mortgage loan and, except to the extent otherwise provided in this sentence, the representations and warranties described in clause (xiii) hereof must be satisfied as to each Qualified Substitute Mortgage Loan or in the aggregate, as the case may be.

“Rating Agency or Rating Agencies”: Moody’s, S&P and Fitch or their successors. If such agencies or their successors are no longer in existence, “Rating Agencies” shall be such nationally recognized statistical rating agencies, or other comparable Persons, designated by the Depositor, notice of which designation shall be given to the Trustee and the Servicer.

“Realized Loss”: With respect to any Liquidated Mortgage Loan or any Mortgage Loan charged off by the Servicer pursuant to this Agreement, the amount of loss realized equal to the portion of the Stated Principal Balance remaining unpaid after application of all Net Liquidation Proceeds in respect of such Mortgage Loan. If the Servicer receives Subsequent Recoveries with respect to any Mortgage Loan, the amount of the Realized Loss with respect to that Mortgage Loan will be reduced to the extent such recoveries are applied to principal distributions on any Distribution Date.

“Record Date”: With respect to each Distribution Date and any Book-Entry Certificate, the Business Day immediately preceding such Distribution Date. With respect to each Distribution Date and any other Certificates, including any Definitive Certificates, the last Business Day of the month immediately preceding the month in which such Distribution Date occurs.

“Reference Banks”: Deutsche Bank AG, Barclay’s Bank PLC, The Tokyo Mitsubishi Bank and National Westminster Bank PLC and their successors in interest; provided, however, that if any of the foregoing banks are not suitable to serve as a Reference Bank, then any leading banks selected by the Trustee (after consultation with the NIMS Insurer) which are engaged in transactions in Eurodollar deposits in the international Eurocurrency market (i) with an established place of business in London, (ii) not controlling, under the control of or under common control with the Depositor or any Affiliate thereof and (iii) which have been designated as such by the Trustee.

“Refinanced Mortgage Loan”: A Mortgage Loan the proceeds of which were not used to purchase the related Mortgaged Property.

“Regular Certificate”: Any Class A Certificate, Mezzanine Certificate, Class CE Certificate or Class P Certificate.

“Regular Interest”: A “regular interest” in a REMIC within the meaning of Section 860G(a)(1) of the Code.

“Relief Act”: The Servicemembers Civil Relief Act.

“Relief Act Interest Shortfall”: With respect to any Distribution Date and any Mortgage Loan, any reduction in the amount of interest collectible on such Mortgage Loan for the most recently ended calendar month as a result of the application of the Relief Act or any similar state or local law.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“REMIC I”: The segregated pool of assets subject hereto, constituting the primary trust created hereby and to be administered hereunder, with respect to which a REMIC election is to be made, consisting of: (i) such Mortgage Loans and Prepayment Charges as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto, and together with all collections thereon and proceeds thereof; (ii) any REO Property, together with all collections thereon and proceeds thereof; (iii) the Trustee’s rights with respect to the Mortgage Loans under all insurance policies, required to be maintained pursuant to this Agreement and any proceeds thereof; (iv) the Depositor’s rights under the Mortgage Loan Purchase Agreement (including any security interest created thereby); and (v) the Collection Account (other than any amounts representing any Servicer Prepayment Charge Payment Amount), the Distribution Account (other than any amounts representing any Servicer Prepayment Charge Payment Amount) and any REO Account, and such assets that are deposited therein from time to time and any investments thereof, together with any and all income, proceeds and payments with respect thereto. Notwithstanding the foregoing, however, REMIC I specifically excludes the Net WAC Rate Carryover Reserve Account, the Servicer Prepayment Charge Payment Amount, the Interest Rate Swap Agreement, the Swap Account, all payments and other collections of principal and interest due on the Mortgage Loans on or before the Cut-off Date and all Prepayment Charges payable in connection with Principal Prepayments made before the Cut-off Date.

“REMIC I Group I Regular Interests”: REMIC I Regular Interest I and REMIC I Regular Interest I-1-A through REMIC I Regular Interest I-40-B as designated in the Preliminary Statement hereto.

“REMIC I Group II Regular Interests”: REMIC I Regular Interest II-1-A through REMIC II Regular Interest I-40-B as designated in the Preliminary Statement hereto.

“REMIC I Regular Interest”: Any of the 162 separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a “regular interest” in REMIC I. Each REMIC I Regular Interest shall accrue interest at the related REMIC I Remittance Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Balance as set forth in the Preliminary Statement hereto.

“REMIC I Remittance Rate”: With respect to REMIC I Regular Interest I and REMIC I Regular Interest P, a per annum rate equal to the weighted average of the Expense Adjusted Net Mortgage Rates of the Group I Mortgage Loans. With respect to each REMIC I Group I Regular Interest ending with the designation “A”, a per annum rate equal to the weighted average of the Expense Adjusted Net Mortgage Rates of the Group I Mortgage Loans multiplied by 2, subject to a maximum rate of 8.7150%. With respect to each REMIC I Group I Regular Interest ending with the designation “B”, the greater of (x) a per annum rate equal to the excess, if any, of (i) 2 multiplied by the weighted average of the Expense Adjusted Net Mortgage Rates of the Group I Mortgage Loans over (ii) 8.7150% and (y) 0.00%. With respect to REMIC I Regular Interest II, a per annum rate equal to the weighted average of the Expense Adjusted Net Mortgage Rates of the Group II Mortgage Loans With respect to each REMIC I Group II Regular Interest ending with the designation “A”, a per annum rate equal to the weighted average of the Expense Adjusted Net Mortgage Rates of the Group II Mortgage Loans multiplied by 2, subject to a maximum rate of 8.7150%. With respect to each REMIC I Group II Regular Interest ending with the designation “B”, the greater of (x) a per annum rate equal to the excess, if any, of (i) 2 multiplied by the weighted average of the Expense Adjusted Net Mortgage Rates of the Group II Mortgage Loans over (ii) 8.7150% and (y) 0.00%.

“REMIC II Interest Loss Allocation Amount”: With respect to any Distribution Date, an amount (subject to adjustment based on the actual number of days elapsed in the respective Accrual Periods for the indicated Regular Interests for such Distribution Date) equal to (a) the product of (i) 50% of the aggregate Stated Principal Balance of the Mortgage Loans and REO Properties then outstanding and (ii) the REMIC II Remittance Rate for REMIC II Regular Interest II-LTAA minus the Marker Rate, divided by (b) 12.

“REMIC II Marker Allocation Percentage”: 50% of any amount payable or loss attributable from the Mortgage Loans, which shall be allocated to the REMIC II Regular Interests.

“REMIC II Overcollateralized Amount”: With respect to any date of determination, (i) 0.50% of the aggregate Uncertificated Balance of the REMIC II Regular Interests minus (ii) the aggregate Uncertificated Balance of REMIC II Regular Interest II-LTA1, REMIC II Regular Interest II-LTA2, REMIC II Regular Interest II-LTA3, REMIC II Regular Interest II-LTA4, REMIC II Regular Interest II-LTA5, REMIC II Regular Interest II-LTM1, REMIC II Regular Interest II-LTM2, REMIC II Regular Interest II-LTM3, REMIC II Regular Interest II-LTM4, REMIC II Regular Interest II-LTM5, REMIC II Regular Interest II-LTM6, REMIC II Regular Interest II-LTM7, REMIC II Regular Interest II-LTM8, REMIC II Regular Interest II-LTM9, REMIC II Regular Interest II-LTM10, REMIC II Regular Interest II-LTM11, REMIC II Regular Interest II-LTM12 and REMIC II Regular Interest II-LTP, in each case as of such date of determination.

“REMIC II Principal Loss Allocation Amount”: With respect to any Distribution Date, an amount equal to the product of (i) 50% of the aggregate Stated Principal Balance of the Mortgage Loans and REO Properties then outstanding and (ii) 1 minus a fraction, the numerator of which is two times the aggregate Uncertificated Balance of REMIC II Regular Interest II-LTA1, REMIC II Regular Interest II-LTA2, REMIC II Regular Interest II-LTA3, REMIC II Regular Interest II-LTA4, REMIC II Regular Interest II-LTA5, REMIC II Regular Interest II-LTM1, REMIC II Regular Interest II-LTM2, REMIC II Regular Interest II-LTM3, REMIC II Regular Interest II-LTM4, REMIC II Regular Interest II-LTM5, REMIC II Regular Interest II-LTM6, REMIC II Regular Interest II-LTM7, REMIC II Regular Interest II-LTM8, REMIC II Regular Interest II-LTM9, REMIC II Regular Interest II-LTM10, REMIC II Regular Interest II-LTM11, REMIC II Regular Interest II-LTM12 and the denominator of which is the aggregate Uncertificated Balance of REMIC II Regular Interest II-LTA1, REMIC II Regular Interest II-LTA2, REMIC II Regular Interest II-LTA3, REMIC II Regular Interest II-LTA4, REMIC II Regular Interest II-LTA5, REMIC II Regular Interest II-LTM1, REMIC II Regular Interest II-LTM2, REMIC II Regular Interest II-LTM3, REMIC II Regular Interest II-LTM4, REMIC II Regular Interest II-LTM5, REMIC II Regular Interest II-LTM6, REMIC II Regular Interest II-LTM7, REMIC II Regular Interest II-LTM8, REMIC II Regular Interest II-LTM9, REMIC II Regular Interest II-LTM10, REMIC II Regular Interest II-LTM11, REMIC II Regular Interest II-LTM12 and REMIC II Regular Interest II-LTZZ.

“REMIC II Regular Interest”: Any of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a “regular interest” in REMIC II. Each REMIC II Regular Interest shall accrue interest at the related REMIC II Remittance Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Balance as set forth in the Preliminary Statement hereto. The REMIC II Regular Interests are as follows: REMIC II Regular Interest II-LTAA, REMIC II Regular Interest II-LTA1, REMIC II Regular Interest II-LTA2, REMIC II Regular Interest II-LTA3, REMIC II Regular Interest II-LTA4, REMIC II Regular Interest II-LTA5, REMIC II Regular Interest II-LTM1, REMIC II Regular Interest II-LTM2, REMIC II Regular Interest II-LTM3, REMIC II Regular Interest II-LTM4, REMIC II Regular Interest II-LTM5, REMIC II Regular Interest II-LTM6, REMIC II Regular Interest II-LTM7, REMIC II Regular Interest II-LTM8, REMIC II Regular Interest II-LTM9, REMIC II Regular Interest II-LTM10, REMIC II Regular Interest II-LTM11, REMIC II Regular Interest II-LTM12, REMIC II Regular Interest II-LTP, REMIC II Regular Interest II-LTXX, REMIC II Regular Interest II-TLZZ, REMIC II Regular Interest II-LT1GRP, REMIC II Regular Interest II-LT1SUB, REMIC II Regular Interest II-LT2GRP and REMIC II Regular Interest II-LT2SUB.

“REMIC II Remittance Rate”: With respect to REMIC II Regular Interest II-LTAA, REMIC II Regular Interest II-LTA1, REMIC II Regular Interest II-LTA2, REMIC II Regular Interest II-LTA3, REMIC II Regular Interest II-LTA4, REMIC II Regular Interest II-LTA5, REMIC II Regular Interest II-LTM1, REMIC II Regular Interest II-LTM2, REMIC II Regular Interest II-LTM3, REMIC II Regular Interest II-LTM4, REMIC II Regular Interest II-LTM5, REMIC II Regular Interest II-LTM6, REMIC II Regular Interest II-LTM7, REMIC II Regular Interest II-LTM8, REMIC II Regular Interest II-LTM9, REMIC II Regular Interest II-LTM10, REMIC II Regular Interest II-LTM11, REMIC II Regular Interest II-LTM12, REMIC II Regular Interest II-LTZZ, REMIC II Regular Interest II-LTP, REMIC II Regular Interest II-LT1SUB, REMIC II Regular Interest II-LT2SUB and REMIC II Regular Interest II-LTXX, a per annum rate (but not less than zero) equal to the weighted average of: (w) with respect to REMIC I Regular Interest I, REMIC I Regular Interest II and REMIC I Regular Interest P, the REMIC I Remittance Rate for each such REMIC I Regular Interest for each such Distribution Date, (x) with respect to each REMIC I Regular Interest ending with the designation “B”, the weighted average of the REMIC I Remittance Rates for such REMIC I Regular Interests, weighted on the basis of the Uncertificated Balances of such REMIC I Regular Interests for each such Distribution Date and (y) with respect to REMIC I Regular Interests ending with the designation “A”, for each Distribution Date listed below, the weighted average of the rates listed below for each such REMIC I Regular Interest listed below, weighted on the basis of the Uncertificated Balances of each such REMIC I Regular Interest for each such Distribution Date:

Distribution Date	REMIC I Regular Interest	Rate
1	I-1-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
2	I-2-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-2-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate REMIC I Remittance Rate
	I-1-A	REMIC I Remittance Rate
	II-1-A	REMIC I Remittance Rate
3	I-3-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-3-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A and I-2-A	REMIC I Remittance Rate

	II-1-A and II-2-A	REMIC I Remittance Rate
4	I-4-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-4-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-3-A	REMIC I Remittance Rate
	II-1-A through II-3-A	REMIC I Remittance Rate
5	I-5-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-5-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-4-A	REMIC I Remittance Rate
	II-1-A through II-4-A	REMIC I Remittance Rate
6	I-6-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-6-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-5-A	REMIC I Remittance Rate
	II-1-A through II-5-A	REMIC I Remittance Rate
7	I-7-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-7-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-6-A	REMIC I Remittance Rate
	II-1-A through II-6-A	REMIC I Remittance Rate
8	I-8-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-8-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-7-A	REMIC I Remittance Rate
	II-1-A through II-7-A	REMIC I Remittance Rate
9	I-9-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-9-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-8-A	REMIC I Remittance Rate
	II-1-A through II-8-A	REMIC I Remittance Rate
10	I-10-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-10-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-9-A	REMIC I Remittance Rate
	II-1-A through II-9-A	REMIC I Remittance Rate
11	I-11-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-11-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-10-A	REMIC I Remittance Rate
	II-1-A through II-10-A	REMIC I Remittance Rate
12	I-12-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-12-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-11-A	REMIC I Remittance Rate
	II-1-A through II-11-A	REMIC I Remittance Rate
13	I-13-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-13-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-12-A	REMIC I Remittance Rate
	II-1-A through II-12-A	REMIC I Remittance Rate
14	I-14-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-14-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-13-A	REMIC I Remittance Rate

	II-1-A through II-13-A	REMIC I Remittance Rate
15	I-15-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-15-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-14-A	REMIC I Remittance Rate
	II-1-A through II-14-A	REMIC I Remittance Rate
16	I-16-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-16-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-15-A	REMIC I Remittance Rate
	II-1-A through II-15-A	REMIC I Remittance Rate
17	I-17-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-17-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-16-A	REMIC I Remittance Rate
	II-1-A through II-16-A	REMIC I Remittance Rate
18	I-18-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-18-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-17-A	REMIC I Remittance Rate
	II-1-A through II-17-A	REMIC I Remittance Rate
19	I-19-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-19-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-18-A	REMIC I Remittance Rate
	II-1-A through II-18-A	REMIC I Remittance Rate
20	I-20-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-20-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-19-A	REMIC I Remittance Rate
	II-1-A through II-19-A	REMIC I Remittance Rate
21	I-21-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-21-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-20-A	REMIC I Remittance Rate
	II-1-A through II-20-A	REMIC I Remittance Rate
22	I-22-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-22-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-21-A	REMIC I Remittance Rate
	II-1-A through II-21-A	REMIC I Remittance Rate
23	I-23-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-23-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-22-A	REMIC I Remittance Rate
	II-1-A through II-22-A	REMIC I Remittance Rate
24	I-24-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-24-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-23-A	REMIC I Remittance Rate
	II-1-A through II-23-A	REMIC I Remittance Rate
25	I-25-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-25-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-24-A	REMIC I Remittance Rate

	II-1-A through II-24-A	REMIC I Remittance Rate
26	I-26-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-26-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-25-A	REMIC I Remittance Rate
	II-1-A through II-25-A	REMIC I Remittance Rate
27	I-27-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-27-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-26-A	REMIC I Remittance Rate
	II-1-A through II-26-A	REMIC I Remittance Rate
28	I-28-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-28-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-27-A	REMIC I Remittance Rate
	II-1-A through II-27-A	REMIC I Remittance Rate
29	I-29-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-29-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-28-A	REMIC I Remittance Rate
	II-1-A through II-28-A	REMIC I Remittance Rate
30	I-30-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-30-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-29-A	REMIC I Remittance Rate
	II-1-A through II-29-A	REMIC I Remittance Rate
31	I-31-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-31-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-30-A	REMIC I Remittance Rate
	II-1-A through II-30-A	REMIC I Remittance Rate
32	I-32-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-32-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-31-A	REMIC I Remittance Rate
	II-1-A through II-31-A	REMIC I Remittance Rate
33	I-33-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-33-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-32-A	REMIC I Remittance Rate
	II-1-A through II-32-A	REMIC I Remittance Rate
34	I-34-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-34-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-33-A	REMIC I Remittance Rate
	II-1-A through II-33-A	REMIC I Remittance Rate
35	I-35-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-35-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-34-A	REMIC I Remittance Rate
	II-1-A through II-34-A	REMIC I Remittance Rate
36	I-36-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-36-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-35-A	REMIC I Remittance Rate

	II-1-A through II-35-A	REMIC I Remittance Rate
37	I-37-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-37-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-36-A	REMIC I Remittance Rate
	II-1-A through II-36-A	REMIC I Remittance Rate
38	I-38-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-38-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-37-A	REMIC I Remittance Rate
	II-1-A through II-37-A	REMIC I Remittance Rate
39	I-39-A and I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-39-A and II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-38-A	REMIC I Remittance Rate
	II-1-A through II-38-A	REMIC I Remittance Rate
40	I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-39-A	REMIC I Remittance Rate
	II-1-A through II-39-A	REMIC I Remittance Rate
thereafter	I-1-A through I-40-A	REMIC I Remittance Rate
	II-1-A through II-40-A	REMIC I Remittance Rate

With respect to REMIC II Regular Interest II-LT1GRP, a per annum rate (but not less than zero) equal to the weighted average of: (w) with respect to REMIC I Regular Interest I and REMIC I Regular Interest P, the REMIC I Remittance Rate for each such REMIC 1 Regular Interest for each such Distribution Date, (x) with respect to REMIC I Group I Regular Interests ending with the designation “B”, the weighted average of the REMIC I Remittance Rates for such REMIC I Regular Interests, weighted on the basis of the Uncertificated Balances of each such REMIC I Regular Interest for each such Distribution Date and (y) with respect to REMIC I Group I Regular Interests ending with the designation “A”, for each Distribution Date listed below, the weighted average of the rates listed below for such REMIC I Regular Interests listed below, weighted on the basis of the Uncertificated Balances of each such REMIC I Regular Interest for each such Distribution Date:

Distribution Date	REMIC I Regular Interest	Rate
1	I-1-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate

2	I-2-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A	REMIC I Remittance Rate

3	I-3-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A and I-2-A	REMIC I Remittance Rate

4	I-4-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-3-A	REMIC I Remittance Rate

5	I-5-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-4-A	REMIC I Remittance Rate

6	I-6-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-5-A	REMIC I Remittance Rate

7	I-7-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-6-A	REMIC I Remittance Rate

8	I-8-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-7-A	REMIC I Remittance Rate

9	I-9-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-8-A	REMIC I Remittance Rate

10	I-10-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-9-A	REMIC I Remittance Rate

11	I-11-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-10-A	REMIC I Remittance Rate

12	I-12-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-11-A	REMIC I Remittance Rate

13	I-13-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-12-A	REMIC I Remittance Rate

14	I-14-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-13-A	REMIC I Remittance Rate

15	I-15-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-14-A	REMIC I Remittance Rate

16	I-16-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-15-A	REMIC I Remittance Rate

17	I-17-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-16-A	REMIC I Remittance Rate

18	I-18-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-17-A	REMIC I Remittance Rate

19	I-19-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-18-A	REMIC I Remittance Rate

20	I-20-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-19-A	REMIC I Remittance Rate

21	I-21-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-20-A	REMIC I Remittance Rate

22	I-22-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-21-A	REMIC I Remittance Rate

23	I-23-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-22-A	REMIC I Remittance Rate

24	I-24-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-23-A	REMIC I Remittance Rate

25	I-25-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-24-A	REMIC I Remittance Rate

26	I-26-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-25-A	REMIC I Remittance Rate

27	I-27-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-26-A	REMIC I Remittance Rate

28	I-28-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-27-A	REMIC I Remittance Rate

29	I-29-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-28-A	REMIC I Remittance Rate

30	I-30-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-29-A	REMIC I Remittance Rate

31	I-31-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-30-A	REMIC I Remittance Rate

32	I-32-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-31-A	REMIC I Remittance Rate

33	I-33-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-32-A	REMIC I Remittance Rate

34	I-34-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-33-A	REMIC I Remittance Rate

35	I-35-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-34-A	REMIC I Remittance Rate

36	I-36-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-35-A	REMIC I Remittance Rate

37	I-37-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-36-A	REMIC I Remittance Rate

38	I-38-A through I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-37-A	REMIC I Remittance Rate

39	I-39-A and I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-38-A	REMIC I Remittance Rate

40	I-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-39-A	REMIC I Remittance Rate

thereafter	I-1-A through I-40-A	REMIC I Remittance Rate

With respect to REMIC II Regular Interest II-LT2GRP, a per annum rate (but not less than zero) equal to the weighted average of: (w) with respect to REMIC I Regular Interest II, the REMIC I Remittance Rate for each such REMIC 1 Regular Interest for each such Distribution Date, (x) with respect to REMIC I Group II Regular Interests ending with the designation “B”, the weighted average of the REMIC I Remittance Rates for such REMIC I Regular Interests, weighted on the basis of the Uncertificated Balances of each such REMIC I Regular Interest for each such Distribution Date and (y) with respect to REMIC I Group II Regular Interests ending with the designation “A”, for each Distribution Date listed below, the weighted average of the rates listed below for such REMIC I Regular Interests listed below, weighted on the basis of the Uncertificated Balances of each such REMIC I Regular Interest for each such Distribution Date:

Distribution Date	REMIC I Regular Interest	Rate
1	II-1-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate

2	II-2-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A	REMIC I Remittance Rate

3	II-3-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A and II-2-A	REMIC I Remittance Rate

4	II-4-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-3-A	REMIC I Remittance Rate

5	II-5-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-4-A	REMIC I Remittance Rate

6	II-6-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-5-A	REMIC I Remittance Rate

7	II-7-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-6-A	REMIC I Remittance Rate

8	II-8-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-7-A	REMIC I Remittance Rate

9	II-9-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-8-A	REMIC I Remittance Rate

10	II-10-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-9-A	REMIC I Remittance Rate

11	II-11-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-10-A	REMIC I Remittance Rate

12	II-12-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-11-A	REMIC I Remittance Rate

13	II-13-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-12-A	REMIC I Remittance Rate

14	II-14-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-13-A	REMIC I Remittance Rate

15	II-15-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-14-A	REMIC I Remittance Rate

16	II-16-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-15-A	REMIC I Remittance Rate

17	II-17-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-16-A	REMIC I Remittance Rate

18	II-18-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-17-A	REMIC I Remittance Rate

19	II-19-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-18-A	REMIC I Remittance Rate

20	II-20-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-19-A	REMIC I Remittance Rate

21	II-21-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-20-A	REMIC I Remittance Rate

22	II-22-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-21-A	REMIC I Remittance Rate

23	II-23-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-22-A	REMIC I Remittance Rate

24	II-24-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-23-A	REMIC I Remittance Rate

25	II-25-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-24-A	REMIC I Remittance Rate

26	II-26-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate

	II-1-A through II-25-A	REMIC I Remittance Rate

27	II-27-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-26-A	REMIC I Remittance Rate

28	II-28-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-27-A	REMIC I Remittance Rate

29	II-29-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-28-A	REMIC I Remittance Rate

30	II-30-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-29-A	REMIC I Remittance Rate

31	II-31-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-30-A	REMIC I Remittance Rate

32	II-32-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-31-A	REMIC I Remittance Rate

33	II-33-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-32-A	REMIC I Remittance Rate

34	II-34-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-33-A	REMIC I Remittance Rate

35	II-35-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-34-A	REMIC I Remittance Rate

36	II-36-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-35-A	REMIC I Remittance Rate

37	II-37-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-36-A	REMIC I Remittance Rate

38	II-38-A through II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-37-A	REMIC I Remittance Rate

39	II-39-A and II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-38-A	REMIC I Remittance Rate

40	II-40-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-39-A	REMIC I Remittance Rate

thereafter	II-1-A through II-40-A	REMIC I Remittance Rate

With respect to REMIC II Regular Interest II-LTIO, and (i) the first Distribution Date through the 52nd Distribution Date, the excess of (x) the weighted average of the Uncertificated REMIC I Pass-Through Rates for REMIC I Regular Interests including the designation “SWAP”, over (y) 2 multiplied by Swap LIBOR. and (ii) thereafter, 0.00%.

“REMIC II Required Overcollateralized Amount”: 0.50% of the Overcollateralization Target Amount.

“REMIC II Subordinated Balance Ratio”: The ratio among the Uncertificated Balance of each REMIC II Regular Interest ending with the designation “SUB,” equal to the ratio among, with respect to each such REMIC II Regular Interest, the excess of (x) the aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group over (y) the current Certificate Principal Balance of the Class A Certificates in the related Loan Group.

“REMIC II Sub WAC Allocation Percentage”: 50% of any amount payable or loss attributable from the Mortgage Loans, which shall be allocated to REMIC II Regular Interest II-LT1SUB, REMIC II Regular Interest II-LT1GRP, REMIC II Regular Interest II-LT2SUB, REMIC II Regular Interest II-LT2GRP and REMIC II Regular Interest II-LTXX.

“REMIC III”: The segregated pool of assets consisting of all of the REMIC II Regular Interests conveyed in trust to the Trustee, for the benefit of the REMIC III Certificateholders pursuant to Section 2.07, and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC III Certificate”: Any Regular Certificate (other than a Class CE Certificate or Class P Certificate) or Class R Certificate.

“REMIC III Certificateholder”: The Holder of any REMIC III Certificate.

“REMIC III Regular Interest”: Any Class A Certificate, Mezzanine Certificate, the Class CE Interest or the Class P Interest.

“REMIC IV”: The segregated pool of assets consisting of all of the Class CE Interest conveyed in trust to the Trustee, for the benefit of the Holders of the Regular Certificates and the Class R-X Certificate (in respect of the Class R-IV Interest), pursuant to Article II hereunder, and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC V”: The segregated pool of assets consisting of all of the Class P Interest conveyed in trust to the Trustee, for the benefit of the Holders of the Regular Certificates and the Class R-X Certificate (in respect of the Class R-V Interest), pursuant to Article II hereunder, and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC VI Regular Interest”: REMIC VI Regular Interest SWAP-IO.

“REMIC VI”: The segregated pool of assets consisting of the Class SWAP-IO Interest conveyed in trust to the Trustee, for the benefit of the Holders of REMIC VI Regular Interest SWAP-IO and the Class R-X Certificate (in respect of the Class R-VI Interest), pursuant to Article II hereunder, and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC Provisions”: Provisions of the federal income tax law relating to REMICs, which appear at Section 860A through 860G of the Code, and related provisions, and proposed, temporary and final regulations and published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

“REMIC Regular Interest”: Any REMIC I Regular Interest, REMIC II Regular Interest, REMIC III Regular Interest or REMIC VI Regular Interest SWAP-IO.

“REMIC Remittance Rate”: The REMIC I Remittance Rate or the REMIC II Remittance Rate.

“Remittance Report”: A report prepared by the Servicer, with such additions, deletions and modifications as agreed to by the Servicer and the Trustee, and delivered to the Trustee and the NIMS Insurer pursuant to Section 4.03.

“Rents from Real Property”: With respect to any REO Property, gross income of the character described in Section 856(d) of the Code as being included in the term “rents from real property.”

“REO Account”: The account or accounts maintained, or caused to be maintained, by the Servicer in respect of an REO Property pursuant to Section 3.23.

“REO Disposition”: The sale or other disposition of an REO Property on behalf of REMIC I.

“REO Imputed Interest”: As to any REO Property, for any calendar month during which such REO Property was at any time part of REMIC I, one month’s interest at the applicable Net Mortgage Rate on the Stated Principal Balance of such REO Property (or, in the case of the first such calendar month, of the related Mortgage Loan, if appropriate) as of the close of business on the Distribution Date in such calendar month.

“REO Principal Amortization”: With respect to any REO Property, for any calendar month, the excess, if any, of (a) the aggregate of all amounts received in respect of such REO Property during such calendar month, whether in the form of rental income, sale proceeds (including, without limitation, that portion of the Termination Price paid in connection with a purchase of all of the Mortgage Loans and REO Properties pursuant to Section 9.01 that is allocable to such REO Property) or otherwise, net of any portion of such amounts (i) payable pursuant to Section 3.23(c) in respect of the proper operation, management and maintenance of such REO Property or (ii) payable or reimbursable to the Servicer pursuant to Section 3.23(d) for unpaid Servicing Fees in respect of the related Mortgage Loan and unreimbursed Advances and Servicing Advances in respect of such REO Property or the related Mortgage Loan, over (b) the REO Imputed Interest in respect of such REO Property for such calendar month.

“REO Property”: A Mortgaged Property acquired by the Servicer on behalf of REMIC I through foreclosure or deed-in-lieu of foreclosure, as described in Section 3.23.

“Request for Release”: A request for release in such electronic or other format as shall be mutually agreeable by the Trustee and the Servicer, in substantially the form of Exhibit E attached hereto.

“Reserve Interest Rate”: With respect to any Interest Determination Date, the rate per annum that the Trustee determines to be either (i) the arithmetic mean (rounded upwards if necessary to the nearest whole multiple of 1/16%) of the one-month U.S. dollar lending rates which New York City banks selected by the Trustee are quoting on the relevant Interest Determination Date to the principal London offices of leading banks in the London interbank market or (ii) in the event that the Trustee can determine no such arithmetic mean, the lowest one-month U.S. dollar lending rate which New York City banks selected by the Trustee are quoting on such Interest Determination Date to leading European banks.

“Residential Dwelling”: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a Fannie Mae eligible condominium project, (iv) a manufactured home, or (v) a detached one-family dwelling in a planned unit development, none of which is a co-operative or mobile home.

“Residual Certificate”: Any one of the Class R Certificates and the Class R-X Certificates.

“Residual Interest”: The sole class of “residual interests” in a REMIC within the meaning of Section 860G(a)(2) of the Code.

“Responsible Officer”: When used with respect to the Trustee, the Chairman or Vice Chairman of the Board of Directors or Trustees, the Chairman or Vice Chairman of the Executive or Standing Committee of the Board of Directors or Trustees, the President, the Chairman of the Committee on Trust Matters, any vice president, any assistant vice president, the Secretary, any assistant secretary, the Treasurer, any assistant treasurer, the Cashier, any assistant cashier, any trust officer or assistant trust officer, the Controller and any assistant controller or any other officer of the Trustee, customarily performing functions similar to those performed by any of the above designated officers and, with respect to a particular matter, to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“S&P”: Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. or its successor in interest.

“Seller”: UBS Real Estate Securities Inc. or its successor in interest, in its capacity as seller under the Mortgage Loan Purchase Agreement.

“Senior Principal Distribution Amount”: With respect to any Distribution Date, the sum of (i) the Group I Senior Principal Distribution Amount and (ii) the Group II Senior Principal Distribution Amount.

“Servicer”: Countrywide Home Loans Servicing LP or its successor in interest, in its capacity as servicer hereunder.

“Servicer Event of Default”: One or more of the events described in Section 7.01.

“Servicer Prepayment Charge Payment Amount”: The amounts payable by the Servicer in respect of any waived Prepayment Charges pursuant to Section 2.05 or Section 3.01.

“Servicer Remittance Date”: With respect to any Distribution Date, by 3:00 p.m. New York time on the Business Day immediately preceding the Distribution Date.

“Servicing Account”: The account or accounts created and maintained pursuant to Section 3.09.

“Servicing Advances”: All customary, reasonable and necessary “out of pocket” costs and expenses (including reasonable attorneys’ fees and disbursements), including, but not limited to, the cost of (i) the preservation, restoration, inspection and protection of the Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, in respect of a particular Mortgage Loan, (iii) the management and liquidation of the REO Property and (iv) compliance with the obligations under Sections 3.01, 3.09, 3.16 and 3.23. The Servicer shall not be required to make any Servicing Advance that would be a Nonrecoverable Servicing Advance.

“Servicing Fee”: With respect to each Mortgage Loan and for any calendar month, an amount equal to one-twelfth of the Servicing Fee Rate (without regards to the words “per annum” in the definition thereof) multiplied by the Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period.

“Servicing Fee Rate”: 0.50% per annum.

“Servicing Officer”: Any officer of the Servicer involved in or responsible for the administration and servicing of the Mortgage Loans, whose name appears on a list of servicing officers furnished by the Servicer to the Trustee upon request, as such list may from time to time be amended.

“Servicing Transfer Costs”: Shall mean all reasonable costs and expenses incurred by the Trustee in connection with the transfer of servicing from a predecessor servicer, including, without limitation, any reasonable costs or expenses associated with the complete transfer of all servicing data and the completion, correction or manipulation of such servicing data as may be required by the Trustee to correct any errors or insufficiencies in the servicing data or otherwise to enable the Trustee to service the Mortgage Loans properly and effectively.

“Single Certificate”: With respect to any Class of Certificates (other than the Class P Certificates and the Residual Certificates), a hypothetical Certificate of such Class evidencing a Percentage Interest for such Class corresponding to an initial Certificate Principal Balance of $1,000. With respect to the Class P Certificates and the Residual Certificates, a hypothetical Certificate of such Class evidencing a 100% Percentage Interest in such Class.

“Startup Day”: With respect to each Trust REMIC, the day designated as such pursuant to Section 10.01(b) hereof.

“Stated Principal Balance”: With respect to any Mortgage Loan: (a) as of any date of determination up to but not including the Distribution Date on which the proceeds, if any, of a

Liquidation Event with respect to such Mortgage Loan would be distributed, the Cut-off Date Principal Balance of such Mortgage Loan, as shown in the Mortgage Loan Schedule, minus the sum of (i) the principal portion of each Monthly Payment due on a Due Date subsequent to the Cut-off Date, to the extent received from the Mortgagor or advanced by the Servicer and distributed pursuant to Section 4.01 on or before such date of determination, (ii) all Principal Prepayments received after the Cut-off Date, to the extent distributed pursuant to Section 4.01 on or before such date of determination, (iii) all Liquidation Proceeds and Insurance Proceeds applied by the Servicer as recoveries of principal in accordance with the provisions of Section 3.16, to the extent distributed pursuant to Section 4.01 on or before such date of determination, and (iv) any Realized Loss incurred with respect thereto as a result of a Deficient Valuation made during or prior to the Prepayment Period for the most recent Distribution Date coinciding with or preceding such date of determination; and (b) as of any date of determination coinciding with or subsequent to the Distribution Date on which the proceeds, if any, of a Liquidation Event with respect to such Mortgage Loan would be distributed, zero. With respect to any REO Property: (a) as of any date of determination up to but not including the Distribution Date on which the proceeds, if any, of a Liquidation Event with respect to such REO Property would be distributed, an amount (not less than zero) equal to the Stated Principal Balance of the related Mortgage Loan as of the date on which such REO Property was acquired on behalf of REMIC I, minus the sum of (i) if such REO Property was acquired before the Distribution Date in any calendar month, the principal portion of the Monthly Payment due on the Due Date in the calendar month of acquisition, to the extent advanced by the Servicer and distributed pursuant to Section 4.01 on or before such date of determination, and (ii) the aggregate amount of REO Principal Amortization in respect of such REO Property for all previously ended calendar months, to the extent distributed pursuant to Section 4.01 on or before such date of determination; and (b) as of any date of determination coinciding with or subsequent to the Distribution Date on which the proceeds, if any, of a Liquidation Event with respect to such REO Property would be distributed, zero.

“Stepdown Date”: The earlier to occur of (i) the Distribution Date on which the aggregate Certificate Principal Balance of the Class A Certificates has been reduced to zero and (ii) the later to occur of (x) the Distribution Date occurring in September 2008 and (y) the first Distribution Date on which the Credit Enhancement Percentage (calculated for this purpose only after taking into account payments of principal on the Mortgage Loans but prior to distribution of the Group I Principal Distribution Amount and the Group II Principal Distribution Amount to the Certificates then entitled to distributions of principal on such Distribution Date) for the Class A Certificates is equal to or greater than 42.00%.

“Sub-Servicer”: Any Person with which the Servicer has entered into a Sub-Servicing Agreement and which meets the qualifications of a Sub-Servicer pursuant to Section 3.02.

“Sub-Servicing Account”: An account established by a Sub-Servicer which meets the requirements set forth in Section 3.08 and is otherwise acceptable to the Servicer.

“Sub-Servicing Agreement”: The written contract between the Servicer and a Sub-Servicer, relating to servicing and administration of certain Mortgage Loans, which meets the requirements set forth in Section 3.02.

“Subsequent Recoveries”: As of any Distribution Date, unexpected amounts received by the Servicer (net of any related expenses permitted to be reimbursed to the Servicer) specifically related to a Mortgage Loan that was the subject of a liquidation or an REO Disposition prior to the related Prepayment Period that resulted in a Realized Loss.

“Substitution Adjustment Amount”: As defined in Section 2.03(b).

“Swap Administration Agreement”: As defined in Section 4.08(b).

“Swap Account”: The account or accounts created and maintained pursuant to Section 4.08. The Swap Account must be an Eligible Account.

“Swap Administrator”: U.S. Bank National Association, a national banking association, or its successor in interest, or any successor Swap Administrator appointed pursuant to the Swap Administration Agreement.

“Swap Interest Shortfall Amount”: Any shortfall of interest with respect to any Class of Certificates resulting from the application of the Net WAC Pass-Through Rate due to a discrepancy between the Uncertificated Notional Amount of the Class SWAP-IO Interest and the scheduled notional amount pursuant to the Swap Administration Agreement.

“Swap LIBOR”: A per annum rate equal to the floating rate payable by the Swap Provider under the Swap Agreement.

“Swap Provider”:	Swiss Re Financial Products Corporation.

“Swap Provider Trigger Event”: A Swap Termination Payment that is triggered upon: (i) an Event of Default under the Interest Rate Swap Agreement with respect to which the Swap Provider is a Defaulting Party (as defined in the Interest Rate Swap Agreement), (ii) a Termination Event under the Interest Rate Swap Agreement with respect to which the Swap Provider is the sole Affected Party (as defined in the Interest Rate Swap Agreement) or (iii) an Additional Termination Event under the Interest Rate Swap Agreement with respect to which the Swap Provider is the sole Affected Party.

“Swap Termination Payment”: The payment due under the Interest Rate Swap Agreement upon the early termination of the Interest Rate Swap Agreement.

“Tax Returns”: The federal income tax return on Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of the Trust Fund due to the classification of portions thereof as REMICs under the REMIC Provisions, together with any and all other information reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue Service or any other governmental taxing authority under any applicable provisions of federal, state or local tax laws.

“Telerate Page 3750”: The display designated as page “3750” on the Dow Jones Telerate Capital Markets Report (or such other page as may replace page 3750 on that report for the purpose of displaying London interbank offered rates of major banks).

“Termination Price”: As defined in Section 9.01.

“Terminator”: As defined in Section 9.01.

“Transfer”: Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

“Transferee”: Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

“Transferor”: Any Person who is disposing by Transfer of any Ownership Interest in a Certificate.

“Trigger Event”: A Trigger Event is in effect with respect to any Distribution Date on or after the Stepdown Date if:

(a)          the Delinquency Percentage exceeds 38.15% of the Credit Enhancement Percentage; or

(b)          the aggregate amount of Realized Losses incurred since the Cut-off Date through the last day of the related Due Period (reduced by the aggregate amount of Subsequent Recoveries received since the Cut-off Date through the last day of the related Due Period) divided by the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date exceeds the applicable percentages set forth below with respect to such Distribution Date:

Distribution Date Occurring In	Percentage
September 2007 through August 2008	1.30% for the first month, plus an additional 1/12th of 1.55% for each month thereafter.
September 2008 through August 2009	2.85% for the first month, plus an additional 1/12th of 1.65% for each month thereafter.
September 2009 through August 2010	4.50% for the first month, plus an additional 1/12th of 1.30% for each month thereafter.
September 2010 through August 2011	5.80% for the first month, plus an additional 1/12th of 0.70% for each month thereafter.
September 2011 through August 2012	6.50% for the first month, plus an additional 1/12th of 0.05% for each month thereafter.
September 2012 and thereafter	6.55% for each month.

“Trust Fund”: Collectively, all of the assets of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V, the Net WAC Rate Carryover Reserve Account, distributions made to the Trustee by the Swap Administrator under the Swap Administration Agreement and the Swap Account and the other assets conveyed by the Depositor to the Trustee pursuant to Section 2.01.

“Trust REMIC”: Any of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI.

“Trustee”: U.S. Bank National Association, a national banking association, or its successor in interest, or any successor trustee appointed as herein provided.

“Trustee Fee”: The amount payable to the Trustee on each Distribution Date pursuant to Section 8.05 as compensation for all services rendered by it in the execution of the trust hereby created and in the exercise and performance of any of the powers and duties of the Trustee hereunder, which amount shall be equal to one-twelfth of the Trustee Fee Rate (without regards to the words “per annum” in the definition thereof) multiplied by the Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period.

“Trustee Fee Rate”: 0.016% per annum.

“Uncertificated Balance”: The amount of any REMIC Regular Interest (other than REMIC II Regular Interest II-LTIO) outstanding as of any date of determination. As of the Closing Date, the Uncertificated Balance of each REMIC Regular Interest (other than REMIC II Regular Interest II-LTIO) shall equal the amount set forth in the Preliminary Statement hereto as its initial uncertificated balance. On each Distribution Date, the Uncertificated Balance of each REMIC Regular Interest (other than REMIC II Regular Interest II- LTIO) shall be reduced by all distributions of principal made on such REMIC Regular Interest on such Distribution Date pursuant to Section 4.01 and, if and to the extent necessary and appropriate, shall be further reduced on such Distribution Date by Realized Losses as provided in Section 4.04. The Uncertificated Balance of REMIC II Regular Interest II-LTZZ shall be increased by interest deferrals as provided in Section 4.01(a)(1). The Uncertificated Balance of each REMIC Regular Interest shall never be less than zero. With respect to the Class CE Interest as of any date of determination, an amount equal to the excess, if any, of (A) the then aggregate Uncertificated Principal Balance of the REMIC I Regular Interests over (B) the then aggregate Certificate Principal Balances of the Class A Certificates, Mezzanine Certificates and the Class P Interest then outstanding.

“Uncertificated Interest”: With respect to any REMIC Regular Interest for any Distribution Date, one month’s interest at the REMIC Remittance Rate applicable to such REMIC Regular Interest for such Distribution Date, accrued on the Uncertificated Balance or Uncertificated Notional Amount thereof immediately prior to such Distribution Date. Uncertificated Interest in respect of any REMIC Regular Interest shall accrue on the basis of a 360-day year consisting of twelve 30-day months. Uncertificated Interest with respect to each Distribution Date, as to any REMIC Regular Interest, shall be reduced by an amount equal to the sum of (a) the aggregate Prepayment Interest Shortfall, if any, for such Distribution Date to the extent not covered by payments pursuant to Section 3.24 and (b) the aggregate amount of any Relief Act Interest Shortfall, if any, allocated, in each case, to such REMIC Regular Interest pursuant to Section 1.02. In addition, Uncertificated Interest with respect to each Distribution Date, as to any REMIC Regular Interest shall be reduced by Realized Losses, if any, allocated to such REMIC Regular Interest pursuant to Section 1.02 and Section 4.04.

“Uncertificated Notional Amount”: With respect to REMIC II Regular Interest LTIO and each Distribution Date listed below, the aggregate Uncertificated Principal Balance of the REMIC I Regular Interests ending with the designation “A” listed below:

Distribution Date	REMIC I Regular Interests
1	I-1-A through I-40-A and II-1-A through II-40-A
2	I-2-A through I-40-A and II-2-A through II-40-A
3	I-3-A through I-40-A and II-3-A through II-40-A
4	I-4-A through I-40-A and II-4-A through II-40-A
5	I-5-A through I-40-A and II-5-A through II-40-A
6	I-6-A through I-40-A and II-6-A through II-40-A
7	I-7-A through I-40-A and II-7-A through II-40-A
8	I-8-A through I-40-A and II-8-A through II-40-A
9	I-9-A through I-40-A and II-9-A through II-40-A
10	I-10-A through I-40-A and II-10-A through II-40-A
11	I-11-A through I-40-A and II-11-A through II-40-A
12	I-12-A through I-40-A and II-12-A through II-40-A
13	I-13-A through I-40-A and II-13-A through II-40-A
14	I-14-A through I-40-A and II-14-A through II-40-A
15	I-15-A through I-40-A and II-15-A through II-40-A
16	I-16-A through I-40-A and II-16-A through II-40-A
17	I-17-A through I-40-A and II-17-A through II-40-A
18	I-18-A through I-40-A and II-18-A through II-40-A
19	I-19-A through I-40-A and II-19-A through II-40-A
20	I-20-A through I-40-A and II-20-A through II-40-A
21	I-21-A through I-40-A and II-21-A through II-40-A
22	I-22-A through I-40-A and II-22-A through II-40-A
23	I-23-A through I-40-A and II-23-A through II-40-A
24	I-24-A through I-40-A and II-24-A through II-40-A
25	I-25-A through I-40-A and II-25-A through II-40-A
26	I-26-A through I-40-A and II-26-A through II-40-A
27	I-27-A through I-40-A and II-27-A through II-40-A
28	I-28-A through I-40-A and II-28-A through II-40-A
29	I-29-A through I-40-A and II-29-A through II-40-A
30	I-30-A through I-40-A and II-30-A through II-40-A
31	I-31-A through I-40-A and II-31-A through II-40-A
32	I-32-A through I-40-A and II-32-A through II-40-A
33	I-33-A through I-40-A and II-33-A through II-40-A
34	I-34-A through I-40-A and II-34-A through II-40-A
35	I-35-A through I-40-A and II-35-A through II-40-A
36	I-36-A through I-40-A and II-36-A through II-40-A
37	I-37-A through I-40-A and II-37-A through II-40-A
38	I-38-A through I-40-A and II-38-A through II-40-A
39	I-39-A and I-40-A and II-39-A and II-40-A
40	I-40-A and II-40-A
thereafter	$0.00

With respect to the Class IO Interest and any Distribution Date, an amount equal to the Uncertificated Notional Amount of the REMIC II Regular Interest II-LTIO.

“Uninsured Cause”: Any cause of damage to a Mortgaged Property such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies required to be maintained pursuant to Section 3.14.

“United States Person”: A citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States, any state thereof or, the District of Columbia (except, in the case of a partnership, to the extent provided in regulations); provided that, for purposes solely of the restrictions on the transfer of

Class R Certificates, no partnership or other entity treated as a partnership for United States federal income tax purposes shall be treated as a United States Person unless all persons that own an interest in such partnership either directly or through any entity that is not a corporation for United States federal income tax purposes are required by the applicable operative agreement to be United States Persons or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. To the extent prescribed in regulations by the Secretary of the Treasury, which have not yet been issued, a trust which was in existence on August 20, 1996 (other than a trust treated as owned by the grantor under subpart E of part I of subchapter J of chapter 1 of the Code), and which was treated as a United States person on August 20, 1996 may elect to continue to be treated as a United States person notwithstanding the previous sentence. The term “United States” shall have the meaning set forth in Section 7701 of the Code.

“Unpaid Interest Shortfall Amount”: With respect to the Class A Certificates and the Mezzanine Certificates and (i) the first Distribution Date, zero, and (ii) any Distribution Date after the first Distribution Date, the amount, if any, by which (a) the sum of (1) the Monthly Interest Distributable Amount for such Class for the immediately preceding Distribution Date and (2) the outstanding Unpaid Interest Shortfall Amount, if any, for such Class for such preceding Distribution Date exceeds (b) the aggregate amount distributed on such Class in respect of interest pursuant to clause (a) of this definition on such preceding Distribution Date, plus interest on the amount of interest due but not paid on the Certificates of such Class on such preceding Distribution Date, to the extent permitted by law, at the Pass-Through Rate for such Class for the related Accrual Period.

“Value”: With respect to any Mortgage Loan, and the related Mortgaged Property, the lesser of:

(i)

the lesser of (a) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the minimum requirements of Fannie Mae and Freddie Mac, and (b) the value thereof as determined by a review appraisal conducted by the Originator in the event any such review appraisal determines an appraised value more than 10% lower than the value thereof, in the case of a Mortgage Loan with a Loan-to-Value Ratio less than or equal to 80%, or more than 5% lower than the value thereof, in the case of a Mortgage Loan with a Loan-to-Value Ratio greater than 80%, as determined by the appraisal referred to in clause (i)(a) above; and

(ii)

the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan; provided, however, that in the case of a Refinanced Mortgage Loan or a Mortgage Loan originated in connection with a “lease option purchase” if the “lease option purchase price” was set 12 months or more prior to origination, such value of the Mortgaged Property is based solely upon clause (i) above.

“Voting Rights”: The portion of the voting rights of all of the Certificates which is allocated to any Certificate. With respect to any date of determination, 98% of all Voting Rights will be allocated among the holders of the Class A Certificates, the Mezzanine Certificates and the Class CE Certificates in proportion to the then outstanding Certificate Principal Balances of their respective Certificates, 1% of all Voting Rights will be allocated to the holders of the Class P Certificates and 1% of all Voting Rights will be allocated among the holders of the Residual Certificates. The Voting Rights allocated to each Class of Certificate shall be allocated among Holders of each such Class in accordance with their respective Percentage Interests as of the most recent Record Date.

SECTION 1.02.	Allocation of Certain Interest Shortfalls.

For purposes of calculating the amount of the Monthly Interest Distributable Amount for the Class A Certificates, the Mezzanine Certificates and the Class CE Certificates for any Distribution Date, (1) the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the Servicer pursuant to Section 3.24) and any Relief Act Interest Shortfall incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated first, to the Class CE Certificates based on, and to the extent of, one month’s interest at the then applicable respective Pass-Through Rate on the respective Notional Amount of each such Certificate and, thereafter, among the Class A Certificates and the Mezzanine Certificates on a pro rata basis based on, and to the extent of, one month’s interest at the then applicable respective Pass-Through Rate on the respective Certificate Principal Balance of each such Certificate and (2) the aggregate amount of any Realized Losses and Net WAC Rate Carryover Amounts incurred for any Distribution Date shall be allocated to the Class CE Certificates based on, and to the extent of, one month’s interest at the then applicable respective Pass-Through Rate on the respective Notional Amount of each such Certificate.

For purposes of calculating the amount of Uncertificated Interest for the REMIC I Group I Regular Interests for any Distribution Date, the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the Master Servicer pursuant to Section 3.24) and any Relief Act Interest Shortfalls incurred in respect of Loan Group I shall be allocated first, to REMIC I Regular Interest I and to the REMIC I Group I Regular Interests ending with the designation “B”, pro rata based on, and to the extent of, one month’s interest at the then applicable respective REMIC I Remittance Rates on the respective Uncertificated Principal Balances of each such REMIC I Regular Interest , and then, to REMIC I Group I Regular Interests ending with the designation “A”, pro rata based on, and to the extent of, one month’s interest at the then applicable respective REMIC I Remittance Rates on the respective Uncertificated Principal Balances of each such REMIC I Regular Interest. For purposes of calculating the amount of Uncertificated Interest for the REMIC I Group II Regular Interests for any Distribution Date, the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the Master Servicer pursuant to Section 3.24) and any Relief Act Interest Shortfalls incurred in respect of Loan Group II shall be allocated first, to REMIC I Regular Interest II and to the REMIC I Group II Regular Interests ending with the designation “B”, pro rata based on, and to the extent of, one month’s interest at the then applicable respective REMIC I Remittance Rates on the respective Uncertificated Principal Balances of each such REMIC I Regular Interest , and then, to REMIC I Group II Regular Interests ending with the designation “A”, pro rata based on, and to the extent of, one month’s interest at the then applicable respective REMIC I Remittance Rates on the respective Uncertificated Principal Balances of each such REMIC I Regular Interest.

For purposes of calculating the amount of Uncertificated Interest for the REMIC II Regular Interests for any Distribution Date:

(A)         The REMIC II Marker Allocation Percentage of the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the Servicer pursuant to Section 3.24) and the REMIC II Marker Allocation Percentage of the aggregate amount of any Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated among REMIC II Regular Interest II-LTAA, REMIC II Regular Interest II-LTA1, REMIC II Regular Interest II-LTA2, REMIC II Regular Interest II-LTA3, REMIC II Regular Interest II-LTA4, REMIC II Regular Interest II-LTA5, REMIC II Regular Interest II-LTM1, REMIC II Regular Interest II-LTM2, REMIC II Regular Interest II-LTM3, REMIC II Regular Interest II-LTM4, REMIC II Regular Interest II-LTM5, REMIC II Regular Interest II-LTM6, REMIC II Regular Interest II-LTM7, REMIC II Regular Interest II-LTM8, REMIC II Regular Interest II-LTM9, REMIC II Regular Interest II-LTM10, REMIC II Regular Interest II-LTM11, REMIC II Regular Interest II-LTM12, REMIC II Regular Interest II-LTZZ, on a pro rata basis based on, and to the extent of, one month’s interest at the then applicable respective Pass-Through Rate on the respective Uncertificated Balance of each such REMIC II Regular Interest; and

(B)         The REMIC II Sub WAC Allocation Percentage of the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the Servicer pursuant to Section 3.24) and the REMIC II Sub WAC Allocation Percentage of the aggregate amount of any Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated to Uncertificated Interest payable to REMIC II Regular Interest II-LT1SUB, REMIC II Regular Interest II-LT1GRP, REMIC II Regular Interest II-LT2SUB, REMIC II Regular Interest II-LT2GRP and REMIC II Regular Interest II-LTXX, on a pro rata basis based on, and to the extent of, one month’s interest at the then applicable respective Pass-Through Rate on the respective Uncertificated Balance of each such REMIC II Regular Interest.

SECTION 1.03.	Rights of the NIMS Insurer.

Each of the rights of the NIMS Insurer set forth in this Agreement shall exist so long as (i) the NIMS Insurer has undertaken to guarantee certain payments of notes issued pursuant to the Indenture and (ii) the notes issued pursuant to the Indenture remain outstanding or the NIMS Insurer is owed amounts in respect of its guarantee of payment on such notes; provided, however, the NIMS Insurer shall not have any rights hereunder (except pursuant to Section 11.01 and any rights to indemnification hereunder in the case of clause (ii) below) so long as (i) the NIMS Insurer has not undertaken to guarantee certain payments of notes issued pursuant to the Indenture or (ii) any default has occurred and is continuing under the insurance policy issued by the NIMS Insurer with respect to such notes.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS;

ORIGINAL ISSUANCE OF CERTIFICATES

SECTION 2.01.	Conveyance of the Mortgage Loans.

The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey to the Trustee without recourse, for the benefit of the Certificateholders, all the right, title and interest of the Depositor, including any security interest therein for the benefit of the Depositor, in and to the Mortgage Loans identified on the Mortgage Loan Schedule, the rights of the Depositor under the Mortgage Loan Purchase Agreement, payments made to the Trustee by the Swap Administrator under the Swap Administration Agreement and the Swap Account and all other assets included or to be included in REMIC I. Such assignment includes all interest and principal received by the Depositor or the Servicer on or with respect to the Mortgage Loans (other than payments of principal and interest due on such Mortgage Loans on or before the Cut-off Date). The Depositor herewith delivers to the Trustee an executed original Mortgage Loan Purchase Agreement.

In connection with such transfer and assignment, the Depositor does hereby deliver to, and deposit with, the Trustee the following documents or instruments with respect to each Mortgage Loan so transferred and assigned (a “Mortgage File”):

(i)           the original Mortgage Note, endorsed in blank or in the following form: “Pay to the order of U.S. Bank National Association, as Trustee under the applicable agreement, without recourse,” with all prior and intervening endorsements showing a complete chain of endorsement from the originator to the Person so endorsing to the Trustee;

(ii)          the original Mortgage, noting the presence of the MIN of the Mortgage Loan and language indicating that the Mortgage Loan is a MOM Loan if the Mortgage Loan is a MOM Loan, with evidence of recording thereon, and the original recorded power of attorney, if the Mortgage was executed pursuant to a power of attorney, with evidence of recording thereon;

(iii)        unless the Mortgage Loan is registered on the MERS® System, an original Assignment in blank;

(iv)         the original recorded Assignment or Assignments showing a complete chain of assignment from the originator to the Person assigning the Mortgage to the Trustee (or to MERS, if the Mortgage Loan is registered on the MERS® System and noting the presence of the MIN) as contemplated by the immediately preceding clause (iii);

(v)          the original or copies of each assumption, modification, written assurance or substitution agreement, if any; and

(vi)         the original lender’s title insurance policy, together with all endorsements or riders that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first or second lien on the Mortgaged Property represented therein as a fee interest vested in the Mortgagor, or in the event such original title policy is unavailable, a written commitment or uniform binder or preliminary report of title issued by the title insurance or escrow company.

With respect to a maximum of 1.0% of the Mortgage Loans, by outstanding Stated Principal Balance of the Mortgage Loans as of the Cut-off Date, if any original Mortgage Note referred to in Section 2.01(i) above cannot be located, the obligations of the Depositor to deliver such documents shall be deemed to be satisfied upon delivery to the Trustee of a photocopy of such Mortgage Note, if available, with a lost note affidavit substantially in the form of Exhibit I attached hereto. If any of the original Mortgage Notes for which a lost note affidavit was delivered to the Trustee is subsequently located, such original Mortgage Note shall be delivered to the Trustee within three Business Days.

Except with respect to any Mortgage Loan for which MERS is identified on the Mortgage or on a properly recorded assignment of the Mortgage as the mortgagee of record, the Trustee shall promptly (within sixty Business Days following the later of the Closing Date and the date of receipt by the Trustee of the recording information for a Mortgage, but in no event later than ninety days following the Closing Date) enforce the obligations of the Seller pursuant to the terms of the Mortgage Loan Purchase Agreement to submit or cause to be submitted for recording, at no expense to the Trust Fund, the Trustee, the Servicer or the Depositor, in the appropriate public office for real property records, each Assignment referred to in Sections 2.01(iii) and (iv) above and in connection therewith, the Trustee shall enforce the obligation of the Seller pursuant to the terms of the Mortgage Loan Purchase Agreement to execute each original Assignment in the following form: “U.S. Bank National Association, as Trustee under the applicable agreement.” In the event that any such Assignment is lost or returned unrecorded because of a defect therein, the Trustee shall enforce the obligation of the Seller pursuant to the Mortgage Loan Purchase Agreement to promptly prepare or cause to be prepared a substitute Assignment or cure or cause to be cured such defect, as the case may be, and thereafter cause each such Assignment to be duly recorded.

In connection with the assignment of any Mortgage Loan registered on the MERS® System, the Depositor further agrees that it will cause, within 30 Business Days after the Closing Date, the MERS® System to indicate that such Mortgage Loans have been assigned by the Depositor to the Trustee in accordance with this Agreement for the benefit of the Certificateholders by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files (a) the code in the field which identifies the specific Trustee and (b) the code in the field “Pool Field” which identifies the series of the Certificates issued in connection with such Mortgage Loans. The Depositor further agrees that it will not, and will not permit the Servicer to, and the Servicer agrees that it will not, alter the codes referenced in this paragraph with respect to any Mortgage Loan during the term of this Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of this Agreement.

If any of the documents referred to in Sections 2.01(ii), (iii) or (iv) has, as of the Closing Date, been submitted for recording but either (x) has not been returned from the applicable public recording office or (y) has been lost or such public recording office has retained the original of such document, the obligations of the Depositor to deliver such documents shall be deemed to be satisfied upon (1) delivery to the Trustee of a copy of each such document certified by the Originator in the case of (x) above or the applicable public recording office in the case of (y) above to be a true and complete copy of the original that was submitted for recording and (2) if such copy is certified by the Originator, delivery to the Trustee promptly upon receipt thereof of either the original or a copy of such document certified by the applicable public recording office to be a true and complete copy of the original. Pursuant to the Mortgage Loan Purchase Agreement, notice shall be provided to the Trustee and the Rating Agencies by the Seller if delivery pursuant to clause (2) above will be made more than 180 days after the Closing Date.

If the original lender’s title insurance policy was not delivered pursuant to Section 2.01(vi) above, the Depositor shall deliver or cause to be delivered to the Trustee , promptly after receipt thereof, the original lender’s title insurance policy with a copy thereof to the Servicer. The Depositor shall deliver or cause to be delivered to the Trustee promptly upon receipt thereof any other original documents constituting a part of a Mortgage File received with respect to any Mortgage Loan, including, but not limited to, any original documents evidencing an assumption or modification of any Mortgage Loan with a copy thereof to the Servicer.

All original documents relating to the Mortgage Loans that are not delivered to the Trustee are and shall be held by or on behalf of the Seller, the Depositor or the Servicer, as the case may be, in trust for the benefit of the Trustee on behalf of the Certificateholders. In the event that any such original document is required pursuant to the terms of this Section 2.01 to be a part of a Mortgage File, such document shall be delivered promptly to the Trustee . Any such original document delivered to or held by the Depositor that is not required pursuant to the terms of this Section to be a part of a Mortgage File, shall be delivered promptly to the Servicer.

The Depositor and the Trustee hereto understand and agree that it is not intended that any Mortgage Loan be included in the Trust that is a “High-Cost Home Loan” as defined by the Homeownership and Equity Protection Act of 1994 or any other applicable predatory or abusive lending laws.

The Depositor hereby directs the Trustee to execute, deliver and perform its obligations under the Interest Rate Swap Agreement and to assign any rights to receive payments from the Swap Provider to the Swap Administrator pursuant to the Swap Administration Agreement and the Depositor further directs the Trustee to execute, deliver and perform its obligation under the Swap Administration Agreement. The Seller, the Depositor, the Servicer and the Holders of the Class A Certificates and the Mezzanine Certificates by their acceptance of such Certificates acknowledge and agree that the Trustee shall execute, deliver and perform its obligations under the Interest Rate Swap Agreement and the Swap Administration Agreement and shall do so solely in its capacity as Trustee of the Trust Fund or as Swap Administrator, as the case may be, and not in its individual capacity. Every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee shall apply to the

Trustee’s execution of the Interest Rate Swap Agreement and the Swap Administration Agreement, and the performance of its duties and satisfaction of its obligations thereunder.

SECTION 2.02.	Acceptance of REMIC I by Trustee.

The Trustee acknowledges receipt, subject to the provisions of Section 2.01 and subject to any exceptions noted on the exception report described in the next paragraph below, of the documents referred to in Section 2.01 (other than such documents described in Section 2.01(v)) above and all other assets included in the definition of “REMIC I” under clauses (i), (iii), (iv) and (v) (to the extent of amounts deposited into the Distribution Account) and declares that it holds and will hold such documents and the other documents delivered to it constituting a Mortgage File, and that it holds or will hold all such assets and such other assets included in the definition of “REMIC I” in trust for the exclusive use and benefit of all present and future Certificateholders.

The Trustee agrees to execute and deliver to the Depositor and the NIMS Insurer on or prior to the Closing Date an acknowledgment of receipt of the original Mortgage Note (with any exceptions noted), substantially in the form attached as Exhibit C-3 hereto.

The Trustee agrees, for the benefit of the Certificateholders and the NIMS Insurer, to review each Mortgage File and, within 45 days of the Closing Date, to certify in substantially the form attached hereto as Exhibit C-1 that, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or any Mortgage Loan specifically identified in the exception report annexed thereto as not being covered by such certification), (i) all documents constituting part of such Mortgage File (other than such documents described in Section 2.01(v)) required to be delivered to it pursuant to this Agreement are in its possession, (ii) such documents have been reviewed by it and appear regular on their face and relate to such Mortgage Loan and (iii) based on its examination and only as to the foregoing, the information set forth in the Mortgage Loan Schedule that corresponds to items (1), (3), (12), (15) and (18) of the definition of “Mortgage Loan Schedule” accurately reflects information set forth in the Mortgage File. It is herein acknowledged that, in conducting such review, the Trustee is under no duty or obligation (i) to inspect, review or examine any such documents, instruments, certificates or other papers to determine whether they are genuine, enforceable, or appropriate for the represented purpose or whether they have actually been recorded or that they are other than what they purport to be on their face or (ii) to determine whether any Mortgage File should include any of the documents specified in clause (v) of Section 2.01.

Prior to the first anniversary date of this Agreement, the Trustee shall deliver to the Depositor, the NIMS Insurer and the Servicer a final certification in the form annexed hereto as Exhibit C-2 evidencing the completeness of the Mortgage Files, with any applicable exceptions noted thereon, and the Servicer shall forward a copy thereof to any Sub-Servicer.

If in the process of reviewing the Mortgage Files and making or preparing, as the case may be, the certifications referred to above, the Trustee finds any document or documents constituting a part of a Mortgage File to be missing or defective in any material respect, at the conclusion of its review the Trustee shall so notify the Depositor, the NIMS Insurer and the

Servicer. In addition, upon the discovery by the Depositor, the NIMS Insurer, the Servicer or the Trustee of a breach of any of the representations and warranties made by the Seller in the Mortgage Loan Purchase Agreement in respect of any Mortgage Loan which materially adversely affects such Mortgage Loan or the interests of the related Certificateholders in such Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties.

The Trustee shall, at the written request and expense of any Certificateholder, provide a written report to such Certificateholder of all Mortgage Files released to the Servicer for servicing purposes.

The Depositor and the Trustee intend that the assignment and transfer herein contemplated constitute a sale of the Mortgage Loans, the related Mortgage Notes and the related documents, conveying good title thereto free and clear of any liens and encumbrances, from the Depositor to the Trustee in trust for the benefit of the Certificateholders and that such property not be part of the Depositor’s estate or property of the Depositor in the event of any insolvency by the Depositor. In the event that such conveyance is deemed to be, or to be made as security for, a loan, the parties intend that the Depositor shall be deemed to have granted and does hereby grant to the Trustee a first priority perfected security interest in all of the Depositor’s right, title and interest in and to the Mortgage Loans, the related Mortgage Notes and the related documents, and that this Agreement shall constitute a security agreement under applicable law.

SECTION 2.03.	Repurchase or Substitution of Mortgage Loans by the Seller.

(a)          Upon discovery or receipt of notice of any materially defective document in, or that a document is missing from, a Mortgage File or of the breach by the Seller or the Seller of any representation, warranty or covenant under the Mortgage Loan Purchase Agreement (including any representation, warranty or covenant regarding the Prepayment Charge Schedule) in respect of any Mortgage Loan that materially adversely affects the value of such Mortgage Loan or the interest therein of the Certificateholders, the Trustee shall promptly notify the Seller, the NIMS Insurer, the Seller and the Servicer of such defect, missing document or breach and request that the Seller deliver such missing document or cure such defect or breach within 90 days from the date the Seller was notified of such missing document, defect or breach, and if the Seller does not deliver such missing document or cure such defect or breach in all material respects during such period, the Trustee shall enforce the obligations of the Seller under the Mortgage Loan Purchase Agreement to repurchase such Mortgage Loan from REMIC I at the Purchase Price within 90 days after the date on which the Seller was notified (subject to Section 2.03(c)) of such missing document, defect or breach, if and to the extent that the Seller is obligated to do so under the Mortgage Loan Purchase Agreement. The Purchase Price for the repurchased Mortgage Loan shall be remitted to the Servicer for deposit in the Collection Account and the Trustee, upon receipt of written certification from the Servicer of such deposit, shall release to the Seller the related Mortgage File and the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as the Seller shall furnish to it and as shall be necessary to vest in the Seller any Mortgage Loan released pursuant hereto. In furtherance of the foregoing, if the Seller is not a member of MERS and repurchases a Mortgage Loan which is registered on the MERS® System, the Seller at its own expense and without any right of reimbursement, shall cause MERS to execute and deliver an assignment of the Mortgage in recordable form to transfer the Mortgage from MERS to the Seller and shall cause such Mortgage to be removed from registration on the MERS® System in accordance with MERS’ rules and regulations. The Trustee shall not have any further responsibility with regard to such Mortgage File. In lieu of repurchasing any such Mortgage Loan as provided above, if so provided in the Mortgage Loan Purchase Agreement, the Seller may cause such Mortgage Loan to be removed from REMIC I (in which case it shall become a Deleted Mortgage Loan) and substitute one or more Qualified Substitute Mortgage Loans in the manner and subject to the limitations set forth in Section 2.03(b); provided, however, the Seller may not substitute a Qualified Substitute Mortgage Loan for any Deleted Mortgage Loan that violates any predatory or abusive lending law. It is understood and agreed that the obligation of the Seller to cure or to repurchase (or to substitute for) any Mortgage Loan as to which a document is missing, a material defect in a constituent document exists or as to which such a breach has occurred and is continuing shall constitute the sole remedy respecting such omission, defect or breach available to the Trustee and the Certificateholders.

(b)          Any substitution of Qualified Substitute Mortgage Loans for Deleted Mortgage Loans made pursuant to Section 2.03(a) must be effected prior to the date which is two years after the Startup Day for REMIC I.

As to any Deleted Mortgage Loan for which the Seller substitutes a Qualified Substitute Mortgage Loan or Loans, such substitution shall be effected by the Seller delivering to the Trustee , for such Qualified Substitute Mortgage Loan or Loans, the Mortgage Note, the Mortgage, the Assignment in blank or to the Trustee, and such other documents and agreements, with all necessary endorsements thereon, as are required by Section 2.01, together with an Officers’ Certificate providing that each such Qualified Substitute Mortgage Loan satisfies the definition thereof and specifying the Substitution Adjustment Amount (as described below), if any, in connection with such substitution. The Trustee shall acknowledge receipt for such Qualified Substitute Mortgage Loan or Loans and, within ten Business Days thereafter, review such documents as specified in Section 2.02 and deliver to the Depositor, the NIMS Insurer and the Servicer, with respect to such Qualified Substitute Mortgage Loan or Loans, a certification substantially in the form attached hereto as Exhibit C-1, with any applicable exceptions noted thereon. Within one year of the date of substitution, the Trustee shall deliver to the Depositor, the NIMS Insurer and the Servicer a certification substantially in the form of Exhibit C-2 hereto with respect to such Qualified Substitute Mortgage Loan or Loans, with any applicable exceptions noted thereon. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution are not part of REMIC I and will be retained by the Seller. For the month of substitution, distributions to Certificateholders will reflect the Monthly Payment due on such Deleted Mortgage Loan on or before the Due Date in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received in respect of such Deleted Mortgage Loan. The Depositor shall give or cause to be given written notice to the Certificateholders and the NIMS Insurer that such substitution has taken place, shall amend the Mortgage Loan Schedule to reflect the removal of such Deleted Mortgage Loan from the terms of this Agreement and the substitution of the Qualified Substitute Mortgage Loan or Loans and shall deliver a copy of such amended Mortgage Loan Schedule to the Trustee, the Servicer and the NIMS Insurer. Upon such substitution, such Qualified Substitute Mortgage Loan or Loans shall constitute part of the Mortgage Pool and shall be subject in all respects to the terms of this Agreement and the Mortgage Loan Purchase Agreement, including, all applicable representations and warranties thereof included in the Mortgage Loan Purchase Agreement.

For any month in which the Seller substitutes one or more Qualified Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the Servicer will determine the amount (the “Substitution Adjustment Amount”), if any, by which the aggregate Purchase Price of all such Deleted Mortgage Loans exceeds the aggregate of, as to each such Qualified Substitute Mortgage Loan, the Stated Principal Balance thereof as of the date of substitution, together with one month’s interest on such Stated Principal Balance at the applicable Net Mortgage Rate, plus all outstanding Advances and Servicing Advances (including Nonrecoverable Advances and Nonrecoverable Servicing Advances) related thereto. On the date of such substitution, the Seller will deliver or cause to be delivered to the Servicer for deposit in the Collection Account an amount equal to the Substitution Adjustment Amount, if any, and the Trustee , upon receipt of the related Qualified Substitute Mortgage Loan or Loans and written notice by the Servicer of such deposit, shall release to the Seller the related Mortgage File or Files and the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, the Seller shall deliver to it and as shall be necessary to vest therein any Deleted Mortgage Loan released pursuant hereto.

In addition, the Seller shall obtain at its own expense and deliver to the Trustee and the NIMS Insurer an Opinion of Counsel to the effect that such substitution will not cause (a) any federal tax to be imposed on any Trust REMIC, including without limitation, any federal tax imposed on “prohibited transactions” under Section 860F(a)(1) of the Code or on “contributions after the startup date” under Section 860G(d)(1) of the Code, or (b) any Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

(c)          Upon discovery by the Depositor, the NIMS Insurer, the Seller, the Servicer or the Trustee that any Mortgage Loan does not constitute a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, the party discovering such fact shall within two Business Days give written notice thereof to the other parties hereto and the Trustee shall give written notice to the Seller. In connection therewith, the Seller or the Depositor shall repurchase or, subject to the limitations set forth in Section 2.03(b), substitute one or more Qualified Substitute Mortgage Loans for the affected Mortgage Loan within 90 days of the earlier of discovery or receipt of such notice with respect to such affected Mortgage Loan. Such repurchase or substitution shall be made by (i) the Seller, if the affected Mortgage Loan’s status as a non-qualified mortgage is or results from a breach of any representation, warranty or covenant made by the Seller under the Mortgage Loan Purchase Agreement, or (ii) the Depositor, if the affected Mortgage Loan’s status as a non-qualified mortgage is a breach of no representation or warranty. Any such repurchase or substitution shall be made in the same manner as set forth in Section 2.03(a). The Trustee shall reconvey to the Depositor or the Seller the Mortgage Loan to be released pursuant hereto in the same manner, and on the same terms and conditions, as it would a Mortgage Loan repurchased for breach of a representation or warranty.

SECTION 2.04.	Reserved
SECTION 2.05.	Representations, Warranties and Covenants of the Servicer.

The Servicer hereby represents, warrants and covenants to the Trustee, for the benefit of each of the Trustee and the Certificateholders, and to the Depositor that as of the Closing Date or as of such date specifically provided herein:

(i)           The Servicer is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the Mortgaged Property is located (or is otherwise exempt under applicable law from such qualification) if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Servicer or to ensure the enforceability or validity of each Mortgage Loan; the Servicer has the power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) and all documents and instruments contemplated hereby which are executed and delivered by the Servicer and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all documents and instruments contemplated hereby which are executed and delivered by the Servicer, assuming due authorization, execution and delivery by the other parties hereto, evidences the valid, binding and enforceable obligation of the Servicer, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally; and all requisite corporate action has been taken by the Servicer to make this Agreement and all documents and instruments contemplated hereby which are executed and delivered by the Servicer valid and binding upon the Servicer in accordance with its terms;

(ii)          The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Servicer and will not result in the material breach of any term or provision of the charter or organizational documents of the Servicer or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which the Servicer or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject;

(iii)        The execution and delivery of this Agreement by the Servicer and the performance and compliance with its obligations and covenants hereunder do not require the consent or approval of any governmental authority or, if such consent or approval is required, it has been obtained;

(iv)	[Reserved];

(v)          The Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(vi)         There is no action, suit, proceeding or investigation pending or, to its knowledge, threatened against the Servicer that, either individually or in the aggregate, which would reasonably be expected to (A) result in any change in the business, operations, financial condition, properties or assets of the Servicer that might prohibit or materially and adversely affect the performance by such Servicer of its obligations under, or the validity or enforceability of, this Agreement, or (B) result in any material impairment of the right or ability of the Servicer to carry on its business substantially as now conducted, or (C) draw into question the validity or enforceability of this Agreement or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or (D) impair materially the ability of the Servicer to perform under the terms of this Agreement;

(vii)       The monthly tape information required hereunder to be provided to the Trustee shall be true and correct in all material respects;

(viii)      The Servicer will not waive any Prepayment Charge unless it is waived in accordance with the standard set forth in Section 3.01; and

(ix)         The Servicer will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, the Servicer agrees to report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed or charged off..

It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.05 shall survive delivery of the Mortgage Files to the Trustee and shall inure to the benefit of the Trustee, the Depositor and the Certificateholders. Upon discovery by any of the Depositor, the Servicer, the NIMS Insurer or the Trustee of a breach of any of the foregoing representations, warranties and covenants which materially and adversely affects the value of any Mortgage Loan or the interests therein of the Certificateholders, the party discovering such breach shall give prompt written notice (but in no event later than two Business Days following such discovery) to the Servicer, the NIMS Insurer and the Trustee. Notwithstanding the foregoing, within 90 days of the earlier of discovery by the Servicer or receipt of notice by the Servicer of the breach of the representation or covenant of the Servicer set forth in Section 2.05(x) above which materially and adversely affects the interests of the Holders of the Class P Certificates in any Prepayment Charge, the Servicer must pay the amount of such waived Prepayment Charge, for the benefit of the Holders of the Class P Certificates, by depositing such amount into the Collection Account. The foregoing shall not, however, limit any remedies available to the Certificateholders, the Depositor or the Trustee on behalf of the Certificateholders, pursuant to the Mortgage Loan Purchase Agreement respecting a breach of the representations, warranties and covenants of the Seller made in its capacity as a party to the Mortgage Loan Purchase Agreement.

SECTION 2.06.	Conveyance of REMIC Regular Interests and Acceptance of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V and REMIC VI by the Trustee; Issuance of Certificates.

(a)          The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the assets described in the definition of REMIC I for the benefit of the holders of the REMIC I Regular Interests (which are uncertificated) and the Class R Certificates (in respect of the Class R-I Interest). The Trustee acknowledges receipt of the assets described in the definition of REMIC I and declares that it holds and will hold the same in trust for the exclusive use and benefit of the holders of the REMIC I Regular Interests and the Class R Certificates (in respect of the Class R-I Interest). The interests evidenced by the Class R-I Interest, together with the REMIC I Regular Interests, constitute the entire beneficial ownership interest in REMIC I.

(b)          The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC I Regular Interests (which are uncertificated) for the benefit of the holders of the REMIC II Regular Interests (which are uncertificated) and the Class R Certificates (in respect of the Class R-II Interest). The Trustee acknowledges receipt of the REMIC I Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of the holders of the REMIC II Regular Interests and the Class R Certificates (in respect of the Class R-II Interest). The interests evidenced by the Class R-II Interest, together with the REMIC II Regular Interests, constitute the entire beneficial ownership interest in REMIC II.

(c)          The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC II Regular Interests (which are uncertificated) for the benefit of the Holders of the REMIC III Regular Interests and the Class R Certificates (in respect of the Class R-III Interest). The Trustee acknowledges receipt of the REMIC II Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the REMIC III Regular Interests and the Class R Certificates (in respect of the Class R-III Interest). The interests evidenced by the Class R-III Interest, together with the Regular Certificates (other than the Class CE Certificates and the Class P Certificates), the Class CE Interest, the Class P Interest and the Swap-IO Interest, constitute the entire beneficial ownership interest in REMIC III.

(d)          The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the Class CE Interest (which is uncertificated) for the benefit of the Holders of the Class CE Certificates and the Class R-X Certificates (in respect of the Class R-IV Interest). The Trustee acknowledges receipt of the Class CE Interest and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the Class CE Certificates and the Class R-X Certificates (in respect of the Class R-IV Interest). The interests evidenced by the Class R-IV Interest, together with the Class CE Certificates, constitute the entire beneficial ownership interest in REMIC IV.

(e)          The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the Class P Interest (which is uncertificated) for the benefit of the Holders of the Class P Certificates and the Class R-X Certificates (in respect of the Class R-V Interest). The Trustee acknowledges receipt of the Class P Interest and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the Class P Certificates and the Class R-X Certificates (in respect of the Class R-V Interest). The interests evidenced by the Class R-V Interest, together with the Class P Certificates, constitute the entire beneficial ownership interest in REMIC V.

(f)           The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the Class Swap-IO Interest (which is uncertificated) for the benefit of the Holders of REMIC VI Regular Interest Swap-IO and the Class R-X Certificates (in respect of the Class R-VI Interest). The Trustee acknowledges receipt of the Class Swap-IO Interest and declares that it holds and shall hold the same in trust for the exclusive use and benefit of the Holders of REMIC VI Regular Interest Swap-IO and the Class R-X Certificates (in respect of the Class R-VI Interest). The interests evidenced by the Class R-VI Interest, together with REMIC VI Regular Interest Swap-IO, constitute the entire beneficial ownership interest in REMIC VI.

SECTION 2.07.	Issuance of Class R Certificates and Class R-X Certificates.

(a)          The Trustee acknowledges the assignment to it of the REMIC I Regular Interests and REMIC II Regular Interests and, concurrently therewith and in exchange therefor, pursuant to the written request of the Depositor executed by an officer of the Depositor, the Trustee has executed, authenticated and delivered to or upon the order of the Depositor, the Class R Certificates in authorized denominations. The interests evidenced by the Class R Certificates, together with the REMIC III Certificates, constitute the entire beneficial ownership interest in REMIC III.

(b)          The Trustee acknowledges the assignment to it of the Class CE Interest, the Class P Interest and the Class Swap-IO Interest, concurrently therewith and in exchange therefor, pursuant to the written request of the Depositor executed by an officer of the Depositor, the Trustee has executed, authenticated and delivered to or upon the order of the Depositor, the Class R-X Certificates in authorized denominations. The interests evidenced by the Class R-X Certificates, together with the Class CE Certificates and the Class P Certificates constitute the entire beneficial ownership interest in REMIC IV, REMIC V and REMIC VI.

ARTICLE III

ADMINISTRATION AND SERVICING

OF THE MORTGAGE LOANS

SECTION 3.01.	Servicer to Act as Servicer.

The Servicer shall service and administer the Mortgage Loans on behalf of the Trust Fund and in the best interests of and for the benefit of the Certificateholders (as determined by the Servicer in its reasonable judgment) in accordance with the terms of this Agreement and the respective Mortgage Loans and, to the extent consistent with such terms, in the same manner in which it services and administers similar mortgage loans for its own portfolio, giving due consideration to customary and usual standards of practice of mortgage lenders and loan servicers administering similar mortgage loans but without regard to:

(i)           any relationship that the Servicer, any Sub-Servicer or any Affiliate of the Servicer or any Sub-Servicer may have with the related Mortgagor;

(ii)          the ownership or non-ownership of any Certificate by the Servicer or any Affiliate of the Servicer;

(iii)	the Servicer’s obligation to make Advances or Servicing Advances; or

(iv)         the Servicer’s or any Sub-Servicer’s right to receive compensation for its services hereunder or with respect to any particular transaction.

To the extent consistent with the foregoing, the Servicer (a) shall seek to maximize the timely and complete recovery of principal and interest on the Mortgage Notes and (b) shall waive (or permit a Sub-Servicer to waive) a Prepayment Charge only under the following circumstances: (i) such waiver is standard and customary in servicing similar mortgage loans and such waiver relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Servicer, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan, (ii) the collection of such Prepayment Charge would be in violation of applicable laws or (iii) the Servicer has not received information and documentation sufficient to confirm the existence or amount of such Prepayment Charge. If a Prepayment Charge is waived as permitted by meeting the standard described in clauses (ii) or (iii) above, then the Trustee shall enforce the obligation of the Seller to pay the amount of such waived Prepayment Charge to the Trustee for deposit in the Distribution Account for the benefit of the Holders of the Class P Certificates. Subject only to the above-described servicing standards and the terms of this Agreement and of the Mortgage Loans, the Servicer shall have full power and authority, acting alone or through Sub-Servicers as provided in Section 3.02, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, the Servicer in its own name or in the name of a Sub-Servicer is hereby authorized and empowered by the Trustee when the Servicer believes it appropriate in its best judgment in accordance with the servicing standards set forth above, to execute and deliver, on behalf of the Certificateholders and the Trustee, and upon notice to the Trustee, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of the Trustee and Certificateholders. The Servicer shall service and administer the Mortgage Loans in accordance with applicable state and federal law and shall provide to the Mortgagors any reports required to be provided to them thereby. The Servicer shall also comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any standard hazard insurance policy. Subject to Section 3.17, within 15 days of the Closing Date, the Trustee shall execute, at the written request of the Servicer, and furnish to the Servicer and any Sub-Servicer any special or limited powers of attorney and other documents necessary or appropriate to enable the Servicer or any Sub-Servicer to carry out their servicing and administrative duties hereunder and the Trustee shall not be liable for the actions of the Servicer or any Sub-Servicers under such powers of attorney.

The Servicer further is authorized and empowered by the Trustee, on behalf of the Certificateholders and the Trustee, in its own name or in the name of the Sub-Servicer, when the Servicer or the Sub-Servicer, as the case may be, believes it is appropriate in its best judgment to register any Mortgage Loan on the MERS® System, or cause the removal from the registration of any Mortgage Loan on the MERS® System, to execute and deliver, on behalf of the Trustee and the Certificateholders or any of them, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS, solely as nominee for the Trustee and its successors and assigns. Any reasonable expenses incurred in connection with the actions described in the preceding sentence or as a result of MERS discontinuing or becoming unable to continue operations in connection with the MERS® System, shall be reimbursable to the Servicer by withdrawal from the Collection Account pursuant to Section 3.11.

Subject to Section 3.09, in accordance with the standards of the preceding paragraph, the Servicer shall advance or cause to be advanced funds as necessary for the purpose of effecting the timely payment of taxes and assessments on the Mortgaged Properties, which advances shall be Servicing Advances reimbursable in the first instance from related collections from the Mortgagors pursuant to Section 3.09, and further as provided in Section 3.11. Any cost incurred by the Servicer or by Sub-Servicers in effecting the timely payment of taxes and assessments on a Mortgaged Property shall not, for the purpose of calculating distributions to Certificateholders, be added to the unpaid Stated Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.

Notwithstanding anything in this Agreement to the contrary, the Servicer may not make any future advances with respect to a Mortgage Loan (except as provided in Section 4.03) and the Servicer shall not (i) permit any modification with respect to any Mortgage Loan that would change the Mortgage Rate, reduce or increase the Stated Principal Balance (except for reductions resulting from actual payments of principal) or change the final maturity date on such Mortgage Loan (unless, as provided in Section 3.07, the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Servicer, reasonably foreseeable) or (ii) permit any modification, waiver or amendment of any term of any Mortgage Loan that would both (A) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (B) cause any Trust REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions after the startup date” under the REMIC Provisions.

SECTION 3.02.	Sub-Servicing Agreements Between Servicer and Sub-Servicers.

(a)          The Servicer may enter into Sub-Servicing Agreements with Sub-Servicers for the servicing and administration of the Mortgage Loans; provided, however, that (i) such agreements would not result in a withdrawal or a downgrading by any Rating Agency of the rating on any Class of Certificates and (ii) the NIMS Insurer shall have consented to such Sub-Servicing Agreement. The Trustee is hereby authorized to acknowledge, at the request of the Servicer, any Sub-Servicing Agreement that meets the requirements applicable to Sub-Servicing Agreements set forth in this Agreement and that is otherwise permitted under this Agreement.

Each Sub-Servicer shall be (i) authorized to transact business in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Sub-Servicer to perform its obligations hereunder and under the Sub-Servicing Agreement and (ii) a Freddie Mac or Fannie Mae approved mortgage servicer. Each Sub-Servicing Agreement must impose on the Sub-Servicer requirements conforming to the provisions set forth in Section 3.08 and provide for servicing of the Mortgage Loans consistent with the terms of this Agreement. The Servicer will examine each Sub-Servicing Agreement and will be familiar with the terms thereof. The terms of any Sub-Servicing Agreement will not be inconsistent with any of the provisions of this Agreement. The Servicer and the Sub-Servicers may enter into and make amendments to the Sub-Servicing Agreements or enter into different forms of Sub-Servicing Agreements; provided, however, that any such amendments or different forms shall be consistent with and not violate the provisions of this Agreement, and that no such amendment or different form shall be made or entered into which could be reasonably expected to be materially adverse to the interests of the Certificateholders without the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights; provided, further, that the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights shall not be required (i) to cure any ambiguity or defect in a Sub-Servicing Agreement, (ii) to correct, modify or supplement any provisions of a Sub-Servicing Agreement, or (iii) to make any other provisions with respect to matters or questions arising under a Sub-Servicing Agreement, which, in each case, shall not be inconsistent with the provisions of this Agreement. Any variation without the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights from the provisions set forth in Section 3.08 relating to insurance or priority requirements of Sub-Servicing Accounts, or credits and charges to the Sub-Servicing Accounts or the timing and amount of remittances by the Sub-Servicers to the Servicer, are conclusively deemed to be inconsistent with this Agreement and therefore prohibited. The Servicer shall deliver to the Trustee and the NIMS Insurer copies of all Sub-Servicing Agreements, and any amendments or modifications thereof, promptly upon the Servicer’s execution and delivery of such instruments.

(b)          As part of its servicing activities hereunder, the Servicer, for the benefit of the Trustee and the Certificateholders, shall enforce the obligations of each Sub-Servicer under the related Sub-Servicing Agreement, including, without limitation, any obligation of a Sub-Servicer to make advances in respect of delinquent payments as required by a Sub-Servicing Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements, and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Servicer, in its good faith business judgment, would require were it the owner of the related Mortgage Loans. The Servicer shall pay the costs of such enforcement at its own expense, and shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement, to the extent, if any, that such recovery exceeds all amounts due in respect of the related Mortgage Loans, or (ii) from a specific recovery of costs, expenses or attorneys’ fees against the party against whom such enforcement is directed.

SECTION 3.03.	Successor Sub-Servicers.

The Servicer, with the consent of the NIMS Insurer, shall be entitled to terminate any Sub-Servicing Agreement and the rights and obligations of any Sub-Servicer pursuant to any Sub-Servicing Agreement in accordance with the terms and conditions of such Sub-Servicing Agreement. In the event of termination of any Sub-Servicer, all servicing obligations of such Sub-Servicer shall be assumed simultaneously by the Servicer without any act or deed on the part of such Sub-Servicer or the Servicer, and the Servicer either shall service directly the related Mortgage Loans or shall enter into a Sub-Servicing Agreement with a successor Sub-Servicer which qualifies under Section 3.02.

Any Sub-Servicing Agreement shall include the provision that such agreement may be immediately terminated by the Trustee (if the Trustee is acting as Servicer) without fee, in accordance with the terms of this Agreement, in the event that the Servicer (or the Trustee, if it is then acting as Servicer) shall, for any reason, no longer be the Servicer (including termination due to a Servicer Event of Default).

SECTION 3.04.	Liability of the Servicer.

Notwithstanding any Sub-Servicing Agreement or the provisions of this Agreement relating to agreements or arrangements between the Servicer and a Sub-Servicer or reference to actions taken through a Sub-Servicer or otherwise, the Servicer shall remain obligated and primarily liable to the Trustee and the Certificateholders for the servicing and administering of the Mortgage Loans in accordance with the provisions of Section 3.01 without diminution of such obligation or liability by virtue of such Sub-Servicing Agreements or arrangements or by virtue of indemnification from the Sub-Servicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Mortgage Loans. The Servicer shall be entitled to enter into any agreement with a Sub-Servicer for indemnification of the Servicer by such Sub-Servicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

SECTION 3.05.	No Contractual Relationship Between Sub-Servicers and the Trustee, the NIMS Insurer or Certificateholders.

Any Sub-Servicing Agreement that may be entered into and any transactions or services relating to the Mortgage Loans involving a Sub-Servicer in its capacity as such shall be deemed to be between the Sub-Servicer and the Servicer alone, and the Trustee, the NIMS Insurer and the Certificateholders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Sub-Servicer except as set forth in Section 3.06. The Servicer shall be solely liable for all fees owed by it to any Sub-Servicer, irrespective of whether the Servicer’s compensation pursuant to this Agreement is sufficient to pay such fees.

SECTION 3.06.	Assumption or Termination of Sub-Servicing Agreements by Trustee.

In the event the Servicer shall for any reason no longer be the Servicer (including by reason of the occurrence of a Servicer Event of Default), the Trustee or its designee shall thereupon assume all of the rights and obligations of the Servicer under each Sub-Servicing Agreement that the Servicer may have entered into, unless the Trustee elects to terminate any Sub-Servicing Agreement in accordance with its terms as provided in Section 3.03. Upon such assumption, the Trustee, its designee or the successor Servicer for the Trustee appointed pursuant to Section 7.02 shall be deemed, subject to Section 3.03, to have assumed all of the Servicer’s interest therein and to have replaced the Servicer as a party to each Sub-Servicing Agreement to the same extent as if each Sub-Servicing Agreement had been assigned to the assuming party, except that (i) the Servicer shall not thereby be relieved of any liability or obligations under any Sub-Servicing Agreement that arose before it ceased to be the Servicer and (ii) neither of the Trustee nor, its designee or any successor Servicer shall be deemed to have assumed any liability or obligation of the Servicer that arose before it ceased to be the Servicer.

The Servicer at its expense shall, upon request of the Trustee, deliver to the assuming party all documents and records relating to each Sub-Servicing Agreement and the Mortgage Loans then being serviced and an accounting of amounts collected and held by or on behalf of it, and otherwise use its best efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreements to the assuming party.

SECTION 3.07.	Collection of Certain Mortgage Loan Payments.

The Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans, and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any applicable insurance policies provided to the Servicer, follow such collection procedures as it would follow with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Consistent with the foregoing, the Servicer may in its discretion (i) waive any late payment charge or, if applicable, any penalty interest, (ii) waive any provisions of any Mortgage Loan requiring the related Mortgagor to submit to mandatory arbitration with respect to disputes arising thereunder or (iii) extend the due dates for the Monthly Payments due on a Mortgage Note for a period of not greater than 180 days; provided, however, that any extension pursuant to clause (ii) above shall not affect the amortization schedule of any Mortgage Loan for purposes of any computation hereunder, except as provided below; provided further that the NIMS Insurer’s prior written consent shall be required for any modification, waiver or amendment if the aggregate number of outstanding Mortgage Loans which have been modified, waived or amended exceeds 5% of the number of Mortgage Loans as of the Cut-off Date. In the event of any such arrangement pursuant to clause (iii) above, the Servicer shall make timely Advances on such Mortgage Loan during such extension pursuant to Section 4.03 and in accordance with the amortization schedule of such Mortgage Loan without modification thereof by reason of such arrangement. Notwithstanding the foregoing, in the event that any Mortgage Loan is in default or, in the judgment of the Servicer, such default is reasonably foreseeable, the Servicer, consistent with the standards set forth in Section 3.01, may also waive, modify or vary any term of such Mortgage Loan (including modifications that would change the Mortgage Rate, forgive the payment of principal or interest or extend the final maturity date of such Mortgage Loan), accept payment from the related Mortgagor of an amount less than the Stated Principal Balance in final satisfaction of such Mortgage Loan (such payment, a “Short Pay-off”), or consent to the postponement of strict compliance with any such term or otherwise grant indulgence to any Mortgagor without the prior written consent of the NIMS Insurer.

SECTION 3.08.	Sub-Servicing Accounts.

In those cases where a Sub-Servicer is servicing a Mortgage Loan pursuant to a Sub-Servicing Agreement, the Sub-Servicer will be required to establish and maintain one or more accounts (collectively, the “Sub-Servicing Account”). The Sub-Servicing Account shall be an Eligible Account and shall comply with all requirements of this Agreement relating to the Collection Account. The Sub-Servicer shall deposit in the clearing account in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Sub-Servicer’s receipt thereof, all proceeds of Mortgage Loans received by the Sub-Servicer less its servicing compensation to the extent permitted by the Sub-Servicing Agreement, and shall thereafter deposit such amounts in the Sub-Servicing Account, in no event more than two Business Days after the receipt of such amounts. The Sub-Servicer shall thereafter deposit such proceeds in the Collection Account or remit such proceeds to the Servicer for deposit in the Collection Account not later than two Business Days after the deposit of such amounts in the Sub-Servicing Account. For purposes of this Agreement, the Servicer shall be deemed to have received payments on the Mortgage Loans when the Sub-Servicer receives such payments.

SECTION 3.09.	Collection of Taxes, Assessments and Similar Items; Servicing Accounts.

The Servicer shall establish and maintain, or cause to be established and maintained, one or more accounts (the “Servicing Accounts”), into which all collections from the Mortgagors (or related advances from Sub-Servicers) for the payment of taxes, assessments, hazard insurance premiums and comparable items for the account of the Mortgagors (“Escrow Payments”) shall be deposited and retained. Servicing Accounts shall be Eligible Accounts. The Servicer shall deposit in the clearing account in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Servicer’s receipt thereof, all Escrow

Payments collected on account of the Mortgage Loans and shall thereafter deposit such Escrow Payments in the Servicing Accounts, in no event more than two Business Days after the receipt of such Escrow Payments, all Escrow Payments collected on account of the Mortgage Loans for the purpose of effecting the timely payment of any such items as required under the terms of this Agreement. Withdrawals of amounts from a Servicing Account may be made only to (i) effect payment of taxes, assessments, hazard insurance premiums, and comparable items in a manner and at a time that assures that the lien priority of the Mortgage is not jeopardized (or, with respect to the payment of taxes, in a manner and at a time that avoids the loss of the Mortgaged Property due to a tax sale or the foreclosure as a result of a tax lien); (ii) reimburse the Servicer (or a Sub-Servicer to the extent provided in the related Sub-Servicing Agreement) out of related collections for any advances made pursuant to Section 3.01 (with respect to taxes and assessments) and Section 3.14 (with respect to hazard insurance); (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest, if required and as described below, to Mortgagors on balances in the Servicing Account; or (v) clear and terminate the Servicing Account at the termination of the Servicer’s obligations and responsibilities in respect of the Mortgage Loans under this Agreement in accordance with Article IX. In the event the Servicer shall deposit in a Servicing Account any amount not required to be deposited therein or any amount previously deposited therein is unpaid by the related Mortgagor’s banking institution, it may at any time withdraw such amount from such Servicing Account, any provision herein to the contrary notwithstanding. As part of its servicing duties, the Servicer or Sub-Servicers shall pay to the Mortgagors interest on funds in the Servicing Accounts, to the extent required by law and, to the extent that interest earned on funds in the Servicing Accounts is insufficient, to pay such interest from its or their own funds, without any reimbursement therefor. The Servicer may pay to itself any excess interest on funds in the Servicing Accounts, to the extent such action is in conformity with the servicing standard set forth in Section 3.01, is permitted by law and such amounts are not required to be paid to Mortgagors or used for any of the other purposes set forth above.

SECTION 3.10.	Collection Account and Distribution Account.

(a)          On behalf of the Trust Fund, the Servicer shall establish and maintain, or cause to be established and maintained, one or more accounts (such account or accounts, the “Collection Account”), held in trust for the benefit of the Trustee and the Certificateholders. On behalf of the Trust Fund, the Servicer shall deposit or cause to be deposited in the clearing account in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Servicer’s receipt thereof, and shall thereafter deposit in the Collection Account, in no event more than two Business Days after the Servicer’s receipt thereof, as and when received or as otherwise required hereunder, the following payments and collections received or made by it subsequent to the Cut-off Date (other than in respect of principal or interest on the Mortgage Loans due on or before the Cut-off Date), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a Due Period subsequent thereto:

(i)           all payments on account of principal, including Principal Prepayments (but not Prepayment Charges), on the Mortgage Loans;

(ii)          all payments on account of interest (net of the related Servicing Fee) on each Mortgage Loan;

(iii)         all Insurance Proceeds, Liquidation Proceeds, Subsequent Recoveries and condemnation proceeds (other than proceeds collected in respect of any particular REO Property and amounts paid in connection with a purchase of Mortgage Loans and REO Properties pursuant to Section 9.01);

(iv)         any amounts required to be deposited pursuant to Section 3.12 in connection with any losses realized on Permitted Investments with respect to funds held in the Collection Account;

(v)          any amounts required to be deposited by the Servicer pursuant to the second paragraph of Section 3.14(a) in respect of any blanket policy deductibles;

(vi)         all proceeds of any Mortgage Loan repurchased or purchased in accordance with Section 2.03, Section 3.16(c) or Section 9.01;

(vii)       all amounts required to be deposited in connection with Substitution Adjustments pursuant to Section 2.03; and

(viii)      all Prepayment Charges collected by the Servicer in connection with the Principal Prepayment of any of the Mortgage Loans and any Servicer Prepayment Charge Payment Amounts.

The foregoing requirements for deposit in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of Servicing Fees, late payment charges, Prepayment Interest Excess, assumption fees, insufficient funds charges and ancillary income (other than Prepayment Charges) need not be deposited by the Servicer in the Collection Account and may be retained by the Servicer as additional compensation. In the event the Servicer shall deposit in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

(b)          On behalf of the Trust Fund, the Trustee shall establish and maintain one or more accounts (such account or accounts, the “Distribution Account”), held in trust for the benefit of the Certificateholders. On behalf of the Trust Fund, the Servicer shall deliver to the Trustee in immediately available funds for deposit in the Distribution Account by 3:00 p.m. New York time (i) on the Servicer Remittance Date, that portion of Available Funds (calculated without regard to the references in clause (ii) of the definition thereof to amounts that may be withdrawn from the Distribution Account) for the related Distribution Date then on deposit in the Collection Account and the amount of all Prepayment Charges collected by the Servicer in connection with the Principal Prepayment of any of the Mortgage Loans and any Servicer Prepayment Charge Payment Amounts then on deposit in the Collection Account and the amount of any funds reimbursable to an Advancing Person pursuant to Section 3.26 (unless such amounts are to be remitted in another manner as specified in the documentation establishing the related Advance Facility) and (ii) on each Business Day as of the commencement of which the balance on deposit in the Collection Account exceeds $75,000 following any withdrawals pursuant to the next succeeding sentence, the amount of such excess, but only if the Collection Account constitutes an Eligible Account solely pursuant to clause (ii) of the definition of “Eligible Account.” If the balance on deposit in the Collection Account exceeds $75,000 as of the commencement of business on any Business Day and the Collection Account constitutes an Eligible Account solely pursuant to clause (ii) of the definition of “Eligible Account,” the Servicer shall, by 3:00 p.m. New York time on such Business Day, withdraw from the Collection Account any and all amounts payable or reimbursable to the Depositor, the Servicer, the Trustee, the Seller or any Sub-Servicer pursuant to Section 3.11 and shall pay such amounts to the Persons entitled thereto.

(c)          Funds in the Collection Account and the Distribution Account may be invested in Permitted Investments in accordance with the provisions set forth in Section 3.12. The Servicer shall give written notice to the Trustee and the NIMS Insurer of the location of the Collection Account maintained by it when established and prior to any change thereof. The Trustee shall give notice to the Servicer, the NIMS Insurer and the Depositor of the location of the Distribution Account when established and prior to any change thereof.

(d)          Funds held in the Collection Account at any time may be delivered by the Servicer to the Trustee for deposit in an account (which may be the Distribution Account and must satisfy the standards for the Distribution Account as set forth in the definition thereof) and for all purposes of this Agreement shall be deemed to be a part of the Collection Account; provided, however, that the Trustee shall have the sole authority to withdraw any funds held pursuant to this subsection (d). In the event the Servicer shall deliver to the Trustee for deposit in the Distribution Account any amount not required to be deposited therein, it may at any time request in writing that the Trustee withdraw such amount from the Distribution Account and remit to it any such amount, any provision herein to the contrary notwithstanding. In addition, the Servicer shall deliver to the Trustee from time to time for deposit, and the Trustee shall so deposit, in the Distribution Account:

(i)	any Advances, as required pursuant to Section 4.03;

(ii)          any amounts required to be deposited pursuant to Section 3.23(d) or (f) in connection with any REO Property;

(iii)         any amounts to be paid in connection with a purchase of Mortgage Loans and REO Properties pursuant to Section 9.01; and

(iv)         any amounts required to be deposited pursuant to Section 3.24 in connection with any Prepayment Interest Shortfall;

(e)          The Servicer shall deposit in the Collection Account any amounts required to be deposited pursuant to Section 3.12(b) in connection with losses realized on Permitted Investments with respect to funds held in the Collection Account. The Trustee shall deposit in the Distribution Account any amounts required to be deposited pursuant to Section 3.12(b) in connection with losses realized on Permitted Investments with respect to funds held in the Distribution Account.

SECTION 3.11.	Withdrawals from the Collection Account and Distribution Account.

(a)          The Servicer shall, from time to time, make withdrawals from the Collection Account for any of the following purposes or as described in Section 4.03:

(i)           to remit to the Trustee for deposit in the Distribution Account the amounts required to be so remitted pursuant to Section 3.10(b) or permitted to be so remitted pursuant to the first sentence of Section 3.10(d);

(ii)          subject to Section 3.16(d), to reimburse the Servicer for unreimbursed Advances, but only to the extent of amounts received which represent Late Collections (net of the related Servicing Fees) on Mortgage Loans or REO Properties with respect to which such Advances were made in accordance with the provisions of Section 4.03;

(iii)        subject to Section 3.16(d), to pay the Servicer or any Sub-Servicer (a) any unpaid Servicing Fees, (b) any unreimbursed Servicing Advances with respect to each Mortgage Loan, but only to the extent of any Late Collections, received with respect to such Mortgage Loan or REO Property and (c) any Nonrecoverable Servicing Advances with respect to the final liquidation of a Mortgage Loan, but only to the extent that Late Collections, received with respect to such Mortgage Loan are insufficient to reimburse the Servicer or any Sub-Servicer for Servicing Advances;

(iv)         to pay to the Servicer as servicing compensation (in addition to the Servicing Fee) on the Servicer Remittance Date any interest or investment income earned on funds deposited in the Collection Account;

(v)          to pay to the Servicer, the Depositor or the Seller, as the case may be, with respect to each Mortgage Loan that has previously been purchased or replaced pursuant to Section 2.03 or Section 3.16(c) all amounts received thereon subsequent to the date of purchase or substitution, as the case may be;

(vi)         to reimburse the Servicer for any Advance or Servicing Advance previously made which the Servicer has determined to be a Nonrecoverable Advance in accordance with the provisions of Section 4.03;

(vii)       to reimburse the Servicer or the Depositor for expenses incurred by or reimbursable to the Servicer or the Depositor, as the case may be, pursuant to Section 6.03;

(viii)      to reimburse the Servicer, the NIMS Insurer or the Trustee, as the case may be, for expenses reasonably incurred in connection with any breach or defect giving rise to the purchase obligation under Section 2.03 of this Agreement, including any expenses arising out of the enforcement of the purchase obligation;

(ix)         to pay, or to reimburse the Servicer for Servicing Advances in respect of, expenses incurred in connection with any Mortgage Loan pursuant to Section 3.16(b);

(x)	to withdraw amounts deposited therein in error;
(xi)	to pay itself any Prepayment Interest Excess (to the extent not otherwise retained);
(xii)	to withdraw amounts deposited therein in error; and
(xiii)	to clear and terminate the Collection Account pursuant to Section 9.01.

The Servicer shall keep and maintain separate accounting, on a Mortgage Loan-by-Mortgage Loan basis, for the purpose of justifying any withdrawal from the Collection Account, to the extent held by or on behalf of it, pursuant to subclauses (ii), (iii), (iv), (v), (vi), (viii) and (ix) above. The Servicer shall provide written notification to the Trustee and the NIMS Insurer on or prior to the next succeeding Servicer Remittance Date, upon making any withdrawals from the Collection Account pursuant to subclauses (iii)(c) and (vi) above; provided that an Officer’s Certificate in the form described under Section 4.03(d) shall suffice for such written notification to the Trustee respect of clause (vi) hereof.

(b)          The Trustee shall, from time to time, make withdrawals from the Distribution Account, for any of the following purposes, without priority:

(i)           to make distributions to the Swap Account in accordance with Section 4.08;

(ii)          to make distributions to Certificateholders in accordance with Section 4.01;

(iii)         to pay itself the Trustee Fee and any Extraordinary Trust Fund Expenses pursuant to Section 8.05;

(iv)         to pay to itself on each Distribution Date any interest or investment income earned on funds deposited in the Distribution Account pursuant to Section 3.12(b);

(v)	to reimburse itself pursuant to Section 7.02;
(vi)	to pay any amounts in respect of taxes pursuant to Section 10.01(g)(iii);

(vii)        to pay to an Advancing Person reimbursements for Advances and/or Servicing Advances pursuant to Section 3.26; and

(viii)	to clear and terminate the Distribution Account pursuant to Section 9.01.

The foregoing requirements for withdrawal from the Distribution Account shall be exclusive. In the event the Trustee shall deposit in the Distribution Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Distribution Account, any provision herein to the contrary notwithstanding.

SECTION 3.12.	Investment of Funds in the Collection Account and the Distribution Account.

(a)          The Servicer may direct any depository institution maintaining the Collection Account and any REO Account and the Trustee may direct any depository institution maintaining the Distribution Account (each, for purposes of this Section 3.12, an “Investment Account”) to invest the funds in such Investment Account in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the Trustee is the obligor thereon or if such investment is managed or advised by a Person other than the Trustee or an Affiliate of the Trustee, and (ii) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the Trustee is the obligor thereon or if such investment is managed or advised by the Trustee or any Affiliate. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such), or in the name of a nominee of the Trustee. The Trustee shall be entitled to sole possession (except with respect to investment direction of funds held in the Collection Account or any REO Account and any income and gain realized thereon) over each such investment, and any certificate or other instrument evidencing any such investment shall be delivered directly to the Trustee or its agent, together with any document of transfer necessary to transfer title to such investment to the Trustee or its nominee. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Trustee shall:

(x)          consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(y)          demand payment of all amounts due thereunder promptly upon determination by a Responsible Officer of the Trustee that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

(b)          All income and gain realized from the investment of funds deposited in the Collection Account and any REO Account held by or on behalf of the Servicer shall be for the benefit of the Servicer and shall be subject to its withdrawal in accordance with Section 3.11 or Section 3.23, as applicable. All income and gain realized from the investment of funds deposited in the Distribution Account held by or on behalf of the Trustee shall be for the benefit of the Trustee and shall be subject to its withdrawal in accordance with Section 3.11. The Servicer shall deposit in the Collection Account and any REO Account, as applicable, the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such accounts immediately upon realization of such loss. The Trustee shall deposit in the Distribution Account the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such accounts immediately upon realization of such loss.

(c)          Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee may and, subject to Section 8.01 and Section 8.02(a)(v), upon the request of the NIMS Insurer or the Holders of Certificates representing more than 50% of the Voting Rights allocated to any Class of Certificates, shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

SECTION 3.13.	[Reserved].
SECTION 3.14.	Maintenance of Hazard Insurance and Errors and Omissions and Fidelity Coverage.

(a)          The Servicer shall cause to be maintained for each Mortgage Loan fire insurance with extended coverage on the related Mortgaged Property in an amount which is at least equal to the least of the (i) current Stated Principal Balance of such Mortgage Loan (ii) the amount necessary to fully compensate for any damage or loss to the improvements that are a part of such property on a replacement cost basis and (iii) the maximum insurable value of the improvements which are part of such mortgaged property, in each case in an amount not less than such amount as is necessary to avoid the application of any coinsurance clause contained in the related hazard insurance policy. The Servicer shall also cause to be maintained fire insurance with extended coverage on each REO Property in an amount which is at least equal to the least of (i) the maximum insurable value of the improvements which are a part of such property, (ii) the outstanding Stated Principal Balance of the related Mortgage Loan at the time it became an REO Property and (iii) the maximum insurable value of the improvements which are part of such REO Property. The Servicer will comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any such hazard policies. Any amounts to be collected by the Servicer under any such policies (other than amounts to be applied to the restoration or repair of the property subject to the related Mortgage or amounts to be released to the Mortgagor in accordance with the procedures that the Servicer would follow in servicing loans held for its own account, subject to the terms and conditions of the related Mortgage and Mortgage Note) shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 3.11, if received in respect of a Mortgage Loan, or in the REO Account, subject to withdrawal pursuant to Section 3.23, if received in respect of an REO Property. Any cost incurred by the Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to Certificateholders, be added to the unpaid Stated Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. It is understood and agreed that no earthquake or other additional insurance is to be required of any Mortgagor other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the Mortgaged Property or REO Property is at any time in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards and flood insurance has been made available, the Servicer will cause to be maintained a flood insurance policy in respect thereof. Such flood insurance shall be in an amount equal to the least of (i) the unpaid Stated Principal Balance of the related Mortgage Loan, (ii) the maximum amount of such insurance available for the related Mortgaged Property under the national flood insurance program (assuming that the area in which such Mortgaged Property is located is participating in such program) and (iii) the maximum insurable value of the improvements which are part of such Mortgaged Property.

In the event that the Servicer shall obtain and maintain a blanket policy with an insurer having a General Policy Rating of A:X or better in Best’s Key Rating Guide (or such other rating that is comparable to such rating) or otherwise acceptable to Fannie Mae or Freddie Mac insuring against hazard losses on all of the Mortgage Loans, it shall conclusively be deemed to have satisfied its obligations as set forth in the first two sentences of this Section 3.14, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with the first two sentences of this Section 3.14, and there shall have been one or more losses which would have been covered by such policy, deposit to the Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as administrator and servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of itself, the Trustee and Certificateholders, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy.

(b)          The Servicer shall keep in force during the term of this Agreement a policy or policies of insurance covering errors and omissions for failure in the performance of the Servicer’s obligations under this Agreement, which policy or policies shall be in such form and amount that would meet the requirements of Fannie Mae or Freddie Mac if it were the purchaser of the Mortgage Loans, unless the Servicer has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. The Servicer shall provide the Trustee and the NIMS Insurer, upon request, with copies of such insurance policies and fidelity bond. The Servicer shall also maintain a fidelity bond in the form and amount that would meet the requirements of Fannie Mae or Freddie Mac, unless the Servicer has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. The Servicer shall be deemed to have complied with this provision if an Affiliate of the Servicer has such errors and omissions and fidelity bond coverage and, by the terms of such insurance policy or fidelity bond, the coverage afforded thereunder extends to the Servicer. Any such errors and omissions policy and fidelity bond shall by its terms not be cancelable or materially modifiable without thirty days’ prior written notice to the Trustee and the NIMS Insurer. The Servicer shall also cause each Sub-Servicer to maintain a policy of insurance covering errors and omissions and a fidelity bond which would meet such requirements.

SECTION 3.15.	Enforcement of Due-On-Sale Clauses; Assumption Agreements.

The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance of any Mortgaged Property by any Mortgagor (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause, if any, applicable thereto; provided, however, that the Servicer shall not be required to take such action if in its sole business judgment the Servicer believes it is not in the best interests of the Trust Fund and shall not exercise any such rights if prohibited by law from doing so. If the Servicer reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, or if any of the other conditions set forth in the proviso to the preceding sentence apply, the Servicer will enter into an assumption and modification agreement from or with the person to whom such property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. The Servicer is also authorized to enter into a substitution of liability agreement with such person, pursuant to which the original Mortgagor is released from liability and such person is substituted as the Mortgagor and becomes liable under the Mortgage Note; provided that no such substitution shall be effective unless such person satisfies the underwriting criteria of the Servicer and has a credit risk rating at least equal to that of the original Mortgagor. In connection with any assumption or substitution, the Servicer shall apply such underwriting standards and follow such practices and procedures as shall be normal and usual in its general mortgage servicing activities and as it applies to other mortgage loans owned solely by it. The Servicer shall not take or enter into any assumption and modification agreement, however, unless (to the extent practicable in the circumstances) it shall have received confirmation, in writing, of the continued effectiveness of any applicable hazard insurance policy. Any fee collected by the Servicer in respect of an assumption, modification or substitution of liability agreement shall be retained by the Servicer as additional servicing compensation. In connection with any such assumption, no material term of the Mortgage Note (including but not limited to the related Mortgage Rate and the amount of the Monthly Payment) may be amended or modified, except as otherwise required pursuant to the terms thereof. The Servicer shall notify the Trustee that any such substitution, modification or assumption agreement has been completed by forwarding to the Trustee the executed original of such substitution, modification or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.

Notwithstanding the foregoing paragraph or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or by the terms of the Mortgage Note or any assumption which the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 3.15, the term “assumption” is deemed to also include a sale (of the Mortgaged Property) subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

SECTION 3.16.	Realization Upon Defaulted Mortgage Loans.

(a)          The Servicer shall use its best efforts, consistent with the servicing standards set forth in Section 3.01, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 3.07. The Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings; provided, however, that such costs and expenses will be recoverable as Servicing Advances by the Servicer as contemplated in Section 3.11 and Section 3.23. The foregoing is subject to the provision that, in any case in which a Mortgaged Property shall have suffered damage from an Uninsured Cause, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion that such restoration will increase the proceeds of liquidation of the related Mortgage Loan after reimbursement to itself for such expenses.

(b)          Notwithstanding the foregoing provisions of this Section 3.16 or any other provision of this Agreement, with respect to any Mortgage Loan as to which the Servicer has received actual notice of, or has actual knowledge of, the presence of any toxic or hazardous substance on the related Mortgaged Property, the Servicer shall not, on behalf of the Trustee, either (i) obtain title to such Mortgaged Property as a result of or in lieu of foreclosure or otherwise, or (ii) otherwise acquire possession of, or take any other action with respect to, such Mortgaged Property, if, as a result of any such action, the Trustee, the Trust Fund or the Certificateholders would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Servicer has also previously determined, based on its reasonable judgment and a report prepared by a Person who regularly conducts environmental audits using customary industry standards, that:

(1)          such Mortgaged Property is in compliance with applicable environmental laws or, if not, that it would be in the best economic interest of the Trust Fund to take such actions as are necessary to bring the Mortgaged Property into compliance therewith; and

(2)          there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or that if any such materials are present for which such action could be required, that it would be in the best economic interest of the Trust Fund to take such actions with respect to the affected Mortgaged Property.

Notwithstanding the foregoing, if such environmental audit reveals, or if the Servicer has actual knowledge or notice, that such Mortgaged Property contains such toxic or hazardous wastes or substances, the Servicer shall not foreclose or accept a deed in lieu of foreclosure without the prior written consent of the NIMS Insurer.

The cost of the environmental audit report contemplated by this Section 3.16 shall be advanced by the Servicer, subject to the Servicer’s right to be reimbursed therefor from the Collection Account as provided in Section 3.11(a)(ix), such right of reimbursement being prior to the rights of Certificateholders to receive any amount in the Collection Account received in respect of the affected Mortgage Loan or other Mortgage Loans.

If the Servicer determines, as described above, that it is in the best economic interest of the Trust Fund to take such actions as are necessary to bring any such Mortgaged Property into compliance with applicable environmental laws, or to take such action with respect to the containment, clean-up or remediation of hazardous substances, hazardous materials, hazardous wastes or petroleum-based materials affecting any such Mortgaged Property, then the Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund;

provided that any amounts disbursed by the Servicer pursuant to this Section 3.16(b) shall constitute Servicing Advances, subject to Section 4.03(d). The cost of any such compliance, containment, cleanup or remediation shall be advanced by the Servicer, subject to the Servicer’s right to be reimbursed therefor from the Collection Account as provided in Section 3.11(a)(iii) and (a)(ix), such right of reimbursement being prior to the rights of Certificateholders to receive any amount in the Collection Account received in respect of the affected Mortgage Loan or other Mortgage Loans.

(c)          The Servicer or the NIMS Insurer may, at the option of each, purchase a Mortgage Loan which has become 90 or more days delinquent or for which the Servicer has accepted a deed in lieu of foreclosure. Prior to purchase pursuant to this Section 3.16(c), the Servicer shall be required to continue to make Advances pursuant to Section 4.03. The Servicer or the NIMS Insurer shall not use any procedure in selecting Mortgage Loans to be repurchased which is materially adverse to the interests of the Certificateholders. The Servicer or the NIMS Insurer shall purchase such delinquent Mortgage Loan at a price equal to the Purchase Price of such Mortgage Loan. Any such purchase of a Mortgage Loan pursuant to this Section 3.16(c)(i) shall be accomplished by remittance to the Servicer for deposit in the Collection Account of the amount of the Purchase Price. Notwithstanding the foregoing, the Servicer or the NIM Insurer shall purchase Mortgage Loans that are delinquent the greatest number of days before it may purchase any that are delinquent any fewer number of days. The Trustee shall immediately effectuate the conveyance of such delinquent Mortgage Loan to the Servicer or the NIMS Insurer, as applicable, to the extent necessary to vest in the Servicer or the NIMS Insurer, as applicable, title to such Mortgage Loan, including the prompt delivery of all documentation to the Servicer or the NIMS Insurer, as applicable. In the event that the NIMS Insurer purchases a Mortgage Loan pursusant to this Section 3.16(c), the Servicer will continue to service such Mortgage Loan unless the NIMS Insurer purchases the servicing rights to such Mortgage Loan from the Servicer.

(d)          Proceeds received in connection with any Final Recovery Determination, as well as any recovery resulting from a partial collection of Insurance Proceeds, Liquidation Proceeds or condemnation proceeds, in respect of any Mortgage Loan, will be applied in the following order of priority: first, to unpaid Servicing Fees; second, to reimburse the Servicer or any Sub-Servicer for any related unreimbursed Servicing Advances pursuant to Section 3.11(a)(iii) and Advances pursuant to Section 3.11(a)(ii); third, to accrued and unpaid interest on the Mortgage Loan, to the date of the Final Recovery Determination, or to the Due Date prior to the Distribution Date on which such amounts are to be distributed if not in connection with a Final Recovery Determination; and fourth, as a recovery of principal of the Mortgage Loan. The portion of the recovery so allocated to unpaid Servicing Fees shall be reimbursed to the Servicer or any Sub-Servicer pursuant to Section 3.11(a)(iii).

SECTION 3.17.	Trustee to Cooperate; Release of Mortgage Files.

(a)          Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Servicer shall deliver to the Trustee, in written (with two executed copies) or electronic format, a Request for Release in the form of Exhibit E (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.10 have been or will be so deposited) signed by a Servicing Officer (or in a mutually agreeable electronic format that will, in lieu of a signature on its face, originate from a Servicing Officer) and shall request delivery to it of the Mortgage File. Upon receipt of such certification and request, the Trustee shall, within three Business Days, release and send by overnight mail, the related Mortgage File to the Servicer and the Servicer is authorized to cause the removal from the registration on the MERS® System of any such Mortgage Loan, if applicable. The Trustee agrees to indemnify the Servicer, out of its own funds, for any loss, liability or expense (other than special, indirect, punitive or consequential damages which will not be paid by the Trustee) incurred by the Servicer as a proximate result of the Trustee’s breach of its obligations pursuant to this Section 3.17. Except as otherwise provided herein, expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account or the Distribution Account.

(b)          From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any insurance policy relating to the Mortgage Loans, the Trustee shall, upon any request made by or on behalf of the Servicer and delivery to the Trustee, in written or electronic format, of a Request for Release in the form of Exhibit E, release the related Mortgage File within three Business Days to the Servicer, and shall, at the direction of the Servicer, execute such documents as shall be necessary to the prosecution of any such proceedings. Such Request for Release shall obligate the Servicer to return each and every document previously requested from the Mortgage File to the Trustee when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Collection Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has delivered, or caused to be delivered, to the Trustee an additional Request for Release certifying as to such liquidation or action or proceedings. Upon the request of the Trustee, the Servicer shall provide notice to the Trustee of the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a Request for Release, in written or electronic format from, a Servicing Officer stating that such Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited into the Collection Account have been so deposited, or that such Mortgage Loan has become an REO Property, any outstanding Requests for Release with respect to such Mortgage Loan shall be released by the Trustee to the Servicer or its designee.

(c)          Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the Servicer or the Sub-Servicer, as the case may be, any court pleadings, requests for trustee’s sale or other documents necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale.

SECTION 3.18.	Servicing Compensation.

As compensation for the activities of the Servicer hereunder, the Servicer shall be entitled to the Servicing Fee with respect to each Mortgage Loan payable solely from payments of interest in respect of such Mortgage Loan, subject to Section 3.24. In addition, the Servicer shall be entitled to recover unpaid Servicing Fees out of Insurance Proceeds, Liquidation Proceeds and condemnation proceeds to the extent permitted by Section 3.11(a)(iii) and out of amounts derived from the operation and sale of an REO Property to the extent permitted by Section 3.23. Except as provided in Section 6.04, the right to receive the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Servicer’s responsibilities and obligations under this Agreement; provided, however, that the Servicer may pay from the Servicing Fee any amounts due to a Sub-Servicer pursuant to a Sub-Servicing Agreement entered into under Section 3.02. As part of its servicing compensation, the Servicer shall also be entitled to Prepayment Interest Excess.

Additional servicing compensation in the form of assumption or modification fees, late payment charges, insufficient funds charges, ancillary income or otherwise (subject to Section 3.24 and other than Prepayment Charges) shall be retained by the Servicer only to the extent such fees or charges are received by the Servicer. The Servicer shall also be entitled pursuant to Section 3.11(a)(iv) to withdraw from the Collection Account and pursuant to Section 3.23(b) to withdraw from any REO Account, as additional servicing compensation, interest or other income earned on deposits therein, subject to Section 3.12 and Section 3.24. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including premiums for the insurance required by Section 3.14, to the extent such premiums are not paid by the related Mortgagors or by a Sub-Servicer and servicing compensation of each Sub-Servicer) and shall not be entitled to reimbursement therefor except as specifically provided herein.

SECTION 3.19.	Reports to the Trustee; Collection Account Statements.

Not later than twenty days after each Distribution Date, the Servicer shall forward, upon request, to the Trustee, the NIMS Insurer and the Depositor the most current available bank statement for the Collection Account. Copies of such statement shall be provided by the Trustee to any Certificateholder and to any Person identified to the Trustee as a prospective transferee of a Certificate, upon request at the expense of the requesting party; provided that such statement is delivered by the Servicer to the Trustee.

SECTION 3.20.	Statement as to Compliance.

The Servicer will deliver to the Trustee, the NIMS Insurer and the Depositor not later than March 15th of each calendar year (beginning in 2006), an Officer’s Certificate, in a form similar to Exhibit L attached hereto as agreed upon by the parties hereto, stating, as to each signatory thereof, that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officers’ supervision and (ii) to the best of such officers’ knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such calendar year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof. Copies of any such statement shall be provided by the Trustee to any Certificateholder and to any Person identified to the Trustee as a prospective transferee of a Certificate, upon request at the expense of the requesting party; provided that such statement is delivered by the Servicer to the Trustee. In addition to the foregoing, the Servicer will, to the extent reasonable, provide any other servicing information required by the Commission pursuant to applicable law.

SECTION 3.21.	Independent Public Accountants’ Servicing Report.

Not later than March 15th of each calendar year (beginning in 2006), the Servicer, at its expense, shall cause a nationally recognized firm of independent certified public accountants to furnish to the Servicer a report stating that (i) it has obtained a letter of representation regarding certain matters from the management of the Servicer which includes an assertion that the Servicer has complied with certain minimum residential mortgage loan servicing standards, identified in the Uniform Single Attestation Program for Mortgage Bankers established by the Mortgage Bankers Association of America, with respect to the servicing of residential mortgage loans during the most recently completed calendar year and (ii) on the basis of an examination conducted by such firm in accordance with standards established by the American Institute of Certified Public Accountants, such representation is fairly stated in all material respects, subject to such exceptions and other qualifications that may be appropriate. In rendering its report such firm may rely, as to matters relating to the direct servicing of residential mortgage loans by Sub-Servicers, upon comparable reports of firms of independent certified public accountants rendered on the basis of examinations conducted in accordance with the same standards (rendered within one year of such report) with respect to those Sub-Servicers. Immediately upon receipt of such report, the Servicer shall furnish a copy of such report to the Trustee, the NIMS Insurer and the Depositor. Copies of such statement shall be provided by the Trustee to any Certificateholder upon request at the expense of the requesting party, provided that such statement is delivered by the Servicer to the Trustee.

SECTION 3.22.	Access to Certain Documentation.

The Servicer shall provide to the Office of Thrift Supervision, the FDIC, and any other federal or state banking or insurance regulatory authority that may exercise authority over any Certificateholder, access to the documentation in the Servicer’s possession regarding the Mortgage Loans required by applicable laws and regulations. Such access shall be afforded without charge, but only upon reasonable request and during normal business hours at the offices of the Servicer designated by it. In addition, access to the documentation in the Servicer’s possession regarding the Mortgage Loans will be provided to the Trustee on behalf of the Certificateholders and the NIMS Insurer upon reasonable request during normal business hours at the offices of the Servicer designated by it at the expense of the Person requesting such access.

SECTION 3.23.	Title, Management and Disposition of REO Property.

(a)          The deed or certificate of sale of any REO Property shall, subject to applicable laws, be taken in the name of the Trustee, or its nominee, in trust for the benefit of the Certificateholders. The Servicer, on behalf of REMIC I, shall sell any REO Property as soon as practical and in any event no later than the end of the third full taxable year after the taxable year in which such REMIC acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code or request from the Internal Revenue Service, no later than 60 days before the day on which the three-year grace period would otherwise expire, an extension of such three-year period, unless the Servicer shall have delivered to the Trustee and the NIMS Insurer an Opinion of Counsel acceptable to the NIMS Insurer and addressed to the Trustee, the NIMS Insurer and the Depositor, to the effect that the holding by the REMIC of such REO Property subsequent to three years after its acquisition will not result in the imposition on the REMIC of taxes on “prohibited transactions” thereof, as defined in Section 860F of the Code, or cause any of the REMICs created hereunder to fail to qualify as a REMIC under Federal law at any time that any Certificates are outstanding. The Servicer shall manage, conserve, protect and operate each REO Property for the Certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or result in the receipt by any of the REMICs created hereunder of any “income from non-permitted assets” within the meaning of Section 860F(a)(2)(B) of the Code, or any “net income from foreclosure property” which is subject to taxation under the REMIC Provisions.

(b)          The Servicer shall separately account for all funds collected and received in connection with the operation of any REO Property and shall establish and maintain, or cause to be established and maintained, with respect to REO Properties an account held in trust for the Trustee for the benefit of the Certificateholders (the “REO Account”), which shall be an Eligible Account. The Servicer shall be permitted to allow the Collection Account to serve as the REO Account, subject to separate ledgers for each REO Property. The Servicer shall be entitled to retain or withdraw any interest income paid on funds deposited in the REO Account.

(c)          The Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property as are consistent with the manner in which the Servicer manages and operates similar property owned by the Servicer or any of its Affiliates, all on such terms and for such period (subject to the requirement of prompt disposition set forth in Section 3.23(a)) as the Servicer deems to be in the best interests of Certificateholders. In connection therewith, the Servicer shall deposit, or cause to be deposited in the clearing account in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Servicer’s receipt thereof, and shall thereafter deposit in the REO Account, in no event more than two Business Days after the Servicer’s receipt thereof, all revenues received by it with respect to an REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property including, without limitation:

(i)	all insurance premiums due and payable in respect of such REO Property;

(ii)          all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon; and

(iii)	all costs and expenses necessary to maintain such REO Property.

To the extent that amounts on deposit in the REO Account with respect to an REO Property are insufficient for the purposes set forth in clauses (i) through (iii) above with respect to such REO Property, the Servicer shall advance from its own funds such amount as is necessary for such purposes if, but only if, the Servicer would make such advances if the Servicer owned the REO Property and if in the Servicer’s judgment, the payment of such amounts will be recoverable from the rental or sale of the REO Property.

Notwithstanding the foregoing, neither the Servicer nor the Trustee shall:

(a)   authorize the Trust Fund to enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(b)   authorize any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

(c)   authorize any construction on any REO Property, other than the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(d)   authorize any Person to Directly Operate any REO Property on any date more than 90 days after its date of acquisition by the Trust Fund;

unless, in any such case, the Servicer has obtained an Opinion of Counsel, provided to the Trustee and the NIMS Insurer, to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code at any time that it is held by the REMIC, in which case the Servicer may take such actions as are specified in such Opinion of Counsel.

The Servicer may contract with any Independent Contractor for the operation and management of any REO Property; provided that:

(i)      the terms and conditions of any such contract shall not be inconsistent herewith;

(ii)     any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above and remit all related revenues (net of such costs and expenses) to the Servicer as soon as practicable, but in no event later than thirty days following the receipt thereof by such Independent Contractor;

(iii) none of the provisions of this Section 3.23(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Servicer of any of its duties and obligations to the Trustee on behalf of the Certificateholders with respect to the operation and management of any such REO Property; and

(iv) the Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

The Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. The Servicer shall be solely liable for all fees owed by it to any such Independent Contractor, irrespective of whether the Servicer’s compensation pursuant to Section 3.18 is sufficient to pay such fees; provided, however, that to the extent that any payments made by such Independent Contractor would constitute Servicing Advances if made by the Servicer, such amounts shall be reimbursable as Servicing Advances made by the Servicer.

(d)          In addition to the withdrawals permitted under Section 3.23(c), the Servicer may from time to time make withdrawals from the REO Account for any REO Property: (i) to pay itself or any Sub-Servicer unpaid Servicing Fees in respect of the related Mortgage Loan; and (ii) to reimburse itself or any Sub-Servicer for unreimbursed Servicing Advances and Advances made in respect of such REO Property or the related Mortgage Loan. On the Servicer Remittance Date, the Servicer shall withdraw from each REO Account maintained by it and deposit into the Distribution Account in accordance with Section 3.10(d)(ii), for distribution on the related Distribution Date in accordance with Section 4.01, the income from the related REO Property received during the prior calendar month, net of any withdrawals made pursuant to Section 3.23(c) or this Section 3.23(d).

(e)          Subject to the time constraints set forth in Section 3.23(a), each REO Disposition shall be carried out by the Servicer at such price and upon such terms and conditions as the Servicer shall deem necessary or advisable, as shall be normal and usual in the servicing standards set forth in Section 3.01.

(f)           The proceeds from the REO Disposition, net of any amount required by law to be remitted to the Mortgagor under the related Mortgage Loan and net of any payment or reimbursement to the Servicer or any Sub-Servicer as provided above, shall be deposited in the Distribution Account in accordance with Section 3.10(d)(ii) on the Servicer Remittance Date in the month following the receipt thereof for distribution on the related Distribution Date in accordance with Section 4.01. Any REO Disposition shall be for cash only (unless changes in the REMIC Provisions made subsequent to the Startup Day allow a sale for other consideration).

(g)          The Servicer shall file information returns with respect to the receipt of mortgage interest received in a trade or business, reports of foreclosures and abandonments of any Mortgaged Property and cancellation of indebtedness income with respect to any Mortgaged Property as required by Sections 6050H, 6050J and 6050P of the Code, respectively. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by such Sections 6050H, 6050J and 6050P of the Code.

SECTION 3.24.	Obligations of the Servicer in Respect of Prepayment Interest Shortfalls.

The Servicer shall deliver to the Trustee for deposit into the Distribution Account by 3:00 p.m. New York time on the Servicer Remittance Date from its own funds an amount (“Compensating Interest”) equal to the lesser of (i) the aggregate of the Prepayment Interest Shortfalls for the related Distribution Date resulting from full Principal Prepayments during the related Prepayment Period and (ii) the aggregate Servicing Fee received in the related Due Period. The Servicer shall not be obligated to pay Compensating Interest with respect to Relief Act Interest Shortfalls. Any amounts paid by the Servicer pursuant to this Section 3.24 shall not be reimbursed by REMIC I.

SECTION 3.25.	Obligations of the Servicer in Respect of Mortgage Rates and Monthly Payments.

In the event that a shortfall in any collection on or liability with respect to the Mortgage Loans in the aggregate results from or is attributable to adjustments to Mortgage Rates, Monthly Payments or Stated Principal Balances that were made by the Servicer in a manner not consistent with the terms of the related Mortgage Note and this Agreement, the Servicer, upon discovery or receipt of notice thereof, immediately shall deposit in the Collection Account from its own funds the amount of any such shortfall and shall indemnify and hold harmless the Trust Fund, the Trustee, the Depositor and any successor Servicer in respect of any such liability. Such indemnities shall survive the termination or discharge of this Agreement. Notwithstanding the foregoing, this Section 3.25 shall not limit the ability of the Servicer to seek recovery of any such amounts from the related Mortgagor under the terms of the related Mortgage Note, as permitted by law.

SECTION 3.26.	Advance Facility

(a)          Notwithstanding anything to the contrary contained herein, (i) the Servicer is hereby authorized to enter into an advance facility (“Advance Facility”) under which (A) the Servicer sells, assigns or pledges to another Person (together with such person’s successors and assigns, an “Advancing Person”) the Servicer’s rights under this Agreement to be reimbursed for any Advances or Servicing Advances and/or (B) an Advancing Person agrees to fund some or all Advances or Servicing Advances required to be made by the Servicer pursuant to this Agreement and (ii) the Servicer is hereby authorized to assign its rights to the Servicing Fee; it being understood that neither the Trust Fund nor any party hereto shall have a right or claim (including without limitation any right of offset) to the portion of the Servicing Fee so assigned. No consent of the Trustee, Certificateholders or any other party is required before the Servicer may enter into an Advance Facility. Notwithstanding the existence of any Advance Facility under which an Advancing Person agrees to fund Advances and/or Servicing Advances on the Servicer’s behalf, the Servicer shall remain obligated pursuant to this Agreement to make Advances and Servicing Advances pursuant to and as required by this Agreement, and shall not be relieved of such obligations by virtue of such Advance Facility. If the Servicer enters into an

Advance Facility, and for so long as an Advancing Person remains entitled to receive reimbursement for any Advances including Nonrecoverable Advances related thereto (“Advance Reimbursement Amounts”) and/or Servicing Advances, including Nonrecoverable Servicing Advances related thereto (“Servicing Advance Reimbursement Amounts” and, together with Advance Reimbursement Amounts, “Reimbursement Amounts”) (in each case to the extent that such type of Reimbursement Amount is included in the Advance Facility), then the Servicer shall identify such Reimbursement Amounts as received, consistently with the reimbursement rights set forth in this Agreement, and shall remit such Reimbursement Amounts in accordance with the documentation establishing the Advance Facility to such Advancing Person or to a trustee, agent or custodian (an “Advance Facility Trustee”) designated by such Advancing Person. Notwithstanding the foregoing, if so required pursuant to the terms of the Advance Facility, the Servicer may direct the Trustee to, and if so directed the Trustee is hereby authorized to and shall, pay to the Advancing Person or the Advance Facility Trustee the Reimbursement Amounts identified pursuant to the preceding sentence. Notwithstanding anything to the contrary herein, in no event shall Reimbursement Amounts be included in Available Funds or distributed to Certificateholders.

If the Servicer enters into an Advance Facility, the Servicer and the related Advancing Person shall deliver to the Trustee a written notice of the existence of such Advance Facility (an “Advance Facility Notice”), stating the identity of the Advancing Person and any related Advance Facility Trustee. An Advance Facility Notice may only be terminated by the joint written direction of the Servicer and the related Advancing Person as described in Section 3.26(h) below.

(b)          Reimbursement Amounts shall consist solely of amounts in respect of Advances and/or Servicing Advances made with respect to the Mortgage Loans for which the Servicer would be permitted to reimburse itself in accordance with this Agreement, assuming the Servicer had made the related Advance(s) and/or Servicing Advance(s). The Trustee shall have no duty or liability with respect to the calculation of any Reimbursement Amount, nor shall the Trustee have any responsibility to track or monitor the administration of the Advance Facility or the payment of Reimbursement Amounts to the related Advancing Person or Advance Facility Trustee. The Servicer shall maintain and provide to any successor Servicer a detailed accounting on a loan by loan basis as to amounts advanced by, pledged or assigned to, and reimbursed to any Advancing Person. The successor Servicer shall be entitled to rely on any such information provided by the predecessor Servicer, and the successor Servicer shall not be liable for any errors in such information.

(c)          An Advancing Person who receives an assignment or pledge of the rights to be reimbursed for Advances and/or Servicing Advances, and/or whose obligations are limited to the making or funding of Advances will not be deemed to be a Sub-servicer under this Agreement or be required to meet the criteria for qualification as a Sub-servicer under this Agreement.

(d)          Reimbursement Amounts allocated to reimburse Advances or Servicing Advances made with respect to any particular Mortgage Loan shall be allocated to the reimbursement of the unreimbursed Advances or Servicing Advances (as the case may be) made with respect to that Mortgage Loan on a “first-in, first out” (“FIFO”) basis, such that the

Reimbursement Amounts shall be applied to reimburse the Advance or Servicing Advance (as the case may be) for that Mortgage Loan that was disbursed earliest in time first, and to reimburse the Advance or Servicing Advance (as the case may be) for that Mortgage Loan that was disbursed latest in time last. Liquidation Proceeds with respect to a Mortgage Loan shall be applied to reimburse Servicing Advances outstanding with respect to that Mortgage Loan before being applied to reimburse Advances outstanding with respect to that Mortgage Loan. The Servicer shall provide to the related Advancing Person or Advance Facility Trustee loan-by-loan information with respect to each Reimbursement Amount remitted to such Advancing Person or Advance Facility Trustee, to enable the Advancing Person or Advance Facility Trustee to make the FIFO allocation of each such Reimbursement Amount with respect to each Mortgage Loan.

(e)          The Servicer who enters into an Advance Facility shall indemnify the Trustee, the Trust Fund, the Depositor and any successor Servicer for any claim, loss, liability or damage resulting from any claim by the related Advancing Person, except to the extent that such claim, loss, liability or damage (i) in the case of the Depositor, was incurred by reason of the Depositor's willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of its reckless disregard of obligations and duties hereunder, (ii) in the case of a successor Servicer, was incurred by reason of such successor Servicer's willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of its reckless disregard of obligations and duties hereunder or by reason of a breach of such successor Servicer's obligations and duties under this Agreement or (iii) in the case of the Trustee or the Trust Fund, (A) resulted from a breach of the Servicer's or a successor Servicer's obligations and duties under this Agreement for which the Trustee is indemnified under Section 6.03(a) or (B) was incurred by reason of willful misfeasance, bad faith or negligence of the Trustee in the performance of its duties hereunder or by reason of the Trustee's reckless disregard of obligations and duties hereunder or as a result of a breach of the Trustee's obligations under Article VIII hereof. Notwithstanding the foregoing, the exclusions set forth in clauses (i), (ii) and (iii) above from the Servicer's obligation to indemnify the Depositor, any successor Servicer, the Trustee and the Trust Fund shall not be applicable, in any case, to the extent the applicable claim, loss, liability or damage was incurred by reason of the Servicer's willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of its reckless disregard of obligations and duties hereunder or by reason of a breach of the Servicer's obligations and duties under this Agreement.

(f)           Any amendment to this Section 3.26 or to any other provision of this Agreement that may be necessary or appropriate to effect the terms of an Advance Facility as described generally in this Section 3.26, including amendments to add provisions relating to a successor Servicer, may be entered into by the Depositor, the Trustee and the Servicer without the consent of any Certificateholder, notwithstanding anything to the contrary in this Agreement.

(g)          Any rights of set-off that the Trust Fund, the Trustee, the Depositor, any successor Servicer or any other Person might otherwise have against the Servicer under this Agreement shall not attach to any rights to be reimbursed for Advances or Servicing Advances that have been sold, transferred, pledged, conveyed or assigned to any Advancing Person.

(h)          At any time when an Advancing Person shall have ceased funding Advances and/or Servicing Advances (as the case may be) and the Advancing Person or related

Advance Facility Trustee shall have received Reimbursement Amounts sufficient in the aggregate to reimburse all Advances and/or Servicing Advances (as the case may be) the right to reimbursement for which were assigned to the Advancing Person, then upon the delivery of a written notice signed by the Advancing Person and the Servicer to the Trustee terminating the Advance Facility Notice (the “Notice of Facility Termination”), the Servicer shall again be entitled to withdraw and retain the related Reimbursement Amounts from the Collection Account pursuant to the applicable Sections of this Agreement.

(i)           After delivery of any Advance Facility Notice, and until any such Advance Facility Notice has been terminated by a Notice of Facility Termination, this Section 3.26 may not be amended or otherwise modified without the prior written consent of the related Advancing Person.

SECTION 3.27.	Solicitations.

The Servicer shall not take any action or cause any action to be taken by any of its employees, agents or Affiliates, or by any independent contractors acting on the Servicer’s behalf, to solicit any borrower in any manner whatsoever, including but not limited to, soliciting a borrower to prepay or refinance a Mortgage Loan. Furthermore, neither the Servicer nor any of its Affiliates shall directly or indirectly provide information to any third party for purposes of soliciting the borrowers related to the Mortgage Loans. It is understood that promotions undertaken by the Servicer or its Affiliates which are directed to the general public at large (i.e., newspaper advertisements, radio or T.V. ads, etc.) and not specifically directed to the borrowers related to the Mortgage Loans shall not constitute a breach of this Section 3.27. From and after the Closing Date, Servicer hereby agrees that Servicer will not take any action or permit or cause any action to be taken by any of its agents or Affiliates, or by any independent contractors or independent mortgage brokerage companies on the Servicer’s behalf, to personally, by telephone or mail, solicit the borrower under any Mortgage Loan for the purpose of refinancing such Mortgage Loan; provided, that Servicer may solicit any borrower for whom Servicer has received a request for verification of mortgage, a request for demand for payoff, a borrower initiated written or verbal communication indicating a desire to prepay the related Mortgage Loan, or the borrower initiates a title search, provided further, it is understood and agreed that promotions undertaken by the Servicer or any of its affiliates which concern optional insurance products or other additional products shall not constitute solicitation nor is the Servicer prohibited from responding to unsolicited requests or inquiries made by a borrower or an agent of a borrower. Notwithstanding the foregoing, the following solicitations, if undertaken by the Servicer or any Affiliate of the Servicer, shall not be prohibited: (i) solicitations or promotions that are directed to the general public at large, including, without limitation, mass mailings based on mailing lists and newspaper, radio, television and other mass media advertisements and (ii) borrower messages included on, and statement inserts provided with, the monthly statements sent to borrowers; provided, however, that similar messages and inserts are sent to all other borrowers of similar type mortgage loans serviced by the Servicer and such Affiliates, including, but not limited to, those mortgage loans serviced for the Servicer’s and/or such Affiliates own account; and (iii) solicitations made as a part of a campaign directed to borrowers with mortgage loans meeting certain defined parameters (other than parameters relating to the borrowers or the Mortgage Loans specifically), provided, that such solicitations are made to all borrowers of mortgage loans serviced by the Servicer and such Affiliates with respect to mortgage loans meeting such defined parameters, including, but not limited to, those mortgage loans serviced for the Servicer’s and/or such Affiliates own account.

ARTICLE IV

PAYMENTS TO CERTIFICATEHOLDERS

SECTION 4.01.	Distributions.

(a)          On each Distribution Date, the following amounts, in the following order of priority, shall be distributed by REMIC I to REMIC II on account of the REMIC I Regular Interests and distributed to the holders of the Class R Certificates (in respect of the Class R-I Interest), as the case may be:

With respect to the Group I Mortgage Loans:

(1)          to Holders of REMIC I Regular Interest I, and each of REMIC I Regular Interest I-1-A through I-40-B, pro rata, in an amount equal to (A) Uncertificated Interest for such REMIC I Regular Interests for such Distribution Date, plus (B) any amounts payable in respect thereof remaining unpaid from previous Distribution Dates.

(2)          to the extent of amounts remaining after the distributions made pursuant to clause (i) above, payments of principal shall be allocated as follows: first, to REMIC I Regular interests I-1-A through I-40-B starting with the lowest numerical denomination until the Uncertificated Balance of each such REMIC I Regular Interest is reduced to zero, provided that, for REMIC I Regular Interests with the same numerical denomination, such payments of principal shall be allocated pro rata between such REMIC I Regular Interests, and second, to the extent of the product of (a) any Overcollateralization Reduction Amounts multiplied by (b) a fraction, the numerator of which is the aggregate Stated Principal Balance of the Group I Mortgage Loans and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans, to REMIC I Regular Interest I until the Uncertificated Balance of such REMIC I Regular Interest is reduced to zero; and

(3)          to the Holders of REMIC I Regular Interest I-LTP, (A) all amounts representing Prepayment Charges in respect of the Mortgage Loans received during the related Prepayment Period and (B) on the Distribution Date immediately following the expiration of the latest Prepayment Charge as identified on the Prepayment Charge Schedule or any Distribution Date thereafter until $100 has been distributed pursuant to this clause.

With respect to the Group II Mortgage Loans:

(1)          to Holders of REMIC I Regular Interest I and each of REMIC I Regular Interest II-1-A through II-40-B, pro rata, in an amount equal to (A) Uncertificated Interest for such REMIC I Regular Interests for such Distribution Date, plus (B) any amounts payable in respect thereof remaining unpaid from previous Distribution Dates.

(2)          to the extent of amounts remaining after the distributions made pursuant to clause (i) above, payments of principal shall be allocated as follows: first, to REMIC I

Regular interests II-1-A through II-40-B starting with the lowest numerical denomination until the Uncertificated Balance of each such REMIC I Regular Interest is reduced to zero, provided that, for REMIC I Regular Interests with the same numerical denomination, such payments of principal shall be allocated pro rata between such REMIC I Regular Interests, and second, to the extent of the product of (a) any Overcollateralization Reduction Amounts multiplied by (b) a fraction, the numerator of which is the aggregate Stated Principal Balance of the Group I Mortgage Loans and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans, to REMIC I Regular Interest I until the Uncertificated Balance of such REMIC I Regular Interest is reduced to zero.

On each Distribution Date, all amounts representing Prepayment Charges in respect of the Mortgage Loans received during the related Prepayment Period shall be distributed by REMIC I to the Holders of REMIC I Regular Interest I. The payment of the foregoing amounts to the Holders of REMIC I Regular Interest I shall not reduce the Uncertificated Balance thereof.

(b)          (1)         On each Distribution Date, the following amounts, in the following order of priority, shall be distributed by REMIC II to REMIC III on account of the REMIC II Regular Interests or withdrawn from the Distribution Account and distributed to the holders of the Class R Certificates (in respect of the Class R-II Interest), as the case may be:

(i)(a)      to Holders of REMIC II Regular Interest II-LTAA, REMIC II Regular Interest II-LTA1, REMIC II Regular Interest II-LTA2, REMIC II Regular Interest II-LTA3, REMIC II Regular Interest II-LTA4, REMIC II Regular Interest II-LTA5, REMIC II Regular Interest II-LTM1, REMIC II Regular Interest II-LTM2, REMIC II Regular Interest II-LTM3, REMIC II Regular Interest II-LTM4, REMIC II Regular Interest II-LTM5, REMIC II Regular Interest II-LTM6, REMIC II Regular Interest II-LTM7, REMIC II Regular Interest II-LTM8, REMIC II Regular Interest II-LTM9, REMIC II Regular Interest II-LTM10, REMIC II Regular Interest II-LTM11, REMIC II Regular Interest II-LTM12, REMIC II Regular Interest II-LTZZ and REMIC II Regular Interest II-LTP, pro rata, in an amount equal to (A) the Uncertificated Interest for such Distribution Date, plus (B) any amounts in respect thereof remaining unpaid from previous Distribution Dates. Amounts payable as Uncertificated Interest in respect of REMIC II Regular Interest II-LTZZ shall be reduced and deferred when the REMIC II Overcollateralized Amount is less than the REMIC II Required Overcollateralization Amount, by the lesser of (x) the amount of such difference and (y) the Maximum II-LTZZ Uncertificated Interest Deferral Amount and such amount will be payable to the Holders of REMIC II Regular Interest II-LTA1, REMIC II Regular Interest II-LTA2, REMIC II Regular Interest II-LTA3, REMIC II Regular Interest II-LTA4, REMIC II Regular Interest II-LTA5, REMIC II Regular Interest II-LTM1, REMIC II Regular Interest II-LTM2, REMIC II Regular Interest II-LTM3, REMIC II Regular Interest II-LTM4, REMIC II Regular Interest II-LTM5, REMIC II Regular Interest II-LTM6, REMIC II Regular Interest II-LTM7, REMIC II Regular Interest II-LTM8, REMIC II Regular Interest II-LTM9, REMIC II Regular Interest II-LTM10, REMIC II Regular Interest II-LTM11 and REMIC II Regular Interest II-LTM12 in the same proportion as the Overcollateralization Deficiency Amount is allocated to the Corresponding Certificates and the Uncertificated Balance of REMIC II Regular Interest II-LTZZ shall be increased by such amount; and

(b)          to Holders of REMIC II Regular Interest II-LT1SUB, REMIC II Regular Interest II-LT1GRP, REMIC II Regular Interest II-LT2SUB, REMIC II Regular Interest II-LT2GRP and REMIC II Regular Interest II-LTXX, pro rata, in an amount equal to (A) the Uncertificated Interest for such Distribution Date, plus (B) any amounts in respect thereof remaining unpaid from previous Distribution Dates;

(ii)          second, to the Holders of REMIC II Regular Interests, in an amount equal to the remainder of the REMIC II Marker Allocation Percentage of Available Funds for such Distribution Date after the distributions made pursuant to clause (i) above, allocated as follows:

(a)          98.00% of such remainder to the Holders of REMIC II Regular Interest II-LTAA and REMIC II Regular Interest II-LTP, until the Uncertificated Balance of such REMIC II Regular Interests are reduced to zero; provided, however, that REMIC II Regular Interest II-LTP shall not be reduced until the Distribution Date immediately following the expiration of the latest Prepayment Charge as identified on the Prepayment Charge Schedule or any Distribution Date thereafter, at which point such amount shall be distributed to REMIC II Regular Interest II-LTP, until $100 has been distributed pursuant to this clause;

(b)          2.00% of such remainder, first to the Holders of REMIC II Regular Interest II-LTA1, REMIC II Regular Interest II-LTA2, REMIC II Regular Interest II-LTA3, REMIC II Regular Interest II-LTA4, REMIC II Regular Interest II-LTA5, REMIC II Regular Interest II-LTM1, REMIC II Regular Interest II-LTM2, REMIC II Regular Interest II-LTM3, REMIC II Regular Interest II-LTM4, REMIC II Regular Interest II-LTM5, REMIC II Regular Interest II-LTM6, REMIC II Regular Interest II-LTM7, REMIC II Regular Interest II-LTM8, REMIC II Regular Interest II-LTM9, REMIC II Regular Interest II-LTM10, REMIC II Regular Interest II-LTM11 and REMIC II Regular Interest II-LTM12 equal to 1.00% of and in the same proportion as principal payments are allocated to the Corresponding Certificates, until the Uncertificated Balances of such REMIC II Regular Interests are reduced to zero and second, to the Holders of REMIC II Regular Interest II-LTZZ, 1.00%, until the Uncertificated Balance of such REMIC II Regular Interest is reduced to zero; and

(c)          any remaining amount to the Holders of the Class R Certificates (in respect of the Class R-II Interest);

provided, however, that (i) 98.00% and (ii) 2.00% of any principal payments that are attributable to an Overcollateralization Release Amount shall be allocated to Holders of (i) REMIC II Regular Interest II-LTAA and REMIC II Regular Interest II-LTP, in that order and (ii) REMIC II Regular Interest II-LTZZ, respectively; provided that REMIC II Regular Interest II-LTP shall not be reduced until the Distribution Date immediately following the expiration of the latest Prepayment Charge as identified on the Prepayment Charge Schedule or any Distribution Date

thereafter, at which point such amount shall be distributed to REMIC II Regular Interest II-LTP, until $100 has been distributed pursuant to this clause.

On each Distribution Date, all amounts representing Prepayment Charges in respect of the Mortgage Loans during the related Prepayment Period and any Servicer Prepayment Charge Payment Amount paid by the Servicer during the related Prepayment Period will be distributed by REMIC II to the Holders of REMIC II Regular Interest II-LTP. The payment of the foregoing amounts to the Holders of REMIC II Regular Interest II-LTP shall not reduce the Uncertificated Balance thereof.

(iii)        to the Holders of REMIC II Regular Interests, in an amount equal to the remainder of the REMIC II Sub WAC Allocation Percentage of Available Funds for such Distribution Date after the distributions made pursuant to clause (i) above, allocated so that distributions of principal shall be deemed to be made to the REMIC II Regular Interests first, so as to keep the Uncertificated Balance of each REMIC II Regular Interest ending with the designation “GRP” equal to 0.01% of the aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group; second, to each REMIC II Regular Interest ending with the designation “SUB,” so that the Uncertificated Balance of each such REMIC II Regular Interest is equal to 0.01% of the excess of (x) the aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group over (y) the Certificate Principal Balance of the Class A Certificate in the related Loan Group (except that if any such excess is a larger number than in the preceding distribution period, the least amount of principal shall be distributed to such REMIC II Regular Interests such that the REMIC II Subordinated Balance Ratio is maintained); and third, any remaining principal to REMIC II Regular Interest II-LTXX.

Notwithstanding the priorities and amounts of distribution of funds pursuant to this Section 4.01(a)(1), actual distributions of Available Funds shall be made only in accordance with Section 4.01(a)(2), (3) and (4).

On each Distribution Date, 100% of the amounts distributed on REMIC II Regular Interest II-LTIO shall be deemed distributed by REMIC II to REMIC III in respect of the Class SWAP-LTIO Interest. Such amounts shall be deemed distributed by REMIC III to REMIC IV Regular Interest Swap-IO and from REMIC IV Regular Interest Swap-IO to the Swap Administrator for deposit into the Swap Account.

(2)(I)     On each Distribution Date, the Trustee shall withdraw from the Distribution Account that portion of Available Funds for such Distribution Date consisting of the Group I Interest Remittance Amount for such Distribution Date, and make the following distributions in the order of priority described below, in each case to the extent of the Group I Interest Remittance Amount remaining for such Distribution Date:

(i)           to the Holders of the Group I Certificates, the related Monthly Interest Distributable Amount and the related Unpaid Interest Shortfall Amount, if any, for such Certificates for such Distribution Date; and

(ii)          concurrently, to the Holders of the Group II Certificates, on a pro rata basis, based on the entitlement of each such Class, an amount equal to the excess, if any,

of (x) the amount required to be distributed pursuant to Section 4.01(a)(2)(II)(i) for such Distribution Date over (y) the amount actually distributed pursuant to such sections, from the Group II Interest Remittance Amount.

(II)         On each Distribution Date the Trustee shall withdraw from the Distribution Account that portion of Available Funds for such Distribution Date consisting of the Group II Interest Remittance Amount for such Distribution Date, and make the following distributions in the order of priority described below, in each case to the extent of the Group II Interest Remittance Amount remaining for such Distribution Date:

(i)           concurrently, to the Holders of the Group II Certificates, on a pro rata basis based on the entitlement of each such Class, the related Monthly Interest Distributable Amount and the related Unpaid Interest Shortfall Amount, if any, for such Certificates for such Distribution Date; and

(ii)          to the Holders of the Group I Certificates, an amount equal to the excess, if any, of (x) the amount required to be distributed pursuant to Section 4.01(a)(2)(I)(i) for such Distribution Date over (y) the amount actually distributed pursuant to such sections from the Group I Interest Remittance Amount.

(III)        On each Distribution Date, following the distributions made pursuant to Section 4.01(a)(2)(I) and Section 4.01(a)(2)(II) above, the Trustee shall distribute, in each case to the extent of the sum of the Group I Interest Remittance Amount and the Group II Interest Remittance Amount remaining undistributed for such Distribution Date, sequentially to the Holders of the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9, Class M-10, Class M-11 and Class M-12 Certificates, in that order, in an amount equal to the Monthly Interest Distributable Amount for each such Class.

(3)(I)     On each Distribution Date (a) prior to the Stepdown Date or (b) on which a Trigger Event is in effect, distributions in respect of principal to the extent of the Group I Principal Distribution Amount shall be made in the following amounts and order of priority:

(i)           first, to the Holders of the Group I Certificates, until the Certificate Principal Balance thereof has been reduced to zero; and

(ii)          second, to the Holders of the Group II Certificates (allocated among the Group II Certificates in the priority described below), after taking into account the distribution of the Group II Principal Distribution Amount already distributed, until the Certificate Principal Balances thereof have been reduced to zero.

(II)         On each Distribution Date (a) prior to the Stepdown Date or (b) on which a Trigger Event is in effect, distributions in respect of principal to the extent of the Group II Principal Distribution Amount shall be made in the following amounts and order of priority:

(i)      first, to the Holders of the Group II Certificates (allocated among the Group II Certificates in the priority described below), until the Certificate Principal Balances thereof have been reduced to zero; and

(ii)          second, to the Holders of the Group I Certificates, after taking into account the distribution of the Group I Principal Distribution Amount already distributed until the Certificate Principal Balance thereof has been reduced to zero.

(III)        On each Distribution Date (a) prior to the Stepdown Date or (b) on which a Trigger Event is in effect, distributions in respect of principal to the extent of the sum of the Group I Principal Distribution Amount and the Group II Principal Distribution Amount remaining undistributed for such Distribution Date shall be made sequentially to the Holders of the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9, Class M-10, Class M-11 and Class M-12 Certificates, in that order, in each case, until the Certificate Principal Balance of each such Class has been reduced to zero.

(IV)       On each Distribution Date (a) on or after the Stepdown Date and (b) on which a Trigger Event is not in effect, distributions in respect of principal to the extent of the Group I Principal Distribution Amount shall be made in the following amounts and order of priority:

(i)           first, to the Holders of the Group I Certificates, the Group I Senior Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero; and

(ii)          second, to the Holders of the Group II Certificates (allocated among the Group II Certificates in the priority described below), the remaining undistributed Group II Senior Principal Distribution Amount, after taking into account the distribution of the Group II Principal Distribution Amount, up to an amount equal to the Group II Senior Principal Distribution Amount remaining undistributed, until the Certificate Principal Balances thereof have been reduced to zero.

(V)         On each Distribution Date (a) on or after the Stepdown Date and (b) on which a Trigger Event is not in effect, distributions in respect of principal to the extent of the Group II Principal Distribution Amount shall be made in the following amounts and order of priority:

(i)           first, to the Holders of the Group II Certificates (allocated among the Group II Certificates in the priority described below), the Group II Senior Principal Distribution Amount until the Certificate Principal Balances thereof have been reduced to zero; and

(ii)          second, to the Holders of the Group I Certificates, the remaining undistributed Group I Senior Principal Distribution Amount, after taking into account the distribution of the Group I Principal Distribution Amount, up to an amount equal to the Group I Senior Principal Distribution Amount remaining undistributed, until the Certificate Principal Balance thereof has been reduced to zero.

(VI)       On each Distribution Date (a) on or after the Stepdown Date and (b) on which a Trigger Event is not in effect, distributions in respect of principal to the extent of the sum of the Group I Principal Distribution Amount and the Group II Principal Distribution

Amount remaining undistributed for such Distribution Date shall be made in the following amounts and order of priority:

(i)     first, to the Holders of the Class M-1 Certificates, the Class M-1 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;

(ii)    second, to the Holders of the Class M-2 Certificates, the Class M-2 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;

(iii)   third, to the Holders of the Class M-3 Certificates, the Class M-3 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;

(iv)   fourth, to the Holders of the Class M-4 Certificates, the Class M-4 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;

(v)    fifth, to the Holders of the Class M-5 Certificates, the Class M-5 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;

(vi)   sixth, to the Holders of the Class M-6 Certificates, the Class M-6 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero; and

(vii) seventh, to the Holders of the Class M-7 Certificates, the Class M-7 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero.

(viii) eighth, to the Holders of the Class M-8 Certificates, the Class M-8 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;

(ix)   ninth, to the Holders of the Class M-9 Certificates, the Class M-9 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;

(x)     tenth, to the Holders of the Class M-10 Certificates, the Class M-10 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;

(xi)    eleventh, to the Holders of the Class M-11 Certificates, the Class M-11 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero; and

(xii)   twelfth, to the Holders of the Class M-12 Certificates, the Class M-12 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero.

With respect to the Group II Certificates, all principal distributions will be distributed sequentially, to the Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates and Class A-5 Certificates, in that order, until their respective Certificate Principal Balances have been reduced to zero; provided, however, on any Distribution Date on which the aggregate Certificate Principal Balance of the Mezzanine Certificates and the Class CE Certificates has been reduced to zero, all principal distributions will be distributed concurrently, to the Class A-2 Certificates, Class A-3 Certificates, Class A-4 Cerificates and Class A-5 Certificates, on a pro rata basis based on the Certificate Principal Balance of each such Class.

Notwithstanding any provisions contained in this Agreement to the contrary, on any Distribution Date on which the aggregate Certificate Principal Balance of the Subordinate Certificates has been reduced to zero, all distributions of principal to the Group I Certificates or Group II Certificates, as applicable, shall be distributed on a pro rata basis based on the Certificate Principal Balance of each such Class.

(4)          On each Distribution Date, the Net Monthly Excess Cashflow shall be distributed as follows:

(i)    to the Holders of the Class or Classes of Certificates then entitled to receive distributions in respect of principal, in an amount equal to any Extra Principal Distribution Amount, without taking into account amounts, if any, received under the Interest Rate Swap Agreement, distributable to such Holders as part of the Group I Principal Distribution Amount and/or the Group II Principal Distribution Amount as described under Section 4.01(a)(3) above;

(ii)    sequentially, to the Holders of the Class M-1 Certificates, Class M-2 Certificates, Class M-3 Certificates, Class M-4 Certificates, Class M-5 Certificates, Class M-6 Certificates, Class M-7 Certificates, Class M-8 Certificates, Class M-9 Certificates, Class M-10 Certificates, Class M-11 Certificates and Class M-12 Certificates, in that order, in each case, first up to the Unpaid Interest Shortfall Amount for each such class and second up to the Allocated Realized Loss Amount, for each such class;

(iii)    to the Net WAC Rate Carryover Reserve Account, the amount of any Net WAC Rate Carryover Amounts, without taking into account amounts received under the Interest Rate Swap Agreement;

(iv)    to the Swap Provider, any Swap Termination Payments resulting from a Swap Provider Trigger Event;

(v)    to the Holders of the Class CE Certificates, (a) the Monthly Interest Distributable Amount and any Overcollateralization Release Amount for such Distribution Date and (b) on any Distribution Date on which the aggregate Certificate Principal Balance of the Class A Certificates and the Mezzanine Certificates has been reduced to zero, any remaining amounts in reduction of the Certificate Principal Balance of the Class CE Certificates, until the Certificate Principal Balance thereof has been reduced to zero;

(vi)    if such Distribution Date follows the Prepayment Period during which occurs the latest date on which a Prepayment Charge may be required to be paid in respect of any Mortgage Loans, to the Holders of the Class P Certificates, in reduction of the Certificate Principal Balance thereof, until the Certificate Principal Balance thereof is reduced to zero; and

(vii)    any remaining amounts to the Holders of the Residual Certificates (in respect of the appropriate Class R Interest).

Without limiting the provisions of Section 9.01(b), by acceptance of the Residual Certificates, the Holders of the Residual Certificates agree, and it is the understanding of the parties hereto, that for so long as any of the notes issued pursuant to the Indenture are outstanding or any amounts are reimbursable or payable to the NIMS Insurer in accordance with the terms of the Indenture, to pledge their rights to receive any amounts otherwise distributable to the Holders of the Class R Certificates (and such rights are hereby assigned and transferred) to the Holders of the Class CE Certificates.

On each Distribution Date, after making the distributions of the Available Funds as set forth above, the Trustee will withdraw from the Net WAC Rate Carryover Reserve Account, to the extent of amounts remaining on deposit therein, the amount of any Net WAC Rate Carryover Amount for such Distribution Date and distribute such amount in the following order of priority:

(i)           to the Class A Certificates, on a pro rata basis based on the remaining Net WAC Rate Carryover Amount for each such Class; and

(ii)          sequentially, to the Class M-1 Certificates, Class M-2 Certificates, Class M-3 Certificates, Class M-4 Certificates, Class M-5 Certificates, Class M-6 Certificates, Class M-7 Certificates, Class M-8 Certificates, Class M-9 Certificates, Class M-10 Certificates, Class M-11 Certificates and Class M-12 Certificates, in that order, based on the remaining Net WAC Rate Carryover Amount for each such Class.

On each Distribution Date, the Trustee shall withdraw any amounts then on deposit in the Distribution Account that represent (i) Prepayment Charges collected by the Servicer in connection with the Principal Prepayment of any of the Mortgage Loans or (ii) any Servicer Prepayment Charge Payment Amount, and shall distribute such amounts to the Holders of the Class P Certificates. Such distributions shall not be applied to reduce the Certificate Principal Balance of the Class P Certificates.

Following the foregoing distributions, an amount equal to the amount of Subsequent Recoveries remitted to the Servicer shall be applied to increase the Certificate Principal Balance of the Class of Certificates with the Highest Priority up to the extent of such Realized Losses previously allocated to that Class of Certificates pursuant to Section 4.04. An amount equal to the amount of any remaining Subsequent Recoveries shall be applied to increase the Certificate Principal Balance of the Class of Certificates with the next Highest Priority, up to the amount of such Realized Losses previously allocated to that Class of Certificates pursuant to Section 4.04. Holders of such Certificates will not be entitled to any distribution in respect of interest on the amount of such increases for any Accrual Period preceding the Distribution Date on which such increase occurs. Any such increases shall be applied to the Certificate Principal Balance of each Certificate of such Class in accordance with its respective Percentage Interest.

(5)          On each Distribution Date, after making the distributions of the Available Funds, Net Monthly Excess Cashflow and amounts on deposit in the Net WAC Rate Carryover Reserve Account as set forth above, the Trustee shall distribute the amount on deposit in the Swap Account as follows:

first, to the Swap Provider, any Net Swap Payment owed to the Swap Provider pursuant to the Interest Rate Swap Agreement for such Distribution Date;

second, to the Swap Provider, any Swap Termination Payment owed to the Swap Provider not due to a Swap Provider Trigger Event pursuant to the Interest Rate Swap Agreement;

third, concurrently, to each Class of Class A Certificates, the related Monthly Interest Distributable Amount and Unpaid Interest Shortfall Amount remaining undistributed after the distributions of the Group I Interest Remittance Amount and the Group II Interest Remittance Amount, on a pro rata basis based on such respective remaining Monthly Interest Distributable Amount and Unpaid Interest Shortfall Amount;

fourth, sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9, Class M-10, Class M-11 and Class M-12 Certificates, in that order, the related Monthly Interest Distributable Amount and Unpaid Interest Shortfall Amount, to the extent remaining undistributed after the distributions of the Group I Interest Remittance Amount, the Group II Interest Remittance Amount and the Net Monthly Excess Cashflow;

fifth, to the Holders of the Class or Classes of Certificates then entitled to receive distributions in respect of principal, in an amount necessary to maintain the applicable Overcollateralization Target Amount after taking into account distributions made pursuant to Section 4.01(a)(4)(i);

sixth, sequentially to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9, Class M-10, Class M-11 and Class M-12 Certificates, in that order, in each case up to the related Allocated Realized Loss Amount related to such Certificates for such Distribution Date remaining undistributed after distribution of the Net Monthly Excess Cashflow;

seventh, concurrently, to each Class of Class A Certificates, the related Net WAC Rate Carryover Amount, to the extent remaining undistributed after distributions are made from the Net WAC Rate Carryover Reserve Account, on a pro rata basis based on such respective Net WAC Rate Carryover Amounts remaining; and

eighth, sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9, Class M-10, Class M-11 and Class M-12

Certificates, in that order, the related Net WAC Rate Carryover Amount, to the extent remaining undistributed after distributions are made from the Net WAC Rate Carryover Reserve Account.

(c)          All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Distributions in respect of each Class of Certificates on each Distribution Date will be made to the Holders of the respective Class of record on the related Record Date (except as otherwise provided in Section 4.01(e) or Section 9.01 respecting the final distribution on such Class), based on the aggregate Percentage Interest represented by their respective Certificates, and shall be made by wire transfer of immediately available funds to the account of any such Holder at a bank or other entity having appropriate facilities therefor, if such Holder shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Certificates having an initial aggregate Certificate Principal Balance or Notional Amount that is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the initial Certificate Principal Balance or Notional Amount of such Class of Certificates, or otherwise by check mailed by first class mail to the address of such Holder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the Corporate Trust Office of the Trustee or such other location specified in the notice to Certificateholders of such final distribution.

Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a “brokerage firm” or “indirect participating firm”) for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents. None of the Trustee, the Depositor or the Servicer shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law.

(d)          The rights of the Certificateholders to receive distributions in respect of the Certificates, and all interests of the Certificateholders in such distributions, shall be as set forth in this Agreement. None of the Holders of any Class of Certificates, the Trustee or the Servicer shall in any way be responsible or liable to the Holders of any other Class of Certificates in respect of amounts properly previously distributed on the Certificates.

(e)          Except as otherwise provided in Section 9.01, whenever the Trustee expects that the final distribution with respect to any Class of Certificates will be made on the next Distribution Date, the Trustee shall, no later than three (3) days before the related Distribution Date, mail to each Holder on such date of such Class of Certificates a notice to the effect that:

(i)           the Trustee expects that the final distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such Certificates at the office of the Trustee therein specified, and

(ii)          no interest shall accrue on such Certificates from and after the end of the related Accrual Period.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust by the Trustee and credited to the account of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(e) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee shall, directly or through an agent, mail a final notice to the remaining non-tendering Certificateholders concerning surrender of their Certificates but shall continue to hold any remaining funds for the benefit of non-tendering Certificateholders. The costs and expenses of maintaining the funds in trust and of contacting such Certificateholders shall be paid out of the assets remaining in the Trust Fund. If within one year after the final notice any such Certificates shall not have been surrendered for cancellation, the Trustee shall pay to UBS Securities LLC all such amounts, and all rights of non-tendering Certificateholders in or to such amounts shall thereupon cease. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Trustee as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(e). Any such amounts held in trust by the Trustee shall be held in an Eligible Account and the Trustee may direct any depository institution maintaining such account to invest the funds in one or more Permitted Investments. All income and gain realized from the investment of funds deposited in such accounts held in trust by the Trustee shall be for the benefit of the Trustee; provided, however, that the Trustee shall deposit in such account the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such accounts immediately upon the realization of such loss.

(f)           Notwithstanding anything to the contrary herein, (i) in no event shall the Certificate Principal Balance of a Class A Certificate or a Mezzanine Certificate be reduced more than once in respect of any particular amount both (a) allocated to such Certificate in respect of Realized Losses pursuant to Section 4.04 and (b) distributed to the Holder of such Certificate in reduction of the Certificate Principal Balance thereof pursuant to this Section 4.01 from Net Monthly Excess Cashflow and (ii) in no event shall the Uncertificated Balance of a REMIC Regular Interest be reduced more than once in respect of any particular amount both (a) allocated to such REMIC Regular Interest in respect of Realized Losses pursuant to Section 4.04 and (b) distributed on such REMIC Regular Interest in reduction of the Uncertificated Balance thereof pursuant to this Section 4.01.

SECTION 4.02.	Statements to Certificateholders.

On each Distribution Date, the Trustee shall prepare and make available on its website at www.usbank.com/abs for access by each Holder of the Regular Certificates, the other parties hereto, and the NIMS Insurer, Swap Provider and Rating Agencies, a statement as to the distributions made on such Distribution Date containing the following information:

(i)           the amount of the distribution made on such Distribution Date to the Holders of the Certificates of each Class allocable to principal, and the amount of the distribution made on such Distribution Date to the Holders of the Class P Certificates allocable to Prepayment Charges and Servicer Prepayment Charge Payment Amounts;

(ii)          the amount of the distribution made on such Distribution Date to the Holders of the Certificates of each Class allocable to interest;

(iii)        the aggregate Servicing Fee (and any other compensation payable to the Servicer) and the Trustee Fee during the related Due Period and such other customary information as the Trustee deems necessary or desirable, or which a Certificateholder reasonably requests, to enable Certificateholders to prepare their tax returns;

(iv)	the aggregate amount of Advances for such Distribution Date;

(v)          the aggregate Stated Principal Balance of the Mortgage Loans and any REO Properties as of the close of business on such Distribution Date;

(vi)         the number, aggregate Stated Principal Balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Loans as of the related Due Date;

(vii)       the number and aggregate unpaid Principal Balance of Mortgage Loans (a) delinquent 30 to 59 days, (b) delinquent 60 to 89 days, (c) delinquent 90 or more days, in each case, as of the last day of the preceding calendar month, (d) as to which foreclosure proceedings have been commenced and (e) with respect to which the related Mortgagor has filed for protection under applicable bankruptcy laws, with respect to whom bankruptcy proceedings are pending or with respect to whom bankruptcy protection is in force;

(viii)      the total number and cumulative principal balance of all REO Properties as of the close of business on the last day of the preceding Prepayment Period;

(ix)	[reserved];

(x)          the aggregate amount of Principal Prepayments made during the related Prepayment Period;

(xi)         the aggregate amount of Realized Losses incurred during the related Prepayment Period, the aggregate amount of Realized Losses incurred since the Closing Date and the aggregate amount of Subsequent Recoveries received during the related Prepayment Period and the cumulative amount of Subsequent Recoveries received since the Closing Date;

(xii)       the aggregate amount of Extraordinary Trust Fund Expenses withdrawn from the Collection Account or the Distribution Account for such Distribution Date;

(xiii)      the aggregate Certificate Principal Balance and Notional Amount, as applicable, of each Class of Certificates, after giving effect to the distributions, and allocations of Realized Losses, made on such Distribution Date, separately identifying any reduction thereof due to allocations of Realized Losses;

(xiv)      the Certificate Factor for each such Class of Certificates applicable to such Distribution Date;

(xv)        the Monthly Interest Distributable Amount in respect of the Class A Certificates, the Mezzanine Certificates and the Class CE Certificates for such Distribution Date and the Unpaid Interest Shortfall Amount, if any, with respect to the Class A Certificates and the Mezzanine Certificates on such Distribution Date, separately identifying any reduction thereof due to allocations of Realized Losses, Prepayment Interest Shortfalls and Relief Act Interest Shortfalls;

(xvi)      the aggregate amount of any Prepayment Interest Shortfall for such Distribution Date, to the extent not covered by payments by the Servicer pursuant to Section 3.24;

(xvii)     the aggregate amount of Relief Act Interest Shortfalls for such Distribution Date;

(xviii)    the Overcollateralization Target Amount, Overcollateralized Amount and Overcollateralization Deficiency Amount and the Credit Enhancement Percentage for such Distribution Date;

(xix)      the respective Pass-Through Rates applicable to the Class A Certificates, the Mezzanine Certificates and the Class CE Certificates for such Distribution Date and the Pass-Through Rate applicable to the Class A Certificates and the Mezzanine Certificates for the immediately succeeding Distribution Date;

(xx)	the Aggregate Loss Severity Percentage;
(xxi)	when the Stepdown Date or Trigger Event has occurred;
(xxii)	the Available Funds;

(xxiii)    the Net WAC Rate Carryover Amount for the Class A Certificates and the Mezzanine Certificates, if any, for such Distribution Date, the amount remaining unpaid after reimbursements therefor on such Distribution Date; and

(xxiv)	the amount of any Net Swap Payments or Swap Termination Payments..

In the case of information furnished pursuant to subclauses (i) through (iii) above, the amounts shall be expressed as a dollar amount per Single Certificate of the relevant Class.

Within a reasonable period of time after the end of each calendar year, the Trustee shall, upon written request, forward to each Person who at any time during the calendar year was a Holder of a Regular Certificate and the NIMS Insurer a statement containing the information set forth in subclauses (i) through (iii) above, aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trustee pursuant to any requirements of the Code as from time to time are in force.

On each Distribution Date, the Trustee shall make available on its website at www.usbank.com/abs for access by the Depositor, the NIMS Insurer, each Holder of a Residual Certificate and the Servicer, the reports available to the Regular Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Residual Certificates, respectively, on such Distribution Date.

Within a reasonable period of time after the end of each calendar year, the Trustee shall furnish to each Person who at any time during the calendar year was a Holder of a Residual Certificate and the NIMS Insurer a statement setting forth the amount, if any, actually distributed with respect to the Residual Certificates, as appropriate, aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder.

The Trustee shall, upon request, furnish to each Certificateholder and the NIMS Insurer, during the term of this Agreement, such periodic, special, or other reports or information, whether or not provided for herein, as shall be reasonable with respect to the Certificateholder, or otherwise with respect to the purposes of this Agreement, all such reports or information to be provided at the expense of the Certificateholder in accordance with such reasonable and explicit instructions and directions as the Certificateholder may provide.

For purposes of this Section 4.02, the Trustee’s duties are limited to the extent that the Trustee receives timely reports as required from the Servicer.

On each Distribution Date the Trustee shall provide Intex Solutions, Inc. and Bloomberg Financial Markets, L.P. (“Bloomberg”) CUSIP level factors for each class of Certificates as of such Distribution Date, using a format and media mutually acceptable to the Trustee and Bloomberg.

SECTION 4.03.	Remittance Reports; Advances.

(a)          Not later than the 18th day of each calendar month or if such 18th day is not a Business Day, the following Business Day, the Servicer shall deliver to the Trustee and the NIMS Insurer by telecopy or electronic mail (or by such other means as the Servicer and the Trustee may agree from time to time) a Remittance Report with respect to the related Distribution Date. Not later than the 18th day of each calendar month or if such 18th day is not a Business Day, the following Business Day, the Servicer shall deliver or cause to be delivered to the Trustee in addition to the information provided on the Remittance Report, such other information reasonably available to it with respect to the Mortgage Loans as the Trustee may reasonably require to perform the calculations necessary to make the distributions contemplated by Section 4.01 and to prepare the statements to Certificateholders contemplated by Section 4.03.

The Trustee shall not be responsible to recompute, recalculate or verify any information provided to it by the Servicer.

(b)          The amount of Advances to be made by the Servicer for any Distribution Date shall equal, subject to Section 4.03(d), the sum of (i) the aggregate amount of Monthly Payments (net of the related Servicing Fee), due during the related Due Period in respect of the Mortgage Loans, which Monthly Payments were delinquent on a contractual basis as of the close of business on the related Determination Date; provided however, that with respect to any Balloon Mortgage Loan that is delinquent on its maturity date, the Servicer will not be required to advance the related Balloon Payment but will be required to continue to make Advances in accordance with this Section 4.04(b) with respect to such Balloon Mortgage Loan in an amount equal to an assumed scheduled interest that would otherwise be due based on the original amortization schedule for that Balloon Mortgage Loan (with interest at the Mortgage Rate less the Servicing Fee Rate) and (ii) with respect to each REO Property, which REO Property was acquired during or prior to the related Due Period and as to which REO Property an REO Disposition did not occur during the related Due Period, an amount equal to the excess, if any, of the REO Imputed Interest on such REO Property for the most recently ended calendar month, over the net income from such REO Property transferred to the Distribution Account pursuant to Section 3.23 for distribution on such Distribution Date.

On or before 3:00 p.m. New York time on the Servicer Remittance Date, the Servicer shall remit in immediately available funds to the Trustee for deposit in the Distribution Account an amount equal to the aggregate amount of Advances, if any, to be made in respect of the Mortgage Loans and REO Properties for the related Distribution Date either (i) from its own funds or (ii) from the Collection Account, to the extent of funds held therein for future distribution (in which case it will cause to be made an appropriate entry in the records of Collection Account that amounts held for future distribution have been, as permitted by this Section 4.03, used by the Servicer in discharge of any such Advance) or (iii) in the form of any combination of (i) and (ii) aggregating the total amount of Advances to be made by the Servicer with respect to the Mortgage Loans and REO Properties. Any amounts held for future distribution used by the Servicer to make an Advance as permitted in the preceding sentence shall be appropriately reflected in the Servicer’s records and replaced by the Servicer by deposit in the Collection Account on or before any future Servicer Remittance Date to the extent that the Available Funds for the related Distribution Date (determined without regard to Advances to be made on the Servicer Remittance Date) shall be less than the total amount that would be distributed to the Classes of Certificateholders pursuant to Section 4.01 on such Distribution Date if such amounts held for future distributions had not been so used to make Advances. The Trustee will provide notice to the Servicer and the NIMS Insurer by telecopy by the close of business on any Servicer Remittance Date in the event that the amount remitted by the Servicer to the Trustee on such date is less than the Advances required to be made by the Servicer for the related Distribution Date, as set forth in the related Remittance Report.

(c)          The obligation of the Servicer to make such Advances is mandatory, notwithstanding any other provision of this Agreement but subject to (d) below and (b) above with respect to Balloon Loan Payments, and, with respect to any Mortgage Loan, shall continue until the Mortgage Loan is paid in full or until all Liquidation Proceeds thereon have been recovered, or a Final Recovery Determination has been made thereon.

(d)          Notwithstanding anything herein to the contrary, no Advance or Servicing Advance shall be required to be made hereunder by the Servicer if such Advance or Servicing Advance would, if made, constitute a Nonrecoverable Advance or Nonrecoverable Servicing Advance, respectively. The determination by the Servicer that it has made a Nonrecoverable Advance or a Nonrecoverable Servicing Advance or that any proposed Advance or Servicing Advance, if made, would constitute a Nonrecoverable Advance or Nonrecoverable Servicing Advance, respectively, shall be evidenced by an Officers’ Certificate of the Servicer delivered to the Depositor, the NIMS Insurer and the Trustee. Furthermore, the Servicer shall not be required to advance Relief Act Interest Shortfalls.

SECTION 4.04.	Allocation of Realized Losses.

(a)          Not later than the 18th day of the calendar month in which such Distribution Date occurs or if such 18th day is not a Business Day, the following Business Day, the Servicer shall determine as to each Mortgage Loan and REO Property: (i) the total amount of Realized Losses, if any, incurred in connection with any Final Recovery Determinations made during the related Prepayment Period and (ii) the respective portions of such Realized Losses allocable to interest and allocable to principal. Not later than the 18th day of the calendar month in which such Distribution Date occurs or if such 18th day is not a Business Day, the following Business Day, the Servicer shall also determine as to each Mortgage Loan: (i) the total amount of Realized Losses, if any, incurred in connection with any Deficient Valuations made during the related Prepayment Period; and (ii) the total amount of Realized Losses, if any, incurred in connection with Debt Service Reductions in respect of Monthly Payments due during the related Due Period. The information described in the preceding sentence that is to be supplied by the Servicer shall be evidenced by an Officer’s Certificate delivered to the Trustee by the Servicer not later than the eighteenth day of the calendar month in which such Distribution Date occurs or if such eighteenth day is not a Business Day, the following Business Day, immediately following the end of the Prepayment Period during which any such Realized Loss was incurred.

(b)          All Realized Losses on the Mortgage Loans shall be allocated by the Trustee on each Distribution Date as follows: first, to Net Monthly Excess Cashflow; second, to the Class CE Certificates, until the Certificate Principal Balance thereof has been reduced to zero; third to the Class M-12 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; fourth to the Class M-11 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; fifth to the Class M-10 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; sixth, to the Class M-9 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; seventh, to the Class M-8 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; eighth, to the Class M-7 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; ninth, to the Class M-6 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; tenth, to the Class M-5 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; eleventh, to the Class M-4 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; twelfth, to the Class M-3 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; thirteenth, to the Class M-2

Certificates, until the Certificate Principal Balance thereof has been reduced to zero; and fourteenth, to the Class M-1 Certificates, until the Certificate Principal Balance thereof has been reduced to zero. All Realized Losses to be allocated to the Certificate Principal Balances of all Classes on any Distribution Date shall be so allocated after the actual distributions to be made on such date as provided above. All references above to the Certificate Principal Balance of any Class of Certificates shall be to the Certificate Principal Balance of such Class immediately prior to the relevant Distribution Date, before reduction thereof by any Realized Losses, in each case to be allocated to such Class of Certificates, on such Distribution Date.

Any allocation of Realized Losses to a Mezzanine Certificate on any Distribution Date shall be made by reducing the Certificate Principal Balance thereof by the amount so allocated; any allocation of Realized Losses to a Class CE Certificate shall be made by reducing the amount otherwise payable in respect thereof pursuant to Section 4.01(a)(4)(iv). No allocations of any Realized Losses shall be made to the Certificate Principal Balances of the Class A Certificates or the Class P Certificates.

As used herein, an allocation of a Realized Loss on a “pro rata basis” among two or more specified Classes of Certificates means an allocation on a pro rata basis, among the various Classes so specified, to each such Class of Certificates on the basis of their then outstanding Certificate Principal Balances prior to giving effect to distributions to be made on such Distribution Date. All Realized Losses and all other losses allocated to a Class of Certificates hereunder will be allocated among the Certificates of such Class in proportion to the Percentage Interests evidenced thereby.

(c)          All Realized Losses on the Group I Mortgage Loans shall be allocated on each Distribution Date first, to REMIC I Regular Interest I until the Uncertificated Balance of such REMIC I Regular Interest has been reduced to zero and second, to REMIC I Regular Interest I-1-A through REMIC I Regular Interest I-40-B, starting with the lowest numerical denomination until such REMIC I Regular Interest has been reduced to zero, provided that, for REMIC I Regular Interests with the same numerical denomination, such Realized Losses shall be allocated pro rata between such REMIC I Regular Interests. All Realized Losses on the Group II Mortgage Loans shall be allocated on each Distribution Date first, to REMIC I Regular Interest II until the Uncertificated Balance of such REMIC I Regular Interest has been reduced to zero and second, to REMIC I Regular Interest II-1-A through REMIC I Regular Interest II-40-B, starting with the lowest numerical denomination until such REMIC I Regular Interest has been reduced to zero, provided that, for REMIC I Regular Interests with the same numerical denomination, such Realized Losses shall be allocated pro rata between such REMIC I Regular Interests.

(d)          (i)          The REMIC II Marker Percentage of all Realized Losses on the Mortgage Loans shall be allocated by the Trustee on each Distribution Date to the following REMIC II Regular Interests in the specified percentages, as follows: first, to Uncertificated Interest payable to the REMIC II Regular Interest II-LTAA and REMIC II Regular Interest II-LTZZ up to an aggregate amount equal to the REMIC II Interest Loss Allocation Amount, 98% and 2%, respectively; second, to the Uncertificated Balances of the REMIC II Regular Interest II-LTAA and REMIC II Regular Interest II-LTZZ up to an aggregate amount equal to the REMIC II Principal Loss Allocation Amount, 98% and 2%, respectively; third, to the

Uncertificated Balances of REMIC II Regular Interest II-LTAA, REMIC II Regular Interest II-LTM12 and REMIC II Regular Interest II-LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC II Regular Interest II-LTM12 has been reduced to zero; fourth, to the Uncertificated Balances of REMIC II Regular Interest II-LTAA, REMIC II Regular Interest II-LTM11 and REMIC II Regular Interest II-LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC II Regular Interest II-LTM11 has been reduced to zero; fifth, to the Uncertificated Balances of REMIC II Regular Interest II-LTAA, REMIC II Regular Interest II-LTM10 and REMIC II Regular Interest II-LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC II Regular Interest II-LTM10 has been reduced to zero; sixth, to the Uncertificated Balances of REMIC II Regular Interest II-LTAA, REMIC II Regular Interest II-LTM9 and REMIC II Regular Interest II-LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC II Regular Interest II-LTM9 has been reduced to zero; seventh, to the Uncertificated Balances of REMIC II Regular Interest II-LTAA, REMIC II Regular Interest II-LTM8 and REMIC II Regular Interest II-LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC II Regular Interest II-LTM8 has been reduced to zero; eighth, to the Uncertificated Balances of REMIC II Regular Interest II-LTAA, REMIC II Regular Interest II-LTM7 and REMIC II Regular Interest II-LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC II Regular Interest II-LTM7 has been reduced to zero; ninth to the Uncertificated Balances of REMIC II Regular Interest II-LTAA, REMIC II Regular Interest II-LTM6 and REMIC II Regular Interest II-LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC II Regular Interest II-LTM6 has been reduced to zero; tenth, to the Uncertificated Balances of REMIC II Regular Interest II-LTAA, REMIC II Regular Interest II-LTM5 and REMIC II Regular Interest III-LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC II Regular Interest II-LTM5 has been reduced to zero; eleventh, to the Uncertificated Balances of REMIC II Regular Interest II-LTAA, REMIC II Regular Interest II-LTM4 and REMIC II Regular Interest II-LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC II Regular Interest II-LTM4 has been reduced to zero; twelfth, to the Uncertificated Balances of REMIC II Regular Interest II-LTAA, REMIC II Regular Interest II-LTM3 and REMIC II Regular Interest II-LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC II Regular Interest II-LTM3 has been reduced to zero; thirteenth, to the Uncertificated Balances of REMIC II Regular Interest II-LTAA, REMIC II Regular Interest II-LTM2 and REMIC II Regular Interest II-LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC II Regular Interest II-LTM2 has been reduced to zero; and fourteenth, to the Uncertificated Balances of REMIC II Regular Interest II-LTAA, REMIC II Regular Interest II-LTM1 and REMIC II Regular Interest II-LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC II Regular Interest II-LTM1 has been reduced to zero.

(ii)          The REMIC II Sub WAC Allocation Percentage of all Realized Losses shall be applied after all distributions have been made on each Distribution Date first, so as to keep the Uncertificated Balance of each REMIC II Regular Interest ending with the designation “GRP” equal to 0.01% of the aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group; second, to each REMIC II Regular Interest ending with the designation “SUB,” so that the Uncertificated Balance of each such REMIC II Regular Interest is equal to 0.01% of the excess of (x) the aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group over (y) the Certificate Principal Balance of the Class A Certificate in the

related Loan Group (except that if any such excess is a larger number than in the preceding distribution period, the least amount of Realized Losses shall be applied to such REMIC II Regular Interests such that the REMIC II Subordinated Balance Ratio is maintained); and third, any remaining Realized Losses shall be allocated to REMIC II Regular Interest II-LTXX.

SECTION 4.05.	Compliance with Withholding Requirements

Notwithstanding any other provision of this Agreement, the Trustee shall comply with all federal withholding requirements respecting payments to Certificateholders of interest or original issue discount that the Trustee reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. In the event the Trustee does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Trustee shall indicate the amount withheld to such Certificateholders.

SECTION 4.06.	Exchange Commission; Additional Information.

(a)          The Trustee and the Servicer shall reasonably cooperate with the Depositor in connection with satisfying the reporting requirements of the Trust Fund under the Exchange Act. The Trustee shall prepare and sign on behalf of the Trust Fund any Forms 8-K customary for similar securities as required by the Exchange Act and the Rules and Regulations of the Commission thereunder, and the Trustee shall file (via the Commission’s Electronic Data Gathering and Retrieval System) such forms on behalf of the Trust Fund. The Trustee shall prepare and sign any Form 10-K which includes as exhibits (i) the Certification (as defined in (b) below), (ii) the Servicer’s annual statement of compliance described under Section 3.20 and (iii) the accountant’s report described under Section 3.21 and the Trustee shall file (via the Commission’s Electronic Data Gathering and Retrieval System) such forms on behalf of the Trust Fund. To the extent that the Commission requires any additional information to be filed pursuant to a Form 10-K, the Trustee, shall prepare, sign and promptly file an amended Form 10-K containing such additional information. To the extent that the Servicer acquires actual knowledge of material information (as determined by the Servicer in good faith) concerning the Trust Fund, it shall notify the Trustee of such information.

(b)          Each Form 8-K shall be filed by the Trustee within 15 days after each Distribution Date with a copy of the Monthly Statement for such Distribution Date as an exhibit thereto. Prior to March 31st of each year (or such earlier date as may be required by the Exchange Act and the Rules and Regulations of the Commission), the Trustee shall file a Form 10-K, in substance as required by applicable law or applicable Commission staff’s interpretations. Such Form 10-K shall include as exhibits the Servicer’s annual statement of compliance described under Section 3.20 and the accountant’s report described under Section 3.21, in each case to the extent they have been timely delivered to the Trustee. If they are not so timely delivered, the Trustee shall file an amended Form 10-K including such documents as exhibits reasonably promptly after they are delivered to the Trustee. The Trustee shall have no liability with respect to any failure to properly prepare or file such periodic reports resulting from or relating to (a) the Trustee’s inability or failure to obtain any information not resulting from its own negligence or willful misconduct or (b) any inaccuracy in such periodic reports resulting from incorrect information provided to the Trustee by the Servicer in a Remittance Report or

otherwise. The Form 10-K shall also include a certification in the form attached hereto as Exhibit J-1 (the “Certification”), which shall be signed by the Trustee.

(c)          In addition, the Servicer shall sign a certification (in the form attached hereto as Exhibit J-2) for the benefit of the Trustee and its officers, directors and Affiliates regarding certain aspects of the Certification (provided, however, that the Servicer shall not undertake an analysis of the accountant’s report attached as an exhibit to the Form 10-K). The Servicer’s certification shall be delivered to the Trustee by no later than March 15th of each year (or if such day is not a Business Day, the immediately preceding Business Day).

In addition, (i) the Trustee shall, subject to the provisions of Sections 8.01 and 8.02, indemnify and hold harmless the Depositor and the Servicer and their respective officers, directors and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Trustee’s obligations under Section 4.06(b) or the Trustee’s negligence, bad faith or willful misconduct in connection therewith, and (ii) the Servicer shall indemnify and hold harmless the Depositor, the Trustee and their respective officers, directors and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Servicer’s obligations under this Section 4.06(b) or the Servicer’s negligence, bad faith or willful misconduct in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Depositor or the Servicer, then (i) the Trustee agrees that it shall contribute to the amount paid or payable by the Depositor or the Servicer, as applicable, as a result of the losses, claims, damages or liabilities of the Depositor or the Servicer, as applicable, in such proportion as is appropriate to reflect the relative fault of the or the Depositor or the Servicer, as applicable, on the one hand and the Trustee on the other in connection with a breach of the Trustee’s obligations under this Section 4.06(b) or the Trustee’s negligence, bad faith or willful misconduct in connection therewith and (ii) the Servicer agrees that it shall contribute to the amount paid or payable by the Depositor or the Trustee, as applicable, as a result of the losses, claims, damages or liabilities of the Depositor or the Trustee, as applicable, in such proportion as is appropriate to reflect the relative fault of the Depositor or the Trustee, as applicable, on the one hand and the Servicer on the other in connection with a breach of the Servicer’s obligations under this Section 4.06(b) or the Servicer’s negligence, bad faith or willful misconduct in connection therewith. Notwithstanding any other provision in this Agreement to the contrary, the Servicer shall not have any responsibility or liability to any party relating to the certification or information prepared, certified or distributed by the Trustee or any other party other than the Servicer unless such information was derived from erroneous or incomplete information required to be provided by the Servicer under this Agreement.

(d)          Upon any filing with the Commission pursuant to this Section 4.06(b), the Trustee shall promptly deliver to the Depositor a copy of any executed report, statement or information.

(e)          Prior to January 30 of the first year in which the Trustee is able to do so under applicable law, the Trustee shall file a Form 15 Suspension Notification with respect to the Trust Fund.

SECTION 4.07.	Net WAC Rate Carryover Reserve Account.

No later than the Closing Date, the Trustee shall establish and maintain with itself a separate, segregated trust account titled, “U.S. Bank National Association as Trustee, in trust for the registered holders of First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7—Net WAC Rate Carryover Reserve Account.” All amounts deposited in the Net WAC Rate Carryover Reserve Account shall be distributed to the Holders of the Class A Certificates and/or the Mezzanine Certificates in the manner set forth in Section 4.01(a)(4).

On each Distribution Date as to which there is a Net WAC Rate Carryover Amount payable to the Class A Certificates and/or the Mezzanine Certificates, the Trustee has been directed by the Class CE Certificateholders to, and therefore will, deposit into the Net WAC Rate Carryover Reserve Account the amounts described in Section 4.01(a)(4)(iv), rather than distributing such amounts to the Class CE Certificateholders. On each such Distribution Date, the Trustee shall hold all such amounts for the benefit of the Holders of the Class A Certificates and the Mezzanine Certificates, and will distribute such amounts to the Holders of the Class A Certificates and the Mezzanine Certificates, as applicable, in the amounts and priorities set forth in Section 4.01(a)(4).

For federal and state income tax purposes, the Class CE Certificateholders will be deemed to be the owner of the Net WAC Rate Carryover Reserve Account. All amounts deposited into the Net WAC Rate Carryover Reserve Account shall be treated as amounts distributed by REMIC III to the Holder of the Class CE Interest and by REMIC IV to the Holder of the Class CE Certificates. The Net WAC Rate Carryover Reserve Account will be an “outside reserve fund” within the meaning of Treasury Regulation Section 1.860G-2(h). Upon the termination of the Trust, or the payment in full of the Class A and the Mezzanine Certificates, all amounts remaining on deposit in the Net WAC Rate Carryover Reserve Account will be released by the Trust and distributed to the Trustee or its designee. The Net WAC Rate Carryover Reserve Account will be part of the Trust but not part of any REMIC and any payments to the Holders of the Class A Certificates and the Mezzanine Certificates of Net WAC Rate Carryover Amounts will not be payments with respect to a “regular interest” in a REMIC within the meaning of Code Section 860(G)(a)(1).

By accepting a Class CE Certificate, each Class CE Certificateholder hereby agrees to direct the Trustee, and the Trustee hereby is directed, to deposit into the Net WAC Rate Carryover Reserve Account the amounts described above on each Distribution Date as to which there is any Net WAC Rate Carryover Amount rather than distributing such amounts to the Class CE Certificateholders. By accepting a Class CE Certificate, each Class CE Certificateholder further agrees that such direction is given for good and valuable consideration, the receipt and sufficiency of which is acknowledged by such acceptance.

Amounts on deposit in the Net WAC Rate Carryover Reserve Account shall remain uninvested.

SECTION 4.08.	Swap Account.

(a)          No later than the Closing Date, the Trustee shall establish and maintain with itself, as agent for the Trustee, a separate, segregated trust account titled, “U.S. Bank National Association as Trustee, in trust for the registered holders of First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7—Swap Account.” Such account shall be an Eligible Account and amounts therein shall be held uninvested.

(b)          On each Distribution Date, prior to any distribution to any Certificate, the Trustee shall deposit into the Swap Account: (i) the amount of any Net Swap Payment or Swap Termination Payment (other than any Swap Termination Payment resulting from a Swap Provider Trigger Event) owed to the Swap Provider (after taking into account any upfront payment received from the counterparty to a replacement swap agreement) from funds collected and received with respect to the Mortgage Loans prior to the determination of Available Funds and (ii) amounts received by the Trustee from the Swap Administrator, for distribution in accordance with subsection (d) below, pursuant to the Swap Administration Agreement, dated as of the Closing Date (the “Swap Administration Agreement”), among U.S. Bank National Association in its capacity as Trustee, U.S. Bank National Association in its capacity as Swap Administrator and the Seller. For federal income tax purposes, any amounts paid to the Swap Provider on each Distribution Date shall first be deemed paid to the Swap Provider in respect of REMIC IV Regular Interest Swap-IO to the extent of the amount distributable on REMIC IV Regular Interest Swap-IO on such Distribution Date, and any remaining amount shall be deemed paid to the Swap Provider in respect of a Class IO Distribution Amount (as defined below).

(c)          For federal income tax purposes, the Swap Account shall be owned by the majority Holder of the Class CE Certificates.

(d)          The Trustee shall treat the Holders of Certificates (other than the Class P, Class CE and Class R Certificates) as having entered into a notional principal contract with respect to the Holders of the Class CE Certificates. Pursuant to each such notional principal contract, all Holders of Certificates (other than the Class P, Class CE and Class R Certificates) shall be treated as having agreed to pay, on each Distribution Date, to the Holder of the Class CE Certificates an aggregate amount equal to the excess, if any, of (i) the amount payable on such Distribution Date on the REMIC III Regular Interest corresponding to such Class of Certificates over (ii) the amount payable on such Class of Certificates on such Distribution Date (such excess, a “Class IO Distribution Amount”). A Class IO Distribution Amount payable from interest collections shall be allocated pro rata among such Certificates based on the excess of (a) the amount of interest otherwise payable to such Certificates over (ii) the amount of interest payable to such Certificates at a per annum rate equal to the Net WAC Pass-Through Rate, and a Class IO Distribution Amount payable from principal collections shall be allocated to the most subordinate Class of Certificates with an outstanding principal balance to the extent of such balance. In addition, pursuant to such notional principal contract, the Holder of the Class CE Certificates shall be treated as having agreed to pay Net WAC Rate Carryover Amounts to the Holders of the Certificates (other than the Class CE, Class P and Class R Certificates) in accordance with the terms of this Agreement. Any payments to the Certificates from amounts deemed received in respect of this notional principal contract shall not be payments with respect to a Regular Interest in a REMIC within the meaning of Code Section 860G(a)(1). However, any payment from the Certificates (other than the Class CE, Class P and Class R Certificates) of a Class IO Distribution Amount shall be treated for tax purposes as having been received by the Holders of such Certificates in respect of their interests in REMIC IV and as having been paid by such Holders to the Swap Administrator pursuant to the notional principal contract. Thus, each Certificate (other than the Class P and Class R Certificates) shall be treated as representing not only ownership of Regular Interests in REMIC IV, but also ownership of an interest in, and obligations with respect to, a notional principal contract.

SECTION 4.09.	Tax Treatment of Swap Payments and Swap Termination Payments.

For federal income tax purposes, each holder of a Class A or Mezzanine Certificate is deemed to own an undivided beneficial ownership interest in a REMIC regular interest and the right to receive payments from either the Net WAC Rate Carryover Reserve Account or the Swap Account in respect of the Net WAC Rate Carryover Amount or the obligation to make payments to the Swap Account. For federal income tax purposes, the Trustee will account for payments to each Class A and Mezzanine Certificates as follows: each Class A and Class M Certificate will be treated as receiving their entire payment from REMIC III (regardless of any Swap Termination Paymnet or obligation under the Interest Rate Swap Agreement) and subsequently paying their portion of any Swap Termination Payment in respect of each such Class’ obligation under the Interest Rate Swap Agreement. In the event that any such Class is resecuritized in a REMIC, the obligation under the Interest Rate Swap Agreement to pay any such Swap Termination Payment (or any shortfall in Swap Provider Fee), will be made by one or more of the REMIC Regular Interests issued by the resecuritization REMIC subsequent to such REMIC Regular Interest receiving its full payment from any such Class A or Mezzanine Certificate. Resecuritization of any Class A or Mezzanine Certificate in a REMIC will be permissible only if the Trustee hereunder is the trustee in such resecuritization.

The REMIC regular interest corresponding to a Class A or Mezzanine Certificate will be entitled to receive interest and principal payments at the times and in the amounts equal to those made on the certificate to which it corresponds, except that (i) the maximum interest rate of that REMIC regular interest will equal the Net WAC Pass-Through Rate computed for this purpose by limiting the Base Calculation Amount of the Interest Rate Swap Agreement to the aggregate Stated Principal Balance of the Mortgage Loans and (ii) any Swap Termination Payment will be treated as being payable solely from Net Monthly Excess Cashflow. As a result of the foregoing, the amount of distributions and taxable income on the REMIC regular interest corresponding to a Class A or Mezzanine Certificate may exceed the actual amount of distributions on the Class A or Mezzanine Certificate.

ARTICLE V

THE CERTIFICATES

SECTION 5.01.	The Certificates.

(a)   The Certificates in the aggregate will represent the entire beneficial ownership interest in the Mortgage Loans and all other assets included in REMIC I.

The Certificates will be substantially in the forms annexed hereto as Exhibits A-1 through A-21. The Certificates of each Class will be issuable in registered form only, in denominations of authorized Percentage Interests as described in the definition thereof. Each Certificate will share ratably in all rights of the related Class.

Upon original issue, the Certificates shall be executed by the Trustee and authenticated and delivered by the Trustee to or upon the order of the Depositor. The Certificates shall be executed by manual or facsimile signature on behalf of the Trustee by an authorized signatory. Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Trustee shall bind the Trustee notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement or be valid for any purpose, unless there appears on such Certificate a certificate of authentication substantially in the form provided herein executed by the Trustee by manual signature, and such certificate of authentication shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

(b)   The Class A Certificates and the Mezzanine Certificates shall initially be issued as one or more Certificates held by the Book-Entry Custodian or, if appointed to hold such Certificates as provided below, the Depository and registered in the name of the Depository or its nominee and, except as provided below, registration of such Certificates may not be transferred by the Trustee except to another Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. The Certificate Owners shall hold their respective Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, except as provided below, shall not be entitled to definitive, fully registered Certificates (“Definitive Certificates”) in respect of such Ownership Interests. All transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository’s normal procedures. The Trustee is hereby initially appointed as the Book-Entry Custodian and hereby agrees to act as such in accordance herewith and in accordance with the agreement that it has with the Depository authorizing it to act as such. The Book-Entry Custodian may, and, if it is no longer qualified to act as such, the Book-Entry Custodian shall, appoint, by a written instrument delivered to the Depositor, the Servicer and the Trustee, any other transfer agent

(including the Depository or any successor Depository) to act as Book-Entry Custodian under such conditions as the predecessor Book-Entry Custodian and the Depository or any successor Depository may prescribe, provided that the predecessor Book-Entry Custodian shall not be relieved of any of its duties or responsibilities by reason of any such appointment of other than the Depository. If the Trustee resigns or is removed in accordance with the terms hereof, the successor trustee or, if it so elects, the Depository shall immediately succeed to its predecessor’s duties as Book-Entry Custodian. The Depositor shall have the right to inspect, and to obtain copies of, any Certificates held as Book-Entry Certificates by the Book-Entry Custodian.

The Trustee, the Servicer and the Depositor may for all purposes (including the making of payments due on the Book-Entry Certificates) deal with the Depository as the authorized representative of the Certificate Owners with respect to the Book-Entry Certificates for the purposes of exercising the rights of Certificateholders hereunder. The rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

If (i)(A) the Depositor advises the Trustee in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository, and (B) the Depositor is unable to locate a qualified successor or (ii) after the occurrence of a Servicer Event of Default, Certificate Owners representing in the aggregate not less than 51% of the Ownership Interests of the Book-Entry Certificates advise the Trustee through the Depository, in writing, that the continuation of a book-entry system through the Depository is no longer in the best interests of the Certificate Owners, the Trustee shall notify all Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to Certificate Owners requesting the same. Upon surrender to the Trustee of the Book-Entry Certificates by the Book-Entry Custodian or the Depository, as applicable, accompanied by registration instructions from the Depository for registration of transfer, the Trustee shall cause the Definitive Certificates to be issued. Such Definitive Certificates will be issued in minimum denominations of $25,000, except that any beneficial ownership that was represented by a Book-Entry Certificate in an amount less than $25,000 immediately prior to the issuance of a Definitive Certificate shall be issued in a minimum denomination equal to the amount represented by such Book-Entry Certificate. None of the Depositor, the Servicer or the Trustee shall be liable for any delay in the delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates all references herein to obligations imposed upon or to be performed by the Depository shall be deemed to be imposed upon and performed by the Trustee, to the extent applicable with respect to such Definitive Certificates, and the Trustee shall recognize the Holders of the Definitive Certificates as Certificateholders hereunder.

SECTION 5.02.	Registration of Transfer and Exchange of Certificates.

(a)   The Trustee shall cause to be kept at one of the offices or agencies to be appointed by the Trustee in accordance with the provisions of Section 8.11, a Certificate Register for the Certificates in which, subject to such reasonable regulations as it may prescribe, the Trustee shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided.

(b)   No transfer of any Class M-12 Certificate, Class CE Certificate, Class P Certificate or Residual Certificate (collectively, the “Private Certificates”) shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of a Private Certificate is to be made without registration or qualification (other than in connection with (i) the initial transfer of any such Certificate by the Depositor to an affiliate of the Depositor, (ii) the transfer of any such Class CE, Class P or Residual Certificate to the issuer under the Indenture or the indenture trustee under the Indenture or (iii) a transfer of any such Certificate from the issuer under the Indenture or the indenture trustee under the Indenture to the Depositor or an Affiliate of the Depositor), the Trustee and the Certificate Registrar shall each require receipt of: (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Certificateholder desiring to effect the transfer and from such Certificateholder’s prospective transferee, substantially in the forms attached hereto as Exhibit F-1; and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration (which Opinion of Counsel shall not be an expense of the Depositor, the Trustee or the Trust Fund), together with copies of the written certification(s) of the Certificateholder desiring to effect the transfer and/or such Certificateholder’s prospective transferee upon which such Opinion of Counsel is based, if any. None of the Depositor, the Certificate Registrar or the Trustee is obligated to register or qualify the Private Certificates under the 1933 Act or any other securities laws or to take any action not otherwise required under this Agreement to permit the transfer of such Certificates without registration or qualification.

If a transfer of an Ownership Interest in the Class M-12 Certificates is to be made without registration under the 1933 Act (other than in connection with the initial transfer of any such Certificate by the Depositor to an affiliate of the Depositor), then the Certificate Registrar shall refuse to register such transfer unless it receives (and upon receipt, may conclusively rely upon) a certificate from the Certificateholder desiring to effect such transfer and a certificate from such Certificateholder’s prospective transferee (which in the case of the Book-Entry Certificates, the Certificateholder and the Certificateholder’s prospective transferee shall be deemed to have represented such certification), to the effect that, among other things, the transfer is being made to a qualified institutional buyer as defined in Rule 144A under the Securities Act in accordance with Rule 144A. Any Certificateholder desiring to effect the transfer of a Private Certificate shall, and does hereby agree to, indemnify the Trustee, the Depositor and the Certificate Registrar against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

(c)   No transfer of a Private Certificate (other than a Class M-12 Certificate) or any interest therein shall be made to any Plan, any Person acting, directly or indirectly, on behalf of any such Plan or any Person acquiring such Certificates with “Plan Assets” of a Plan within the meaning of the Department of Labor regulation promulgated at 29 C. F. R. § 2510.3-101 (“Plan Assets”), as certified by such transferee in the form of Exhibit G, unless the Trustee is provided with an Opinion of Counsel for the benefit of the Trustee, the Depositor and the Servicer and on which they may rely which establishes to the satisfaction of the Depositor, the Trustee and the Servicer that the purchase of such Certificates is permissible under applicable law, will not constitute or result in any prohibited transaction under ERISA or Section 4975 of the Code and will not subject the Depositor, the Servicer, the NIMS Insurer, the Trustee or the Trust Fund to any obligation or liability (including obligations or liabilities under ERISA or Section 4975 of the Code) in addition to those undertaken in this Agreement, which Opinion of Counsel shall not be an expense of the Depositor, the Servicer, the Trustee or the Trust Fund. Neither an Opinion of Counsel nor any certification will be required in connection with the (i) the initial transfer of any Private Certificate by the Depositor to an Affiliate of the Depositor, (ii) the transfer of any Private Certificate to the issuer under the Indenture or the indenture trustee under the Indenture or (iii) a transfer of any Private Certificate from the issuer under the Indenture or the indenture trustee under the Indenture to the Depositor or an Affiliate of the Depositor (in which case, the Transferee thereof shall have deemed to have represented that it is not a Plan or a Person investing Plan Assets) and the Trustee shall be entitled to conclusively rely upon a representation (which, upon the request of the Trustee, shall be a written representation) from the Transferor of the status of such transferee as an affiliate of the Depositor.

Prior to the termination of the Swap Agreement, no Transfer of a Class A Certificate or Mezzanine Certificate shall be made unless either (i) the Trustee shall have received a representation from the transferee (in the form of Exhibit G) of such Certificate acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan subject to Section 406 of ERISA or a plan subject to Section 4975 of the Code (either a “Plan”), or a Person acting on behalf of a Plan or using the assets a Plan, or (ii) the transferee is deemed to represent that the proposed transfer or holding of such Certificate is eligible for exemptive relief under an individual or class prohibited transaction exemption, including, but not limited to, Prohibited Transaction Exemption (“PTE”) 84-14, PTE 91-38, PTE 90-1, PTE 95-60 or PTE 96-23.

Subsequent to the termination of the Swap Agreement, each beneficial owner of a Mezzanine Certificate or any interest therein shall be deemed to have represented, by virtue of its acquisition or holding of that certificate or interest therein, that either (i) it is not a Plan or investing with “Plan Assets” or (ii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTE 95-60, and (3) the conditions in Sections I and III of PTE 95-60 have been satisfied.

If any Mezzanine Certificate or Private Certificate or any interest therein is acquired or held in violation of the provisions of the preceding two paragraphs, the next preceding permitted beneficial owner will be treated as the beneficial owner of that Certificate retroactive to the date of transfer to the purported beneficial owner. Any purported beneficial owner whose acquisition or holding of any such Certificate or interest therein was effected in violation of the provisions of the preceding two paragraphs shall indemnify and hold harmless the Depositor, the Servicer, the NIMS Insurer, the Trustee and the Trust Fund from and against any and all liabilities, claims, costs or expenses incurred by those parties as a result of that acquisition or holding.

(d)   (i)          Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Trustee or its designee under clause (iii)(A) below to deliver payments to a Person other than such Person and to negotiate the terms of any mandatory sale under clause iii)(B) below and to execute all instruments of Transfer and to do all other things necessary in connection with any such sale. The rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

(A)

Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee.

(B)

In connection with any proposed Transfer of any Ownership Interest in a Residual Certificate, the Trustee shall require delivery to it, and shall not register the Transfer of any Residual Certificate until its receipt of, an affidavit and agreement (a “Transfer Affidavit and Agreement,” in the form attached hereto as Exhibit F-2) from the proposed Transferee, in form and substance satisfactory to the Trustee, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in the Residual Certificate that is the subject of the proposed Transfer as a nominee, trustee or agent for any Person that is not a Permitted Transferee, that for so long as it retains its Ownership Interest in a Residual Certificate, it will endeavor to remain a Permitted Transferee, and that it has reviewed the provisions of this Section 5.02(d) and agrees to be bound by them.

(C)

Notwithstanding the delivery of a Transfer Affidavit and Agreement by a proposed Transferee under clause (B) above, if a Responsible Officer of the Trustee who is assigned to this transaction has actual knowledge that the proposed Transferee is not a Permitted Transferee, no Transfer of an Ownership Interest in a Residual Certificate to such proposed Transferee shall be effected.

(D)

Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (x) to require a Transfer Affidavit and Agreement in the form attached hereto as Exhibit F-2 from any other Person to whom such Person attempts to transfer its Ownership

Interest in a Residual Certificate and (y) not to transfer its Ownership Interest unless it provides a Transferor Affidavit (in the form attached hereto as Exhibit F-2) to the Trustee stating that, among other things, it has no actual knowledge that such other Person is not a Permitted Transferee.

(E)

Each Person holding or acquiring an Ownership Interest in a Residual Certificate, by purchasing an Ownership Interest in such Certificate, agrees to give the Trustee written notice that it is a “pass-through interest holder” within the meaning of temporary Treasury regulation Section 1.67-3T(a)(2)(i)(A) immediately upon acquiring an Ownership Interest in a Residual Certificate, if it is, or is holding an Ownership Interest in a Residual Certificate on behalf of, a “pass-through interest holder.”

(ii)          The Trustee will register the Transfer of any Residual Certificate only if it shall have received the Transfer Affidavit and Agreement and all of such other documents as shall have been reasonably required by the Trustee as a condition to such registration. In addition, no Transfer of a Residual Certificate shall be made unless the Trustee shall have received a representation letter from the Transferee of such Certificate to the effect that such Transferee is a Permitted Transferee.

(iii)        (A)        If any purported Transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 5.02(d), then the last preceding Permitted Transferee shall be restored, to the extent permitted by law, to all rights as holder thereof retroactive to the date of registration of such Transfer of such Residual Certificate. The Trustee shall be under no liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by this Section 5.02(d) or for making any payments due on such Certificate to the holder thereof or for taking any other action with respect to such holder under the provisions of this Agreement.

(B)         If any purported Transferee shall become a holder of a Residual Certificate in violation of the restrictions in this Section 5.02(d) and to the extent that the retroactive restoration of the rights of the holder of such Residual Certificate as described in clause (iii)(A) above shall be invalid, illegal or unenforceable, then the Trustee shall have the right, without notice to the holder or any prior holder of such Residual Certificate, to sell such Residual Certificate to a purchaser selected by the Trustee on such terms as the Trustee may choose. Such purported Transferee shall promptly endorse and deliver each Residual Certificate in accordance with the instructions of the Trustee. Such purchaser may be the Trustee itself or any Affiliate of the Trustee. The proceeds of such sale, net of the commissions (which may include commissions payable to the Trustee or its Affiliates), expenses and taxes due, if any, will be remitted by the Trustee to such purported Transferee. The terms and conditions of any sale under this clause (iii)(B) shall be determined in the sole discretion of the Trustee, and the Trustee shall not be liable to any Person having an Ownership Interest in a Residual Certificate as a result of its exercise of such discretion.

(iv)         The Trustee shall make available to the Internal Revenue Service and those Persons specified by the REMIC Provisions all information necessary to compute any tax imposed (A) as a result of the Transfer of an Ownership Interest in a Residual Certificate to any Person who is a Disqualified Organization, including the information described in Treasury regulations sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the “excess inclusions” of such Residual Certificate and (B) as a result of any regulated investment company, real estate investment trust, common Trust, partnership, trust, estate or organization described in Section 1381 of the Code that holds an Ownership Interest in a Residual Certificate having as among its record holders at any time any Person which is a Disqualified Organization. Reasonable compensation for providing such information may be accepted by the Trustee.

(v)          The provisions of this Section 5.02(d) set forth prior to this subsection (v) may be modified, added to or eliminated, provided that there shall have been delivered to the Trustee and the NIMS Insurer at the expense of the party seeking to modify, add to or eliminate any such provision the following:

(A)         written notification from each Rating Agency to the effect that the modification, addition to or elimination of such provisions will not cause such Rating Agency to downgrade its then-current ratings of any Class of Certificates; and

(B)         an Opinion of Counsel, in form and substance satisfactory to the Trustee and the NIMS Insurer, to the effect that such modification of, addition to or elimination of such provisions will not cause any Trust REMIC to cease to qualify as a REMIC and will not cause any Trust REMIC to be subject to an entity-level tax caused by the Transfer of any Residual Certificate to a Person that is not a Permitted Transferee or a Person other than the prospective transferee to be subject to a REMIC-tax caused by the Transfer of a Residual Certificate to a Person that is not a Permitted Transferee.

The Trustee shall forward to the NIMS Insurer a copy of the items delivered to it pursuant to (A) and (B) above.

(e)   Subject to the preceding subsections, upon surrender for registration of transfer of any Certificate at any office or agency of the Trustee maintained for such purpose pursuant to Section 8.11, the Trustee shall execute, authenticate and deliver, in the name of the designated Transferee or Transferees, one or more new Certificates of the same Class of a like aggregate Percentage Interest.

(f)    At the option of the Holder thereof, any Certificate may be exchanged for other Certificates of the same Class with authorized denominations and a like aggregate Percentage Interest, upon surrender of such Certificate to be exchanged at any office or agency of the Trustee maintained for such purpose pursuant to Section 8.11. Whenever any Certificates are so surrendered for exchange, the Trustee shall execute, authenticate and deliver, the Certificates which the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for transfer or exchange shall (if so required by the Trustee)

be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing. In addition, (i) with respect to each Class R Certificate, the holder thereof may exchange, in the manner described above, such Class R Certificate for three separate certificates, each representing such holder’s respective Percentage Interest in the Class R-I Interest, the Class R-II Interest and the Class R-III Interest, respectively, in each case that was evidenced by the Class R Certificate being exchanged and (ii) with respect to each Class R-X Certificate, the holder thereof may exchange, in the manner described above, such Class R-X Certificate for three separate certificates, each representing such holder’s respective Percentage Interest in the Class R-IV Interest and the Class R-VI Interest, respectively, in each case that was evidenced by the Class R-X Certificate being exchanged.

(g)   No service charge to the Certificateholders shall be made for any transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

(h)   All Certificates surrendered for transfer and exchange shall be canceled and destroyed by the Trustee in accordance with its customary procedures.

SECTION 5.03.	Mutilated, Destroyed, Lost or Stolen Certificates.

If (i) any mutilated Certificate is surrendered to the Trustee, or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Trustee and the NIMS Insurer such security or indemnity as may be required by it to save it harmless, then, in the absence of actual knowledge by the Trustee that such Certificate has been acquired by a bona fide purchaser or the Trustee shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like denomination and Percentage Interest. Upon the issuance of any new Certificate under this Section, the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the applicable REMIC created hereunder, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

SECTION 5.04.	Persons Deemed Owners.

The Depositor, the Servicer, the NIMS Insurer, the Trustee and any agent of any of them may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 4.01 and for all other purposes whatsoever, and none of the Depositor, the Servicer, the NIMS Insurer, the Trustee or any agent of any of them shall be affected by notice to the contrary.

SECTION 5.05.	Certain Available Information.

On or prior to the date of the first sale of any Private Certificate to an Independent third party, the Depositor shall provide to the Trustee ten copies of any private placement memorandum or other disclosure document used by the Depositor in connection with the offer and sale of such Certificates. In addition, if any such private placement memorandum or disclosure document is revised, amended or supplemented at any time following the delivery thereof to the Trustee, the Depositor promptly shall inform the Trustee of such event and shall deliver to the Trustee ten copies of the private placement memorandum or disclosure document, as revised, amended or supplemented. The Trustee shall maintain at its Corporate Trust Office and shall make available free of charge during normal business hours for review by any Holder of a Certificate or any Person identified to the Trustee as a prospective transferee of a Certificate, originals or copies of the following items: (i) in the case of a Holder or prospective transferee of a Private Certificate, the related private placement memorandum or other disclosure document relating to such Class of Certificates, in the form most recently provided to the Trustee; and (ii) in all cases, (A) this Agreement and any amendments hereof entered into pursuant to Section 11.01, (B) all monthly statements required to be delivered to Certificateholders of the relevant Class pursuant to Section 4.02 since the Closing Date, and all other notices, reports, statements and written communications delivered to the Certificateholders of the relevant Class pursuant to this Agreement since the Closing Date, (C) all certifications delivered by a Responsible Officer of the Trustee since the Closing Date pursuant to Section 10.01(h), (D) any and all Officers’ Certificates delivered to the Trustee by the Servicer since the Closing Date to evidence the Servicer’s determination that any Advance or Servicing Advance was, or if made, would be a Nonrecoverable Advance or Nonrecoverable Servicing Advance, respectively, and (E) any and all Officers’ Certificates delivered to the Trustee by the Servicer since the Closing Date pursuant to Section 4.04(a). Copies and mailing of any and all of the foregoing items will be available from the Trustee upon request at the expense of the Person requesting the same.

ARTICLE VI

THE DEPOSITOR AND THE SERVICER

SECTION 6.01.	Liability of the Depositor and the Servicer.

The Depositor and the Servicer each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement upon them in their respective capacities as Depositor and Servicer and undertaken hereunder by the Depositor and the Servicer herein.

SECTION 6.02.	Merger or Consolidation of the Depositor or the Servicer.

Subject to the following paragraph, the Depositor will keep in full effect its existence, rights and franchises as a corporation under the laws of the jurisdiction of its incorporation. Subject to the following paragraph, the Servicer will keep in full effect its existence, rights and franchises as a limited partnership under the laws of the jurisdiction of its formation. The Depositor and the Servicer each will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

The Depositor or the Servicer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor or the Servicer shall be a party, or any Person succeeding to the business of the Depositor or the Servicer, shall be the successor of the Depositor or the Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person to the Servicer shall be qualified to service mortgage loans on behalf of Fannie Mae or Freddie Mac; and provided further that the Rating Agencies’ ratings of the Class A Certificates and the Mezzanine Certificates in effect immediately prior to such merger or consolidation will not be qualified, reduced or withdrawn as a result thereof (as evidenced by a letter to such effect from the Rating Agencies).

SECTION 6.03.	Limitation on Liability of the Depositor, the Servicer and Others.

(a)          The Servicer (except the Trustee if it is required to succeed the Servicer hereunder) indemnifies and holds the NIMS Insurer, the Trustee and the Depositor harmless against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the NIMS Insurer, the Trustee and the Depositor may sustain in any way related to the failure of the Servicer to perform its duties and service the Mortgage Loans in compliance with the terms of this Agreement. The Servicer shall immediately notify the NIMS Insurer, the Trustee and the Depositor if a claim is made that may result in such claims, losses, penalties, fines, forfeitures, legal fees or related costs, judgments, or any other costs, fees and expenses, and the Servicer shall assume (with the consent of the Trustee) the defense of any such claim and pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against the NIMS Insurer, the Trustee and/or the Depositor in respect of such claim. The provisions of this Section 6.03 shall survive the termination of this Agreement and the payment of the outstanding Certificates.

(b)          None of the Depositor, the NIMS Insurer, the Servicer or any of the directors, officers, employees or agents of the Depositor or the Servicer shall be under any liability to the Trust Fund or the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Servicer or any such person against any breach of warranties, representations or covenants made herein, or against any specific liability imposed on the Servicer pursuant hereto, or against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder, in the case of the Servicer, a breach of the servicing standard set forth in Section 3.01. The Depositor, the NIMS Insurer and the Servicer and any director, officer, employee or agent of the Depositor, the NIMS Insurer or the Servicer may rely in good faith on any document of any kind which is, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the NIMS Insurer, the Servicer and any director, officer, employee or agent of the Depositor, the NIMS Insurer or the Servicer shall be indemnified and held harmless by the Trust Fund against any loss, liability or expense incurred in connection with (i) any legal action relating to this Agreement or the Certificates, other than any loss, liability or expense relating to any specific Mortgage Loan or Mortgage Loans (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement) or any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of its reckless disregard of obligations and duties hereunder or (ii) any breach of a representation or warranty by the Seller or any other party regarding the Mortgage Loans. None of the Depositor, the NIMS Insurer or the Servicer shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and, in its opinion, does not involve it in any expense or liability; provided, however, that each of the Depositor, the NIMS Insurer and the Servicer may in its discretion undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, unless the Depositor or the Servicer acts without the consent of Holders of Certificates entitled to at least 51% of the Voting Rights in the case of legal actions initiated by the Depositor or the Servicer, the legal expenses and costs of such action and any liability resulting therefrom (except any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder) shall be expenses, costs and liabilities of the Trust Fund, and the Depositor, the NIMS Insurer and the Servicer shall be entitled to be reimbursed therefor from the Collection Account as and to the extent provided in Section 3.11, any such right of reimbursement being prior to the rights of the Certificateholders to receive any amount in the Collection Account. The Servicer’s right to indemnity or reimbursement pursuant to this Section shall survive any resignation or termination of the Servicer pursuant to Section 6.04 or 7.01 with respect to any losses, expenses, costs or liabilities arising prior to such resignation or termination (or arising from events that occurred prior to such resignation or termination).

SECTION 6.04.	Limitation on Resignation of the Servicer.

Except as otherwise provided herein, the Servicer shall not resign from the obligations and duties hereby imposed on it except upon determination that its duties hereunder are no longer permissible under applicable law. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect obtained at the expense of the Servicer and delivered to the Trustee and the NIMS Insurer. No resignation of the Servicer shall become effective until the Trustee or a successor Servicer acceptable to the NIMS Insurer shall have assumed the Servicer’s responsibilities, duties, liabilities (other than those liabilities arising prior to the appointment of such successor) and obligations under this Agreement. Any such resignation shall not relieve the Servicer of responsibility for any of the obligations specified in Sections 7.01 and 7.02 as obligations that survive the resignation or termination of the Servicer.

Except as expressly provided herein, the Servicer shall not assign or transfer any of its rights, benefits or privileges hereunder to any other Person, or delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by the Servicer hereunder. The foregoing prohibition on assignment shall not prohibit the Servicer from designating a Sub-Servicer as payee of any indemnification amount payable to the Servicer hereunder; provided, however, that as provided in Section 3.06 hereof, no Sub-Servicer shall be a third-party beneficiary hereunder and the parties hereto shall not be required to recognize any Sub-Servicer as an indemnitee under this Agreement. If, pursuant to any provision hereof, the duties of the Servicer are transferred to a successor Servicer, the entire amount of the Servicing Fee and other compensation payable to the Servicer pursuant hereto shall thereafter be payable to such successor Servicer.

SECTION 6.05.	Rights of the Depositor in Respect of the Servicer.

The Servicer shall afford (and any Sub-Servicing Agreement shall provide that each Sub-Servicer shall afford) the Depositor, the NIMS Insurer and the Trustee, upon reasonable notice, during normal business hours, access to all records maintained by the Servicer (and any such Sub-Servicer) in respect of the Servicer’s rights and obligations hereunder and access to officers of the Servicer (and those of any such Sub-Servicer) responsible for such obligations. Upon request, the Servicer shall furnish to the Depositor, the NIMS Insurer and the Trustee its (and any such Sub-Servicer’s) most recent financial statements and such other information relating to the Servicer’s capacity to perform its obligations under this Agreement as it possesses (and that any such Sub-Servicer possesses). To the extent such information is not otherwise available to the public, the Depositor, the NIMS Insurer and the Trustee shall not disseminate any information obtained pursuant to the preceding two sentences without the Servicer’s written consent, except as required pursuant to this Agreement or to the extent that it is appropriate to do so (i) in working with legal counsel, auditors, taxing authorities or other governmental agencies or (ii) pursuant to any law, rule, regulation, order, judgment, writ, injunction or decree of any court or governmental authority having jurisdiction over the Depositor and the Trustee or the Trust Fund, and in any case, the Depositor, the NIMS Insurer or the Trustee, as the case may be, shall use its best efforts to assure the confidentiality of any such disseminated non-public information. The Depositor may, but is not obligated to, enforce the obligations of the Servicer under this Agreement and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of the Servicer under this Agreement or exercise the rights of the Servicer under this Agreement; provided that the Servicer shall not be relieved of any of its obligations under this Agreement by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by the Servicer and is not obligated to supervise the performance of the Servicer under this Agreement or otherwise.

ARTICLE VII

DEFAULT

SECTION 7.01.	Servicer Events of Default.

(a)          “Servicer Event of Default,” wherever used herein, means any one of the following events:

(i)           any failure by the Servicer to remit to the Trustee for distribution to the Certificateholders any payment (other than an Advance required to be made from its own funds on any Servicer Remittance Date pursuant to Section 4.03) required to be made under the terms of the Certificates and this Agreement which continues unremedied for a period of one Business Day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Depositor or the Trustee (in which case notice shall be provided by telecopy), or to the Servicer, the Depositor and the Trustee by the NIMS Insurer or the Holders of Certificates entitled to at least 25% of the Voting Rights; or

(ii)          any failure on the part of the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer contained in this Agreement, or the breach by the Servicer of any representation and warranty contained in Section 2.05, which continues unremedied for a period of 30 days (or if such failure or breach cannot be remedied within 30 days, then such remedy shall have been commenced within 30 days and diligently pursued thereafter; provided, however, that in no event shall such failure or breach be allowed to exist for a period of greater than 90 days) after the earlier of (i) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Depositor or the Trustee or to the Servicer, the Depositor and the Trustee by the NIMS Insurer or the Holders of Certificates entitled to at least 25% of the Voting Rights and (ii) actual knowledge of such failure by a Servicing Officer of the Servicer; or

(iii)         a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceeding, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 90 days; or

(iv)         the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to it or of or relating to all or substantially all of its property; or

(v)          the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi)         any failure of the Servicer to make any Advance on any Servicer Remittance Date required to be made from its own funds pursuant to Section 4.03 which continues unremedied until 3:00 p.m. New York time on the Business Day following the Servicer Remittance Date.

If a Servicer Event of Default described in clauses (i) through (v) of this Section shall occur, then, and in each and every such case, so long as such Servicer Event of Default shall not have been remedied, the Depositor or the Trustee may, and at the written direction of the Holders of Certificates entitled to at least 51% of Voting Rights, or at the direction of the NIMS Insurer, the Trustee shall, by notice in writing to the Servicer (and to the Depositor if given by the Trustee or to the Trustee if given by the Depositor), terminate all of the rights and obligations of the Servicer in its capacity as Servicer under this Agreement, to the extent permitted by law, and in and to the Mortgage Loans and the proceeds thereof. If a Servicer Event of Default described in clause (vi) hereof shall occur, the Trustee shall, by notice in writing to the Servicer, the Depositor and the NIMS Insurer, terminate all of the rights and obligations of the Servicer in its capacity as Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof. Subject to Section 7.02 hereof, on or after the receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate) or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee pursuant to and under this Section, and, without limitation, the Trustee is hereby authorized and empowered, as attorney-in-fact or otherwise, to execute and deliver, on behalf of and at the expense of the Servicer, any and all documents and other instruments and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The Servicer agrees to promptly (and in any event no later than ten Business Days subsequent to such notice) provide the Trustee with all documents and records requested by it to enable it to assume the Servicer’s functions under this Agreement, and to cooperate with the Trustee in effecting the termination of the Servicer’s responsibilities and rights under this Agreement, including, without limitation, the transfer within one Business Day to the Trustee for administration by it of all cash amounts which at the time shall be or should have been credited by the Servicer to the Collection Account held by or on behalf of the Servicer, the Distribution Account or any REO Account or Servicing Account held by or on behalf of the Servicer or thereafter be received with respect to the Mortgage Loans or any REO Property serviced by the Servicer; provided, however, that the Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of Advances or otherwise, and shall continue to be entitled to the benefits of Section 6.03, notwithstanding any such termination, with respect to events occurring prior to such termination. For purposes of this Section 7.01, the Trustee shall not be deemed to have knowledge of a Servicer Event of Default unless a Responsible Officer of the Trustee assigned to and working in the Corporate Trust Office has actual knowledge thereof or unless written notice of any event which is in fact such a

Servicer Event of Default is received by the Trustee and such notice references the Certificates, the Trust Fund or this Agreement.

SECTION 7.02.	Trustee to Act; Appointment of Successor.

(a)          From the time the Servicer (and the Trustee, if notice is sent by the Holders of Certificates entitled to at least 51% of Voting Rights or the NIMS Insurer) receives a notice of termination, the Trustee (or such other successor Servicer as is acceptable to the NIMS Insurer) shall be the successor in all respects to the Servicer in its capacity as Servicer under this Agreement and the transactions set forth or provided for herein, and all the responsibilities, duties and liabilities relating thereto and arising thereafter shall be assumed by the Trustee (except for any representations or warranties of the Servicer under this Agreement, the responsibilities, duties and liabilities contained in Section 2.05 (other than with respect to Section 2.05(x)) and the obligation to deposit amounts in respect of losses pursuant to Section 3.12) by the terms and provisions hereof; provided, however, the Trustee shall immediately assume the Servicer’s obligations to make Advances pursuant to Section 4.03; provided, further, however, that if the Trustee is prohibited by law or regulation from obligating itself to make advances regarding delinquent mortgage loans, then the Trustee shall not be obligated to make Advances pursuant to Section 4.03; and provided further, that any failure to perform such duties or responsibilities caused by the Servicer’s failure to provide information required by Section 7.01 shall not be considered a default by the Trustee as successor to the Servicer hereunder. It is understood and acknowledged by the parties hereto that there will be a period of transition (not to exceed 90 days) before the transition of servicing obligations is fully effective. As compensation therefor, the Trustee shall be entitled to the Servicing Fee and all funds relating to the Mortgage Loans to which the Servicer would have been entitled if it had continued to act hereunder. Notwithstanding the above and subject to Section 7.02(b) below, the Trustee if it shall be unwilling to so act, or shall, if it is unable to so act or if it is prohibited by law from making advances regarding delinquent mortgage loans or if the Holders of Certificates entitled to at least 51% of the Voting Rights or the NIMS Insurer so request in writing to the Trustee, promptly appoint or petition a court of competent jurisdiction to appoint, an established mortgage loan servicing institution acceptable to each Rating Agency and the NIMS Insurer and having a net worth of not less than $15,000,000, as the successor to the Servicer under this Agreement in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer under this Agreement.

Pending appointment of a successor to the Servicer hereunder, unless the Trustee is prohibited by law from so acting, the Trustee shall act in such capacity as hereinabove provided. In connection with such appointment and assumption, the successor shall be entitled to receive compensation out of payments on Mortgage Loans in an amount equal to the compensation which the Servicer would otherwise have received pursuant to Section 3.18 (or such other compensation as the Trustee and such successor shall agree, not to exceed the Servicing Fee). The appointment of a successor Servicer shall not affect any liability of the predecessor Servicer which may have arisen under this Agreement prior to its termination as Servicer to pay any deductible under an insurance policy pursuant to Section 3.14 or to indemnify the NIMS Insurer pursuant to Section 6.03, nor shall any successor Servicer be liable for any acts or omissions of the predecessor Servicer or for any breach by such Servicer of any of its representations or warranties contained herein or in any related document or agreement. The Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. All reasonable Servicing Transfer Costs shall be paid by the predecessor Servicer upon presentation of reasonable documentation of such costs, and if such predecessor Servicer defaults in its obligation to pay such costs, such costs shall be paid by the successor Servicer or the Trustee (in which case the successor Servicer or the Trustee, as applicable, shall be entitled to reimbursement therefor from the assets of the Trust Fund).

(b)          No appointment of a successor to the Servicer under this Agreement shall be effective until the assumption by the successor of all of the Servicer’s responsibilities, duties and liabilities hereunder. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the Servicer as such hereunder. The Depositor, the Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Pending appointment of a successor to the Servicer under this Agreement or the Trustee shall act in such capacity as hereinabove provided.

Any successor to the Servicer, including the Trustee, shall during the term of its service as servicer continue to service and administer the Mortgage Loans for the benefit of Certificateholders, and maintain in force a policy or policies of insurance covering errors and omissions in the performance of its obligations as Servicer hereunder and a fidelity bond in respect of its officers, employees and agents to the same extent as the Servicer is so required pursuant to Section 3.14.

(c)          In connection with the termination or resignation of the Servicer hereunder, either (i) the successor Servicer, including the Trustee if the Trustee is acting as successor Servicer, shall represent and warrant that it is a member of MERS in good standing and shall agree to comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans that are registered with MERS, in which case the predecessor Servicer shall cooperate with the successor Servicer in causing MERS to revise its records to reflect the transfer of servicing to the successor Servicer as necessary under MERS’ rules and regulations, or (ii) the predecessor Servicer shall cooperate with the successor Servicer in causing MERS to execute and deliver an assignment of Mortgage in recordable form to transfer the Mortgage from MERS to the Trustee and to execute and deliver such other notices, documents and other instruments as may be necessary or desirable to effect a transfer of such Mortgage Loan or servicing of such Mortgage Loan on the MERS® System to the successor Servicer. The predecessor Servicer shall file or cause to be filed any such assignment in the appropriate recording office. The predecessor Servicer shall bear any and all fees of MERS, costs of preparing any assignments of Mortgage, and fees and costs of filing any assignments of Mortgage that may be required under this Section 7.02(d).

SECTION 7.03.	Notification to Certificateholders.

(a)          Upon any termination of the Servicer pursuant to Section 7.01 above or any appointment of a successor to the Servicer pursuant to Section 7.02 above, the Trustee shall give prompt written notice thereof to the NIMS Insurer and to the Certificateholders at their respective addresses appearing in the Certificate Register.

(b)          Not later than the later of 60 days after the occurrence of any event, which constitutes or which, with notice or lapse of time or both, would constitute a Servicer Event of Default or five days after a Responsible Officer of the Trustee becomes aware of the occurrence of such an event, the Trustee shall transmit by mail to the NIMS Insurer and to all Holders of Certificates notice of each such occurrence, unless such default or Servicer Event of Default shall have been cured or waived.

SECTION 7.04.	Waiver of Servicer Events of Default.

The Holders representing at least 66% of the Voting Rights (with the consent of the NIMS Insurer) evidenced by all Classes of Certificates affected by any default or Servicer Event of Default hereunder may waive such default or Servicer Event of Default; provided, however, that a default or Servicer Event of Default under clause (i) or (vii) of Section 7.01 may be waived only by all of the Holders of the Regular Certificates (with the consent of the NIMS Insurer). Upon any such waiver of a default or Servicer Event of Default, such default or Servicer Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. No such waiver shall extend to any subsequent or other default or Servicer Event of Default or impair any right consequent thereon except to the extent expressly so waived. Notice of any such waiver shall be given by the Trustee to the Rating Agencies and the NIMS Insurer.

SECTION 7.05.	Survivability of Servicer Liabilities.

Notwithstanding anything herein to the contrary, upon termination of the Servicer hereunder, any liabilities of the Servicer which accrued prior to such termination shall survive such termination.

ARTICLE VIII

CONCERNING THE TRUSTEE

SECTION 8.01.	Duties of Trustee

The Trustee prior to the occurrence of a Servicer Event of Default and after the curing of all Servicer Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. During a Servicer Event of Default, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Any permissive right of the Trustee enumerated in this Agreement shall not be construed as a duty.

The Trustee upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to it, which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform to the requirements of this Agreement; provided, however, that the Trustee will not be responsible for the accuracy or content of any such resolutions, certificates, statements, opinions, reports, documents or other instruments. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, it shall take such action as it deems appropriate to have the instrument corrected, and if the instrument is not corrected to its satisfaction, it will provide notice thereof to the Certificateholders and the NIMS Insurer.

No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own misconduct; provided, however, that:

(i)           Prior to the occurrence of a Servicer Event of Default, and after the curing of all such Servicer Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee, and in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee that conform to the requirements of this Agreement;

(ii)  The Trustee shall not be personally liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of it unless it shall be proved that it was negligent in ascertaining the pertinent facts;

(iii) The Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the NIMS Insurer or the Holders of Certificates entitled to at least 25% of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to it or exercising any trust or power conferred upon it under this Agreement; and

(iv) The Trustee shall not be required to take notice or be deemed to have notice or knowledge of any default or Master Servicer Event of Termination unless a Responsible Officer of the Trustee at the Corporate Trust Office obtains actual knowledge of such failure or the Trustee receives written notice of such failure from the Depositor, the Servicer or the Holders of Certificates evidencing not less than 51% of the Voting Rights.

The Trustee shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer under this Agreement, except during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Master Servicer in accordance with the terms of this Agreement

SECTION 8.02.	Certain Matters Affecting the Trustee
(a)	Except as otherwise provided in Section 8.01:

(i)           The Trustee may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, Officers’ Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)          The Trustee may consult with counsel and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

(iii)          The Trustee shall not be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders or the NIMS Insurer, pursuant to the provisions of this Agreement, unless such Certificateholders or the NIMS Insurer, as applicable, shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of a Servicer Event of Default (which has not been cured or waived), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs;

(iv)          The Trustee shall not be personally liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)          Prior to the occurrence of a Servicer Event of Default hereunder and after the curing of all Servicer Events of Default which may have occurred, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by the NIMS Insurer or the Holders of Certificates entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee, of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee, by such Certificateholders, the Trustee may require reasonable indemnity against such expense, or liability from such Certificateholders or the NIMS Insurer, as applicable, as a condition to taking any such action;

(vi)          The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, that the Trustee shall not be responsible for any negligence or willful misconduct on the part of any such agents or attorneys appointed by it with due care; and

(vii)        The Trustee shall not be personally liable for any loss resulting from the investment of funds held in the Collection Account at the direction of the Servicer pursuant to Section 3.12.

(b)   All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

SECTION 8.03.	Trustee not Liable for Certificates or Mortgage Loans.

The recitals contained herein and in the Certificates (other than the signature of the Trustee, the authentication of the Trustee on the Certificates, the acknowledgments of the Trustee contained in Article II and the representations and warranties of the Trustee in Section 8.12) shall be taken as the statements of the Depositor and the Trustee shall not assume any responsibility for their correctness. The Trustee shall not make any representations or warranties as to the validity or sufficiency of this Agreement (other than as specifically set forth in Section 8.12) or of the Certificates (other than the signature of the Trustee, and authentication of the Trustee on the Certificates) or of any Mortgage Loan or related document or of MERS or the MERS® System. The Trustee shall not be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor or the Servicer in respect of the Mortgage Loans or deposited in or withdrawn from the Collection Account by the Servicer, other than any funds held by or on behalf of the Trustee in accordance with Section 3.10.

SECTION 8.04.	Trustee May Own Certificates.

The Trustee in its individual capacity or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Trustee.

SECTION 8.05.	Trustee’s Fees and Expenses.

The Trustee shall be entitled to withdraw from the Distribution Account, pursuant to Section 3.11(b), on each Distribution Date and pay to itself the Trustee Fee. The Trustee and any director, officer, employee or agent of the Trustee, shall be indemnified by the Trust Fund and held harmless against any loss, liability or expense (not including expenses, disbursements and advances incurred or made by the Trustee, including the compensation and the expenses and disbursements of its agents and counsel, in the ordinary course of the Trustee’s performance in accordance with the provisions of this Agreement) incurred by the Trustee arising out of or in connection with the acceptance or administration of its obligations and duties under this Agreement up to a limit of $600,000 per calender year, other than any loss, liability or expense (i) resulting from any breach of the Servicer’s obligations in connection with this Agreement, (ii) that constitutes a specific liability of the Trustee pursuant to Section 10.01(g) or (iii) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder as a result of a breach of the Trustee’s obligations under Article X hereof. Notwithstanding anything herein to the contrary, the Trustee shall be reimbursed from the Trust Fund for all Servicing Transfer Costs without regard to the annual limitation.

SECTION 8.06.	Eligibility Requirements for Trustee

The Trustee hereunder shall at all times be a corporation or an association (other than the Depositor, the Seller, the Servicer or any Affiliate of the foregoing) organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 (or a member of a bank holding company whose capital and surplus is at least $50,000,000) and subject to supervision or examination by federal or state authority. If such corporation or association publishes reports of conditions at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of conditions so published. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.07.

SECTION 8.07.	Resignation and Removal of the Trustee

The Trustee may at any time resign and be discharged from the trust hereby created by giving written notice thereof to the Depositor, the NIMS Insurer, the Servicer and the Certificateholders. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee acceptable to the NIMS Insurer by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee and to the successor trustee. A copy of such instrument shall be delivered to the Certificateholders, the Trustee and the Servicer by the Depositor. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or the NIMS Insurer, or if at any time the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor or the NIMS Insurer may remove the and appoint a successor trustee acceptable to the NIMS Insurer by written instrument, in duplicate, which instrument shall be delivered to the Trustee so removed and to the successor trustee. A copy of such instrument shall be delivered to the Certificateholders, the Trustee and the Servicer by the Depositor.

The Holders of Certificates entitled to at least 51% of the Voting Rights (or the NIMS Insurer upon failure of the Trustee to perform its obligations hereunder) may at any time remove the Trustee and appoint a successor trustee acceptable to the NIMS Insurer by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Trustee so removed and one complete set to the successor so appointed. A copy of such instrument shall be delivered to the Certificateholders and the Servicer by the Depositor.

Any resignation or removal of the Trustee and appointment of a successor trustee, pursuant to any of the provisions of this Section shall not become effective until acceptance of appointment by the successor trustee as provided in Section 8.08. Notwithstanding the foregoing, in the event the Trustee is unable to continue to perform its obligations pursuant to the terms of this Agreement prior to the appointment of a successor, the Trustee shall be obligated to perform such obligations until a new trustee is appointed. Such performance shall be without prejudice to any claim by a party hereto or beneficiary hereof resulting from the Trustee’s breach of its obligations hereunder.

SECTION 8.08.	Successor Trustee

Any successor trustee appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, the NIMS Insurer and its predecessor trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee herein. The predecessor trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements to the extent held by it hereunder, as well as all moneys, held by it hereunder, and the Depositor and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee all such rights, powers, duties and obligations.

No successor trustee shall accept appointment as provided in this Section unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 8.06 and the appointment of such successor trustee shall not result in a downgrading of any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency.

Upon acceptance of appointment by a successor trustee, as provided in this Section, the Depositor shall mail notice of the succession of such trustee hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Depositor.

SECTION 8.09.	Merger or Consolidation of Trustee.

Any corporation or association into which either the Trustee may be merged or converted or with which it may be consolidated or any corporation or association resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation or association succeeding to the business of the Trustee shall be the successor of the Trustee hereunder; provided such corporation or association shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

SECTION 8.10.	Appointment of Co-Trustee or Separate Trustee.

Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of REMIC I or property securing the same may at the time be located, the Trustee shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee and the NIMS Insurer to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of REMIC I, and to vest in such Person or Persons, in such capacity, such title to REMIC I, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable. Any such co-trustee or separate trustee shall be subject to the written approval of the NIMS Insurer. If the NIMS Insurer shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.

In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10 all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed by the Trustee (whether as Trustee hereunder or as successor to a defaulting Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to REMIC I or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trust conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee, or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee and a copy thereof given to the NIMS Insurer.

Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee or co-trustee.

SECTION 8.11.	Appointment of Office or Agency.

The Trustee will appoint an office or agency in the City of St. Paul, Minnesota where the Certificates may be surrendered for registration of transfer or exchange, and presented for final distribution, and where notices and demands to or upon the Trustee in respect of the Certificates and this Agreement may be served.

SECTION 8.12.	Representations and Warranties.

The Trustee hereby represents and warrants to the Servicer and the Depositor, as of the Closing Date, that:

(i)    It is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.

(ii)  The execution and delivery of this Agreement by it, and the performance and compliance with the terms of this Agreement by it, will not violate its articles of association or bylaws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets.

(iii) It has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv) This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of it, enforceable against it in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(v)   It is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in its good faith and reasonable judgment, is likely to affect materially and adversely either the ability of it to perform its obligations under this Agreement or its financial condition.

(vi) No litigation is pending or, to the best of its knowledge, threatened against it, which would prohibit it from entering into this Agreement or, in its good faith reasonable judgment, is likely to materially and adversely affect either the ability of it to perform its obligations under this Agreement or its financial condition.

ARTICLE IX

TERMINATION

SECTION 9.01.	Termination Upon Repurchase or Liquidation of All Mortgage Loans.

(a)          Subject to Section 9.02, the respective obligations and responsibilities under this Agreement of the Depositor, the Servicer and the Trustee (other than the indemnification obligations of the Servicer pursuant to Section 6.03 and of the Servicer to make remittances to the Trustee and the Trustee to make payments in respect of the REMIC I Regular Interests and the Classes of Certificates as hereinafter set forth) shall terminate upon payment to the Certificateholders and the deposit of all amounts held by or on behalf of the Trustee and required hereunder to be so paid or deposited on the Distribution Date coinciding with or following the earlier to occur of (i) the purchase by the Terminator (as defined below) on a servicing retained basis of all Mortgage Loans and each REO Property remaining in REMIC I and (ii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in REMIC I; provided, however, that in no event shall the trust created hereby continue beyond the earlier of (a) the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James, living on the date hereof or (b) the Latest Possible Maturity Date as defined in the Preliminary Statement. Subject to Section 3.10 hereof, the purchase by the Terminator of all Mortgage Loans and each REO Property remaining in REMIC I shall be at a price (the “Termination Price”) equal to the greater of (i) the Stated Principal Balance of the Mortgage Loans and the appraised value of any REO Properties, such appraisal to be conducted by an Independent appraiser mutually agreed upon by the Terminator and the Trustee in their reasonable discretion and (ii) the fair market value of all of the assets of REMIC I (as determined by the Terminator and the Trustee, as of the close of business on the third Business Day next preceding the date upon which notice of any such termination is furnished to Certificateholders pursuant to the third paragraph of this Section 9.01) in each case, plus accrued and unpaid interest thereon at the weighted average of the Mortgage Rates through the end of the Due Period preceding the final Distribution Date, plus unreimbursed Advances, Servicing Advances, any unpaid Servicing Fees and Trustee Fees allocable to such Mortgage Loans and REO Properties, any accrued and unpaid Net WAC Rate Carryover Amount and any Swap Termination Payment payable to the Swap Provider then remaining unpaid or which is due to the exercise of such option; provided, however, such option may only be exercised if (i) the Termination Price is sufficient to pay all interest accrued on, as well as amounts necessary to retire the principal balance of, each class of notes issued pursuant to the Indenture and any remaining amounts owed to the trustee under the Indenture and the NIMS Insurer on the date such notes are retired and (ii) the fair market value of the Mortgage Loans and REO Properties determined as described above is at least equal to the Stated Principal Balance of the Mortgage Loans (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and the appraised value of the REO Properties.

(b)          The majority holder of the Class CE Certificates (so long as such holder is not the Seller or an affiliate of the Seller) or if such majority holder fails to exercise such right, the Servicer (or if the Servicer fails to exercise such right, the NIMS Insurer) shall have the right (the party exercising such right, the “Terminator”), to purchase all of the Mortgage Loans and each REO Property remaining in REMIC I pursuant to clause (i) of the preceding paragraph no later than the Determination Date in the month immediately preceding the Distribution Date on which the Certificates will be retired; provided, however, that the Terminator may elect to purchase all of the Mortgage Loans and each REO Property remaining in REMIC I pursuant to clause (i) above only if the aggregate Stated Principal Balance of the Mortgage Loans and each REO Property remaining in the Trust Fund at the time of such election is reduced to less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date. By acceptance of the Residual Certificates, the Holder of the Residual Certificates agrees for so long as any notes insured by the NIMS Insurer and secured by all or a portion of the Class CE, Class P or Class R Certificates are outstanding, in connection with any termination hereunder, to assign and transfer any amounts in excess of par, and to the extent received in respect of such termination, to pay any such amounts to the Holders of the Class CE Certificates.

(c)          Notice of the liquidation of the Certificates shall be given promptly by the Trustee by letter to Certificateholders and the NIMS Insurer mailed (a) in the event such notice is given in connection with the purchase of the Mortgage Loans and each REO Property by the Terminator, not earlier than the 10th day and not later than the 20th day of the month next preceding the month of the final distribution on the Certificates or (b) otherwise during the month of such final distribution on or before the Determination Date in such month, in each case specifying (i) the Distribution Date upon which the Trust Fund will terminate and the final payment in respect of the REMIC I Regular Interests and the Certificates will be made upon presentation and surrender of the related Certificates at the office of the Trustee therein designated, (ii) the amount of any such final payment, (iii) that no interest shall accrue in respect of the REMIC I Regular Interests or the Certificates from and after the Accrual Period relating to the final Distribution Date therefor and (iv) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the office of the Trustee. In the event such notice is given in connection with the purchase of all of the Mortgage Loans and each REO Property remaining in REMIC I by the Terminator, the Terminator shall deliver to the Trustee for deposit in the Distribution Account not later than the last Business Day of the month next preceding the month of the final distribution on the Certificates an amount in immediately available funds equal to the Termination Price. The Trustee shall remit to the Servicer from such funds deposited in the Distribution Account (i) any amounts which the Servicer would be permitted to withdraw and retain from the Collection Account pursuant to Section 3.11 and (ii) any other amounts otherwise payable by the Trustee to the Servicer from amounts on deposit in the Distribution Account pursuant to the terms of this Agreement, in each case prior to making any final distributions pursuant to Section 10.01(d) below. Upon certification to the Trustee by the Terminator of the making of such final deposit, the Trustee shall promptly release to the Terminator the Mortgage Files for the remaining Mortgage Loans, and the Trustee shall execute all assignments, endorsements and other instruments necessary to effectuate such transfer.

(d)          Upon presentation of the Certificates by the Certificateholders on the final Distribution Date, the Trustee shall distribute to each Certificateholder so presenting and surrendering its Certificates the amount otherwise distributable on such Distribution Date in accordance with Section 4.01 in respect of the Certificates so presented and surrendered. Any funds not distributed to any Holder or Holders of Certificates being retired on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust and credited to the account of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto.  If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee shall, directly or through an agent, mail a final notice to the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining the funds in trust and of contacting such Certificateholders shall be paid out of the assets remaining in the Trust Fund. If within one year after the final notice any such Certificates shall not have been surrendered for cancellation, the Trustee shall pay to UBS Securities LLC, all such amounts, and all rights of non-tendering Certificateholders in or to such amounts shall thereupon cease. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Trustee as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 9.01. Any such amounts held in trust by the Trustee shall be held in an Eligible Account and the Trustee may direct any depository institution maintaining such account to invest the funds in one or more Permitted Investments. All income and gain realized from the investment of funds deposited in such accounts held in trust by the Trustee shall be for the benefit of the Trustee; provided, however, that the Trustee shall deposit in such account the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such accounts immediately upon the realization of such loss.

Immediately following the deposit of funds in trust hereunder in respect of the Certificates, the Trust Fund shall terminate.

SECTION 9.02.	Additional Termination Requirements.

(a)          In the event that the Terminator purchases all the Mortgage Loans and each REO Property or the final payment on or other liquidation of the last Mortgage Loan or REO Property remaining in REMIC I pursuant to Section 9.01, the Trust Fund shall be terminated in accordance with the following additional requirements, unless the Trustee and the Servicer have received an Opinion of Counsel, which Opinion of Counsel shall be at the expense of the Terminator (or in connection with a termination resulting from the final payment on or other liquidation of the last Mortgage Loan or REO Property remaining in REMIC I, which Opinion of Counsel shall be at the expense of the person seeking nonadherence to the following additional requirements but which in no event shall be at the expense of the Trust Fund or, unless it is the person seeking nonadherence to the following additional requirements, the Servicer or the Trustee), to the effect that the failure of REMIC I to comply with such additional requirements of this Section 9.02 will not (A) result in the imposition on the Trust Fund of taxes on “prohibited transactions,” as described in Section 860F of the Code, or (B) cause REMIC I to fail to qualify as a REMIC at any time that any Certificate is outstanding:

(i)           The Trustee shall specify the first day in the 90-day liquidation period in a statement attached to each Trust REMIC’s final Tax Return pursuant to Treasury regulation Section 1.860F-1 and shall satisfy all requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder, as evidenced by an Opinion of Counsel obtained at the expense of the Terminator;

(ii)          During such 90-day liquidation period and, at or prior to the time of making of the final payment on the Certificates, the Trustee shall sell all of the assets of REMIC I to the Terminator for cash; and

(iii)        At the time of the making of the final payment on the Certificates, the Trustee shall distribute or credit, or cause to be distributed or credited, to the Holders of the Residual Certificates all cash on hand in the Trust Fund (other than cash retained to meet claims), and the Trust Fund shall terminate at that time.

(b)          At the expense of the Terminator, the Depositor shall prepare or cause to be prepared the documentation required in connection with the adoption of a plan of liquidation of each Trust REMIC pursuant to this Section 9.02.

(c)          By their acceptance of Certificates, the Holders thereof hereby agree to authorize the Trustee to specify the 90-day liquidation period for each Trust REMIC, which authorization shall be binding upon all successor Certificateholders.

ARTICLE X

REMIC PROVISIONS

SECTION 10.01.	REMIC Administration.

(a)          The Trustee shall elect to treat each Trust REMIC as a REMIC under the Code and, if necessary, under applicable state law. Each such election will be made by the Trustee on Form 1066 or other appropriate federal tax or information return or any appropriate state return for the taxable year ending on the last day of the calendar year in which the Certificates are issued.  For the purposes of the REMIC election in respect of REMIC I, the REMIC I Regular Interests shall be designated as the Regular Interests in REMIC I and the Class R-I Interest shall be designated as the Residual Interest in REMIC I. The REMIC II Regular Interests shall be designated as the Regular Interests in REMIC II and the Class R-II Interest shall be designated as the Residual Interest in REMIC II. The Class A Certificates, the Mezzanine Certificates, the Swap-IO Interest, the Class CE Interest and the Class P Interest shall be designated as the Regular Interests in REMIC III and the Class R-III Interest shall be designated as the Residual Interest in REMIC III. The CE Certificates shall be designated as the Regular Interests in REMIC IV and the Class R-IV Interest shall be designated as the Residual Interest in REMIC IV. The P Certificates shall be designated as the Regular Interests in REMIC V and the Class R-V Interest shall be designated as the Residual Interest in REMIC V. REMIC VI Regular Interest SWAP-IO shall be designated as the Regular Interest in REMIC VI and the Class R-VI Interest shall be designated as the Residual Interest in REMIC VI. The Trustee shall not permit the creation of any “interests” in any Trust REMIC (within the meaning of Section 860G of the Code) other than the REMIC I Regular Interests, the REMIC II Regular Interests, the Class CE Interest, the Class P Interest, the Swap-IO Interest and the interests represented by the Certificates.

(b)          The Closing Date is hereby designated as the “Startup Day” of each Trust REMIC within the meaning of Section 860G(a)(9) of the Code.

(c)          The Trustee shall be reimbursed for any and all expenses relating to any tax audit of the Trust Fund (including, but not limited to, any professional fees or any administrative or judicial proceedings with respect to any Trust REMIC that involve the Internal Revenue Service or state tax authorities), including the expense of obtaining any tax related Opinion of Counsel except as specified herein. The Trustee, as agent for each Trust REMIC’s tax matters person shall (i) act on behalf of the Trust Fund in relation to any tax matter or controversy involving any Trust REMIC and (ii) represent the Trust Fund in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority with respect thereto. The holder of the largest Percentage Interest of the Residual Certificates shall be designated, in the manner provided under Treasury Regulations Section 1.860F-4(d) and Treasury Regulations Section 301.6231(a)(7)-1, as the tax matters person of the related REMIC created hereunder. By their acceptance thereof, the holder of the largest Percentage Interest of the Residual Certificates hereby agrees to irrevocably appoint the Trustee or an Affiliate as its agent to perform all of the duties of the tax matters person for the Trust Fund.

(d)          The Trustee shall prepare, sign and file all of the Tax Returns (including Form 8811, which must be filed within 30 days following the Closing Date) in respect of each Trust REMIC. The expenses of preparing and filing such returns shall be borne by the Trustee without any right of reimbursement therefor.

(e)          The Trustee shall perform on behalf of each Trust REMIC all reporting and other tax compliance duties that are the responsibility of such REMIC under the Code, the REMIC Provisions or other compliance guidance issued by the Internal Revenue Service or any state or local taxing authority. Among its other duties, as required by the Code, the REMIC Provisions or other such compliance guidance, the Trustee shall provide (i) to any Transferor of a Residual Certificate such information as is necessary for the application of any tax relating to the transfer of a Residual Certificate to any Person who is not a Permitted Transferee, (ii) to the Certificateholders such information or reports as are required by the Code or the REMIC Provisions including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption as required) and (iii) to the Internal Revenue Service the name, title, address and telephone number of the person who will serve as the representative of each Trust REMIC. The Depositor shall provide or cause to be provided to the Trustee, within ten (10) days after the Closing Date, all information or data that the Trustee reasonably determines to be relevant for tax purposes as to the valuations and issue prices of the Certificates, including, without limitation, the price, yield, prepayment assumption and projected cash flow of the Certificates.

(f)           The Trustee shall take such action and shall cause each Trust REMIC to take such action as shall be necessary to create or maintain the status thereof as a REMIC under the REMIC Provisions. The Trustee shall not take any action or cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of any Trust REMIC as a REMIC or (ii) result in the imposition of a tax upon the Trust Fund (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) (either such event, an “Adverse REMIC Event”) unless the Trustee and the NIMS Insurer has received an Opinion of Counsel, addressed to the Trustee (at the expense of the party seeking to take such action but in no event at the expense of the Trustee) to the effect that the contemplated action will not, with respect to any Trust REMIC, endanger such status or result in the imposition of such a tax, nor shall the Servicer take or fail to take any action (whether or not authorized hereunder) as to which the Trustee and the NIMS Insurer has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action; provided that the Servicer may conclusively rely on such Opinion of Counsel and shall incur no liability for its action or failure to act in accordance with such Opinion of Counsel. In addition, prior to taking any action with respect to any Trust REMIC or the respective assets of each, or causing any Trust REMIC to take any action, which is not contemplated under the terms of this Agreement, the Servicer will consult with the Trustee, the NIMS Insurer or its designee, in writing, with respect to whether such action could cause an Adverse REMIC Event to occur with respect to any Trust REMIC and the Servicer shall not take any such action or cause any Trust REMIC to take any such action as to which the Trustee or the NIMS Insurer has advised it in writing that an Adverse REMIC Event could occur; provided that the Servicer may conclusively rely on such writing and shall incur no liability for its action or failure to act in accordance with such writing. The Trustee or the NIMS Insurer may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not permitted by this Agreement, but in no event shall such cost be an expense of the Trustee. At all times as may be required by the Code, the Trustee will ensure that substantially all of the assets of REMIC I will consist of “qualified mortgages” as defined in Section 860G(a)(3) of the Code and “permitted investments” as defined in Section 860G(a)(5) of the Code, to the extent such obligations are within the Trustee’s control and not otherwise inconsistent with the terms of this Agreement.

(g)          In the event that any tax is imposed on “prohibited transactions” of any REMIC created hereunder as defined in Section 860F(a)(2) of the Code, on the “net income from foreclosure property” of such REMIC as defined in Section 860G(c) of the Code, on any contributions to any such REMIC after the Startup Day therefor pursuant to Section 860G(d) of the Code, or any other tax is imposed by the Code or any applicable provisions of state or local tax laws, such tax shall be charged (i) to the Trustee pursuant to Section 10.03 hereof, if such tax arises out of or results from a breach by the Trustee of any of its obligations under this Article X, (ii) to the Servicer pursuant to Section 10.03 hereof, if such tax arises out of or results from a breach by the Servicer of any of its obligations under Article III or this Article X, or (iii) against amounts on deposit in the Distribution Account and shall be paid by withdrawal therefrom.

(h)          On or before April 15th of each calendar year, commencing April 15, 2006, the Trustee shall deliver to each Rating Agency and the NIMS Insurer an Officer’s Certificate of the Trustee stating the Trustee’s compliance with this Article X (without regard to any action taken by any party other than the Trustee).

(i)           The Trustee shall, for federal income tax purposes, maintain books and records with respect to each Trust REMIC on a calendar year and on an accrual basis.

(j)           Following the Startup Day, neither the Servicer nor the Trustee shall accept any contributions of assets to any Trust REMIC other than in connection with any Qualified Substitute Mortgage Loan delivered in accordance with Section 2.03 unless it shall have received an Opinion of Counsel to the effect that the inclusion of such assets in the Trust Fund will not cause the related REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or subject such REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

(k)          Neither the Trustee nor the Servicer shall enter into any arrangement by which any Trust REMIC will receive a fee or other compensation for services nor permit either REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

SECTION 10.02.	Prohibited Transactions and Activities.

None of the Depositor, the Servicer or the Trustee shall sell, dispose of or substitute for any of the Mortgage Loans (except in connection with (i) the foreclosure of a

Mortgage Loan, including but not limited to, the acquisition or sale of a Mortgaged Property acquired by deed in lieu of foreclosure, (ii) the bankruptcy of REMIC I, (iii) the termination of REMIC I pursuant to Article IX of this Agreement, (iv) a substitution pursuant to Article II of this Agreement or (v) a purchase of Mortgage Loans pursuant to Article II or III of this Agreement), nor acquire any assets for any Trust REMIC (other than REO Property acquired in respect of a defaulted Mortgage Loan), nor sell or dispose of any investments in the Collection Account or the Distribution Account for gain, nor accept any contributions to any Trust REMIC after the Closing Date (other than a Qualified Substitute Mortgage Loan delivered in accordance with Section 2.03), unless it has received an Opinion of Counsel, addressed to the Trustee and the NIMS Insurer (at the expense of the party seeking to cause such sale, disposition, substitution, acquisition or contribution but in no event at the expense of the Trustee) that such sale, disposition, substitution, acquisition or contribution will not (a) affect adversely the status of any Trust REMIC as a REMIC or (b) cause any Trust REMIC to be subject to a tax on “prohibited transactions” or “contributions” pursuant to the REMIC Provisions.

SECTION 10.03.	Servicer and Trustee Indemnification.

(a)          In the event that any Trust REMIC fails to qualify as a REMIC, loses its status as a REMIC, or incurs federal, state or local taxes as a result of a prohibited transaction or prohibited contribution under the REMIC Provisions due to (i) the negligent performance by the Trustee of its duties and obligations set forth herein or (ii) any state, local or franchise taxes imposed upon the Trust Fund as a result of the location of the Trustee or any co-trustee, the Trustee shall indemnify the NIMS Insurer, the Servicer and the Trust Fund against any and all Losses resulting from such negligence, including, without limitation, any reasonable attorneys’ fees imposed on or incurred as a result of a breach of the Trustee’s or any co-trustee’s covenants; provided, however, that the Trustee shall not be liable for any such Losses attributable to the action or inaction of the Servicer, the Depositor or the Holder of such Residual Certificate, as applicable, nor for any such Losses resulting from misinformation provided by the Holder of such Residual Certificate on which the Trustee has relied. The foregoing shall not be deemed to limit or restrict the rights and remedies of the Holder of such Residual Certificate now or hereafter existing at law or in equity. Notwithstanding the foregoing, however, in no event shall the Trustee have any liability (1) for any action or omission that is taken in accordance with and in compliance with the express terms of, or which is expressly permitted by the terms of, this Agreement, (2) for any Losses other than arising out of a negligent performance by the Trustee of its duties and obligations set forth herein, and (3) for any special or consequential damages to Certificateholders (in addition to payment of principal and interest on the Certificates).

(b)          In the event that any Trust REMIC fails to qualify as a REMIC, loses its status as a REMIC, or incurs federal, state or local taxes as a result of a prohibited transaction or prohibited contribution under the REMIC Provisions due to (i) the negligent performance by the Servicer of its duties and obligations set forth herein or (ii) any state, local or franchise taxes imposed upon the Trust Fund as a result of the location of the Servicer or any sub-servicer, the Servicer shall indemnify the NIMS Insurer, the Trustee and the Trust Fund against any and all losses, claims, damages, liabilities or expenses (“Losses”) resulting from such negligence, including, without limitation, any reasonable attorneys’ fees imposed on or incurred as a result of a breach of the Servicer’s or any sub-servicer’s covenants; provided, however, that the Servicer shall not be liable for any such Losses attributable to the action or inaction of the Trustee, the Depositor or the Holder of such Residual Certificate, as applicable, nor for any such Losses resulting from misinformation provided by the Holder of such Residual Certificate on which the Servicer has relied. The foregoing shall not be deemed to limit or restrict the rights and remedies of the Holder of such Residual Certificate now or hereafter existing at law or in equity. Notwithstanding the foregoing, however, in no event shall the Servicer have any liability (1) for any action or omission that is taken in accordance with and in compliance with the express terms of, or which is expressly permitted by the terms of, this Agreement, (2) for any Losses other than arising out of a negligent performance by the Servicer of its duties and obligations set forth herein, and (3) for any special or consequential damages to Certificateholders (in addition to payment of principal and interest on the Certificates).

ARTICLE XI

MISCELLANEOUS PROVISIONS

SECTION 11.01.	Amendment.

This Agreement may be amended from time to time by the Depositor, the Servicer and the Trustee with the consent of the NIMS Insurer and without the consent of any of the Certificateholders, (i) to cure any ambiguity or defect, (ii) to correct, modify or supplement any provisions herein (including to give effect to the expectations of Certificateholders), or (iii) to make any other provisions with respect to matters or questions arising under this Agreement which shall not be inconsistent with the provisions of this Agreement; provided that such action shall not adversely affect in any material respect the interests of any Certificateholder as evidenced by either (i) an Opinion of Counsel delivered to the Servicer, the Trustee and the NIMS Insurer or (ii) confirmation from the Rating Agencies, delivered to the Servicer, the Trustee and the NIMS Insurer, that such amendment will not result in the reduction or withdrawal of the rating of any outstanding Class of Certificates. No amendment shall be deemed to adversely affect in any material respect the interests of any Certificateholder who shall have consented thereto, and no Opinion of Counsel shall be required to address the effect of any such amendment on any such consenting Certificateholder.

This Agreement may also be amended from time to time by the Depositor, the Servicer, the NIMS Insurer and the Trustee with the consent of the NIMS Insurer and the Holders of Certificates entitled to at least 66% of the Voting Rights for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Swap Provider or Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Swap Provider or Holders of any Class of Certificates (as evidenced by either (i) an Opinion of Counsel delivered to the Trustee and the NIMS Insurer or (ii) confirmation from the Rating Agencies, delivered to the Servicer, the Trustee and the NIMS Insurer, that such action will not result in the reduction or withdrawal of the rating of any outstanding Class of Certificates) in a manner, other than as described in (i), or (iii) modify the consents required by the immediately preceding clauses (i) and (ii) without the consent of the Holders of all Certificates then outstanding. Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 11.01, Certificates registered in the name of the Depositor or the Servicer or any Affiliate thereof shall be entitled to Voting Rights with respect to matters affecting such Certificates.

Notwithstanding any contrary provision of this Agreement, neither the Trustee nor the NIMS Insurer shall consent to any amendment to this Agreement unless it shall have first received an Opinion of Counsel satisfactory to the NIMS Insurer to the effect that such amendment will not result in the imposition of any tax on any Trust REMIC pursuant to the REMIC Provisions or cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding.

Notwithstanding any of the other provisions of this Section 11.01, none of the Depositor, the Servicer or the Trustee shall enter into any amendment to Section 4.08 or Section 11.10 of this Agreement without the prior written consent of the Swap Provider.

Promptly after the execution of any such amendment the Trustee shall furnish a copy of such amendment to each Certificateholder and make available to each Certificateholder and the NIMS Insurer.

It shall not be necessary for the consent of Certificateholders under this Section 11.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

The cost of any Opinion of Counsel to be delivered pursuant to this Section 11.01 shall be borne by the Person seeking the related amendment, but in no event shall such Opinion of Counsel be an expense of the Trustee.

The Trustee may, but shall not be obligated to enter into any amendment pursuant to this Section that affects its rights, duties and immunities under this Agreement or otherwise.

SECTION 11.02.	Recordation of Agreement; Counterparts.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at the expense of the Certificateholders, but only upon direction of the Trustee accompanied by an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

SECTION 11.03.	Limitation on Rights of Certificateholders.

The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust, nor entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of any of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Trustee a written notice of default and of the continuance thereof, as hereinbefore provided, and unless also the Holders of Certificates entitled to at least 25% of the Voting Rights shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 15 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

SECTION 11.04.	Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

SECTION 11.05.	Notices.

All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given when received if personally delivered at or mailed by first class mail, postage prepaid, or by express delivery service or delivered in any other manner specified herein, to (a) in the case of the Depositor, 1285 Avenue of the Americas, New York, New York 10019, Attention: Glenn McIntyre (telecopy number (212) 713-2080), or such other address or telecopy number as may hereafter be furnished to the Servicer, the NIMS Insurer and the Trustee in writing by the Depositor, (b) in the case of the Servicer, 400 Countrywide Way, Simi Valley, California, facsimile number (805) 520-5623, Attention:  Mark Wong, or such other address or telecopy number as may hereafter be furnished to the Depositor and the Trustee in writing by the Servicer, (c) in the case of the Trustee, 60 Livingston Avenue, EP-MN-WS3D, St. Paul, Minnesota 55107, Attention: Structured Finance/MASTR 2005-FF7 (telecopy number (651) 495-8090), or such other address or telecopy number as may hereafter be furnished to the Depositor, the NIMS Insurer, the Trustee and the Servicer in writing by the Trustee, or such other address or telecopy number as may hereafter be furnished to the Servicer, the NIMS

Insurer and the Depositor in writing by the Trustee and (d) in the case of the NIMS Insurer, if any, as applicable, (i) Radian Insurance Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103, Attention: General Counsel and/or (ii) Financial Security Assurance Inc., 350 Park Avenue, New York, New York 10022, Attn: Transaction Oversight, or such other address or telecopy number as may hereafter be furnished to the Servicer, the Depositor and the Trustee in writing by the NIMS Insurer. Any notice required or permitted to be given to a Certificateholder shall be given by first class mail, postage prepaid, at the address of such Holder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given when mailed, whether or not the Certificateholder receives such notice. A copy of any notice required to be telecopied hereunder also shall be mailed to the appropriate party in the manner set forth above.

SECTION 11.06.	Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

SECTION 11.07.	Notice to Rating Agencies and the NIMS Insurer.

The Trustee shall use its best efforts promptly to provide notice to the Rating Agencies and the NIMS Insurer with respect to each of the following of which it has actual knowledge:

1.	Any material change or amendment to this Agreement;

2.            The occurrence of any Servicer Event of Default that has not been cured or waived;

3.	The resignation or termination of the Servicer or the Trustee;

4.            The repurchase or substitution of Mortgage Loans pursuant to or as contemplated by Section 2.03;

5.	The final payment to the Holders of any Class of Certificates;

6.            Any change in the location of the Collection Account or the Distribution Account;

7.            Any event that would result in the inability of the Trustee to make advances regarding delinquent Mortgage Loans; and

8.            The filing of any claim under any Servicer’s blanket bond and errors and omissions insurance policy required by Section 3.14 or the cancellation or material modification of coverage under any such instrument.

In addition, the Trustee shall promptly make available to each Rating Agency and the NIMS Insurer copies of each report to Certificateholders described in Section 4.02 and copies of the following:

1.	Each annual statement as to compliance described in Section 3.20; and

2.            Each annual independent public accountants’ servicing report described in Section 3.21.

Any such notice pursuant to this Section 11.07 shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by first class mail, postage prepaid, or by express delivery service to Moody’s Investors Service Inc., 99 Church Street, New York, New York 10004, Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., 55 Water Street, New York, New York 10041, and Fitch Ratings, One State Street Plaza, New York, New York 10004 or such other addresses as the Rating Agencies may designate in writing to the parties hereto.

SECTION 11.08.	Article and Section References.

All article and section references used in this Agreement, unless otherwise provided, are to articles and sections in this Agreement.

SECTION 11.09.	Grant of Security Interest.

It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by the Depositor to the Trustee, be, and be construed as, a sale of the Mortgage Loans by the Depositor and not a pledge of the Mortgage Loans to secure a debt or other obligation of the Depositor. However, in the event that, notwithstanding the aforementioned intent of the parties, the Mortgage Loans are held to be property of the Depositor, then, (a) it is the express intent of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Depositor to the Trustee to secure a debt or other obligation of the Depositor and (b)(1) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the Uniform Commercial Code as in effect from time to time in the State of New York; (2) the conveyance provided for in Section 2.01 hereof shall be deemed to be a grant by the Depositor to the Trustee of a security interest in all of the Depositor’s right, title and interest in and to the Mortgage Loans and all amounts payable to the holders of the Mortgage Loans and the Swap Provider in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including without limitation all amounts, other than investment earnings, from time to time held or invested in the Collection Account and the Distribution Account, whether in the form of cash, instruments, securities or other property; (3) the obligations secured by such security agreement shall be deemed to be all of the Depositor’s obligations under this Agreement, including the obligation to provide to the Certificateholders and the Swap Provider the benefits of this Agreement relating to the Mortgage Loans and the Trust Fund; and (4) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. Accordingly, the Depositor hereby grants to the Trustee a security interest in the Mortgage Loans and all other property described in clause (2) of the preceding sentence, for the purpose of securing to the Trustee the performance by the Depositor of the obligations described in clause (3) of the preceding sentence. Notwithstanding the foregoing, the parties hereto intend the conveyance pursuant to Section 2.01 to be a true, absolute and unconditional sale of the Mortgage Loans and assets constituting the Trust Fund by the Depositor to the Trustee.

SECTION 11.10.	Third Party Rights.

Each of the NIMS Insurer and the Swap Provider shall be deemed a third-party beneficiary of this Agreement to the same extent as if it were a party hereto, and shall have the right to enforce the provisions of this Agreement.

IN WITNESS WHEREOF, the Depositor, the Servicer and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.,

as Depositor

By:                   /s/ Vadim Khoper

Name:	Vadim Khoper
Title:	Associate Director

By:                   /s/ Glenn McIntyre

Name:	Glenn McIntyre
Title:	Director

COUNTRYWIDE HOME LOANS SERVICING LP

as Servicer

By: COUNTRYWIDE GP, INC., its general partner

By:        /s/ Jordan Cohen

Name:	Jordan Cohen
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:       /s/ Shannon Rantz

Name:	Shannon Rantz
Title:	Vice President

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the ___th day of August 2005, before me, a notary public in and for said State, personally appeared ______________, known to me to be a _____________ and ____________, known to me to be a ____________ of Mortgage Asset Securitization Transactions, Inc., one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF                           )

) ss.:
COUNTY OF	)

On the ___th day of August 2005, before me, a notary public in and for said State, personally appeared Richard Delgado, known to me to be ________________ of Countrywide Home Loans Servicing LP, one of the limited partnerships that executed the within instrument, and also known to me to be the person who executed it on behalf of said federally chartered savings bank, and acknowledged to me that such a federally chartered savings bank executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF MINNESOTA                  )

)ss.:

COUNTY OF RAMSEY	)

On the ___th day of August 2005, before me, a notary public in and for said State, personally appeared ______________, known to me to be a Vice President of U.S. Bank National Association, one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

EXHIBIT A-1

FORM OF CLASS A-1 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED (THE “CODE”).

Series: 2005-FF7 Pass-Through Rate: Variable Cut-off Date and date of Pooling and Servicing Agreement: August 1, 2005 First Distribution Date: September 26, 2005 No. 1

Aggregate Certificate Principal Balance of the Class A-1 Certificates as of the Issue Date: $317,248,000.00

Denomination: $317,248,000.00

Servicer: Countrywide Home Loans Servicing LP

Trustee: U.S. Bank National Association

Issue Date: August 26, 2005

CUSIP: 32027N UF 6

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

MORTGAGE LOAN ASSET-BACKED CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC., THE SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class A-1 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class A-1 Certificates in a REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Mortgage Asset Securitization Transactions, Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class A-1 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class A-1 Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class A-1 Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

The Pass-Through Rate applicable to the calculation of interest payable with respect to this Certificate on any Distribution Date shall equal a rate per annum equal to the lesser of (i) the related Formula Rate for such Distribution Date and (ii) the related Net WAC Rate for such Distribution Date.

This Certificate is one of a duly authorized issue of Certificates designated as Mortgage Loan Asset-Backed Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trustee and any agent of the Depositor, the Servicer and the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August __, 2005

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee for the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By:________________________________ Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:________________________________

                   Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian

TEN ENT - as tenants by the entireties                                           (Cust) (Minor) under Uniform Gifts

JT TEN - as joint tenants with right	to Minors Act
if survivorship and not as	_______________
tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

.

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Mortgage Loan Asset-Backed Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trustee to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated: _________________

______________________________

Signature by or on behalf of assignor

______________________________

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-2

FORM OF CLASS A-2 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED (THE “CODE”).

Series: 2005-FF7 Pass-Through Rate: Variable Cut-off Date and date of Pooling and Servicing Agreement: August 1, 2005 First Distribution Date: September 26, 2005 No. 1

Aggregate Certificate Principal Balance of the Class A-2 Certificates as of the Issue Date: $209,940,000.00

Denomination: $209,940,000.00

Servicer: Countrywide Home Loans Servicing LP

Trustee: U.S. Bank National Association

Issue Date: August 26, 2005

CUSIP: 32027N UG 4

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

MORTGAGE LOAN ASSET-BACKED CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC., THE SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class A-2 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class A-2 Certificates in a REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Mortgage Asset Securitization Transactions, Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class A-2 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class A-2 Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class A-2 Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

The Pass-Through Rate applicable to the calculation of interest payable with respect to this Certificate on any Distribution Date shall equal a rate per annum equal to the lesser of (i) the related Formula Rate for such Distribution Date and (ii) the related Net WAC Rate for such Distribution Date.

This Certificate is one of a duly authorized issue of Certificates designated as Mortgage Loan Asset-Backed Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer and the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August ___, 2005

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee for the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By:_________________________________

 Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:_________________________________

Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties JT TEN - as joint tenants with right	(Cust) (Minor) under Uniform Gifts to Minors Act
if survivorship and not as	_______________
tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

.

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Mortgage Loan Asset-Backed Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trustee to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated: ____________

______________________________

Signature by or on behalf of assignor

______________________________

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-3

FORM OF CLASS A-3 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED (THE “CODE”).

Series: 2005-FF7 Pass-Through Rate: Variable Cut-off Date and date of Pooling and Servicing Agreement: August 1, 2005 First Distribution Date: September 26, 2005 No. 1

Aggregate Certificate Principal Balance of the Class A-3 Certificates as of the Issue Date: $71,000,000.00

Denomination: $71,000,000.00

Servicer: Countrywide Home Loans Servicing LP

Trustee: U.S. Bank National Association

Issue Date: August 26, 2005

CUSIP: 32027N UH 2

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

MORTGAGE LOAN ASSET-BACKED CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC., THE SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class A-3 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class A-3 Certificates in a REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Mortgage Asset Securitization Transactions, Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class A-3 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class A-3 Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class A Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

The Pass-Through Rate applicable to the calculation of interest payable with respect to this Certificate on any Distribution Date shall equal a rate per annum equal to the lesser of (i) the related Formula Rate for such Distribution Date and (ii) the related Net WAC Rate for such Distribution Date.

This Certificate is one of a duly authorized issue of Certificates designated as Mortgage Loan Asset-Backed Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August __, 2005

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee for the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By:_________________________________

           Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:_________________________________

           Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts
JT TEN - as joint tenants with right	to Minors Act
if survivorship and not as	_______________
tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

.

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Mortgage Loan Asset-Backed Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trustee to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated: __________

______________________________

Signature by or on behalf of assignor

______________________________

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-4

FORM OF CLASS A-4 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED (THE “CODE”).

Series: 2005-FF7 Pass-Through Rate: Variable Cut-off Date and date of Pooling and Servicing Agreement: August 1, 2005 First Distribution Date: September 26, 2005 No. 1

Aggregate Certificate Principal Balance of the Class A-4 Certificates as of the Issue Date: $82,500,000.00

Denomination: $82,500,000.00

Servicer: Countrywide Home Loans Servicing LP

Trustee: U.S. Bank National Association

Issue Date: August 26, 2005

CUSIP: 32027N UJ 8

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

MORTGAGE LOAN ASSET-BACKED CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC., THE SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class A-4 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class A-4 Certificates in a REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Mortgage Asset Securitization Transactions, Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class A-4 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class A-4 Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class A Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

The Pass-Through Rate applicable to the calculation of interest payable with respect to this Certificate on any Distribution Date shall equal a rate per annum equal to the lesser of (i) the related Formula Rate for such Distribution Date and (ii) the related Net WAC Rate for such Distribution Date.

This Certificate is one of a duly authorized issue of Certificates designated as Mortgage Loan Asset-Backed Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August __, 2005

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee for the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By:_________________________________

           Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:_________________________________

           Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts
JT TEN - as joint tenants with right	to Minors Act
if survivorship and not as	_______________
tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

.

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Mortgage Loan Asset-Backed Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trustee to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated: __________

______________________________

Signature by or on behalf of assignor

______________________________

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-5

FORM OF CLASS A-5 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED (THE “CODE”).

Series: 2005-FF7 Pass-Through Rate: Variable Cut-off Date and date of Pooling and Servicing Agreement: August 1, 2005 First Distribution Date: September 26, 2005 No. 1

Aggregate Certificate Principal Balance of the Class A-5 Certificates as of the Issue Date: $25,570,000.00

Denomination: $25,570,000.00

Servicer: Countrywide Home Loans Servicing LP

Trustee: U.S. Bank National Association

Issue Date: August 26, 2005

CUSIP: 32027N UK 5

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

MORTGAGE LOAN ASSET-BACKED CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC., THE SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class A-5 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class A-5 Certificates in a REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Mortgage Asset Securitization Transactions, Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class A-5 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class A-5 Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class A Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

The Pass-Through Rate applicable to the calculation of interest payable with respect to this Certificate on any Distribution Date shall equal a rate per annum equal to the lesser of (i) the related Formula Rate for such Distribution Date and (ii) the related Net WAC Rate for such Distribution Date.

This Certificate is one of a duly authorized issue of Certificates designated as Mortgage Loan Asset-Backed Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August __, 2005

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee for the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By:_________________________________

           Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:_________________________________

           Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right
if survivorship and not as	_______________
tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

.

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Mortgage Loan Asset-Backed Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trustee to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated: __________

______________________________

Signature by or on behalf of assignor

______________________________

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-6

FORM OF CLASS M-1 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series: 2005-FF7 Pass-Through Rate: Variable Cut-off Date and date of Pooling and Servicing Agreement: August 1, 2005 First Distribution Date: September 26, 2005 No. 1

Aggregate Certificate Principal Balance of the Class M-1 Certificates as of the Issue Date: $32,631,000.00

Denomination: $32,631,000.00

Servicer: Countrywide Home Loans Servicing LP

Trustee: U.S. Bank National Association

Issue Date: August 26, 2005

CUSIP: 32027N UL 3

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

MORTGAGE LOAN ASSET-BACKED CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC., THE SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-1 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-1 Certificates in a REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Mortgage Asset Securitization Transactions, Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-1 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class M-1 Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class M-1 Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

The Pass-Through Rate applicable to the calculation of interest payable with respect to this Certificate on any Distribution Date shall equal a rate per annum equal to the lesser of (i) the related Formula Rate for such Distribution Date and (ii) the related Net WAC Rate for such Distribution Date.

This Certificate is one of a duly authorized issue of Certificates designated as Mortgage Loan Asset-Backed Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using “Plan Assets” to acquire this Certificate shall be made except in accordance with Section 5.02(c) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August __, 2005

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee for the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By:________________________________

             Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:________________________________

             Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right
if survivorship and not as	_______________
tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

.

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Mortgage Loan Asset-Backed Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trustee to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated: ______________

______________________________

Signature by or on behalf of assignor

______________________________

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-7

FORM OF CLASS M-2 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES AND THE CLASS M-1 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series: 2005-FF7 Pass-Through Rate: Variable Cut-off Date and date of Pooling and Servicing Agreement: August 1, 2005 First Distribution Date: September 26, 2005 No. 1

Aggregate Certificate Principal Balance of the Class M-2 Certificates as of the Issue Date: $29,949,000.00

Denomination: $29,949,000.00

Servicer: Countrywide Home Loans Servicing LP

Trustee: U.S. Bank National Association

Issue Date: August 26, 2005

CUSIP: 32027N UM 1

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

MORTGAGE LOAN ASSET-BACKED CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC., THE SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-2 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-2 Certificates in a REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Mortgage Asset Securitization Transactions, Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-2 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class M-2 Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class M-2 Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

The Pass-Through Rate applicable to the calculation of interest payable with respect to this Certificate on any Distribution Date shall equal a rate per annum equal to the lesser of (i) the related Formula Rate for such Distribution Date and (ii) the related Net WAC Rate for such Distribution Date.

This Certificate is one of a duly authorized issue of Certificates designated as Mortgage Loan Asset-Backed Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using “Plan Assets” to acquire this Certificate shall be made except in accordance with Section 5.02(c) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August __, 2005

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee for the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By:_________________________________

               Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:________________________________

             Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right
if survivorship and not as	_______________
tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

.

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Mortgage Loan Asset-Backed Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trustee to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated: _________

______________________________

Signature by or on behalf of assignor

______________________________

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-8

FORM OF CLASS M-3 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS M-1 CERTIFICATES AND THE CLASS M-2 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series: 2005-FF7 Pass-Through Rate: Variable Cut-off Date and date of Pooling and Servicing Agreement: August 1, 2005 First Distribution Date: September 26, 2005 No. 1

Aggregate Certificate Principal Balance of the Class M-3 Certificates as of the Issue Date: $18,327,000.00

Denomination: $18,327,000.00

Servicer: Countrywide Home Loans Servicing LP

Trustee: U.S. Bank National Association

Issue Date: August 26, 2005

CUSIP: 32027N UN 9

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

MORTGAGE LOAN ASSET-BACKED CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC., THE SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-3 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-3 Certificates in a REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Mortgage Asset Securitization Transactions, Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-3 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class M-3 Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class M-3 Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

The Pass-Through Rate applicable to the calculation of interest payable with respect to this Certificate on any Distribution Date shall equal a rate per annum equal to the lesser of (i) the related Formula Rate for such Distribution Date and (ii) the related Net WAC Rate for such Distribution Date.

This Certificate is one of a duly authorized issue of Certificates designated as Mortgage Loan Asset-Backed Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using “Plan Assets” to acquire this Certificate shall be made except in accordance with Section 5.02(c) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August __, 2005

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee for the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By:_________________________________

           Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:_________________________________

           Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right
if survivorship and not as	_______________
tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

.

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Mortgage Loan Asset-Backed Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trustee to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated: _____________

______________________________

Signature by or on behalf of assignor

______________________________

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-9

FORM OF CLASS M-4 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES AND THE CLASS M-3 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series: 2005-FF7 Pass-Through Rate: Variable Cut-off Date and date of Pooling and Servicing Agreement: August 1, 2005 First Distribution Date: September 26, 2005 No. 1

Aggregate Certificate Principal Balance of the Class M-4 Certificates as of the Issue Date: $16,092,000.00

Denomination: $16,092,000.00

Servicer: Countrywide Home Loans Servicing LP

Trustee: U.S. Bank National Association

Issue Date: August 26, 2005

CUSIP: 32027N UP 4

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

MORTGAGE LOAN ASSET-BACKED CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC., THE SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-4 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-4 Certificates in a REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Mortgage Asset Securitization Transactions, Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-4 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class M-4 Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class M-4 Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

The Pass-Through Rate applicable to the calculation of interest payable with respect to this Certificate on any Distribution Date shall equal a rate per annum equal to the lesser of (i) the related Formula Rate for such Distribution Date and (ii) the related Net WAC Rate for such Distribution Date.

This Certificate is one of a duly authorized issue of Certificates designated as Mortgage Loan Asset-Backed Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using “Plan Assets” to acquire this Certificate shall be made except in accordance with Section 5.02(c) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August __, 2005

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee for the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By:________________________________

             Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:_________________________________

           Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right
if survivorship and not as	_______________
tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

.

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Mortgage Loan Asset-Backed Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trustee to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated: _________

______________________________

Signature by or on behalf of assignor

______________________________

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-10

FORM OF CLASS M-5 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A ERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES AND THE CLASS M-4 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series: 2005-FF7 Pass-Through Rate: Variable Cut-off Date and date of Pooling and Servicing Agreement: August 1, 2005 First Distribution Date: September 26, 2005 No. 1

Aggregate Certificate Principal Balance of the Class M-5 Certificates as of the Issue Date: $14,751,000.00

Denomination: $14,751,000.00

Servicer: Countrywide Home Loans Servicing LP

Trustee: U.S. Bank National Association

Issue Date: August 26, 2005

CUSIP: 32027N UQ 2

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

MORTGAGE LOAN ASSET-BACKED CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC., THE SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-5 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-5 Certificates in a REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Mortgage Asset Securitization Transactions, Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-5 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class M-5 Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class M-5 Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

The Pass-Through Rate applicable to the calculation of interest payable with respect to this Certificate on any Distribution Date shall equal a rate per annum equal to the lesser of (i) the related Formula Rate for such Distribution Date and (ii) the related Net WAC Rate for such Distribution Date.

This Certificate is one of a duly authorized issue of Certificates designated as Mortgage Loan Asset-Backed Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using “Plan Assets” to acquire this Certificate shall be made except in accordance with Section 5.02(c) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August __, 2005

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee for the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By:________________________________

             Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:________________________________

             Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right
if survivorship and not as	_______________
tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

.

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Mortgage Loan Asset-Backed Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trustee to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated: _______

______________________________

Signature by or on behalf of assignor

______________________________

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-11

FORM OF CLASS M-6 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES, THE CLASS M-4 CERTIFICATES AND THE CLASS M-5 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series: 2005-FF7 Pass-Through Rate: Variable Cut-off Date and date of Pooling and Servicing Agreement: August 1, 2005 First Distribution Date: September 26, 2005 No. 1

Aggregate Certificate Principal Balance of the Class M-6 Certificates as of the Issue Date: $13,410,000.00

Denomination: $13,410,000.00

Servicer: Countrywide Home Loans Servicing LP

Trustee: U.S. Bank National Association

Issue Date: August 26, 2005

CUSIP: 32027N UR 0

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

MORTGAGE LOAN ASSET-BACKED CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC., THE SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-6 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-6 Certificates in a REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Mortgage Asset Securitization Transactions, Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-6 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class M-6 Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class M-6 Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

The Pass-Through Rate applicable to the calculation of interest payable with respect to this Certificate on any Distribution Date shall equal a rate per annum equal to the lesser of (i) the related Formula Rate for such Distribution Date and (ii) the related Net WAC Rate for such Distribution Date.

This Certificate is one of a duly authorized issue of Certificates designated as Mortgage Loan Asset-Backed Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using “Plan Assets” to acquire this Certificate shall be made except in accordance with Section 5.02(c) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August __, 2005

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee for the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By:________________________________

             Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:________________________________

             Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right
if survivorship and not as	_______________
tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

.

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Mortgage Loan Asset-Backed Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trustee to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated: ____________

______________________________

Signature by or on behalf of assignor

______________________________

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-12

FORM OF CLASS M-7 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES, THE CLASS M-4 CERTIFICATES, THE CLASS M-5 CERTIFICATES AND THE CLASS M-6 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series: 2005-FF7 Pass-Through Rate: Variable Cut-off Date and date of Pooling and Servicing Agreement: August 1, 2005 First Distribution Date: September 26, 2005 No. 1

Aggregate Certificate Principal Balance of the Class M-7 Certificates as of the Issue Date: $12,069,000.00

Denomination: $12,069,000.00

Servicer: Countrywide Home Loans Servicing LP

Trustee: U.S. Bank National Association

Issue Date: August 26, 2005

CUSIP: 32027N US 8

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

MORTGAGE LOAN ASSET-BACKED CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC., THE SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-7 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-7 Certificates in a REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Mortgage Asset Securitization Transactions, Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-7 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class M-7 Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class M-7 Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

The Pass-Through Rate applicable to the calculation of interest payable with respect to this Certificate on any Distribution Date shall equal a rate per annum equal to the lesser of (i) the related Formula Rate for such Distribution Date and (ii) the related Net WAC Rate for such Distribution Date.

This Certificate is one of a duly authorized issue of Certificates designated as Mortgage Loan Asset-Backed Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using “Plan Assets” to acquire this Certificate shall be made except in accordance with Section 5.02(c) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August __, 2005

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee for the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By:_________________________________

           Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:_________________________________

           Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right
if survivorship and not as	_______________
tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

.

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Mortgage Loan Asset-Backed Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trustee to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated: _________

______________________________

Signature by or on behalf of assignor

______________________________

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-13

FORM OF CLASS M-8 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES, THE CLASS M-4 CERTIFICATES, THE CLASS M-5 CERTIFICATES, THE CLASS M-6 CERTIFICATES AND THE CLASS M-7 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series: 2005-FF7 Pass-Through Rate: Variable Cut-off Date and date of Pooling and Servicing Agreement: August 1, 2005 First Distribution Date: September 26, 2005 No. 1

Aggregate Certificate Principal Balance of the Class M-8 Certificates as of the Issue Date: $10,728,000.00

Denomination: $10,728,000.00

Servicer: Countrywide Home Loans Servicing LP

Trustee: U.S. Bank National Association

Issue Date: August 26, 2005

CUSIP: 32027N UT 6

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

MORTGAGE LOAN ASSET-BACKED CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC., THE SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-8 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-8 Certificates in a REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Mortgage Asset Securitization Transactions, Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-8 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class M-8 Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class M-8 Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

The Pass-Through Rate applicable to the calculation of interest payable with respect to this Certificate on any Distribution Date shall equal a rate per annum equal to the lesser of (i) the related Formula Rate for such Distribution Date and (ii) the related Net WAC Rate for such Distribution Date.

This Certificate is one of a duly authorized issue of Certificates designated as Mortgage Loan Asset-Backed Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using “Plan Assets” to acquire this Certificate shall be made except in accordance with Section 5.02(c) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August __, 2005

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee for the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By:_________________________________          Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:_________________________________

           Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right
if survivorship and not as	_______________
tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

.

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Mortgage Loan Asset-Backed Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trustee to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated: ________________

______________________________

Signature by or on behalf of assignor

______________________________

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-14

FORM OF CLASS M-9 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES, THE CLASS M-4 CERTIFICATES, THE CLASS M-5 CERTIFICATES, THE CLASS M-6 CERTIFICATES, THE CLASS M-7 CERTIFICATES AND THE CLASS M-8 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series: 2005-FF7 Pass-Through Rate: Variable Cut-off Date and date of Pooling and Servicing Agreement: August 1, 2005 First Distribution Date: September 26, 2005 No. 1

Aggregate Certificate Principal Balance of the Class M-9 Certificates as of the Issue Date: $9,387,000.00

Denomination: $9,387,000.00

Servicer: Countrywide Home Loans Servicing LP

Trustee: U.S. Bank National Association

Issue Date: August 26, 2005

CUSIP: 32027N UU 3

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

MORTGAGE LOAN ASSET-BACKED CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC., THE SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-9 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-9 Certificates in a REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Mortgage Asset Securitization Transactions, Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-9 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class M-9 Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class M-9 Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

The Pass-Through Rate applicable to the calculation of interest payable with respect to this Certificate on any Distribution Date shall equal a rate per annum equal to the lesser of (i) the related Formula Rate for such Distribution Date and (ii) the related Net WAC Rate for such Distribution Date.

This Certificate is one of a duly authorized issue of Certificates designated as Mortgage Loan Asset-Backed Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using “Plan Assets” to acquire this Certificate shall be made except in accordance with Section 5.02(c) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August __, 2005

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee for the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By:_________________________________

           Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:_________________________________

           Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right
if survivorship and not as	_______________
tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

.

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Mortgage Loan Asset-Backed Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trustee to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated: ________________

______________________________

Signature by or on behalf of assignor

______________________________

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-15

FORM OF CLASS M-10 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES, THE CLASS M-4 CERTIFICATES, THE CLASS M-5 CERTIFICATES, THE CLASS M-6 CERTIFICATES, THE CLASS M-7 CERTIFICATES, THE CLASS M-8 CERTIFICATES AND THE CLASS M-9 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series: 2005-FF7 Pass-Through Rate: Variable Cut-off Date and date of Pooling and Servicing Agreement: August 1, 2005 First Distribution Date: September 26, 2005 No. 1

Aggregate Certificate Principal Balance of the Class M-10 Certificates as of the Issue Date: $6,705,000.00

Denomination: $6,705,000.00

Servicer: Countrywide Home Loans Servicing LP

Trustee: U.S. Bank National Association

Issue Date: August 26, 2005

CUSIP: 32027N UV 1

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

MORTGAGE LOAN ASSET-BACKED CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC., THE SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-10 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-10 Certificates in a REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Mortgage Asset Securitization Transactions, Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-10 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class M-10 Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class M-10 Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

The Pass-Through Rate applicable to the calculation of interest payable with respect to this Certificate on any Distribution Date shall equal a rate per annum equal to the lesser of (i) the related Formula Rate for such Distribution Date and (ii) the related Net WAC Rate for such Distribution Date.

This Certificate is one of a duly authorized issue of Certificates designated as Mortgage Loan Asset-Backed Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using “Plan Assets” to acquire this Certificate shall be made except in accordance with Section 5.02(c) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August __, 2005

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee for the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By:_________________________________

           Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:_________________________________

           Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right
if survivorship and not as	_______________
tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

.

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Mortgage Loan Asset-Backed Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trustee to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated: _________

______________________________

Signature by or on behalf of assignor

______________________________

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-16

FORM OF CLASS M-11 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES, THE CLASS M-4 CERTIFICATES, THE CLASS M-5 CERTIFICATES, THE CLASS M-6 CERTIFICATES, THE CLASS M-7 CERTIFICATES, THE CLASS M-8 CERTIFICATES, THE CLASS M-9 CERTIFICATES AND THE CLASS M-10 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series: 2005-FF7 Pass-Through Rate: Variable Cut-off Date and date of Pooling and Servicing Agreement: August 1, 2005 First Distribution Date: September 26, 2005 No. 1

Aggregate Certificate Principal Balance of the Class M-11 Certificates as of the Issue Date: $6,705,000.00

Denomination: $6,705,000.00

Servicer: Countrywide Home Loans Servicing LP

Trustee: U.S. Bank National Association

Issue Date: August 26, 2005

CUSIP: 32027N UW 9

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

MORTGAGE LOAN ASSET-BACKED CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC., THE SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-11 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-11 Certificates in a REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Mortgage Asset Securitization Transactions, Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-11 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class M-11 Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class M-11 Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

The Pass-Through Rate applicable to the calculation of interest payable with respect to this Certificate on any Distribution Date shall equal a rate per annum equal to the lesser of (i) the related Formula Rate for such Distribution Date and (ii) the related Net WAC Rate for such Distribution Date.

This Certificate is one of a duly authorized issue of Certificates designated as Mortgage Loan Asset-Backed Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using “Plan Assets” to acquire this Certificate shall be made except in accordance with Section 5.02(c) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August __, 2005

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee for the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By:_________________________________

           Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:_________________________________

           Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right
if survivorship and not as	_______________
tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

.

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Mortgage Loan Asset-Backed Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trustee to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated: _________

______________________________

Signature by or on behalf of assignor

______________________________

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-17

FORM OF CLASS M-12 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT TO A PERSON THAT IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN WHICH THE TRANSFEREE MAKES OR IS DEEMED TO MAKE CERTAIN REPRESENTATIONS AND UNDERTAKINGS SET FORTH IN THE AGREEMENT AND IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES, THE CLASS M-4 CERTIFICATES, THE CLASS M-5 CERTIFICATES, THE CLASS M-6 CERTIFICATES, THE CLASS M-7 CERTIFICATES, THE CLASS M-8 CERTIFICATES, THE CLASS M-9 CERTIFICATES, THE CLASS M-10 CERTIFICATES AND THE CLASS M-11 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series: 2005-FF7 Pass-Through Rate: Variable Cut-off Date and date of Pooling and Servicing Agreement: August 1, 2005 First Distribution Date: September 26, 2005 No. 1

Aggregate Certificate Principal Balance of the Class M-12 Certificates as of the Issue Date: $3,129,000.00

Denomination: $3,129,000.00

Servicer: Countrywide Home Loans Servicing LP

Trustee: U.S. Bank National Association

Issue Date: August 26, 2005

CUSIP: 32027N UX 7

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

MORTGAGE LOAN ASSET-BACKED CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC., THE SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-12 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-12 Certificates in a REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Mortgage Asset Securitization Transactions, Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-12 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class M-12 Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class M-12 Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

The Pass-Through Rate applicable to the calculation of interest payable with respect to this Certificate on any Distribution Date shall equal a rate per annum equal to the lesser of (i) the related Formula Rate for such Distribution Date and (ii) the related Net WAC Rate for such Distribution Date.

This Certificate is one of a duly authorized issue of Certificates designated as Mortgage Loan Asset-Backed Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using “Plan Assets” to acquire this Certificate shall be made except in accordance with Section 5.02(c) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August __, 2005

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee for the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By:_________________________________

           Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:_________________________________

           Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right
if survivorship and not as	_______________
tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

.

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Mortgage Loan Asset-Backed Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trustee to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated: ________________

______________________________

Signature by or on behalf of assignor

______________________________

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-18

FORM OF CLASS CE CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES AND THE MEZZANINE CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE RESOLD OR TRANSFERRED UNLESS IT IS REGISTERED PURSUANT TO SUCH ACT AND LAWS OR IS SOLD OR TRANSFERRED IN TRANSACTIONS THAT ARE EXEMPT FROM REGISTRATION UNDER SUCH ACT AND UNDER APPLICABLE STATE LAW AND IS TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series 2005-FF7 Pass-Through Rate: Variable Cut-off Date and date of Pooling and Servicing Agreement: August 1, 2005 First Distribution Date: September 26, 2005 No. 1

Aggregate Certificate Principal Balance of the Class CE Certificates as of the Issue Date: $13,856,413.54

Servicer: Countrywide Home Loans Servicing LP

Trustee: U.S. Bank National Association

Issue Date: August 26, 2005

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

MORTGAGE LOAN ASSET-BACKED CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC., THE SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that UBS Securities LLC is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class CE Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class CE Certificates in a REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Mortgage Asset Securitization Transactions, Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class CE Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class CE Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class CE Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Mortgage Loan Asset-Backed Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Trustee shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder's prospective transferee, substantially in the forms attached to the Agreement as Exhibit F-1, and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee or the Servicer in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder's prospective transferee upon which such Opinion of Counsel is based. None of the Depositor or the Trustee is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Depositor and the Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using “Plan Assets” to acquire this Certificate shall be made except in accordance with Section 5.02(c) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August __, 2005

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee for the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By:_________________________________

           Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:_________________________________

           Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right
if survivorship and not as	_______________
tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

.

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Mortgage Loan Asset-Backed Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trustee to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated: _______________

______________________________

Signature by or on behalf of assignor

______________________________

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-19

FORM OF CLASS P CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED (THE “CODE”).

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE RESOLD OR TRANSFERRED UNLESS IT IS REGISTERED PURSUANT TO SUCH ACT AND LAWS OR IS SOLD OR TRANSFERRED IN TRANSACTIONS THAT ARE EXEMPT FROM REGISTRATION UNDER SUCH ACT AND UNDER APPLICABLE STATE LAW AND IS TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series: 2005-FF7 Cut-off Date and date of Pooling and Servicing Agreement: August 1, 2005 First Distribution Date: September 26, 2005 No. 1

Aggregate Certificate Principal Balance of the Class P Certificates as of the Issue Date: $100.00

Denomination: $100.00

Servicer: Countrywide Home Loans Servicing LP

Trustee: U.S. Bank National Association

Issue Date: August 26, 2005

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

MORTGAGE LOAN ASSET-BACKED CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC., THE SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that UBS Securities LLC is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class P Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class P Certificates in REMIC IV created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Mortgage Asset Securitization Transactions, Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class P Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class P Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class P Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Mortgage Loan Asset-Backed Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Trustee shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder's prospective transferee, substantially in the forms attached to the Agreement as Exhibit F-1, and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee or the Servicer in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder's prospective transferee upon which such Opinion of Counsel is based. None of the Depositor or the Trustee is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Depositor and the Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using “Plan Assets” to acquire this Certificate shall be made except in accordance with Section 5.02(c) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August __, 2005

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee for the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By:________________________________

             Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:_________________________________

           Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right
if survivorship and not as	_______________
tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

.

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Mortgage Loan Asset-Backed Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trustee to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated: _______________

______________________________

Signature by or on behalf of assignor

______________________________

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-20

FORM OF CLASS R CERTIFICATE

THIS CERTIFICATE MAY NOT BE TRANSFERRED TO A NON-UNITED STATES PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” (“REMIC”), AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED (THE “CODE”).

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE RESOLD OR TRANSFERRED UNLESS IT IS REGISTERED PURSUANT TO SUCH ACT AND LAWS OR IS SOLD OR TRANSFERRED IN TRANSACTIONS THAT ARE EXEMPT FROM REGISTRATION UNDER SUCH ACT AND UNDER APPLICABLE STATE LAW AND IS TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED TRANSFEREE PROVIDES (I) AN AFFIDAVIT TO THE TRUSTEE THAT (A) SUCH TRANSFEREE IS NOT (1) THE UNITED STATES OR ANY POSSESSION THEREOF, ANY STATE OR POLITICAL SUBDIVISION THEREOF, ANY FOREIGN GOVERNMENT, ANY INTERNATIONAL ORGANIZATION, OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING, (2) ANY ORGANIZATION (OTHER THAN A COOPERATIVE DESCRIBED IN SECTION 521 OF THE CODE) THAT IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE UNLESS SUCH ORGANIZATION IS SUBJECT TO THE TAX IMPOSED BY SECTION 511 OF THE CODE, (3) ANY ORGANIZATION DESCRIBED IN SECTION

1381(A)(2)(C) OF THE CODE (ANY SUCH PERSON DESCRIBED IN THE FOREGOING CLAUSES (1), (2) OR (3) SHALL HEREINAFTER BE REFERRED TO AS A “DISQUALIFIED ORGANIZATION”) OR (4) AN AGENT OF A DISQUALIFIED ORGANIZATION AND (B) NO PURPOSE OF SUCH TRANSFER IS TO IMPEDE THE ASSESSMENT OR COLLECTION OF TAX, AND (II) SUCH TRANSFEREE SATISFIES CERTAIN ADDITIONAL CONDITIONS RELATING TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE. NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OF ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR AN AGENT OF A DISQUALIFIED ORGANIZATION, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE. EACH HOLDER OF THIS CERTIFICATE BY ACCEPTANCE HEREOF SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH AND THE PROVISIONS OF SECTION 5.02(D) OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN. ANY PERSON THAT IS A DISQUALIFIED ORGANIZATION IS PROHIBITED FROM ACQUIRING BENEFICIAL OWNERSHIP OF THIS CERTIFICATE.

Series: 2005-FF7 Cut-off Date and date of Pooling and Servicing Agreement: August 1, 2005 First Distribution Date: September 26, 2005 No. 1

Aggregate Percentage Interest of the Class R Certificates as of the Issue Date: 100.00%

Servicer: Countrywide Home Loans Servicing LP

Trustee: U.S. Bank National Association

Issue Date: August 26, 2005

MORTGAGE LOAN ASSET-BACKED CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC., THE SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that UBS Securities LLC is the registered owner of a Percentage Interest (as specified above) in that certain beneficial ownership interest evidenced by all the Certificates of the Class to which this Certificate belongs created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Mortgage Asset Securitization Transactions, Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class R Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class R Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class R Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Mortgage Loan Asset-Backed Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer and the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Trustee shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder's prospective transferee, substantially in the forms attached to the Agreement as Exhibit F-1, and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee or the Servicer in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder's prospective transferee upon which such Opinion of Counsel is based. Neither the Depositor nor the Trustee is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Depositor and the Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using “Plan Assets” to acquire this Certificate shall be made except in accordance with Section 5.02(c) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

Prior to registration of any transfer, sale or other disposition of this Certificate, the proposed transferee shall provide to the Trustee (i) an affidavit to the effect that such transferee is any Person other than a Disqualified Organization or the agent (including a broker, nominee or middleman) of a Disqualified Organization, and (ii) a certificate that acknowledges that (A) the Class R Certificates have been designated as a residual interest in a REMIC, (B) it will include in its income a pro rata share of the net income of the Trust Fund and that such income may be an “excess inclusion,” as defined in the Code, that, with certain exceptions, cannot be offset by other losses or benefits from any tax exemption, and (C) it expects to have the financial means to satisfy all of its tax obligations including those relating to holding the Class R Certificates. Notwithstanding the registration in the Certificate Register of any transfer, sale or other disposition of this Certificate to a Disqualified Organization or an agent (including a broker, nominee or middleman) of a Disqualified Organization, such registration shall be deemed to be of no legal force or effect whatsoever and such Person shall not be deemed to be a Certificateholder for any purpose, including, but not limited to, the receipt of distributions in respect of this Certificate.

The Holder of this Certificate, by its acceptance hereof, shall be deemed to have consented to the provisions of Section 5.02 of the Agreement and to any amendment of the Agreement deemed necessary by counsel of the Depositor to ensure that the transfer of this Certificate to any Person other than a Permitted Transferee or any other Person will not cause the Trust Fund to cease to qualify as a REMIC or cause the imposition of a tax upon the REMIC.

The Depositor, the Servicer, the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August __, 2005

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee for the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By:_________________________________

           Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:_________________________________

           Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right
if survivorship and not as	_______________
tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

.

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Mortgage Loan Asset-Backed Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trustee to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated: ________________

______________________________

Signature by or on behalf of assignor

______________________________

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-21

FORM OF CLASS R-X CERTIFICATE

THIS CERTIFICATE MAY NOT BE TRANSFERRED TO A NON-UNITED STATES PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” (“REMIC”), AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED (THE “CODE”).

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE RESOLD OR TRANSFERRED UNLESS IT IS REGISTERED PURSUANT TO SUCH ACT AND LAWS OR IS SOLD OR TRANSFERRED IN TRANSACTIONS THAT ARE EXEMPT FROM REGISTRATION UNDER SUCH ACT AND UNDER APPLICABLE STATE LAW AND IS TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED TRANSFEREE PROVIDES (I) AN AFFIDAVIT TO THE TRUSTEE THAT (A) SUCH TRANSFEREE IS NOT (1) THE UNITED STATES OR ANY POSSESSION THEREOF, ANY STATE OR POLITICAL SUBDIVISION THEREOF, ANY FOREIGN GOVERNMENT, ANY INTERNATIONAL ORGANIZATION, OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING, (2) ANY ORGANIZATION (OTHER THAN A COOPERATIVE DESCRIBED IN SECTION 521 OF THE CODE) THAT IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE UNLESS SUCH ORGANIZATION IS SUBJECT TO THE TAX IMPOSED BY SECTION 511 OF THE CODE, (3) ANY ORGANIZATION DESCRIBED IN SECTION

1381(A)(2)(C) OF THE CODE (ANY SUCH PERSON DESCRIBED IN THE FOREGOING CLAUSES (1), (2) OR (3) SHALL HEREINAFTER BE REFERRED TO AS A “DISQUALIFIED ORGANIZATION”) OR (4) AN AGENT OF A DISQUALIFIED ORGANIZATION AND (B) NO PURPOSE OF SUCH TRANSFER IS TO IMPEDE THE ASSESSMENT OR COLLECTION OF TAX, AND (II) SUCH TRANSFEREE SATISFIES CERTAIN ADDITIONAL CONDITIONS RELATING TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE. NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OF ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR AN AGENT OF A DISQUALIFIED ORGANIZATION, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE. EACH HOLDER OF THIS CERTIFICATE BY ACCEPTANCE HEREOF SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH AND THE PROVISIONS OF SECTION 5.02(D) OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN. ANY PERSON THAT IS A DISQUALIFIED ORGANIZATION IS PROHIBITED FROM ACQUIRING BENEFICIAL OWNERSHIP OF THIS CERTIFICATE.

Series: 2005-FF7 Cut-off Date and date of Pooling and Servicing Agreement: August 1, 2005 First Distribution Date: September 26, 2005 No. 1

Aggregate Percentage Interest of the Class R-X Certificates as of the Issue Date: 100.00%

Servicer: Countrywide Home Loans Servicing LP

Trustee: U.S. Bank National Association

Issue Date: August 26, 2005

MORTGAGE LOAN ASSET-BACKED CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC., THE SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that UBS Securities LLC is the registered owner of a Percentage Interest (as specified above) in that certain beneficial ownership interest evidenced by all the Certificates of the Class to which this Certificate belongs created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Mortgage Asset Securitization Transactions, Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class R-X Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trustee in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class R-X Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class R-X Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Mortgage Loan Asset-Backed Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer and the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trustee as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Trustee shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder's prospective transferee, substantially in the forms attached to the Agreement as Exhibit F-1, and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee or the Servicer in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder's prospective transferee upon which such Opinion of Counsel is based. Neither the Depositor nor the Trustee is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Depositor and the Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using “Plan Assets” to acquire this Certificate shall be made except in accordance with Section 5.02(c) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

Prior to registration of any transfer, sale or other disposition of this Certificate, the proposed transferee shall provide to the Trustee (i) an affidavit to the effect that such transferee is any Person other than a Disqualified Organization or the agent (including a broker, nominee or middleman) of a Disqualified Organization, and (ii) a certificate that acknowledges that (A) the Class R-X Certificates have been designated as a residual interest in a REMIC, (B) it will include in its income a pro rata share of the net income of the Trust Fund and that such income may be an “excess inclusion,” as defined in the Code, that, with certain exceptions, cannot be offset by other losses or benefits from any tax exemption, and (C) it expects to have the financial means to satisfy all of its tax obligations including those relating to holding the Class R-X Certificates. Notwithstanding the registration in the Certificate Register of any transfer, sale or other disposition of this Certificate to a Disqualified Organization or an agent (including a broker, nominee or middleman) of a Disqualified Organization, such registration shall be deemed to be of no legal force or effect whatsoever and such Person shall not be deemed to be a Certificateholder for any purpose, including, but not limited to, the receipt of distributions in respect of this Certificate.

The Holder of this Certificate, by its acceptance hereof, shall be deemed to have consented to the provisions of Section 5.02 of the Agreement and to any amendment of the Agreement deemed necessary by counsel of the Depositor to ensure that the transfer of this Certificate to any Person other than a Permitted Transferee or any other Person will not cause the Trust Fund to cease to qualify as a REMIC or cause the imposition of a tax upon the REMIC.

The Depositor, the Servicer, the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August __, 2005

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee for the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By:_________________________________

           Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:________________________________

             Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right
if survivorship and not as	_______________
tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

.

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Mortgage Loan Asset-Backed Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trustee to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated: ________________

______________________________

Signature by or on behalf of assignor

______________________________

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT B

[RESERVED]

EXHIBIT C-1

FORM OF TRUSTEE'S INITIAL CERTIFICATION

[Date]

Mortgage Asset Securitization Transactions, Inc. 1285 Avenue of the Americas New York, New York 10019	.S. Bank National Association 60 Livingston Avenue EP-MN-WS3D St. Paul, MN 55107 Attn: Structured Finance / FFMLT 2005-FF7
Countrywide Home Loans Servicing LP 4500 Park Granada Calabasas, CA 91302 1675 Palm Beach Lakes Blvd. West Palm Beach, FL 33401

Re:

Pooling and Servicing Agreement, dated as of August 1, 2005, among Mortgage Asset Securitization Transactions, Inc., Countrywide Home Loans Servicing LP and U.S. Bank National Association, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

Ladies and Gentlemen:

Attached is the Trustee's preliminary exception report delivered in accordance with Section 2.02 of the referenced Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Pooling and Servicing Agreement.

The Trustee has made no independent examination of any documents contained in each Mortgage File beyond the review specifically required in the Pooling and Servicing Agreement. The Trustee makes no representations as to (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in the Mortgage File pertaining to the Mortgage Loans identified on the Mortgage Loan Schedule, (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan or (iii) whether any Mortgage File included any of the documents specified in clause (vi) of Section 2.01 of the Pooling and Servicing Agreement.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement. This Certificate is qualified in all respects by the terms of said Pooling and Servicing Agreement.

U.S. BANK NATIONAL ASSOCIATION

By:________________________________

Name:

Title:

EXHIBIT C-2

FORM OF TRUSTEE'S FINAL CERTIFICATION

[Date]

Mortgage Asset Securitization Transactions, Inc. 1285 Avenue of the Americas New York, New York 10019	.S. Bank National Association 60 Livingston Avenue EP-MN-WS3D St. Paul, MN 55107 Attn: Structured Finance / FFMLT 2005-FF7
Countrywide Home Loans Servicing LP 4500 Park Granda Calabasas, CA 91302

Re:

Pooling and Servicing Agreement, dated as of August 1, 2005, among Mortgage Asset Securitization Transactions, Inc., Countrywide Home Loans Servicing LP and U.S. Bank National Association, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

Ladies and Gentlemen:

In accordance with Section 2.02 of the Pooling and Servicing Agreement, the undersigned, as Trustee, hereby certifies that as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage loan paid in full or listed on Schedule I hereto) it (or its custodian) has received the applicable documents listed in Section 2.01 of the Pooling and Servicing Agreement.

The undersigned hereby certifies that as to each Mortgage Loan identified on the Mortgage Loan Schedule, other than any Mortgage Loan listed on Schedule I hereto, it has reviewed the documents listed above and has determined that each such document appears to be complete and, based on an examination of such documents, the information set forth in the Mortgage Loan Schedule is correct.

The Trustee has made no independent examination of any documents contained in each Mortgage File beyond the review specifically required in the Pooling and Servicing Agreement. The Trustee makes no representations as to (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in the Mortgage File pertaining to the Mortgage Loans identified on the Mortgage Loan Schedule, (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan or (iii) whether any Mortgage File included any of the documents specified in clause (vi) of Section 2.01 of the Pooling and Servicing Agreement.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement. This Certificate is qualified in all respects by the terms of said Pooling and Servicing Agreement.

U.S. BANK NATIONAL ASSOCIATION

By:________________________________

Name:

Title:

EXHIBIT C-3

FORM OF TRUSTEE'S RECEIPT OF MORTGAGE NOTE

Mortgage Asset Securitization Transactions, Inc. 1285 Avenue of the Americas New York, New York 10019	.S. Bank National Association 60 Livingston Avenue EP-MN-WS3D St. Paul, MN 55107 Attn: Structured Finance / FFMLT 2005-FF7
Countrywide Home Loans Servicing LP 4500 Park Granada Calabasas, CA 91302
Re:

Pooling and Servicing Agreement, dated as of August 1, 2005, among Mortgage Asset Securitization Transactions, Inc., Countrywide Home Loans Servicing LP and U.S. Bank National Association, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

Ladies and Gentlemen:

Pursuant to Section 2.01 of the Pooling and Servicing Agreement, dated as of August 1, 2005, among Mortgage Asset Securitization Transactions, Inc. as Depositor, Countrywide Home Loans Servicing LP as Servicer (the “Servicer”) and U.S. Bank National Association. as Trustee, we hereby acknowledge the receipt of the original Mortgage Notes (a copy of which is attached hereto as Exhibit 1) with any exceptions thereto listed on Exhibit 2.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:_______________________________

Name:

Title:

EXHIBIT D

MORTGAGE LOAN PURCHASE AGREEMENT

This is a Mortgage Loan Purchase Agreement (this “Agreement”), dated August 22, 2005, between UBS Real Estate Securities Inc., a Delaware corporation (the “Seller”) and Mortgage Asset Securitization Transactions, Inc., a Delaware corporation (the “Purchaser”).

Preliminary Statement

The Seller intends to sell the Mortgage Loans (as hereinafter identified) and the Interest Rate Swap Agreement to the Purchaser on the terms and subject to the conditions set forth in this Agreement. The Purchaser intends to deposit the Mortgage Loans into a mortgage pool comprising the Trust Fund. The Trust Fund will be evidenced by a single series of mortgage loan asset-backed certificates designated as Series 2005-FF7 (the “Certificates”). The Certificates will consist of twenty-one classes of certificates. The Certificates will be issued pursuant to a Pooling and Servicing Agreement for Series 2005-FF7, dated as of August 1, 2005 (the “Pooling and Servicing Agreement”), among the Depositor as depositor, Countrywide Home Loans LP as servicer (the “Servicer”) and U.S. Bank National Association as trustee (the “Trustee”). Capitalized terms used but not defined herein shal l have the meanings set forth in the Pooling and Servicing Agreement.

The parties hereto agree as follows:

SECTION 1.    Agreement to Purchase. The Seller agrees to sell and the Purchaser agrees to purchase, on or before August 26, 2005 (the “Closing Date”), certain fixed-rate and adjustable-rate conventional, one- to four-family, residential mortgage loans (the “Mortgage Loans”), having an aggregate principal balance as of the close of business on August 1, 2005, (the “Cut-off Date”) of approximately $893,997,513.54 (the “Closing Balance”), after giving effect to all payments due on the Mortgage Loans on or before the Cut-off Date, whether or not received including the right to any Prepayment Charges payable by the related Mortgagors in connection with any Principal Prepayments on the Mortgage Loans. In addition to the sale of the Mortgage Loans, the Seller will cause the Interest Rate Swap Agreement to be transferr ed to the Purchaser.

SECTION 2.     Mortgage Loan Schedule. The Purchaser and the Seller have agreed upon which of the mortgage loans owned by the Seller are to be purchased by the Purchaser pursuant to this Agreement and the Seller will prepare or cause to be prepared on or prior to the Closing Date a final schedule (the “Closing Schedule”) that shall describe such Mortgage Loans and set forth all of the Mortgage Loans to be purchased under this Agreement, including the Prepayment Charges. The Closing Schedule will conform to the requirements set forth in this Agreement and to the definitions of “Mortgage Loan Schedule” and “Prepayment Charge Schedule” under the Pooling and Servicing Agreement, it being understood that for purposes of this Agreement, “Mortgage Loan Schedule” shall refer to the schedule delivered by the Seller to the Purchaser. The Closing Schedule shall be used as the Mortgage Loan Schedule and Prepayment Charge Schedule under the Pooling and Servicing Agreement.

SECTION 3.	Consideration.

(a)          In consideration for the Mortgage Loans to be purchased hereunder, the Purchaser shall, as described in Section 8, pay to or upon the order of the Seller in immediately available funds an amount (the “Mortgage Loan Purchase Price”) equal to the net sale proceeds of the Certificates.

(b)          The Purchaser or any assignee, transferee or designee of the Purchaser shall be entitled to all scheduled payments of principal due after the Cut-off Date, all other payments of principal due and collected after the Cut-off Date, and all payments of interest on the Mortgage Loans allocable to the period after the Cut-off Date. All scheduled payments of principal and interest due on or before the Cut-off Date and collected after the Cut-off Date shall belong to the Seller.

(c)          Pursuant to the Pooling and Servicing Agreement, the Purchaser will assign all of its right, title and interest in and to the Mortgage Loans, together with its rights under this Agreement, to the Trustee for the benefit of the Certificateholders.

SECTION 4.	Transfer of the Mortgage Loans.

(a)          Possession of Mortgage Files. The Seller does hereby sell, transfer, assign, set over and convey to the Purchaser, without recourse but subject to the terms of this Agreement, all of its right, title and interest in, to and under the Mortgage Loans, including the related Prepayment Charges. The contents of each Mortgage File not delivered to the Purchaser or to any assignee, transferee or designee of the Purchaser on or prior to the Closing Date are and shall be held in trust by the Seller for the benefit of the Purchaser or any assignee, transferee or designee of the Purchaser. Upon the sale of the Mortgage Loans, the ownership of each Mortgage Note, the related Mortgage and the other contents of the related Mortgage File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or that come into the possession of the Seller on or after the Closing Date shall immediately vest in the Purchaser and shall be delivered immediately to the Purchaser or as otherwise directed by the Purchaser.

(b)         Delivery of Mortgage Loan Documents. The Seller will, on or prior to the Closing Date, deliver or cause to be delivered to the Purchaser or any assignee, transferee or designee of the Purchaser each of the following documents for each Mortgage Loan:

(i)           the original Mortgage Note, endorsed in blank or in the following form: (Pay to the order of U.S. Bank National Association, as Trustee under the applicable agreement, without recourse, with all prior and intervening endorsements showing a complete chain of endorsement from the Originator to the Person so endorsing to the Trustee;

(ii)          the original Mortgage, noting the presence of the MIN of the Mortgage Loan and language indicating that the Mortgage Loan is a MOM Loan if the Mortgage Loan is a MOM Loan, with evidence of recording thereon, and the original recorded power of attorney, if the Mortgage was executed pursuant to a power of attorney, with evidence of recording thereon;

(iii)        unless the Mortgage Loan is registered on the MERS® System, an original Assignment in blank;

(iv)         the original recorded Assignment or Assignments showing a complete chain of assignment from the Originator to the Person assigning the Mortgage to the Trustee (or to MERS, if the Mortgage Loan is registered on the MERS® System and noting the presence of the MIN) as contemplated by the immediately preceding clause (iii);

(v)          the original or copies of each assumption, modification, written assurance or substitution agreement, if any; and

(vi)         the original lender’s title insurance policy, together with all endorsements or riders that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property represented therein as a fee interest vested in the Mortgagor, or in the event such original title policy is unavailable, a written commitment or uniform binder or preliminary report of title issued by the title insurance or escrow company.

With respect to a maximum of 1.0% of the Mortgage Loans, by outstanding Stated Principal Balance of the Mortgage Loans as of the Cut-off Date, if any original Mortgage Note referred to in Section 4(b)(i) above cannot be located, the obligations of the Seller to deliver such documents shall be deemed to be satisfied upon delivery to the Purchaser of a photocopy of such Mortgage Note, if available, with a lost note affidavit substantially in the form of Exhibit I to the Pooling and Servicing Agreement. If any of the original Mortgage Notes for which a lost note affidavit was delivered to the Purchaser is subsequently located, such original Mortgage Note shall be delivered to the Purchaser within three Business Days.

Except with respect to any Mortgage Loan for which MERS is identified on the Mortgage or on a properly recorded assignment of the Mortgage as the mortgagee of record, the Seller promptly shall (within sixty Business Days following the later of the Closing Date and the date of receipt by the Originator of the recording information for a Mortgage, but in no event later than ninety days following the Closing Date) submit or cause to be submitted for recording, at no expense to the Purchaser, in the appropriate public office for real property records, each Assignment referred to in Section 4(b)(iii) and (iv) above and in connection therewith, the Seller shall execute each original Assignment in the following form: “U.S. Bank National Association, as Trustee under the applicable agreement.” In the event that any such Assignment is lost or returned unrecorded because of a defect therein, the Seller shall pro mptly prepare or cause to be prepared a substitute Assignment or cure or cause to be cured such defect, as the case may be, and thereafter cause each such Assignment to be duly recorded.

In connection with the assignment of any Mortgage Loan registered on the MERS® System, the Seller further agrees that it will cause, within 30 Business Days after the Closing Date, the MERS® System to indicate that such Mortgage Loans have been assigned by the Purchaser to the Trustee in accordance with the Pooling and Servicing Agreement for the benefit of the Certificateholders by including in such computer files (a) the code in the field which identifies the specific Trustee and (b) the code in the field “Pool Field” which identifies the series of the Certificates issued in connection with such Mortgage Loans.

If any of the documents referred to in Sections 4(b)(ii), (iii) or (iv) above has, as of the Closing Date, been submitted for recording but either (x) has not been returned from the applicable public recording office or (y) has been lost or such public recording office has retained the original of such document, the obligations of the Seller to deliver such documents shall be deemed to be satisfied upon (1) delivery to the Purchaser of a copy of each such document certified by the Originator in the case of (x) above or the applicable public recording office in the case of (y) above to be a true and complete copy of the original that was submitted for recording and (2) if such copy is certified by the Originator, delivery to the Purchaser promptly upon receipt thereof of either the original or a copy of such document certified by the applicable public recording office to be a true and complete copy of the origina l. The Seller shall provide such notice to the Trustee and the Rating Agencies if delivery pursuant to clause (2) above will be made more than 180 days after the Closing Date.

If the original lender’s title insurance policy was not delivered pursuant to Section 4(b)(vi) above, the Seller shall deliver or cause to be delivered to the Purchaser, promptly after receipt thereof, the original lender’s title insurance policy. The Seller shall deliver or cause to be delivered to the Purchaser promptly upon receipt thereof any other original documents constituting a part of a Mortgage File received with respect to any Mortgage Loan, including, but not limited to, any original documents evidencing an assumption or modification of any Mortgage Loan.

Each original document relating to a Mortgage Loan which is not delivered to the Purchaser or its assignee, transferee or designee, if held by the Seller, shall be so held for the benefit of the Purchaser, its assignee, transferee or designee.

(c)          Acceptance of Mortgage Loans. The documents delivered pursuant to Section 4(b) hereof shall be reviewed by the Purchaser or any assignee, transferee or designee of the Purchaser at any time before or after the Closing Date (and with respect to each document permitted to be delivered after the Closing Date, within seven days of its delivery) to ascertain that all required documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule.

(d)          Transfer of Interest in Agreements. The Purchaser has the right to assign its interest under this Agreement, in whole or in part, to the Trustee, as may be required to effect the purposes of the Pooling and Servicing Agreement, without the consent of the Seller, and the assignee shall succeed to the rights and obligations hereunder of the Purchaser. Any expense reasonably incurred by or on behalf of the Purchaser or the Trustee in connection with enforcing any obligations of the Seller under this Agreement will be promptly reimbursed by the Seller.

(e)          Examination of Mortgage Files. Prior to the Closing Date, the Seller shall either (i) deliver in escrow to the Purchaser, or to any assignee, transferee or designee of the Purchaser for examination, the Mortgage File pertaining to each Mortgage Loan or (ii) make such Mortgage Files available to the Purchaser or to any assignee, transferee or designee of the Purchaser for examination. Such examination may be made by the Purchaser or the Trustee, and their respective designees, upon reasonable notice to the Seller during normal business hours before the Closing Date and within 60 days after the Closing Date. If any such person makes such examination prior to the Closing Date and identifies any Mortgage Loans that do not conform to the requirements of the Purchaser as described in this Agreement, such Mortgage Loans shall be deleted from the Closing Schedule. The Purchaser may, at its option and without notice to the Seller, purchase all or part of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or any person has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the rights of the Purchaser or any assignee, transferee or designee of the Purchaser to demand repurchase or other relief as provided herein or under the Pooling and Servicing Agreement.

SECTION 5.	Representations, Warranties and Covenants of the Seller.

(a)          The Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, and covenants, that:

(i)           The Seller is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware with full corporate power and authority to conduct its business as presently conducted by it to the extent material to the consummation of the transactions contemplated herein. The Seller has the full corporate power and authority to own the Mortgage Loans and to transfer and convey the Mortgage Loans to the Purchaser and has the full corporate power and authority to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of this Agreement.

(ii)          The Seller has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or reorganization or by general principles of equity.

(iii)        The execution, delivery and performance of this Agreement by the Seller (x) does not conflict and will not conflict with, does not breach and will not result in a breach of and does not constitute and will not constitute a default (or an event, which with notice or lapse of time or both, would constitute a default) under (A) any terms or provisions of the articles of incorporation or by-laws of the Seller, (B) any term or provision of any material agreement, contract, instrument or indenture, to which the Seller is a party or by which the Seller or any of its property is bound or (C) any law, rule, regulation, order, judgment, writ, injunction or decree of any court or governmental authority having jurisdiction over the Seller or any of its property and (y) does not create or impose and will not result in the creation or imposition of any l ien, charge or encumbrance which would have a material adverse effect upon the Mortgage Loans or any documents or instruments evidencing or securing the Mortgage Loans.

(iv)         No consent, approval, authorization or order of, registration or filing with, or notice on behalf of the Seller to any governmental authority or court is required, under federal laws or the laws of the State of Delaware, for the execution, delivery and performance by the Seller of, or compliance by the Seller with, this Agreement or the consummation by the Seller of any other transaction contemplated hereby and by the Pooling and Servicing Agreement; provided, however, that the Seller makes no representation or warranty regarding federal or state securities laws in connection with the sale or distribution of the Certificates.

(v)          This Agreement does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained herein not misleading. The written statements, reports and other documents prepared and furnished or to be prepared and furnished by the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby taken in the aggregate do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

(vi)         The Seller is not in violation of, and the execution and delivery of this Agreement by the Seller and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over the Seller or its assets, which violation might have consequences that would materially and adversely affect the condition (financial or otherwise) or the operation of the Seller or its assets or might have consequences that would materially and adversely affect the performance of its obligations and duties hereunder.

(vii)       The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

(viii)      Immediately prior to the sale of the Mortgage Loans to the Purchaser as herein contemplated, the Seller will be the owner of the related Mortgage and the indebtedness evidenced by the related Mortgage Note, and, upon the payment to the Seller of the Mortgage Loan Purchase Price, the Purchaser shall have good and marketable title to each Mortgage Loan, each related Mortgage Note and the related Mortgage Files with respect thereto free and clear of all liens, pledges, charges, claims security interests, participations and other encumbrances.

(ix)         There are no actions or proceedings against, or investigations known to it of, the Seller before any court, administrative or other tribunal (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the sale of the Mortgage Loans by the Seller or the consummation of the transactions contemplated by this Agreement or (C) that might prohibit or materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement.

(x)          The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or any similar statutory provisions.

(xi)         The Seller has not dealt with any broker, investment banker, agent or other person, except for the Purchaser or any of its affiliates, that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans (except that an entity that previously financed the Seller’s ownership of the Mortgage Loans may be entitled to a fee to release its security interest in the Mortgage Loans, which fee shall have been paid and which security interest shall have been released on or prior to the Closing Date).

(xii)       There is no litigation currently pending or, to the best of the Seller’s knowledge without independent investigation, threatened against the Seller that would reasonably be expected to adversely affect the transfer of the Mortgage Loans, the issuance of the Certificates or the execution, delivery, performance or enforceability of this Agreement, or that would result in a material adverse change in the financial condition of the Seller.

SECTION 6.	Representations and Warranties of the Seller Relating to the Mortgage Loans.

The Seller hereby represents and warrants to the Purchaser that the representations and warranties set forth in Exhibit A are true and correct as of the Closing Date.

SECTION 7.	Repurchase Obligation for Defective Documentation and for Breach of Representation and Warranty.

(a)          The representations and warranties contained in Section 6 shall not be impaired by any review and examination of loan files or other documents evidencing or relating to the Mortgage Loans or any failure on the part of the Seller or the Purchaser to review or examine such documents and shall inure to the benefit of any assignee, transferee or designee of the Purchaser, including the Trustee for the benefit of holders of the Certificates.

With respect to the representations and warranties contained herein that are made to the knowledge or the best knowledge of the Seller or as to which the Seller has no knowledge, if it is discovered that the substance of any such representation and warranty is inaccurate and the inaccuracy materially and adversely affects the value of the related Mortgage Loan, or the interest therein of the Purchaser or the Purchaser's assignee, designee or transferee, then notwithstanding the Seller's lack of knowledge with respect to the substance of such representation and warranty being inaccurate at the time the representation and warranty was made, such inaccuracy shall be deemed a breach of the applicable representation and warranty and the Seller shall take such action described in the following paragraphs of this Section 3.03 in respect of such Mortgage Loan.

Upon discovery by the Seller, the Purchaser or any assignee, transferee or designee of the Purchaser of any materially defective document in, or that any material document was not transferred by the Seller (as listed on the Trustee’s Initial Certification) as part of any Mortgage File, or of a breach of any of the representations and warranties contained in Section 6 that materially and adversely affects the value of any Mortgage Loan or the interest therein of the Purchaser or the Purchaser’s assignee, transferee or designee, the party discovering such breach shall give prompt written notice to the Seller; provided, that a breach of the representations and warranties made in Section 6 (ee), (pp), (uu), (vv), (ccc), (nnn), (ooo) and (ttt) shall be deemed to materially and adversely affect the value of any Mortgage Loan or the interest therein of the Certificateholders. Within sixty (60) days of its dis covery or its receipt of notice of any such missing documentation that was not transferred by the Seller as described above, or of materially defective documentation, or of any such breach of a representation and warranty, the Originator or the Seller, as applicable, promptly shall deliver such missing document or cure such defect or breach in all material respects or, in the event the Originator or the Seller, as applicable, cannot deliver such missing document or cannot cure such defect or breach, the Originator or the Seller, as applicable, shall, within ninety (90) days of its discovery or receipt of notice, either (i) repurchase the affected Mortgage Loan at the

Purchase Price (as defined in the Pooling and Servicing Agreement) or (ii) pursuant to the provisions of the Pooling and Servicing Agreement, cause the removal of such Mortgage Loan from the Trust Fund and substitute one or more Qualified Substitute Mortgage Loans. The Originator or the Seller, as applicable, shall amend the Closing Schedule to reflect the withdrawal of such Mortgage Loan from the terms of this Agreement and the Pooling and Servicing Agreement. The Originator or the Seller, as applicable, shall deliver to the Purchaser such amended Closing Schedule and shall deliver such other documents as are required by this Agreement or the Pooling and Servicing Agreement within five (5) days of any such amendment. Any repurchase pursuant to this Section 7(a) shall be accomplished by transfer to an account designated by the Purchaser of the amount of the Purchase Price in accordance with Section 2.03 of the Pooling and Servic ing Agreement. Any repurchase required by this Section shall be made in a manner consistent with Section 2.03 of the Pooling and Servicing Agreement.

Notwithstanding the foregoing, to the extent a representation or warranty of the Seller regarding the Mortgage Loans has been breached and the circumstance constituting the breach also constitutes a breach of a like representation or warranty given by the Originator as of an earlier date, the Purchaser’s remedy hereunder shall be solely against the Originator and not the Seller.

Notwithstanding the foregoing, within 90 days of the earlier of discovery by the Originator or receipt of notice by the Originator of the breach of the representation of the Originator set forth in Section 6(ee) above, which materially and adversely affects the interests of the Holders of the Class P Certificates in any Prepayment Charge, the Originator shall pay the amount of the scheduled Prepayment Charge, for the benefit of the Holders of the Class P Certificates by remitting such amount to the Servicer for deposit into the Collection Account, net of any amount previously collected by the Servicer or paid by the Servicer, for the benefit of the Holders of the Class P Certificates in respect of such Prepayment Charge.

(b)          It is understood and agreed that the obligations of the Originator or the Seller, as applicable, set forth in this Section 7 to cure or repurchase a defective Mortgage Loan constitute the sole remedies of the Purchaser against the Originator or the Seller, as applicable, respecting a missing document or a breach of the representations and warranties contained in Section 6.

SECTION 8.     Closing; Payment for the Mortgage Loans. The closing of the purchase and sale of the Mortgage Loans shall be held at the New York City office of Thacher Proffitt & Wood LLP at 10:00 a.m. New York City time on the Closing Date.

The closing shall be subject to each of the following conditions:

(a)          All of the representations and warranties of the Seller under this Agreement shall be true and correct in all material respects as of the date as of which they are made and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement;

(b)          The Purchaser shall have received, or the attorneys of the Purchaser shall have received in escrow (to be released from escrow at the time of closing), all Closing Documents as specified in Section 9 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof;

(c)          The Seller shall have delivered or caused to be delivered and released to the Purchaser or to its designee, all documents (including without limitation, the Mortgage Loans) required to be so delivered by the Purchaser pursuant to Section 2.01 of the Pooling and Servicing Agreement; and

(d)          All other terms and conditions of this Agreement and the Pooling and Servicing Agreement shall have been complied with.

Subject to the foregoing conditions, the Purchaser shall deliver or cause to be delivered to the Seller on the Closing Date, against delivery and release by the Seller to the Trustee of all documents required pursuant to the Pooling and Servicing Agreement, the Mortgage Loan Purchase Price for the Mortgage Loans as specified in Section 3 of this Agreement.

SECTION 9. Closing Documents. Without limiting the generality of Section 8 hereof, the closing shall be subject to delivery of each of the following documents:

(a)          A Secretary’s Certificate of the Seller, dated the Closing Date, in form satisfactory to and upon which the Purchaser, UBS Securities LLC and Countrywide Securities Corporation (together, the “Underwriters”) may rely, and attached thereto copies of the certificate of incorporation, by-laws and certificate of good standing of the Seller under the laws of Delaware;

(b)          An Opinion of Counsel of the Seller, dated the Closing Date, in form satisfactory to and addressed to the Underwriters;

(c)          Such opinions of counsel as the Rating Agencies or the Trustee may request in connection with the sale of the Mortgage Loans by the Seller to the Purchaser or the Seller’s execution and delivery of, or performance under, this Agreement;

(d)          A letter from Deloitte & Touche, certified public accountants, to the effect that they have performed certain specified procedures as a result of which they determined that certain information of an accounting, financial or statistical nature set forth in the Prospectus Supplement contained under the captions “Summary - Mortgage Loans,” “Risk Factors,” (to the extent of information concerning the Mortgage Loans contained therein) and “Description of the Mortgage Loans” agrees with the records of the Originator;

(e)          Such further information, certificates, opinions and documents as the Purchaser or the Underwriters may reasonably request.

SECTION 10. Costs. The Seller shall pay (or shall reimburse the Purchaser or any other Person to the extent that the Purchaser or such other Person shall pay) the fees and expenses of the Seller’s accountants and attorneys and the costs and expenses incurred in connection with obtaining the documents referred to in Sections 9(a), 9(b), 9(e) and 9(f), the costs and expenses of printing (or otherwise reproducing) and delivering this Agreement, the Pooling and Servicing

Agreement, the Certificates, the prospectus and Prospectus Supplement, and any private placement memorandum relating to the Certificates and other related documents, the initial fees, costs and expenses of the Trustee, the fees and expenses of the Purchaser’s counsel in connection with the preparation of all documents relating to the securitization of the Mortgage Loans, the filing fee charged by the Securities and Exchange Commission for registration of the Certificates and the fees charged by any rating agency to rate the Certificates. All other costs and expenses in connection with the transactions contemplated hereunder shall be borne by the party incurring such expense.

SECTION 11.	[Reserved].

SECTION 12. Indemnification. The Seller shall indemnify and hold harmless each of (i) the Purchaser, (ii) the Underwriters, (iii) the Person, if any, to which the Purchaser assigns its rights in and to a Mortgage Loan and each of their respective successors and assigns and (iv) each person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”) ((i) through (iv) collectively, the “Indemnified Party”) against any and all losses, claims, expenses, damages or liabilities to which the Indemnified Party may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement under the captions “Summary” (but only to the extent of statistics regarding the Mortgage Loans contained therein), “Risk Factors” (but only to the extent of statistics regarding the Mortgage Loans contained therein) and “Description of the Mortgage Loans”, or the omission or the alleged omission by the Seller to state therein the material fact necessary in order to make the statements therein not misleading and, with respect to any private placement memorandum, computational material, marketing material or any information provided by the Underwriters to a purchaser of the Certificates, any information of a comparable nature, or (ii) the data files containing information with respect to the Mortgage Loans as transmitted by modem to the Purchaser by the Seller or any of its affiliates (as such transmitted information may have been amended in writing by the Originator or any of its affiliates with the written consent of the Purchaser subsequent to such transmission) or any data that was correctly and accurately derived therefrom (it being understood that the Purchaser shall have no liability hereunder resulting from the aggregation or manipulation by the Seller or any Affiliate thereof of information in the Prospectus Supplement derived from information in the Mortgage Loan Schedule that is otherwise accurate information) or (b) any representation, warranty or covenant made by the Seller or any affiliate of the Seller herein on which the Purchaser has relied, being, or alleged to be, untrue or incorrect; provided, however, that to the extent that any such losses, claims, expenses, damages or liabilities to which the Indemnified Party may become subject arise out of or are based upon both (1) statements, omissions, representations, warranties or covenants of the Seller described in clause (a) or (b) above and (2) any other factual basis, the Seller shall indemnify and hold harmless the Indemnified Party only to the extent that the losses, claims, expenses, damages, or liab ilities of the person or persons asserting the claim are determined to rise from or be based upon matters set forth in clause (1) above and do not result from the gross negligence or willful misconduct of such Indemnified Party. This indemnity shall be in addition to any liability that the Seller may otherwise have.

SECTION 13. Mandatory Delivery; Grant of Security Interest. The sale and delivery on the Closing Date of the Mortgage Loans described on the Mortgage Loan Schedule in accordance with the terms and conditions of this Agreement is mandatory. It is specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser in the event of the Seller’s failure to deliver the Mortgage Loans on or before the Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in the Seller’s interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligation hereunder, and the Seller agrees that it holds such Mortgage Loans in custody for the Purchaser, subject to the Purchaser’s (i) right, prior to the Closing Date, to reject any Mortgage Loan to the extent permitted by this Agreement, and (ii) obligation to deliver or cause to be delivered the consideration for the Mortgage Loans pursuant to Section 8 he reof. Any Mortgage Loans rejected by the Purchaser shall concurrently therewith be released from the security interest created hereby. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

Notwithstanding the foregoing, if on the Closing Date, each of the conditions set forth in Section 8 hereof shall have been satisfied and the Purchaser shall not have paid or caused to be paid the Mortgage Loan Purchase Price, or any such condition shall not have been waived or satisfied and the Purchaser determines not to pay or cause to be paid the Mortgage Loan Purchase Price, the Purchaser shall immediately effect the re-delivery of the Mortgage Loans, if delivery to the Purchaser has occurred, and the security interest created by this Section 12 shall be deemed to have been released.

SECTION 14. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed by registered mail, postage prepaid, or transmitted by fax and, receipt of which is confirmed by telephone, if to the Purchaser, addressed to the Purchaser at 1285 Avenue of the Americas, New York, New York 10019, facsimile number (212) 713-7999, Attention: Glenn McIntyre, or such other address as may hereafter be furnished to the Seller in writing by the Purchaser; if to the Seller, addressed to the Seller at 1285 Avenue of the Americas, New York, New York 10019, facsimile number (212) 713-7999, Attention: Glenn McIntyre, or to such other address as the Seller may designate in writing to the Purchaser.

SECTION 15. Severability of Provisions. Any part, provision, representation or warranty of this Agreement that is prohibited or that is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement that is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

SECTION 16. Agreement of Parties. The Seller and the Purchaser each agree to execute and deliver such instruments and take such actions as either of the others may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement and the Pooling and Servicing Agreement.

SECTION 17. Survival. (a) The Seller agrees that the representations, warranties and agreements made by it herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by the Purchaser, notwithstanding any investigation heretofore or hereafter made by the Purchaser or on its behalf, and that the representations, warranties and agreements made by the Seller herein or in any such certificate or other instrument shall survive the delivery of and payment for the Mortgage Loans and shall continue in full force and effect, notwithstanding any restrictive or qualified endorsement on the Mortgage Notes and notwithstanding subsequent termination of this Agreement, the Pooling and Servicing Agreement or the Trust Fund.

SECTION 18. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS, DUTIES, OBLIGATIONS AND RESPONSIBILITIES OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS (OTHER THAN THE CHOICE OF LAW PROVISIONS THEREIN) AND DECISIONS OF THE STATE OF NEW YORK. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

SECTION 19. Miscellaneous. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by the Seller to the Purchaser as provided in Section 4 hereof be, and be construed as, a sale of the Mortgage Loans by the Seller to the Purchaser and not as a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the aforementioned intent of the parties, the Mortgage Loans are held to be property of the Seller, then (a) it is the express intent of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller and (b) (1) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the New York Uniform Commercial Code; (2) the conveyance provided for in Section 4 hereof shall be deemed to be a grant by the Seller to the Purchaser of a security interest in all of the Seller’s right, title and interest in and to the Mortgage Loans and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including without limitation all amounts, other than investment earnings, from time to time held or invested in the Collection Account whether in the form of cash, instruments, securities or other property; (3) the possession by the Purchaser or its agent of Mortgage Notes, the related Mortgages and such other items of property that constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession” by the secured party for purposes of perfecting the security interest pursuant to the New York Uniform Commercial Code; and (4) notifications to persons holding such property and acknowledgments, receipts or confirmations from persons holding such property shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Purchaser pursuant to Section 4(d) hereof shall also be deemed to be an assignment of any security interest created hereby. The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under appl icable law and will be maintained as such throughout the term of this Agreement and the Pooling and Servicing Agreement.

The NIMS Insurer, if any, shall be a third party beneficiary hereof and may enforce the terms hereof as if a party hereto.

IN WITNESS WHEREOF, the Purchaser and the Seller have caused their names to be signed by their respective officers thereunto duly authorized as of the date first above written.

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

By:________________________________

Name:

Title:

By:________________________________

Name:

Title:

UBS REAL ESTATE SECURITIES INC.

By:________________________________

Name:

Title:

By:________________________________

Name:

Title:

EXHIBIT A

Capitalized terms used but not defined in this Exhibit A have the meaning given to them in the Master Seller’s Purchase, Warranties and Interim Servicing Agreement, dated as of May 1, 2005 (the “Master Agreement”), between the Seller as purchaser and First Franklin Financial Corporation as seller.

The Seller hereby represents and warrants to the Purchaser that as to each Mortgage Loan as of the Closing Date:

(a)          The information set forth in the Mortgage Loan Schedule, including any diskette or other related data tapes sent to the Purchaser, is complete, true and correct in all material respects;

(b)          The Mortgage creates a (A) first lien and first priority security interest with respect to each Mortgage Loan which is indicated by the Company to be a First Lien (as reflected on the Mortgage Loan Schedule) or (B) second lien and second priority security interest with respect to each Mortgage Loan which is indicated by the Company to be a Second Lien (as reflected on the Mortgage Loan Schedule), in either case, in the related Mortgaged Property securing the related Mortgage Note;

(c)          All payments due on or prior to August 1, 2005 for such Mortgage Loan have been made as of the Closing Date, the Mortgage Loan is not delinquent in payment more than 30 days and has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; none of the Company, any Subservicer or the related originator advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan; no payment with respect to each Mortgage Loan has been thirty days past due during the preceding twelve-month period;

(d)          All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(e)          The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law. No instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer has been approved by the issuer of any related title insurance policy, to the extent required by the related policy.

(f)           The Mortgage Note and the Mortgage are not subject to any right of rescission, set off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, and no such right of rescission, set off, counterclaim or defense has been asserted with respect thereto; and the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;

(g)          All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Fannie Mae Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by the Freddie Mac Guides, in an amount representing coverage not less than the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loans, and (ii) the greater of (a) either (1) the outstanding principal balance of the Mortgage Loan with respect to each Mortgage Loan which is indicated by the Company to be a First Lien (as reflected on the Mortgage Loan Schedule) or (2) with respect to each Second Lien Mortgage Loan, the sum of the outstanding principal balance of the first lien on such Mortgage Loan and the outstanding principal balance of such Second Lien Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer, but in no event greater than the maximum amount permitted under applicable law. All such standard hazard policies are in full force and effect and on the date of origination contained a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae and Freddie Mac requirements, in an amount not less than the amount required by the Flood Disaster Protection Act of 1973, as amended. Such policy was issued by an insurer acceptable under Fannie Mae or Freddie Mac guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense, and upon the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor;

(h)          Any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing, predatory and abusive lending, or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects;

(i)           The Mortgage has not been satisfied, canceled or subordinated (other than the subordination of any Second Lien Mortgage Loan to the related First Lien), in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. None of the Company, the related originator or any Subservicer has waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company, the related originator or any Subservicer waived any default resulting from any action or inaction by the Mortgagor;

(j)           The related Mortgage is a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each Mortgage Loan which is indicated by the

Company to be a First Lien (as reflected on the Mortgage Loan Schedule), or (B) second lien and second priority security interest with respect to each Mortgage Loan which is indicated by the Company to be a Second Lien Mortgage Loan (as reflected on the Mortgage Loan Schedule), in either case, on the Mortgaged Property including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note’s original principal balance. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non deli nquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the appraised value of the Mortgaged Property as set forth in such appraisal, (3) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property and (4) with respect to each Mortgage Loan which is indicated by the Company to be a Second Lien Mortgage Loan (as reflected on the Mortgage Loan Schedule), a First Lien on the Mortgaged Property. Any security agreement, chattel mortgage or equivalent docu ment related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each Mortgage Loan which is indicated by the Company to be a First Lien (as reflected on the Mortgage Loan Schedule), or (B) second lien and second priority security interest with respect to each Mortgage Loan which is indicated by the Company to be a Second Lien Mortgage Loan (as reflected on the Mortgage Loan Schedule), in either case, on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

(k)          The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general application affecting the rights of creditors and by general equitable principles and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage L oan has taken place on the part of the Company, any Subservicer or the Mortgagor, or, on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on site or off site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid or are in the process of being paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(l)           The Company is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note, and upon recordation the Purchaser or its designee will be the owner of record of the Mortgage and the indebtedness evidenced by the Mortgage Note, and upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Servicing File in trust for the Purchaser only for the purpose of interim servicing and supervising the interim servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser on the related Closing Date, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment or pledge, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mor tgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of interim servicing the Mortgage Loan as set forth in this Agreement. The Mortgagor is a natural person;

(m)         Each Mortgage Loan is covered by an ALTA lender’s title insurance policy issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above and, with respect to each Mortgage Loan which is indicated by the Company to be a Second Lien Mortgage Loan (as reflected on the Mortgage Loan Schedule) clause (4)) the Company, its successors and assigns, as to the first (or, where applicable, second) priority lien of the Mortgage in the original principal amount of the Mortgage Loan and, with respect to each Adjustable Rate Mortgage Loan, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjust ment in the Mortgage Interest Rate and Monthly Payment. Additionally, such policy affirmatively insures ingress and egress to and from the Mortgaged Property. Where required by applicable state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, are the sole insureds of such lender’s title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company’s interest therein does not require the consent of or notification to the insurer and such lender’s title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement and the related Confirmation. No claims have been made under such lender’s title insurance policy, and no prior holder of the related Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy;

(n)          There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and none of the Company, any Subservicer nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration. With respect to each Mortgage Loan which is indicated by the Company to be a Second Lien Mortgage Loan (as reflected on the Mortgage Loan Schedule) (i) the First Lien is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such First Lien mortgage or the related mortgage note, (iii) to the best of Company’s and any related Subservicer’s knowledge, no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and (iv) either (A) the First Lien mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Mortgage Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the First Lien mortgage;

(o)          There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(p)          All improvements subject to the Mortgage which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(q)          The Mortgage Loan was originated for the Company by either the First Franklin or Nations Point division of the National City Bank of Indiana. The Mortgage Loan complies with all the terms, conditions and requirements of the Company’s Underwriting Standards in effect at the time of origination of such Mortgage Loan. The Mortgage Note and Mortgage (exclusive of any riders) with respect to each First Lien Mortgage Loans are on forms acceptable to Fannie Mae or Freddie Mac and the Mortgage Note and Mortgage with respect to each Second Lien Mortgage Loans are on forms used by prudent mortgage lenders in the jurisdiction in which such Mortgage Loans were originated. The Mortgage Loan bears interest at the Mortgage Interest Rate set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due a nd payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the originator at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(r)           The Mortgaged Property is not subject to any material damage by waste, fire, earthquake, windstorm, flood or other casualty. At origination of the Mortgage Loan there was, and there currently is, no proceeding pending for the total or partial condemnation of the Mortgaged Property. There have not been any condemnation proceedings with respect to the Mortgaged Property and there are no such proceedings scheduled to commence at a future date;

(s)          The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage;

(t)           If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee’s sale or attempted sale after default by the Mortgagor;

(u)          The Mortgage File contains an appraisal of the related Mortgaged Property which, (a) with respect to First Lien Mortgage Loans, is on appraisal form 1004 or form 2055 with an interior inspection, or (b) with respect to Second Lien Mortgage Loans, is on appraisal form 704, 2065 or 2055, and (c) with respect to (a) or (b) above was signed prior to the final approval of the mortgage loan application, by a Qualified Appraiser and the appraisal satisfies the requirements of Fannie Mae or Freddie Mac and Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

(v)          All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) if required by applicable law, qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(w)         The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in (j) above and such collateral does not serve as security for any other obligation;

(x)          The Mortgagor has received all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(y)          The Mortgage Loan does not contain “graduated payment” features and does not have a shared appreciation or other contingent interest feature; no Mortgage Loan contains any buydown provisions;

(z)          The Mortgagor is not in bankruptcy and the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(aa)        Principal payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Loans have an original term to maturity of not more than 30 years, with interest payable in arrears on the first day of each month. Each Mortgage Note requires a monthly payment which is sufficient to fully amortize the original principal balance over the original term thereof (other than with respect to a Balloon Loan or during the interest-only period with respect to an Interest-Only Loan) and to pay interest at the related Mortgage Interest Rate. With respect to each Interest-Only Loan, the interest-only period does not exceed ten (10) years (or such lesser period specified on the Mortgage Loan Schedule) and following the expiration of such interest-only period, the remaining Monthly Payments shall be sufficient to fully amortize the original principal balance over the remaining term of such Interest-Only Loan. With respect to each Balloon Loan, the Mortgage Note is payable in equal monthly installments of principal and interest based on a fifteen (15) or thirty (30) year amortization schedule, as set forth in the related Mortgage Note, and a final Monthly Payment substantially greater than the preceding Monthly Payment is required which is sufficient to amortize the remaining principal balance of the Balloon Loan. No Mortgage Loan contains terms or provisions which would result in negative amortization. No Mortgage Loan is a Convertible Mortgage Loan. No Mortgage Loan provides for the capitalization or forbearance of interest;

(bb)	No Mortgage Loan is subject to a lender-paid mortgage insurance policy;

(cc)        As to any Mortgage Loan which is not a MERS Mortgage Loan, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(dd)        The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a cooperative housing corporation erected thereon, or a mobile home. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date or origination no portion of the Mortgaged Property has been used for commercial purposes;

(ee)        Except as set forth on the related Mortgage Loan Schedule, none of the Mortgage Loans are subject to a Prepayment Penalty. For any Mortgage Loan originated prior to October 1, 2002 that is subject to a Prepayment Penalty, such prepayment penalty does not extend beyond five years after the date of origination. For any Mortgage Loan originated on or following October 1, 2002 that is subject to a Prepayment Penalty, such prepayment penalty does not extend beyond three years after the date of origination. Any such prepayment penalty is enforceable and was originated in compliance with all applicable federal, state, and local laws. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the loan’s origination, the Mortgagor agreed to such premium in ex change for a monetary benefit, including but not limited to a rate or fee reduction, (ii) the Company has no knowledge that prior to the loan’s origination the Mortgagor was not offered the option of obtaining a Mortgage Loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the Mortgagor in the loan documents pursuant to applicable state and federal law, (iv) for Mortgage Loans originated on or after September 1, 2004, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note, unless the Mortgage Loan was modified to reduce the prepayment period to no more than three years from the date of the Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period, and (v)

notwithstanding any state or federal law to the contrary, neither the Company nor any Subservicer shall impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the Mortgagor’s default in making the loan payments;

(ff)         The Mortgaged Property is lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(gg)        If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development), or stock in a cooperative housing corporation, such condominium, cooperative or planned unit development is not an ineligible project pursuant to Part XII, Section 102 of the Fannie Mae Sellers’ Guide;

(hh)         There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(ii)          The Mortgagor has not notified the Company, the related originator or any Subservicer requesting relief under the Servicemembers Civil Relief Act, and none of the Company, the related originator or any Subservicer has knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act or any similar state laws;

(jj)          As of the related Closing Date, no Mortgage Loan was in construction or rehabilitation status or has facilitated the trade-in or exchange of a Mortgaged Property;

(kk)        No action has been taken or failed to be taken on or prior to the related Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any insurance policy related to a Mortgage Loan (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud, or for any other reason under such coverage;

(ll)          The Mortgage Loan was originated by a savings and loan association, a savings bank, a commercial bank, a credit union, an insurance company, or similar institution which is supervised and examined by a federal or state authority, or by a mortgagee approved by the Secretary of HUD pursuant to Sections 203 and 211 of the National Housing Act;

(mm)	No Mortgaged Property is subject to a ground lease;

(nn)        With respect to any broker fees collected and paid on any of the Mortgage Loans, all broker fees have been properly assessed to the Mortgagor and no claims will arise as to broker fees that are double charged and for which the Mortgagor would be entitled to reimbursement;

(oo)        With respect to any Mortgage Loan as to which an affidavit has been delivered to the Purchaser certifying that the original Mortgage Note has been lost or destroyed and not been replaced, if such Mortgage Loan is subsequently in default, the enforcement of such Mortgage Loan will not be materially adversely affected by the absence of the original Mortgage Note;

(pp)        Each Mortgage Loan constitutes a qualified mortgage under Section 860G(a)(3)(A) of the Code and Treasury Regulations Section 1.860G-2(a)(1);

(qq)        Except as provided in Section 2.06 of the Master Agreement, the Mortgage Note, the Mortgage, the Assignment of Mortgage and the other Mortgage Loan Documents set forth in Exhibit A-1 of the Master Agreement and required to be delivered on the related Closing Date have been delivered to the Purchaser or its designee all in compliance with the specific requirements of this Agreement. With respect to each Mortgage Loan, the Company is in possession of a complete Mortgage File and Servicing File except for such documents as have been delivered to the Purchaser or its designee;

(rr)         All information supplied by, on behalf of, or concerning the Mortgagor is true, accurate and complete and does not contain any statement that is or will be inaccurate or misleading in any material respect;

(ss)	[reserved];

(tt)          No Mortgage Loan had a Loan-to-Value Ratio at the time of origination of more than 100% and no Mortgage Loan had a Combined Loan-to-Value Ratio at the time of origination of more than 100%;

(uu)        No Mortgage Loan is (a) subject to, covered by or in violation of the Home Ownership and Equity Protection Act of 1994 (“HOEPA”), (b) classified as a “high cost,” “covered,” “high risk home”, “high-rate, high-fee,” “threshold,” or “predatory” loan under HOEPA or any other applicable state, federal or local law, including any predatory or abusive lending laws (or a similarly classified loan using different terminology under an applicable law imposing heightened scrutiny or additional legal liability for a residential mortgage loan having high interest rates, points and/or fees), (c) a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the Standard & Poor’s LEVELS® Glossary Revised, Appendix E) or (d) in violation of any applicable sta te law or ordinance comparable to HOEPA;

(vv)        No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit life, disability, unemployment, property, mortgage, accident or health insurance policy or debt cancellation agreement in connection with the origination of the Mortgage Loan; None of the proceeds of the Mortgage Loan were used to purchase or finance single-premium credit life, disability insurance policies, debt cancellation agreements or any comparable insurance;

(ww)     Any principal advances made to the Mortgagor prior to the related Closing Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having (A) first lien priority with respect to each Mortgage Loan which is indicated by the Company to be a First Lien (as reflected on the Mortgage Loan Schedule), or (B) second lien priority with respect to each Mortgage Loan which is indicated by the Company to be a Second Lien Mortgage Loan (as reflected on the Mortgage Loan Data Transmission), in either case, by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(xx)        Interest on each Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months;

(yy)	No Balloon Loan has an original stated maturity of less than seven (7) years;

(zz)        With respect to each MERS Mortgage Loan, a MIN has been assigned by MERS and such MIN is accurately provided on the related Mortgage Loan Schedule. The related assignment of Mortgage to MERS has been duly and properly recorded;

(aaa)      With respect to each MERS Mortgage Loan, neither the Company nor any Subservicer has received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS;

(bbb)     Any Mortgaged Property that is considered manufactured housing shall be legally classified as real property, is permanently affixed to a foundation and must assume the characteristics of site-built housing and must otherwise conform to the requirements of Fannie Mae and Freddie Mac;

(ccc)      With respect to each Mortgage Loan, the Company has accurately furnished complete information on the related borrower credit files to Equifax, Experian and Trans Union Credit Information Company, in accordance with the Fair Credit Reporting Act and its implementing regulations, on a monthly basis and the Company will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company, on a monthly basis.

(ddd)     The Company and the related originator of the Mortgage Loan have complied with all applicable anti-money laundering laws and regulations, including the relevant provisions of the Bank Secrecy Act as amended by the USA Patriot Act of 2001 and its implementing regulations (collectively, the “Patriot Act”); the Company has established an anti-money laundering compliance program and with respect to the Patriot Act has (i) developed internal policies, procedures and controls reasonably designed to prevent any funds from being used for money laundering or the financing of terrorist activities; (ii) designated a compliance officer, (iii) implemented an ongoing employee training program, and (iv) developed an independent audit function to test the compliance program; and the Company is in compliance wit the implementing regulations promulgated and admini stered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and has

established an OFAC compliance program. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by OFAC or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations;

(eee)      With respect to each Mortgage Loan which is a Second Lien Mortgage Loan (i) if the related first lien provides for negative amortization, the LTV was calculated at the maximum principal balance of such first lien that could result upon application of such negative amortization feature, and (ii) either no consent for the Mortgage Loan is required by the holder of the first lien or such consent has been obtained and is contained in the Mortgage File;

(fff)        No predatory or deceptive lending practices, including but not limited to, the extension of credit to the applicable Mortgagor without regard for said Mortgagor’s ability to repay the Mortgage Loan and the extension of credit to said Mortgagor which has no apparent benefit to said Mortgagor, were employed by the originator of the Mortgage Loan in connection with the origination of the Mortgage Loan.;

(ggg)     No Mortgage Loan is a “High Cost Home Loan” as defined in the Georgia Fair Lending Act, as amended (the “Georgia Act”) or New York Banking Law 6-1. No Mortgage Loan secured by owner occupied real property or an owner occupied manufactured home located in the State of Georgia was originated (or modified) on or after October 1, 2002 through and including March 6, 2003;

(hhh)     No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan’s originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan’s origination, such Mortgagor did not qualify taking into account credit history and debt to income ratios for a lower cost credit product then offered by the Mortgage Loan’s originator or any affiliate of the Mortgage Loan’s originator; provided, that for the purposes of this subpart, “any affiliate of the Mortgage Loan’s originator” shall mean any of, and only, the Company and the First Franklin and Nations Point divisions of National City Bank of Indiana;

(iii)        The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the Mortgagor’s income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the Mortgagor’s equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

(jjj)        All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation;

(kkk)     All points and fees related to each Mortgage Loan (i) were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation and (ii) are disclosed on the related Mortgage Loan closing statement (HUD-1) which is contained in the related Servicing File;

(lll)	[reserved];

(mmm)   Each Loan is eligible for sale in the secondary mortgage market or for securitization without unreasonable credit enhancement;

(nnn)     No Mortgage Loan is a “High-Cost Home Loan” under the New Jersey Home Ownership Security Act of 2002 (the “NJ Act”); and each Mortgage Loan subject to the NJ Act is considered under the NJ Act as, either, a (1) purchase money Home Loan, (2) purchase money Covered Loan (with respect to Mortgage Loans which were originated between November 26, 2003 and July 7, 2004), or (3) a rate/term refinance Home Loan;

(ooo)     No Mortgagor agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction; and no Mortgage Loan is subject to mandatory arbitration;

(ppp)     The Mortgagor has not made or caused to be made any payment in the nature of an ‘average’ or ‘yield spread premium’ to a mortgage broker or a like Person which has not been fully disclosed to the Mortgagor;

(qqq)     No Mortgage Loan secured by a Mortgaged Property located in the Commonwealth of Massachusetts was made to pay off or refinance an existing loan or other debt of the related borrower (as the term "borrower" is defined in the regulations promulgated by the Massachusetts Secretary of State in connection with the Massachusetts General Laws Chapter 183, Section 28C) unless (a) the related Mortgage Interest Rate (that would be effective once the introductory rate expires, with respect to Adjustable Rate Mortgage Loans) did or would not exceed by more than 2.50% the yield on United States Treasury securities having comparable periods of maturity to the maturity of the related Mortgage Loan as of the fifteenth day of the month immediately preceding the month in which the application for the extension of credit was received by the related lender or (b) the Mortgage Loan is an “open-end home loan” (as such term is used in the Massachusetts General Laws Chapter 183, Section 28C or the regulations promulgated in connection therewith) and the related Mortgage Note provides that the related Mortgage Interest Rate may not exceed at any time the Prime rate index as published in the Wall Street Journal plus a margin of one percent;

(rrr)        Each Mortgage Loan is covered by a “life of loan” Tax Service Contract which is assignable to the Purchaser or its designee at no cost to the Purchaser or its designee or, for each Mortgage Loan not covered by such Tax Service Contract, the Company agrees to purchase such Tax Service Contract; and

(sss)       Each Mortgage Loan is covered by a “life of loan” Flood Zone Service Contract which is assignable to the Purchaser or its designee at no cost to the Purchaser or its designee or, for each Mortgage Loan not covered by such Flood Zone Service Contract, the Company agrees to purchase such Flood Zone Service Contract;

(ttt)        The Stated Principal Balance of each Group I Mortgage Loan is within Freddie Mac’s dollar amount limits conforming to one-to four-family mortgage loans.

EXHIBIT E

REQUEST FOR RELEASE

OF DOCUMENTS

To:	U.S. Bank National Association

1133 Rankin Street, Suite 100

St. Paul, MN 55116

Attn: Document Collateral Services / FFMLT 2005-FF7

Re:

Pooling and Servicing Agreement, dated as of August 1, 2005, among Mortgage Asset Securitization Transactions, Inc., Countrywide Home Loans Servicing LP and U.S. Bank National Association, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

In connection with the administration of the Mortgage Loans held by you as Trustee pursuant to the above-captioned Pooling and Servicing Agreement, we request the release, and hereby acknowledge receipt of the Trustee's Mortgage File Or the Mortgage Loan described below, for the reason indicated.

In addition, all amounts have been received in connection with such payment, repurchase or liquidation and have been credited to the related Collection Account.

Mortgage Loan Number:

Mortgagor Name. Address & Zip Code:

Reason for Requesting Documents (check one):

1.	Mortgage Paid in Full ____
2.	Foreclosure ____
3.	Substitution ____
4.	Other Liquidation (Repurchases, etc.) ____
5.	Nonliquidation Reason: ______________________________________________

Address to which Trustee should deliver

the Trustee's Mortgage File:

By:__________________________________

(authorized signer)

Issuer:__________________________________

Address:__________________________________

Date:__________________________________

Trustee

U.S. Bank National Association

Please acknowledge the execution of the above request by your signature and date below:

_____________________	___________
Signature	Date

Documents returned to Trustee:

_____________________	___________
Trustee	Date

EXHIBIT F-1

FORM OF TRANSFEROR REPRESENTATION LETTER

[Date]

U.S. Bank National Association

60 Livingston Avenue

EP-MN-WS2N

St. Paul, MN 55107

Attn: Transfer Unit / FFMLT 2005-FF7

Re:	First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Class ___, representing a ___% Class ___ Percentage Interest

Ladies and Gentlemen:

In connection with the transfer by ________________ (the “Transferor”) to ________________ (the “Transferee”) of the captioned mortgage loan asset-backed certificates (the “Certificates”), the Transferor hereby certifies as follows:

Neither the Transferor nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) has solicited any offer to buy or to accept a pledge, disposition or other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) has otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) has made any general solicitation by means of general advertising or in any other manner, (e) has taken any other action, that (in the case of each of subclauses (a) through (e) above) would constitute a distribution of the Certificates under the Securities Act of 1933, as amended (the “1933 Act”), or would render the disposition of any Certificate a violation of Section 5 of the 1933 Act or any state securities law or would require registration or qualification pursuant thereto. The Transferor will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any Certificate. The Transferor will not sell or otherwise transfer any of the Certificates, except in compliance with the provisions of that certain Pooling and Servicing Agreement, dated as of August 1, 2005, among Mortgage Asset Securitization Transactions, Inc. as Depositor, Countrywide Home Loans Servicing LP as Servicer and U.S. Bank National Association as Trustee (the “Pooling and Servicing Agreement”), pursuant to which Pooling and Servicing Agreement the Certificates were issued.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

Very truly yours,

[Transferor]

By:___________________________

Name:

Title:

FORM OF TRANSFEREE REPRESENTATION LETTER

[Date]

U.S. Bank National Association

60 Livingston Avenue

EP-MN-WS2N

St. Paul, MN 55107

Attn: Transfer Unit / FFMLT 2005-FF7

Re:	First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7, Class ___, representing a ___% Class ___ Percentage Interest

Ladies and Gentlemen:

In connection with the purchase from ______________________ (the “Transferor”) on the date hereof of the captioned trust certificates (the “Certificates”), _______________ (the “Transferee”) hereby certifies as follows:

1.     The Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A (“Rule 144A”) under the Securities Act of 1933 (the “1933 Act”) and has completed either of the forms of certification to that effect attached hereto as Annex 1 or Annex 2. The Transferee is aware that the sale to it is being made in reliance on Rule 144A. The Transferee is acquiring the Certificates for its own account or for the account of a qualified institutional buyer, and understands that such Certificate may be resold, pledged or transferred only (i) to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the 1933 Act.

2.     The Transferee has been furnished with all information regarding (a) the Certificates and distributions thereon, (b) the nature, performance and servicing of the Mortgage Loans, (c) the Pooling and Servicing Agreement referred to below, and (d) any credit enhancement mechanism associated with the Certificates, that it has requested.

All capitalized terms used but not otherwise defined herein have the respective meanings assigned thereto in the Pooling and Servicing Agreement, dated as of August 1, 2005, among Mortgage Asset Securitization Transactions, Inc. as Depositor, Countrywide Home Loans Servicing LP as Servicer and U.S. Bank National Association as Trustee, pursuant to which the Certificates were issued.

[TRANSFEREE]

By:__________________________

Name:

Title:

ANNEX 1 TO EXHIBIT F-1

QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

[FOR TRANSFEREES OTHER THAN REGISTERED INVESTMENT COMPANIES]

The undersigned hereby certifies as follows to [name of Transferor] (the “Transferor”) and U.S. Bank National Association, as Trustee, with respect to the mortgage loan asset-backed certificates (the “Certificates”) described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

1. As indicated below, the undersigned is the President, Chief Financial Officer, Senior Vice President or other executive officer of the entity purchasing the Certificates (the “Transferee”).

2. In connection with purchases by the Transferee, the Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933 (“Rule 144A”) because (i) the Transferee owned and/or invested on a discretionary basis $______________________ in securities (except for the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

___ CORPORATION, ETC. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986.

___ BANK. The Transferee (a) is a national bank or banking institution organized under the laws of any State, territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

___ SAVINGS AND LOAN. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least

_________________________

            Transferee must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee is a dealer, and, in that case, Transferee must own and/or invest on a discretionary basis at least $10,000,000 in securities. $25,000,000 as demonstrated in its latest annual financial statements, A COPY OF WHICH IS ATTACHED HERETO.

___ BROKER-DEALER. The Transferee is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934.

___ INSURANCE COMPANY. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, territory or the District of Columbia.

___ STATE OR LOCAL PLAN. The Transferee is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

___ ERISA PLAN. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

___ INVESTMENT ADVISOR. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940.

3. The term “SECURITIES” as used herein DOES NOT INCLUDE (i) securities of issuers that are affiliated with the Transferee, (ii) securities that are part of an unsold allotment to or subscription by the Transferee, if the Transferee is a dealer, (iii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iv) bank deposit notes and certificates of deposit, (v) loan participations, (vi) repurchase agreements, (vii) securities owned but subject to a repurchase agreement and (viii) currency, interest rate and commodity swaps.

4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, the Transferee used the cost of such securities to the Transferee and did not include any of the securities referred to in the preceding paragraph. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of the Transferee, but only if such subsidiaries are consolidated with the Transferee in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Transferee's direction. However, such securities were not included if the Transferee is a majority-owned, consolidated subsidiary of another enterprise and the Transferee is not itself a reporting company under the Securities Exchange Act of 1934.

5. The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule 144A.

___	___	Will the Transferee be purchasing the Certificates
Yes	No	only for the Transferee's own account?

6. If the answer to the foregoing question is “no”, the Transferee agrees that, in connection with any purchase of securities sold to the Transferee for the account of a third party (including any separate account) in reliance on Rule 144A, the Transferee will only purchase for the account of a third party that at the time is a “qualified institutional buyer” within the meaning of Rule 144A. In addition, the Transferee agrees that the Transferee will not purchase securities for a third party unless the Transferee has obtained a current representation letter from such third party or taken other appropriate steps contemplated by Rule 144A to conclude that such third party independently meets the definition of “qualified institutional buyer” set forth in Rule 144A.

7. The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee's purchase of the Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties updated annual financial statements promptly after they become available.

Dated: ___________

____________________________________

Print Name of Transferee

By:_________________________________

Name:

Title:

ANNEX 2 TO EXHIBIT F-1

QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

[FOR TRANSFEREES THAT ARE REGISTERED INVESTMENT COMPANIES]

The undersigned hereby certifies as follows to [name of Transferor] (the “Transferor”) and U.S. Bank National Association, as Trustee, with respect to the mortgage loan asset-backed certificates (the “Certificates”) described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

1. As indicated below, the undersigned is the President, Chief Financial Officer or Senior Vice President of the entity purchasing the Certificates (the “Transferee”) or, if the Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933 (“Rule 144A”) because the Transferee is part of a Family of Investment Companies (as defined below), is such an officer of the investment adviser (the “Adviser”).

2. In connection with purchases by the Transferee, the Transferee is a “qualified institutional buyer” as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, and (ii) as marked below, the Transferee alone, or the Transferee's Family of Investment Companies, owned at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of Investment Companies, the cost of such securities was used.

____

The Transferee owned $___________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

____

The Transferee is part of a Family of Investment Companies which owned in the aggregate $______________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

3. The term “FAMILY OF INVESTMENT COMPANIES” as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

4. The term “SECURITIES” as used herein does not include (i) securities of issuers that are affiliated with the Transferee or are part of the Transferee's Family of Investment Companies, (ii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements,

(vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

5. The Transferee is familiar with Rule 144A and understands that the parties to which this certification is being made are relying and will continue to rely on the statements made herein because one or more sales to the Transferee will be in reliance on Rule 144A. In addition, the Transferee will only purchase for the Transferee's own account.

6. The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's purchase of the Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

Dated: __________

______________________________

Print Name of Transferee or Advisor

By:________________________________ Name:

Title:

IF AN ADVISER:

______________________________

Print Name of Transferee

FORM OF TRANSFEREE REPRESENTATION LETTER

The undersigned hereby certifies on behalf of the purchaser named below (the “Purchaser”) as follows:

1. I am an executive officer of the Purchaser.

2. The Purchaser is a “qualified institutional buyer”, as defined in Rule 144A, (“Rule 144A”) under the Securities Act of 1933, as amended.

3. As of the date specified below (which is not earlier than the last day of the Purchaser's most recent fiscal year), the amount of “securities”, computed for purposes of Rule 144A, owned and invested on a discretionary basis by the Purchaser was in excess of $100,000,000.

Name of Purchaser

__________________________

By:____________________________

Name:

Title:

Date of this certificate: ______________

Date of information provided in paragraph 3: ______________

EXHIBIT F-2

FORM OF TRANSFER AFFIDAVIT AND AGREEMENT

STATE OF NEW YORK	)
COUNTY OF NEW YORK	)

__________________________, being duly sworn, deposes, represents and warrants as follows:

1.     I am a ______________________ of ____________________________ (the “Owner”) a corporation duly organized and existing under the laws of ______________, the record owner of First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7, Class [R][R-X] Certificates, (the “Residual Certificates”), on behalf of whom I make this affidavit and agreement. Capitalized terms used but not defined herein have the respective meanings assigned thereto in the Pooling and Servicing Agreement pursuant to which the Residual Certificates were issued.

2.     The Owner (i) is and will be a “Permitted Transferee” as of ____________, 20__ and (ii) is acquiring the Residual Certificates for its own account or for the account of another Owner from which it has received an affidavit in substantially the same form as this affidavit. A “Permitted Transferee” is any person other than a “disqualified organization” or a possession of the United States. For this purpose, a “disqualified organization” means the United States, any state or political subdivision thereof, any agency or instrumentality of any of the foregoing (other than an instrumentality all of the activities of which are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of whose board of directors is not selected by any such governmental entity) or any foreign government, international organization or any agency or instrumentality of such foreign government or organization, any rural electric or telephone cooperative, or any organization (other than certain farmers' cooperatives) that is generally exempt from federal income tax unless such organization is subject to the tax on unrelated business taxable income.

3.     The Owner is aware (i) of the tax that would be imposed on transfers of the Residual Certificates to disqualified organizations under the Internal Revenue Code of 1986 that applies to all transfers of the Residual Certificates after March 31, 1988; (ii) that such tax would be on the transferor or, if such transfer is through an agent (which person includes a broker, nominee or middleman) for a non-Permitted Transferee, on the agent; (iii) that the person otherwise liable for the tax shall be relieved of liability for the tax if the transferee furnishes to such person an affidavit that the transferee is a Permitted Transferee and, at the time of transfer, such person does not have actual knowledge that the affidavit is false; and (iv) that each of the Residual Certificates may be a “noneconomic residual interest” within the meaning of proposed Treasury regulations promulgated under the Code and that the transferor of a “noneconomic residual interest” will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer is to impede the assessment or collection of tax.

4.     The Owner is aware of the tax imposed on a “pass-through entity” holding the Residual Certificates if, at any time during the taxable year of the pass-through entity, a non-Permitted Transferee is the record holder of an interest in such entity. (For this purpose, a “pass-through entity” includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives.)

5.     The Owner is aware that the Trustee will not register the transfer of any Residual Certificate unless the transferee, or the transferee's agent, delivers to the Trustee, among other things, an affidavit in substantially the same form as this affidavit. The Owner expressly agrees that it will not consummate any such transfer if it knows or believes that any of the representations contained in such affidavit and agreement are false.

6.     The Owner consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Residual Certificates will only be owned, directly or indirectly, by an Owner that is a Permitted Transferee.

7.	The Owner's taxpayer identification number is _________________.

8.     The Owner has reviewed the restrictions set forth on the face of the Residual Certificates and the provisions of Section 5.02(d) of the Pooling and Servicing Agreement under which the Residual Certificates were issued (in particular, clauses (iii)(A) and (iii)(B) of Section 5.02(d) which authorize the Trustee to deliver payments to a person other than the Owner and negotiate a mandatory sale by the Trustee in the event that the Owner holds such Certificate in violation of Section 5.02(d)); and that the Owner expressly agrees to be bound by and to comply with such restrictions and provisions.

9.     The Owner is not acquiring and will not transfer the Residual Certificates in order to impede the assessment or collection of any tax.

10.  The Owner anticipates that it will, so long as it holds the Residual Certificates, have sufficient assets to pay any taxes owed by the holder of such Residual Certificates, and hereby represents to and for the benefit of the person from whom it acquired the Residual Certificates that the Owner intends to pay taxes associated with holding such Residual Certificates as they become due, fully understanding that it may incur tax liabilities in excess of any cash flows generated by the Residual Certificates.

11.  The Owner has no present knowledge that it may become insolvent or subject to a bankruptcy proceeding for so long as it holds the Residual Certificates.

12.  The Owner has no present knowledge or expectation that it will be unable to pay any United States taxes owed by it so long as any of the Certificates remain outstanding.

13.  The Owner is not acquiring the Residual Certificates with the intent to transfer the Residual Certificates to any person or entity that will not have sufficient assets to pay any taxes owed by the holder of such Residual Certificates, or that may become insolvent or subject to a bankruptcy proceeding, for so long as the Residual Certificates remain outstanding.

14.  The Owner will, in connection with any transfer that it makes of the Residual Certificates, obtain from its transferee the representations required by Section 5.02(d) of the Pooling and Servicing Agreement under which the Residual Certificate were issued and will not consummate any such transfer if it knows, or knows facts that should lead it to believe, that any such representations are false.

15.  The Owner will, in connection with any transfer that it makes of the Residual Certificates, deliver to the Trustee an affidavit, which represents and warrants that it is not transferring the Residual Certificates to impede the assessment or collection of any tax and that it has no actual knowledge that the proposed transferee: (i) has insufficient assets to pay any taxes owed by such transferee as holder of the Residual Certificates; (ii) may become insolvent or subject to a bankruptcy proceeding for so long as the Residual Certificates remains outstanding; and (iii) is not a “Permitted Transferee”.

16.  The Owner is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof, or an estate or trust whose income from sources without the United States may be included in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States.

17.  The Owner of the Residual Certificate, hereby agrees that in the event that the Trust Fund created by the Pooling and Servicing Agreement is terminated pursuant to Section 9.01 thereof, the undersigned shall assign and transfer to the Holders of the Class CE Certificates (with respect to a termination of REMIC I) any amounts in excess of par received in connection with such termination. Accordingly, in the event of such termination, the Trustee is hereby authorized to withhold any such amounts in excess of par and to pay such amounts directly to the Holders of the Class CE Certificates. This agreement shall bind and be enforceable against any successor, transferee or assignee of the undersigned in the Residual Certificate. In connection with any transfer of the Residual Certificate, the Owner shall obtain an agreement substantially similar to this clause from any subsequent owner.

IN WITNESS WHEREOF, the Owner has caused this instrument to be executed on its behalf, pursuant to the authority of its Board of Directors, by its [Vice] President, attested by its [Assistant] Secretary, this ____ day of __________, 20__.

[OWNER]

By:__________________________ Name:

Title:	[Vice] President

ATTEST:

By:_________________________________

Name:

Title:	[Assistant] Secretary

Personally appeared before me the above-named , known or proved to me to be the same person who executed the foregoing instrument and to be a [Vice] President of the Owner, and acknowledged to me that [he/she] executed the same as [his/her] free act and deed and the free act and deed of the Owner.

Subscribed and sworn before me this ____ day of __________, 20___.

____________________________ Notary Public

County of __________________ State of ___________________

My Commission expires:

FORM OF TRANSFEROR AFFIDAVIT

STATE OF NEW YORK	)
COUNTY OF NEW YORK	)

__________________________, being duly sworn, deposes, represents and warrants as follows:

1.     I am a ____________________ of ____________________________ (the “Owner”), a corporation duly organized and existing under the laws of ______________, on behalf of whom I make this affidavit.

2.     The Owner is not transferring the Residual Certificates (the “Residual Certificates”) to impede the assessment or collection of any tax.

3.     The Owner has no actual knowledge that the Person that is the proposed transferee (the “Purchaser”) of the Residual Certificates: (i) has insufficient assets to pay any taxes owed by such proposed transferee as holder of the Residual Certificates; (ii) may become insolvent or subject to a bankruptcy proceeding for so long as the Residual Certificates remain outstanding; and (iii) is not a Permitted Transferee.

4.     The Owner understands that the Purchaser has delivered to the Trustee a transfer affidavit and agreement in the form attached to the Pooling and Servicing Agreement as Exhibit F-2. The Owner does not know or believe that any representation contained therein is false.

5.     At the time of transfer, the Owner has conducted a reasonable investigation of the financial condition of the Purchaser as contemplated by Treasury Regulations Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Owner has determined that the Purchaser has historically paid its debts as they became due and has found no significant evidence to indicate that the Purchaser will not continue to pay its debts as they become due in the future. The Owner understands that the transfer of a Residual Certificate may not be respected for United States income tax purposes (and the Owner may continue to be liable for United States income taxes associated therewith) unless the Owner has conducted such an investigation.

6.     Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Owner has caused this instrument to be executed on its behalf, pursuant to the authority of its Board of Directors, by its [Vice] President, attested by its [Assistant] Secretary, this ____ day of ___________, 20__.

[OWNER]

By:________________________________

Name:

Title:	[Vice] President

ATTEST:

By:______________________________

Name:

Title:	[Assistant] Secretary

Personally appeared before me the above-named , known or proved to me to be the same person who executed the foregoing instrument and to be a [Vice] President of the Owner, and acknowledged to me that [he/she] executed the same as [his/her] free act and deed and the free act and deed of the Owner.

Subscribed and sworn before me this ____ day of __________, 20___.

____________________________ Notary Public

County of __________________ State of ___________________

My Commission expires:

EXHIBIT G

FORM OF CERTIFICATION WITH RESPECT TO ERISA AND THE CODE

_____________, 2005

Mortgage Asset Securitization Transactions, Inc.

1285 Avenue of the Americas

New York, New York 10019

Countrywide Home Loans Servicing LP

4500 Park Granada

Calabasas, CA 91302

U.S. Bank National Association

60 Livingston Avenue

EP-MN-WS2N

St. Paul, MN 55107

Attn: Transfer Unit / FFMLT 2005-FF7

Re:	First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates Series 2005-FF7, Class

Dear Sirs:

_______________________ (the “Transferee”) intends to acquire from _____________________ (the “Transferor”) $____________ Initial Certificate Principal Balance of First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7, Class [CE] [P] [R](the “Certificates”), issued pursuant to a Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) dated as of August 1, 2005, among Mortgage Asset Securitization Transactions, Inc. as depositor (the “Depositor”), Countrywide Home Loans Servicing LP as Servicer (the “Servicer”) and U.S. Bank National Association as trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to, and covenants with the Depositor, the Trustee and the Servicer that:

The Certificates (i) are not being acquired by, and will not be transferred to, any employee benefit plan within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and bank collective investment funds and insurance company general or separate accounts in which such plans, accounts or arrangements are invested, that is subject to Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986 (the “Code”) (any of the foregoing, a “Plan”), (ii) are not being acquired with “plan assets” of a Plan within the meaning of the Department of Labor (“DOL”) regulation, 29 C.F.R.ss.2510.3-101, and (iii) will not be transferred to any entity that is deemed to be investing in plan assets within the meaning of the DOL regulation at 29 C.F.R.ss. 2510.3-101.

Very truly yours,

_______________________________

By:__________________________

Name:

Title:

EXHIBIT H

FORM OF REPORT PURSUANT TO SECTION 4.06

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

ANNUAL REPORT

Pursuant to Section 13 or 15(d) of the

SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

FOR FISCAL YEAR ENDED ________________

COMMISSION FILE NUMBER: 333-_______

MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.

(as depositor under the Pooling and Servicing Agreement,

dated as of August 1, 2005, providing for the issuance of

MORTGAGE LOAN ASSET-BACKED CERTIFICATES, SERIES 2005-FF7)

Mortgage Asset Securitization Transactions, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	[__]
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation)	Identification Number)

1285 Avenue of the Americas

New York, New York 10019	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: [___]

Securities registered pursuant to Section 12(b) of the Act:

None

Securities registered pursuant to Section 12(g) of the Act:

None

Indicate whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

X YES	___No

Item 1. Business:

Not applicable

Item 2. Properties:

Not applicable

Item 3. Legal Proceedings:

None

Item 4. Submission of Matters to a Vote of Security-Holders

None

Item 5. Market for Registrant's Common Equity and Related Stockholder Matters

To the best knowledge of the registrant there is no established public trading market for the certificates.

There are approximately _____ holders of record as of the end of the reporting year.

Item 6. Selected Financial Data.

Not applicable.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

Not applicable

Item 8. Financial Statements and Supplementary Data.

Not applicable.

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

None

Item 10.

Not applicable

Item 11. Executive Compensation

Not applicable

Item 12. Security Ownership of Certain Beneficial Owners and Management

Not applicable

Item 13. Certain Relationships and Related Transactions

Not applicable

Item 14. Exhibits, Financial Statement Schedules, and Reports on Form 8-K

a)     The company filed on Form 8-K, separately for each distribution date, the distribution of funds related to the trust for each of the following distribution dates:

Distribution Date	Form 8-K Filing Date
_________________	________________
_________________	________________
_________________	________________

b)     99.1 Annual Report of Independent Public Accountants' as to servicing activities,

(a) Countrywide Home Loans Servicing LP, as Servicer

99.2 Annual Statement of Compliance with obligations under the Pooling and Servicing Agreement or servicing agreement, as applicable, of:

(a) Countrywide Home Loans Servicing LP, as Servicer

Such document (i) is not filed herewith since such document was not received by the Reporting Person at least three business days prior to the due date of this report; and (ii) will be included in an amendment to this report on Form 10-K/A to be filed within 30 days of the Reporting Person's receipt of such document.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: ___________

Mortgage Asset Securitization Transactions, Inc., by U.S. Bank National Association, as Trustee for First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7.

By:

Name:

Title:

Company:

EXHIBIT I

FORM OF LOST NOTE AFFIDAVIT

Loan #: ____________

BORROWER: _____________

LOST NOTE AFFIDAVIT

I, as ____________________ of ______________________, a _______________ corporation am authorized to make this Affidavit on behalf of _____________________ (the “Seller”). In connection with the administration of the Mortgage Loans held by ____________________, a _________________ corporation as Seller on behalf of Mortgage Asset Securitization Transactions, Inc. (the “Purchaser”), _____________________ (the “Deponent”), being duly sworn, deposes and says that:

1.	The Seller's address is:	_____________________

_____________________

_____________________

2.     The Seller previously delivered to the Purchaser a signed Initial Certification with respect to such Mortgage and/or Assignment of Mortgage;

3.

Such Mortgage Note and/or Assignment of Mortgage was assigned or sold to the Purchaser by ________________________, a ____________ corporation                  pursuant to the terms and provisions of a Mortgage Loan Purchase Agreement dated as of __________ __, _____;

4.     Such Mortgage Note and/or Assignment of Mortgage is not outstanding pursuant to a request for release of Documents;

5.     Aforesaid Mortgage Note and/or Assignment of Mortgage (the “Original”) has been lost;

6.     Deponent has made or caused to be made a diligent search for the Original and has been unable to find or recover same;

7.	The Seller was the Seller of the Original at the time of the loss; and

8.     Deponent agrees that, if said Original should ever come into Seller's possession, custody or power, Seller will immediately and without consideration surrender the Original to the Purchaser.

9.     Attached hereto is a true and correct copy of (i) the Note, endorsed in blank by the Mortgagee and (ii) the Mortgage or Deed of Trust (strike one) which secures the Note, which Mortgage or Deed of Trust is recorded in the county where the property is located.

10.   Deponent hereby agrees that the Seller (a) shall indemnify and hold harmless the Purchaser, its successors and assigns, against any loss, liability or damage, including reasonable attorney's fees, resulting from the unavailability of any Notes, including but not limited to any loss, liability or damage arising from (i) any false statement contained in this Affidavit, (ii) any claim of any party that has already purchased a mortgage loan evidenced by the Lost Note or any interest in such mortgage loan, (iii) any claim of any borrower with respect to the existence of terms of a mortgage loan evidenced by the Lost Note on the related property to the fact that the mortgage loan is not evidenced by an original note and (iv) the issuance of a new instrument in lieu thereof (items (i) through (iv) above hereinafter referred to as the “Losses”) and (b) if required by any Rating Agency in connection with placing such Lost Note into a Pass-Through Transfer, shall obtain a surety from an insurer acceptable to the applicable Rating Agency to cover any Losses with respect to such Lost Note.

11.   This Affidavit is intended to be relied upon by the Purchaser, its successors and assigns. _____________________, a ______________ corporation represents and warrants that is has the authority to perform its obligations under this Affidavit of Lost Note.

Executed this ____ day, of ___________ ______.

SELLER

By:__________________________

Name:

Title:

On this _____ day of ________, _____, before me appeared _________________ to me personally known, who being duly sworn did say that he is the _____________________ of ____________________ a ______________ corporation and that said Affidavit of Lost Note was signed and sealed on behalf of such corporation and said acknowledged this instrument to be the free act and deed of said corporation.

Signature:

[Seal]

EXHIBIT J-1

FORM CERTIFICATION TO BE PROVIDED BY THE TRUSTEE

WITH FORM 10-K

Certification

I, [identify the certifying individual], certify that:

1.     I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of [identify issuer (i.e., the name of the specific deal to which this certification relates rather than just the name of the Depositor)];

2.     Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading, as of the last day of the period covered by this annual report;

3.     Based on my knowledge, the distribution or servicing information required to be provided to the trustee by the servicer under the pooling and servicing, or similar, agreement, for inclusion in these reports is included in these reports;

4.     Based on my knowledge and upon the annual compliance statement included in the report and required to be delivered to the Trustee in accordance with the terms of the Pooling and Servicing Agreement, and except as disclosed in the reports, the Servicer has fulfilled its obligations under the servicing agreement; and

5.     The reports disclose all significant deficiencies relating to the servicer's compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the pooling and servicing, or similar, agreement, that is included in these reports.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: Countrywide Home Loans Servicing LP.

U.S. BANK NATIONAL ASSOCIATION

By:____________________________________

Name:

Title:

Date:

EXHIBIT J-2

FORM OF CERTIFICATION TO BE PROVIDED BY THE SERVICER

WITH RESPECT TO THE FORM 10-K

U.S. Bank National Association

60 Livingston Avenue

EP-MN-WS3D

St. Paul, MN 55107

Attn: Structured Finance / FFMLT 2005-FF7

Re:  First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

Countrywide Home Loans Servicing LP, as Servicer hereby certifies to the Trustee that:

1.     Based on my knowledge, the information in the Annual Statement of Compliance, the Annual Independent Public Accountant's Servicing Report and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans submitted to the Trustee taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading, as of the date of this certification;

2. Based on my knowledge, the servicing information required to be provided to the Trustee by the Servicer under the Pooling and Servicing Agreement has been provided to the Trustee;

3. I am responsible for reviewing the activities performed by the Servicer under the Pooling and Servicing Agreement and based upon the review required by such Pooling and Servicing Agreement, and except as disclosed in the Annual Statement of Compliance and the Annual Independent Public Accountant's Servicing Report submitted to the Trustee, the Servicer has, as of the date of this certification fulfilled its obligations under such Pooling and Servicing Agreement; and

4.  The servicer has disclosed to the Trustee all significant deficiencies relating to the Servicer's compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Pooling and Servicing Agreement, dated as of August 1, 2005, among Mortgage Asset Securitization Transactions, Inc. as depositor, Countrywide Home Loans Servicing LP, as servicer and U.S. Bank National Association, as trustee

Countrywide Home Loans Servicing LP, as Servicer

By:_________________________________

Name:

Title:

Date:

EXHIBIT K

[RESERVED]

EXHIBIT L

ANNUAL STATEMENT OF COMPLIANCE PURSUANT TO SECTION 3.20

First Franklin Mortgage Loan Trust

MORTGAGE LOAN ASSET-BACKED CERTIFICATES, SERIES 2005-FF7

I, _____________________, hereby certify that I am a duly appointed __________________________ of Countrywide Home Loans Servicing LP (the “Servicer”), and further certify as follows:

1.     This certification is being made pursuant to Section 3.20 of the Pooling and Servicing Agreement, dated as of August 1, 2005 (the “Agreement”), among Mortgage Asset Securitization Transactions, Inc., as depositor, Countrywide Home Loans Servicing LP, as servicer, and U.S. Bank National Association, as trustee.

2.     I have reviewed the activities of the Servicer during the preceding year and the Servicer's performance under the Agreement and to the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement throughout the year.

Capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.

Dated: _____________, 2005

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _____________.

By: _____________________________

Name:

Title:

I, _________________________, a (an) __________________ of the Servicer, hereby certify that _________________ is a duly elected, qualified, and acting _______________________ of the Servicer and that the signature appearing above is his/her genuine signature.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ______________.

By: ______________________________

Name:

Title:

EXHIBIT M

FORMS OF INTEREST RATE SWAP AGREEMENT

SWISS RE FINANCIAL PRODUCTS CORPORATION

55 East 52nd Street

New York, New York 10055

Fax: (212) 317-5335/Phone: (212) 317-5161/5433

TO:	UBS AG, London Branch (“Assignor”)

FROM:	Swiss Re Financial Products Corporation (“Company”)

55 East 52nd Street

New York, NY 10055

Tel:	212.317.5161
Fax:	212.317.5448

DATE:	August 26, 2005 (the “Effective Date”)

RE:	Assignment of Swap Confirmation

Our Reference Numbers: 661932

Dear Sir/Madam:

The purpose of this letter agreement (this "Assignment") is to (i) assign in its entirety one transaction, entered into between us, (the "Transaction"), as evidenced by the confirmation dated August 18, 2005, attached hereto as Exhibit A, (the “Confirmation”) to U.S. Bank National Association, not individually, but solely as Trustee (the “Trustee”) on behalf of First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7 (the Trustee in such capacity, the “Assignee”) in accordance with the “Transfer” provision of the Confirmation, and (ii) to amend and restate the Confirmation in the form attached hereto as Exhibit B (the “New Confirmation”).

As of the Effective Date, the Assignor hereby assigns, transfers and sets over to the Assignee all the right, title and interest, powers, privileges and remedies of the Assignor under the Transaction, including, without limitation, the right to receive all amounts which may be due or owing to the Assignor and not yet paid under the Transaction (including all amounts accrued on or after the Effective Date but not yet payable).

As of the Effective Date, the Assignor shall cause the Assignee to enter into a New Confirmation with the Company on the Effective Date and thereby to assume, all duties, liabilities and obligations of the Assignor, arising under the Transaction on or after the Effective Date. Accordingly, the Assignor hereby releases the Company from all obligations and liabilities arising under the Transaction prior to the Effective Date.

The Company hereby consents to the assignment of rights and delegation of duties set forth herein and agrees to enter into the New Confirmation with the Assignee on the Effective Date. Upon receipt of the New Confirmation, duly executed by the Assignee, the Company releases the Assignor from all further obligations and liabilities to the Company hereafter arising under the Transaction. The Assignee and the Company further agree to the amendments being made to the terms of the Confirmation, as reflected in the terms of the New Confirmation.

This Assignment shall be governed by and construed in accordance with the laws of the State of New York without reference to the conflicts of law provisions thereof.

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by responding within three (3) Business Days by returning via telecopier an executed copy of this Assignment to the attention of Derivative Operations fax no. 1.212.317.5335.

Failure to respond within such period shall not affect the validity or enforceability of this Assignment, and shall be deemed to be an affirmation of the terms and conditions contained herein, absent manifest error.

Swiss Re Financial Products Corporation	UBS AG, London Branch
By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title:

EXHIBIT A

CONFIRMATION BETWEEN ASSIGNOR AND COMPANY

EXHIBIT B

CONFIRMATION BETWEEN ASSIGNEE AND COMPANY

SWISS RE FINANCIAL PRODUCTS CORPORATION

55 East 52nd Street

New York, New York 10055

Fax: (212) 317-5335/Phone: (212) 317-5161/5433

26 August 2005

U.S. Bank National Association, not individually, but solely as Trustee on behalf of First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

Our Reference Number: 661932

______________________________________________________________________________________

Dear Sir/Madam

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the Agreement specified below.

In this Confirmation "Party A" means Swiss Re Financial Products Corporation and "Counterparty" means U.S. Bank National Association, not individually, but solely as Trustee on behalf of First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7.

1.

The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern. References herein to a "Transaction" shall be deemed to be references to a "Swap Transaction" for the purposes of the 2000 ISDA Definitions.

This Confirmation supplements, forms part of, and is subject to, the 1992 ISDA Master Agreement dated as of 26 August 2005 as amended and supplemented from time to time (the "Agreement"), between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

Party A represents that it has entered into this Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other, and Counterparty represents that it has been directed to enter into this Transaction.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

Notional Amount:	For each Calculation Period, the Notional Amount for such Calculation Period as set forth in Schedule A attached hereto.

Trade Date:	26 August 2005

Effective Date:	August 26, 2005

Termination Date:	(i) December 25, 2008, subject to no adjustment, with respect to Fixed Amounts.

(ii)December 25, 2008, subject to adjustment with the Modified Following Business Day Convention, with respect to Floating Amounts.

Fixed Amounts:

Fixed Rate Payer:	Counterparty

Fixed Rate Payer

Payment Dates:	The 25th day of each month, commencing on September 25, 2005, subject to adjustment in accordance with the Modified Following Business Day Convention and using No Adjustment to Period End Dates.

Fixed Amount:

For each Fixed Rate Payer Payment Date, the Fixed Amount shall equal the product of (i) the Notional Amount for the related Calculation Period, (ii) 4.3575 per cent, (iii) 250, and (iv) Fixed Rate Day Count Fraction.

Fixed Rate
Day Count Fraction:	30/360

Floating Amounts:

Floating Rate Payer:	Party A

Floating Rate Payer

Payment Dates:	The 25th day of each month, commencing on September 25, 2005, subject to adjustment in accordance with the Modified Following Business Day Convention.

Floating Amounts:

For each Floating Rate Payer Payment Date, the Floating Amount shall equal the product of (i) the Notional Amount for the related Calculation Period, (ii) Floating Rate Option for the related Calculation Period, (iii) 250, and (iv) Floating Rate Day Count Fraction.

Floating Rate Option:	USD-LIBOR-BBA

Designated Maturity:	1 month

Spread:	none

Floating Rate
Day Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period

Compounding:	Inapplicable

Calculation Agent:	Party A

Business Days:	New York

Account Details:

Payments to Party A:	As advised separately in writing

Payments to Counterparty:	U.S. Bank National Association

ABA 091000022

U.S. Bank Corporate Trust

A/C # 173103322058

Ref: 790655002 FFMLT 2005-FF7

SCHEDULE A to the Confirmation dated as of August 26, 2005

Re: Reference Number 661932

Between Swiss Re Financial Products Corporation and U.S. Bank National Association, not individually, but solely as Trustee on behalf of First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7.

Amortization Schedule, Floating Rate Payer Period End Dates shall be subject to adjustment in accordance with the Modified Following Business Day Convention, however, Fixed Rate Payer Period End Dates will use No Adjustment.

From and including:	To but excluding:	Notional Amount (USD):
Effective Date	9/25/2005	3,520,564.00
9/25/2005	10/25/2005	3,489,294.00
10/25/2005	11/25/2005	3,450,286.00
11/25/2005	12/25/2005	3,403,549.00
12/25/2005	1/25/2006	3,349,196.00
1/25/2006	2/25/2006	3,287,336.00
2/25/2006	3/25/2006	3,218,187.00
3/25/2006	4/25/2006	3,141,960.00
4/25/2006	5/25/2006	3,058,977.00
5/25/2006	6/25/2006	2,969,628.00
6/25/2006	7/25/2006	2,882,855.00
7/25/2006	8/25/2006	2,798,580.00
8/25/2006	9/25/2006	2,716,733.00
9/25/2006	10/25/2006	2,637,242.00
10/25/2006	11/25/2006	2,560,039.00
11/25/2006	12/25/2006	2,485,059.00
12/25/2006	1/25/2007	2,412,238.00
1/25/2007	2/25/2007	2,341,513.00
2/25/2007	3/25/2007	2,272,823.00
3/25/2007	4/25/2007	2,205,648.00
4/25/2007	5/25/2007	2,087,957.00
5/25/2007	6/25/2007	1,976,677.00
6/25/2007	7/25/2007	1,871,601.00
7/25/2007	8/25/2007	1,772,228.00
8/25/2007	9/25/2007	1,678,508.00
9/25/2007	10/25/2007	1,620,378.00
10/25/2007	11/25/2007	1,564,230.00
11/25/2007	12/25/2007	1,497,054.00
12/25/2007	1/25/2008	1,445,168.00
1/25/2008	2/25/2008	1,395,047.00
2/25/2008	3/25/2008	1,346,630.00
3/25/2008	4/25/2008	530,311.00
4/25/2008	5/25/2008	513,460.00
5/25/2008	6/25/2008	497,138.00
6/25/2008	7/25/2008	481,356.00
7/25/2008	8/25/2008	466,067.00
8/25/2008	9/25/2008	451,255.00
9/25/2008	10/25/2008	445,502.00
10/25/2008	11/25/2008	432,101.00
11/25/2008	Termination Date	419,119.00

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Swiss Re Financial Products Corporation

Accepted and confirmed as of the date first written:

U.S. Bank National Association, not individually, but solely as Trustee on behalf of First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By:	By:
Name	Name:
Title:	Title:

ISDA

International Swaps and Derivatives Association, Inc.

SCHEDULE

to the

Master Agreement

dated as of August 26, 2005,

between SWISS RE FINANCIAL PRODUCTS CORPORATION ("SRFP") and U.S. Bank National Association, not individually, but solely as Trustee on behalf of First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7 ("Counterparty")

Part 1. Termination Provisions

(a)	"Specified Entity" means in relation to SRFP for the purpose of:

Section 5(a)(v),	None,
Section 5(a)(vi),	None,
Section 5(a)(vii),	None,
Section 5(b)(iv),	None,

and in relation to Counterparty for the purpose of:

Section 5(a)(v),	None,
Section 5(a)(vi),	None,
Section 5(a)(vii),	None,
Section 5(b)(iv),	None.

(b)     “Specified Transaction” will, with respect to SRFP, have the meaning specified in Section 14. With respect to Counterparty, “Specified Transaction” will not be applicable.

(c)     The “Breach of Agreement” provisions of Section 5(a)(ii) of the Agreement will be inapplicable to SRFP and Counterparty.

(d)    The “Credit Support Default” provisions of Section 5(a)(iii) of the Agreement will be inapplicable to SRFP and Counterparty.

(e)     The “Misrepresentation” provisions of Section 5(a)(iv) of the Agreement will be inapplicable to SRFP and Counterparty.

(f)     The “Default Under Specified Transaction” provisions of Section 5(a)(v) of the Agreement will be inapplicable to SRFP and Counterparty.

(g)    The “Bankruptcy” provision of Section 5(a)(vii)(2) of the Agreement will be inapplicable to Counterparty.

(h)     The "Cross Default" provisions of Section 5(a)(vi) of this Agreement will be inapplicable to SRFP and Counterparty.

(i)      The "Credit Event Upon Merger" provisions of Section 5(b)(iv) of this Agreement will be inapplicable to SRFP and Counterparty.

(j) The "Automatic Early Termination" provisions of Section 6(a) of this Agreement will be inapplicable to SRFP and Counterparty.

(k) Payments on Early Termination. For the purpose of Section 6(e) of this Agreement:

(i)	Market Quotation will apply.
(ii)	The Second Method will apply.

(l)	"Termination Currency" means U.S. Dollars.

(m)    Additional Termination Event will apply. An Additional Termination Event will occur upon the occurrence of any of the following events:

(i)

If a Rating Agency Trigger Event (as defined herein) has occurred and SRFP has not complied with Part 5, paragraph (10), an Additional Termination Event shall have occurred with respect to SRFP and SRFP shall be the sole Affected Party with respect to such Additional Termination Event;

(ii)

The Trust Fund is terminated pursuant to the Pooling and Servicing Agreement (other than in accordance with clause (iii) below) and Counterparty shall be the sole Affected Party with respect to such Additional Termination Event.

(iii) If, at any time, the Terminator purchases the Mortgage Loans pursuant to Section 9.01 of the Pooling and Servicing Agreement, an Additional Termination Event shall have occurred with respect to Counterparty and each of SRFP and Counterparty shall be an Affected Party with respect to such Additional Termination Event; provided, however, that notwithstanding Section 6(b)(iv) of the Agreement, only Counterparty shall have the right to designate an Early Termination Date in respect of this Additional Termination Event; or

(iv) The Pooling and Servicing Agreement is amended or modified without the prior written consent of SRFP, where such consent is required under the terms of the Pooling and Servicing Agreement and Counterparty shall be the sole Affected Party with respect to such Additional Termination Event.

Part 2. Tax Representations

(a)      Payer Tax Representation. For the purpose of Section 3(e) of this Agreement, SRFP and Counterparty will make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representation made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) of this Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement; provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) of this Agreement by reason of material prejudice to its legal or commercial position.

(b)     Payee Tax Representations. For the purpose of Section 3(f) of this Agreement, SRFP and Counterparty make the representations specified below, if any:

(i)	SRFP represents that it is a corporation organized under the laws of the state of Delaware, and

(ii) Counterparty represents that it is the Trustee and a national banking association organized under the laws of the United States.

Part 3.	Agreement to Deliver Documents

For the purpose of Section 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents, as applicable:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
(a) Tax forms
Counterparty	IRS Form W-9 (or any successors thereto); each completed in a manner reasonably satisfactory to SRFP.

(i) Before the first scheduled payment; (ii) promptly upon reasonable demand by SRFP; and (iii) promptly upon learning that any Form W-9 (or any successor thereto) previously provided by Counterparty has become obsolete or incorrect.

N/A
SRFP	IRS Form W-9 (or any successors thereto); each completed in a manner reasonably satisfactory to Counterparty.

(i) Before the first scheduled payment; (ii) promptly upon reasonable demand by Counterparty; and (iii) promptly upon learning that any Form previously provided by SRFP has become obsolete or incorrect.

N/A
(b) Other documents
SRFP

A copy of the financial statements of the Credit Support Provider containing the consolidated financial statements certified by independent certified public accountants and prepared in accordance with accounting principles that are generally accepted in the United States of America.

		As soon as practicable after execution of this Agreement and thereafter on request.	No
SRFP

Evidence of (i) the authority of SRFP and its Credit Support Provider, as applicable, to enter into this Agreement and supplemental Confirmations and the Credit Support Document specified in Part 4, Section (f) of this Schedule, as the case may be, and (ii) the authority and signature specimens of persons authorised to sign on behalf of SRFP and its Credit Support Provider, as applicable, reasonably satisfactory to the other party.

		As soon as practicable after execution of this Agreement or execution of a Confirmation of a Transaction, as applicable	Yes

Counterparty

Evidence of (i) the authority of Counterparty to enter into this Agreement and supplemental Confirmations and (ii) the authority and signature specimens of persons authorised to sign on behalf of Counterparty reasonably satisfactory to the other party.

		Upon execution of this Agreement.	Yes
SRFP	A duly executed copy of the Credit Support Document specified in Part 4, Section (f) of this Schedule to be delivered by SRFP.	As soon as practicable after execution of this Agreement.	No
SRFP	An opinion of SRFP’s counsel addressed to Counterparty in form and substance reasonably acceptable to Counterparty.	Closing Date.	Yes
Counterparty	An opinion of Counterparty’s counsel addressed to SRFP in form and substance reasonably acceptable to SRFP.	Closing Date.	Yes
Counterparty	The Pooling and Servicing Agreement	Closing Date.	Yes

Part 4. Miscellaneous

(a) Addresses for Notices.	For the purpose of Section 12(a) of this Agreement:

Address for notices or communications to SRFP:

(1)	Address for notices or communications to Party A (other than by facsimile) :

Address:	55 East 52nd Street	Attention:	(1) Head of Operations;
	New York, New York		(2) Legal Department
10055

(2)	For the purpose of facsimile notices or communications under this Agreement (other than a notice or communication under Section 5 or 6):

Facsimile No.:	(212) 317-5335
Attention	Legal Department

Telephone number for oral confirmation of receipt of facsimile in legible form: (212) 317-5161

Address for notices or communications to Counterparty:

U.S. Bank National Association

60 Livingston Avenue

EP-MN-WS3D

St. Paul, MN 55107

Attn: Structured Finance/FFMLT 2005-FF7

(b)	Process Agent. For the purpose of Section 13(c) of this Agreement,

SRFP appoints as its Process Agent: None.

Counterparty appoints as its Process Agent: None.

(c)	Offices. With respect to Party A, the provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10(c) of this Agreement:

SRFP is not a Multibranch Party; and

Counterparty is not a Multibranch Party.

(e)	Calculation Agent. The Calculation Agent shall be SRFP.

(f)	Credit Support Document. Details of any Credit Support Document:

(i)	in the case of SRFP, Guaranty of Swiss Re dated as of the date hereof, in the form annexed hereto as Exhibit A.

(ii)	in the case of Counterparty, the Pooling and Servicing Agreement.

(g)     Credit Support Provider. "Credit Support Provider" shall mean, in respect of SRFP, Swiss Re, and, in respect of Counterparty, None.

(h)     Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine, other than New York General Obligations Law Sections 5-1401 and 5-1402.

(i)      Netting of Payments. Subparagraph (ii) of Section 2(c) of this Agreement will apply, unless otherwise stated in any Confirmation for a Transaction.

(j)      "Affiliate", with respect to SRFP, shall have the meaning specified in Section 14 of this Agreement, and with respect to Counterparty shall mean: None.

(k)     Jurisdiction. Section 13(b) of this Agreement is hereby amended by: (i) deleting in the second line of subparagraph (i) thereof the word "non-": and (ii) deleting the final paragraph thereof.

Part 5. Other Provisions

1.	Definitions

This Agreement, including each Confirmation and each Swap Transaction, is subject to the 2000 ISDA Definitions, as amended, supplemented, updated, and superseded from time to time (the "Definitions"), as published by the International Swaps and Derivatives Association, Inc. ("ISDA") and will be governed in all respects by the Definitions (except that references to "Swap Transactions" shall be deemed to be references to "Transactions"). The Definitions are incorporated by reference in, and made part of, this Agreement and each Confirmation as if set forth in full in this Agreement and such Confirmations. In the event of any inconsistency between the provisions of this Agreement and the Definitions, this Agreement will prevail (and, in the event of any inconsistency between any Confirmation and the Definitions, the Confirmation will control). Any reference in a Confirmation to any Definitions which are amended or supplemented in this Schedule shall be deemed to be a reference to such Definitions as so amended or supplemented, unless the Confirmation states, by specific reference to any such amendment or supplement, that such amendment or supplement will not apply in respect of the Transaction to which such Confirmation relates. Any capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to them (or incorporated by reference) in the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of August 1, 2005, among Mortgage Asset Securitization Transactions, Inc., as Depositor, Countrywide Home Loans Servicing LP, as Servicer, and U.S. Bank National Association, as Trustee (the “Trustee”).

2.	Set-Off

Notwithstanding any provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements. The provisions for Set-off set forth in Section 6(e) of the Agreement shall not apply for purposes of this Transaction.

3.	Consent to Recording

Each party (a) consents to the recording of the telephone conversations of trading and marketing personnel of the parties in connection with this Agreement or any potential Transaction between the parties and (b) agrees to obtain any necessary consent of, and give notice of such recording to, its personnel.

4.	Additional Representations and Agreements

Each party represents to the other party (which representations shall be deemed repeated by each party on each date on which a Transaction is entered into and shall be representations for all purposes of this Agreement including, without limitation, Sections 3, 4, and 5(a)(iv) hereof):

(i)	No Agency. It is entering into this Agreement and each Transaction as principal and not as agent of any person nor in any other capacity, fiduciary or otherwise;

(ii)	(a)	Non-Reliance. In the case of SFRP, it is acting for its own account and in the case of the Counterparty, it is acting as Trustee on behalf of the Trust. In the case of SFRP, it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary and in the case of the Counterparty, it has entered into this Transaction pursuant to the terms of the Pooling and Servicing Agreement and at the direction of the Issuer. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.,

(b)

Assessment and Understanding. It is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Agreement and each Transaction hereunder. It is also capable of assuming, and assumes, all financial and other risks of this Agreement and each Transaction hereunder, and

(c)	Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction;

(iii)	Eligible Contract Participant. It is an "eligible contract participant" as defined in Section 1a(12) of the Commodity Exchange Act, as amended;

5.	Waiver of Jury Trial

Each party hereby irrevocably waives its right to jury trial with respect to any obligation arising under, or in connection with, this Agreement.

6.	Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction in respect of any Transaction shall, as to such Transaction, be ineffective to the extent of such prohibition or unenforceability but without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction or in respect of any other Transaction, unless such severance shall substantially impair the benefits of the remaining portions of this Agreement to, or changes the reciprocal obligations of, either of the parties. The parties hereto shall endeavor in good faith negotiations to replace the prohibited or unenforceable provision with a valid provision the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

7.	Non-Recourse; Priority of Payments

Notwithstanding any provision herein or in the Agreement to the contrary, the obligations of Counterparty hereunder are limited recourse obligations of Counterparty, payable solely from the Swap Account and the proceeds thereof, in accordance with the terms of the Pooling and Servicing Agreement. In the event that the Swap Account and proceeds thereof should be insufficient to satisfy all claims outstanding and following the realization of the Swap Account and the proceeds thereof, any claims against or obligations of Counterparty under the Agreement or any other confirmation thereunder still outstanding shall be extinguished and thereafter not revive. The Trustee shall not have liability for any failure or delay in making a payment hereunder to SRFP due to any failure or delay in receiving the amount in the Swap Account.

SRFP hereby agrees that, notwithstanding any provision of this agreement to the contrary, Counterparty’s obligations to pay any amounts owing under this Agreement shall be subject to Section 4.01 of the Pooling and Servicing Agreement and SRFP’s right to receive payment of such amounts shall be subject to Section 4.01 of the Pooling and Servicing Agreement.

8.	Proceedings

SRFP shall not institute against or cause any other person to institute against, or join any other person in instituting against, the Counterparty, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy, dissolution or similar law, for a period of one year and one day (or, if longer, any applicable preference period) following indefeasible payment in full of the Certificates.

9.	Transfer, Amendment and Assignment.

No transfer, amendment, waiver, supplement, assignment or other modification of this Agreement shall be permitted by either party unless each of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), Firth Ratings, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s”) have been provided notice of the same and each of S&P, Fitch and Moody’s confirm in writing (including by facsimile transmission) within five Business Days after such notice is given that they will not downgrade, qualify, withdraw or otherwise modify their then-current rating of the Certificates.

10.	Downgrade

If a Rating Agency Trigger Event occurs, then, within 30 days after the occurrence of such Rating Agency Trigger Event (unless, within such 30 days SRFP shall obtain written acknowledgment from each Rating Agency then providing a rating for the Certificates that the then-current ratings of the Certificates will not be downgraded, withdrawn or put on watch for downgrade notwithstanding the Rating Agency Trigger Event), SRFP shall, at its own expense and subject to the Rating Agency Condition, either (i) cause another entity that meets or exceeds the Approved Rating Thresholds to replace SRFP as party to this Agreement on terms substantially similar to this Agreement, (ii) obtain a guaranty of, or a contingent agreement of, another person with the Approved Rating Thresholds, to honor SRFP’s obligations under this Agreement or (iii) post collateral according to the terms of an ISDA 1994 New York Law Credit Support Annex.

A “Rating Agency Trigger Event” shall occur if (i) for so long as the Certificates are rated by S&P, the short-term rating of SRFP and its Credit Support Provider is below, or is withdrawn or downgraded below, “A-1” by S&P, (ii) for so long as the Certificates are rated by Moody’s, the short-term rating of SRFP and its Credit Support Provider is withdrawn or downgraded below “P-1” by Moody’s (or, if SRFP or its Credit Support Provider do not have a short-term rating by Moody’s, the long-term rating of such entity is withdrawn or downgraded below “Aa3” by Moody’s) or (iii) for so long as the Certificates are rated by Fitch, the short-term rating of SRFP and its Credit Support Provider is below, or is withdrawn or downgraded below, “F-1” by Fitch. The lowest ratings which will not result in a Rating Agency Trigger Event shall constitute the “Approved Ratings Thresholds.”

“Rating Agency Condition” means, with respect to any particular proposed act or omission to act hereunder, that the party acting or failing to act has consulted with any of the Rating Agencies then providing a rating of the Certificates and received a written confirmation that the proposed action or inaction would not cause a downgrade or withdrawal of the then-current rating of the Certificates.

11.	Limitation of Liability

It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by U.S. Bank National Association (“U.S. Bank”), not in its individual capacity or personally, but solely as Trustee under the Pooling and Servicing Agreement, in the exercise of the powers and authority conferred and vested in it under the Pooling and Servicing Agreement (b) the representations, undertakings and agreements herein made on the part of the Counterparty are made and intended not as personal representations, undertakings and agreements by U.S. Bank but are made and intended for the purpose of binding only the assets of the Trust Fund available therefore in accordance with the Pooling and Servicing Agreement, (c) nothing herein contained shall be construed as creating any liability on U.S. Bank, in its individual capacity or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties who are signatories to this Agreement and by any person claiming by, through or under such parties and (d) under no circumstances shall U.S. Bank be personally liable for the payment of any indebtedness or expenses of the Counterparty (including, but not limited to the Fixed Rate Payment) or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Counterparty under this Agreement or any other related document, as to all of which recourse shall be had solely to the assets of the Trust Fund in accordance with the provisions of the Pooling and Servicing Agreement.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

SWISS RE FINANCIAL PRODUCTS CORPORATION By:___________________________________ Name: Title:

U.S. Bank National Association, not individually, but solely as Trustee on behalf of First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7

By: _________________________________

Name:

Title:

Exhibit A

GUARANTY

To: U.S. Bank National Association (the “Beneficiary”), not individually, but solely as Trustee on behalf of First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7 (the “Rated Security”)

1.      The undersigned, SWISS REINSURANCE COMPANY, a Swiss company (the "Guarantor"), hereby absolutely and unconditionally guarantees the prompt payment as and when due of all obligations of its indirect, wholly-owned subsidiary SWISS RE FINANCIAL PRODUCTS CORPORATION, a Delaware corporation ("THE GUARANTEED SUBSIDIARY") under, in connection with or ancillary to an ISDA Master Agreement dated as of August 26, 2005 between the Beneficiary and the Guaranteed Subsidiary as amended or restated from time to time (the “Agreements”) which support the issuance of the Rated Security. In this Guarantee these obligations are referred to as the “Guaranteed Obligations”. This Guarantee is given solely for the benefit of, and is enforceable only by, the Beneficiary or any trustee as assignee of the Beneficiary to which this Guarantee has been validly assi gned in accordance with applicable law and who is acting as trustee for the investors in the Rated Securities.

2.      This Guarantee constitutes a Guarantee of payment and not of collection and is not conditional or contingent upon any attempts to collect from, or pursue or exhaust any rights or remedies against, THE GUARANTEED SUBSIDIARY. A demand for payment hereunder may at the Beneficiary’s option be made in writing addressed to the Chief Financial Officer of the Guarantor. This Guarantee is not however dependent in any way on the manner of the demand for payment. Delay in making a claim will not affect the Guarantor’s obligations under this Guarantee unless the relevant legal limitation period has expired.

3.      This Guarantee constitutes, and is intended by the Guarantor to constitute, an unlimited non-accessory undertaking ("unbeschränkte, nicht akzessorische Verpflichtung“) within the meaning of Article 111 of the Swiss Code of Obligations (‚CO‘) and is not a mere surety ("Bürgschaft“) within the meaning of Article 492 et seq of the CO.

4.      Notwithstanding any reference to the obligations of THE GUARANTEED SUBSIDIARY, the Guarantor’s obligations under this Guarantee are its absolute and independent obligations as a primary obligor. Payment of a claim hereunder is required as soon as the Guaranteed Obligations are due and payable.

5.      To the extent that any event or circumstance would give rise to any legal or equitable discharge, defence or other rights of the Guarantor under this Guarantee, but which event or circumstance would not give rise to any discharge, defence or other rights of THE GUARANTEED SUBSIDIARY under the Agreements, the Guarantor hereby fully waives, subject to paragraph 7 below, such discharge, defence, or other rights and the Guarantor’s liability hereunder shall continue as if such event or circumstance had not arisen.

6.      The Guarantor further agrees, subject to paragraph 7 below, that to the extent that any event or circumstance gives rise to any legal or equitable discharge, defence or other rights available to both the Guarantor under the Guarantee and THE GUARANTEED SUBSIDIARY under the

Agreements, the Guarantor hereby agrees to waive such discharge, defense or other rights against the Beneficiary, until such time as all the Guaranteed Obligations in relation to the same event or circumstance have been fully met as required to protect investors in the Rated Securities.

7.      Notwithstanding any other provision of this Guarantee, the Guarantor will have the right, prior to making any payment under this Guarantee, to (a) assert such rights of offset as are set forth in the Agreements to the extent that such rights relate to amounts due and payable by the Beneficiary to THE GUARANTEED SUBSIDIARY and not to amounts which are subject to dispute; and (b) defend manifestly fraudulent claims under this Guarantee made by the Beneficiary.

8.      This Guarantee will continue in full force and effect in relation to all Guaranteed Obligations until all the Guaranteed Obligations have been satisfied in full. For the avoidance of doubt, all Guaranteed Obligations entered into by THE GUARANTEED SUBSIDIARY during the term of this Guarantee shall be honoured in accordance with this Guarantee and shall be binding on the Guarantor and its successors and assigns. This Guarantee may be amended only as necessary to reflect changes to the Guaranteed Obligations which are validly agreed to by the Beneficiary (or the trustee as assignee of the Beneficiary) in accordance with the terms of the Rated Securities, including any requirement to obtain the consent of some or all of the investors in the Rated Securities.

9.      If any payment by THE GUARANTEED SUBSIDIARY is avoided, recaptured or reduced as a result of insolvency or any similar event affecting creditors rights generally having occurred in respect of THE GUARANTEED SUBSIDIARY, the Guarantor‘s liability under this Guarantee shall continue as if the avoided, recaptured or reduced payment had not occurred.

10.    Upon payment by the Guarantor to the Beneficiary of any amount due under this Guarantee, the Guarantor shall be entitled to require the assignment to it of the rights of the Beneficiary against THE GUARANTEED SUBSIDIARY to the extent satisfied by such payment, and the Beneficiary will take at the Guarantor's expense such steps as the Guarantor may reasonably require to implement such assignment. The Guarantor shall not exercise any rights against THE GUARANTEED SUBSIDIARY which it may acquire in consequence of such payment and assignment unless and until all the Guaranteed Obligations to the Beneficiary shall have been paid in full.

11.    This Guarantee is governed and will be construed in accordance with Swiss law. The exclusive place of jurisdiction for any legal proceeding hereunder shall be Zurich, Switzerland.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed in its name as of the 26th day of August, 2005.

SWISS REINSURANCE COMPANY

EXHIBIT N

SWAP ADMINISTRATION AGREEMENT

This Swap Administration Agreement, dated as of August 26, 2005 (this “Agreement”), among U.S. Bank National Association, a national banking association (“U.S. Bank”), as swap administrator (in such capacity, the “Swap Administrator”) and as trustee under the Pooling and Servicing Agreement, as hereinafter defined (in such capacity, the “Trustee”), and UBS Real Estate Securities Inc (“UBSRES”).

WHEREAS, the Trustee, on behalf of the holders of the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7, is counterparty to an Interest Rate Swap Agreement (the “Swap Agreement”), a copy of which is attached hereto as Exhibit A, between the Trustee and Swiss Re Financial Products Corporation (“Swiss Re”); and

WHEREAS, it is desirable to irrevocably appoint the Swap Administrator, and the Swap Administrator desires to accept such appointment, to receive and distribute funds payable by Swiss Re under the Swap Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.            Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement, dated as of August 1, 2005 (the “Pooling and Servicing Agreement”), among Mortgage Asset Securitization Transactions, Inc., as depositor, Countrywide Home Loans Servicing LP, as servicer, and the Trustee, relating to the First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2005-FF7 (the “Certificates”), or in the related Indenture, as the case may be, as in effect on the date hereof.

2.	Swap Administrator.

(a)          The Swap Administrator is hereby irrevocably appointed to receive all funds paid by Swiss Re, or its successors in interest (the “Swap Provider”) under the Swap Agreement (including any Swap Termination Payment) and the Swap Administrator hereby accepts such appointment and hereby agrees to receive such amounts and to distribute on each Distribution Date such amounts in the following order of priority:

(i)           first, to the Trustee for deposit into the Swap Account, an amount equal to the sum of the following amounts remaining outstanding after distribution of the Net Monthly Excess Cashflow: (A) Unpaid Interest Shortfall Amounts, (B) Net WAC Rate Carryover Amounts; (C) An amount necessary to maintain or restore the Overcollateralization Target Amount; and (D) any Allocated Realized Loss Amounts;

(ii)          second, to UBSRES, any amounts remaining after payment of (i) above, provided, however, upon the issuance of notes by an issuer (the “Trust”), secured by all or a portion of the Class CE Certificates and the Class P Certificates (the “NIM Notes”), UBSRES hereby instructs the Swap Administrator to make any payments under this clause 2(a)(ii) in the following order of priority:

(A)         to the Indenture Trustee for the Trust, for deposit into the Note Account (each as to defined in the related Indenture), and until satisfaction and discharge of the Indenture, the Floating Amount (as defined in Annex I); and

(B)         concurrently, to the Holders of the Class CE Certificates, pro rata based on the outstanding Notional Amount of each such Certificate; provided, however, that any Swap Termination Payment received by the Swap Administrator shall not be payable to the Holders of the Class CE Certificates pursuant to this clause (ii)(B) without the prior written consent of the NIMS Insurer, if any and the Rating Agencies.

(b)          The Swap Administrator agrees to hold any amounts received under the Swap Agreement in trust upon the terms and conditions and for the exclusive use and benefit of the Trustee and the Indenture Trustee, as applicable (in turn for the benefit of the Certificateholders, the Noteholders and the NIMS Insurer, if any) as set forth herein. The rights, duties and liabilities of the Swap Administrator in respect of this Agreement shall be as follows:

(i)           The Swap Administrator shall have the full power and authority to do all things not inconsistent with the provisions of this Agreement that it may deem advisable in order to enforce the provisions hereof. The Swap Administrator shall not be answerable or accountable except for its own bad faith, willful misconduct or negligence. The Swap Administrator shall not be required to take any action to exercise or enforce any of its rights or powers hereunder which, in the opinion of the Swap Administrator, shall be likely to involve expense or liability to the Swap Administrator, unless the Swap Administrator shall have received an agreement satisfactory to it in its sole discretion to indemnify it against such liability and expense.

(ii)          The Swap Administrator shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of any party hereto or the NIMS Insurer, if any, or otherwise as provided herein, relating to the time, method and place of conducting any proceeding for any remedy available to the Swap Administrator or exercising any right or power conferred upon the Swap Administrator under this Agreement.

(iii)        The Swap Administrator may perform any duties hereunder either directly or by or through agents or attorneys of the Swap Administrator. The Swap Administrator shall not be liable for the acts or omissions of its agents or attorneys so long as the Swap Administrator chose such Persons with due care.

3.            Swap Administration Account. The Swap Administrator shall segregate and hold all funds received pursuant to the Swap Agreement (including any Swap Termination Payment) separate and apart from any of its own funds and general assets and shall establish and maintain in the name of the Swap Administrator one or more segregated accounts (such account or accounts, the “Swap Administration Account”), held in trust for the benefit of the Trustee, the Indenture Trustee and the parties to this Agreement. All amounts on deposit in the Swap Administration Account shall remain uninvested unless the Swap Administrator receives instructions to the contrary from any party hereto, with the consent of the NIMS Insurer, if any.

The Swap Administrator hereby agrees that it holds and shall hold the Swap Administration Account and all amounts deposited therein in trust for the exclusive use and benefit of the Trustee and the Indenture Trustee as their interests may appear.

4.	Replacement Swap Agreements.

The Trustee shall, at the direction of the NIMS Insurer, if any, or, with the consent of the NIMS Insurer, if any, at the direction of UBSRES, enforce all of its rights and exercise any remedies under the Swap Agreement. In the event the Swap Agreement is terminated as a result of the designation by either party thereto of an Early Termination Date (as defined therein), the Trustee shall, at the direction of UBSRES, find a replacement counterparty to enter into a replacement swap agreement.

Any Swap Termination Payment received by the Swap Administrator shall be deposited in the Swap Administration Account and shall be used to make any upfront payment required under a replacement swap agreement and any upfront payment received from the counterparty to a replacement swap agreement shall be used to pay any Swap Termination Payment owed to the Swap Provider.

5.            Representations and Warranties of U.S. Bank. U.S. Bank represents and warrants as follows:

(a)          U.S. Bank is duly organized and validly existing as a national banking association under the laws of the United States and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations as Swap Administrator hereunder.

(b)          The execution, delivery and performance of this Agreement by U.S. Bank as Trustee have been duly authorized in the Pooling and Servicing Agreement.

(c)          This Agreement has been duly executed and delivered by U.S. Bank as Swap Administrator and Trustee and is enforceable against U.S. Bank in such capacities in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law).

6.	Replacement of Swap Administrator.

Any corporation, bank, trust company or association into which the Swap Administrator may be merged or converted or with which it may be consolidated, or any corporation, bank, trust company or association resulting from any merger, conversion or consolidation to which the Swap Administrator shall be a party, or any corporation, bank, trust company or association succeeding to all or substantially all the corporate trust business of the Swap Administrator, shall be the successor of the Swap Administrator hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, except to the extent that assumption of its duties and obligations, as such, is not effected by operation of law.

No resignation or removal of the Swap Administrator and no appointment of a successor Swap Administrator shall become effective until the appointment by UBSRES of a successor swap administrator acceptable to the NIMS Insurer, if any. Any successor swap administrator shall execute such documents or instruments necessary or appropriate to vest in and confirm to such successor swap administrator all such rights and powers conferred by this Agreement.

The Swap Administrator may resign at any time by giving written notice thereof to the other parties hereto with a copy to the NIMS Insurer, if any. If a successor swap administrator shall not have accepted the appointment hereunder within 30 days after the giving by the resigning Swap Administrator of such notice of resignation, the resigning Swap Administrator may petition any court of competent jurisdiction for the appointment of a successor swap administrator acceptable to the NIMS Insurer, if any.

In the event of a resignation or removal of the Swap Administrator, UBSRES shall promptly appoint a successor Swap Administrator acceptable to the NIMS Insurer, if any. If no such appointment has been made within 10 days of the resignation or removal, the NIMS Insurer, if any, may appoint a successor Swap Administrator.

7.	Trustee Obligations.

Whenever the Trustee, as a party to the Swap Agreement, has the option or is requested in such capacity, whether such request is by the counterparty to such agreement, to take any action or to give any consent, approval or waiver that it is entitled to take or give in such capacity, including, without limitation, in connection with an amendment of such agreement or the occurrence of a default or termination event thereunder, the Trustee shall promptly notify the parties hereto and the NIMS Insurer, if any, of such request in such detail as is available to it and, shall, on behalf of the parties hereto and the NIMS Insurer, if any, take such action in connection with the exercise and/or enforcement of any rights and/or remedies available to it in such capacity with respect to such request as the NIMS Insurer, if any, shall direct in writing; provided that if no such direction is received prior to the date that i s established for taking such action or giving such consent, approval or waiver (notice of which date shall be given by the Trustee to the parties hereto and the NIMS Insurer, if any), the Trustee may abstain from taking such action or giving such consent, approval or waiver.

The Trustee shall forward to the parties hereto and the NIMS Insurer, if any, on the Payment Date following its receipt thereof copies of any and all notices, statements, reports and/or other material communications and information (collectively, the “Swap Reports”) that it receives in connection with the Swap Agreement or from the counterparty thereto.

8.	Miscellaneous.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b)          Any action or proceeding against any of the parties hereto relating in any way to this Agreement may be brought and enforced in the courts of the State of New York sitting in the borough of Manhattan or of the United States District Court for the Southern District of New

York and the Swap Administrator irrevocably submits to the jurisdiction of each such court in respect of any such action or proceeding. The Swap Administrator waives, to the fullest extent permitted by law, any right to remove any such action or proceeding by reason of improper venue or inconvenient forum.

(c)          This Agreement may be amended, supplemented or modified in writing by the parties hereto, but only with the consent of the NIMS Insurer, if any.

(d)          This Agreement may not be assigned or transferred without the prior written consent of the NIMS Insurer, if any; provided, however, the parties hereto acknowledge and agree to the assignment of the rights of UBSRES as provided under this Agreement pursuant to the Sale Agreement, the Trust Agreement and the Indenture.

(e)          This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all such counterparts taken together shall be deemed to constitute one and the same instrument.

(f)           Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(g)          The representations and warranties made by the parties to this Agreement shall survive the execution and delivery of this Agreement. No act or omission on the part of any party hereto shall constitute a waiver of any such representation or warranty.

(h)          The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

(i)           The representations and warranties made by the parties to this Agreement shall survive the execution and delivery of this Agreement. No act or omission on the part of any party hereto shall constitute a waiver of any such representation or warranty.

9.            Third-Party Beneficiary. Each of the Note Insurer, the Backup Note Insurer and the Indenture Trustee, if any, shall be deemed a third-party beneficiary of this Agreement to the same extent as if it were a party hereto, and shall have the right to enforce the provisions of this Agreement.

10.          Swap Administrator and Trustee Rights. The Swap Administrator shall be entitled to the same rights, protections and indemnities afforded to the Trustee under the Pooling and Servicing Agreement and the Indenture Trustee under the Indenture, in each case, as if specifically set forth herein with respect to the Swap Administrator.

The Trustee shall be entitled to the same rights, protections and indemnities afforded to the Trustee under the Pooling and Servicing Agreement as if specifically set forth herein with respect to the Trustee.

11.          Limited Recourse. It is expressly understood and agreed by the parties hereto that this Agreement is executed and delivered by the Trustee, not in its individual capacity but solely as trustee under the Pooling and Servicing Agreement. Notwithstanding any other provisions of this Agreement, the obligations of the Trustee under this Agreement are non-recourse to the Trustee, its assets and its property, and shall be payable solely from the assets of the Trust Fund, and following realization of such assets, any claims of any party hereto shall be extinguished and shall not thereafter be reinstated. No recourse shall be had against any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent or affiliate of the Trustee or any person owning, directly or indirectly, any legal or beneficial interest in the Trustee, or any successors or assigns of any of the foregoing (the “Exculpated Parties”) for the payment of any amount payable under this Agreement. The parties hereto shall not enforce the liability and obligations of the Trustee to perform and observe the obligations contained in this Agreement by any action or proceeding wherein a money judgment establishing any personal liability shall be sought against the Trustee, subject to the following sentence, or the Exculpated Parties. The agreements in this paragraph shall survive termination of this Agreement and the performance of all obligations hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

U.S. BANK NATIONAL ASSOCIATION as Swap Administrator

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee under the Pooling and Servicing Agreement

By:
Name:
Title:

UBS REAL ESTATE SECURITIES INC.

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A

SWAP AGREEMENT

ANNEX I

The amounts paid under clause 2(a)(ii) of the Swap Administration Agreement shall be calculated as follows:

Floating Amount:

Floating Rate Payer:	U.S. Bank National Association

Cap Rate:	15.00%

Floating Amount

To be determined in accordance with the following formula:

The product of: (i) 250; (ii) the Cap Rate, (iii) the Notional Amount; and (iv) the Floating Rate Day Count Fraction;

provided, however, the Swap Administrator will only be obligated to pay the Floating Amount up to the amount remaining after payments are made under clause 2(a)(i) of the Swap Administration Agreement.

The Floating Amount shall be paid to the Indenture Trustee for payment in accordance with Section 2.09(e) of the Indenture.

Floating Rate Day Count Fraction:	Actual/360.

Notional Amount:	The amount set forth for such period in the Amortization Schedule A.

SCHEDULE A TO ANNEX I

Distribution Date	Notional Schedule ($)
September 25, 2005	3,520,564
October 25, 2005	3,489,294
November 25, 2005	3,450,286
December 25, 2005	3,403,549
January 25, 2006	3,349,196
February 25, 2006	3,287,336
March 25, 2006	3,218,187
April 25, 2006	3,141,960
May 25, 2006	3,058,977
June 25, 2006	2,969,628
July 25, 2006	2,882,855
August 25, 2006	2,798,580
September 25, 2006	2,716,733
October 25, 2006	2,637,242
November 25, 2006	2,560,039
December 25, 2006	2,485,059
January 25, 2007	2,412,238
February 25, 2007	2,341,513
March 25, 2007	2,272,823
April 25, 2007	2,205,648
May 25, 2007	2,087,957
June 25, 2007	1,976,677
July 25, 2007	1,871,601
August 25, 2007	1,772,228
September 25, 2007	1,678,508
October 25, 2007	1,620,378
November 25, 2007	1,564,230
December 25, 2007	1,497,054
January 25, 2008	1,445,168
February 25, 2008	1,395,047
March 25, 2008	1,346,630
April 25, 2008	530,311
May 25, 2008	513,460
June 25, 2008	497,138
July 25, 2008	481,356
August 25, 2008	466,067
September 25, 2008	451,255
October 25, 2008	445,502
November 25, 2008	432,101
December 25, 2008	419,119
January 25, 2009	0

SCHEDULE 1

MORTGAGE LOAN SCHEDULE

[FILED BY PAPER]

SCHEDULE 2

PREPAYMENT CHARGE SCHEDULE

Available Upon Request